    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1995

                                                       REGISTRATION NO. 33-62399
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                              BARRY P. TAFF, ESQ.
                        SILVER, FREEDMAN & TAFF, L.L.P.
                           1100 NEW YORK AVENUE, N.W.
                             WASHINGTON, D.C. 20005
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

                                FORM S-4 ITEM                                              LOCATION IN PROSPECTUS
  1.  Forepart of Registration Statement and Outside Front Cover Page of
      Prospectus..............................................................  Outside front cover page; facing page
  2.  Inside Front and Outside Back Cover Pages of Prospectus.................  AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information.............................................................  SUMMARY; THE MERGER; PRO FORMA FINANCIAL
                                                                                INFORMATION
  4.  Terms of the Transaction................................................  SUMMARY; GENERAL INFORMATION; THE MERGER;
                                                                                DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                                DIFFERENCES IN THE RIGHTS OF COLUMBIA AND
                                                                                FUNC STOCKHOLDERS; ANNEX B; ANNEX C
  5.  Pro Forma Financial Information.........................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; PRO FORMA FINANCIAL
                                                                                INFORMATION
  6.  Material Contacts with the Company Being Acquired.......................  THE MERGER; ADDITIONAL MATTERS
  7.  Additional Information Required for Reoffering by Persons and Parties
      Deemed to Be Underwriters...............................................  *
  8.  Interests of Named Experts and Counsel..................................  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities.............................................................  *
 10.  Information with Respect to S-3 Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; PRO
                                                                                FORMA FINANCIAL INFORMATION; FUNC
 11.  Incorporation of Certain Information by Reference.......................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants......................  *
 13.  Incorporation of Certain Information by Reference.......................  *
 14.  Information with Respect to Registrants Other Than S-3 or
      S-2 Registrants.........................................................  *
 15.  Information with Respect to S-3 Companies...............................  *
 16.  Information with Respect to S-2 or S-3 Companies........................  *
 17.  Information with Respect to Companies Other Than S-3 or
      S-2 Companies...........................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS;
                                                                                COLUMBIA; ANNEX A
 18.  Information if Proxies, Consents or Authorizations are to
      be Solicited............................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; GENERAL INFORMATION; THE
                                                                                MERGER
 19.  Information if Proxies, Consents or Authorizations are not to be
      Solicited, or in an Exchange Offer......................................  *


* Not applicable.

                  COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK
                             1560 WILSON BOULEVARD
                         ARLINGTON, VIRGINIA 22209-2409
                                 (703) 247-5000

                                                                 October 5, 1995

Dear Stockholder:

     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Columbia First Bank, a Federal Savings Bank ("Columbia"). The meeting will be held at 10:00 a.m., local time, on Friday, November 3, 1995, at Columbia's headquarters located at 1560 Wilson Boulevard, Arlington, Virginia 22209-2409.

     The purpose of the meeting is to vote on a proposal to approve (i) the Agreement and Plan of Acquisition, dated as of April 5, 1995 (the "Acquisition Agreement"), among Columbia, First Union Corporation ("FUNC") and First Union Corporation of Virginia ("FUNC-VA"), and (ii) the Plan of Merger, dated as of April 5, 1995 (the "Plan of Merger" and, together with the Acquisition Agreement, the "Merger Agreement"), among Columbia, FUNC, FUNC-VA and First Union National Bank of Virginia ("FUNB-VA"), pursuant to which FUNC-VA would acquire Columbia by means of a merger (the "Merger") of Columbia with and into FUNB-VA. FUNC is the ninth largest bank holding company in the nation, based on total assets of $83.1 billion at June 30, 1995.
     On June 19, 1995, FUNC announced that it had entered into an agreement to acquire First Fidelity Bancorporation, a bank holding company based in Newark, New Jersey and Philadelphia, Pennsylvania. Certain information relating to this transaction is set forth in the accompanying Prospectus/Proxy Statement under "SUMMARY", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".

     Upon consummation of the Merger each outstanding share of Columbia common stock (excluding certain shares held by Columbia or FUNC) would be converted into the right to receive 1.1852 of shares of FUNC common stock (I.E., the result obtained by dividing $60.00 by the average of the daily closing sales prices of FUNC common stock on the New York Stock Exchange (the "NYSE") Composite Transactions tape (the "NYSE Tape") for the ten trading days ending on the first trading day immediately following the receipt of the last required regulatory approval with respect to the Merger and the expiration of all waiting periods required by such regulatory approval), in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement. The common stock of FUNC is actively traded and is listed on the NYSE. The last reported sale price of FUNC common stock on the NYSE Tape on October 2, 1995 was $51.125 per share.

     Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by Columbia stockholders and approval of the Merger by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the meeting by the holders of Columbia common stock.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Merger. I urge you to review carefully such information and the information in FUNC's 1994 Annual Report on Form 10-K, 1995 First and Second Quarter Reports on Form 10-Q, 1995 Current Reports on Form 8-K, and 1995 Annual Meeting Proxy Statement, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF COLUMBIA HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF COLUMBIA APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         MELVIN LENKIN
                                         CHAIRMAN OF THE BOARD

                  COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK
                             1560 WILSON BOULEVARD
                         ARLINGTON, VIRGINIA 22209-2409
                                 (703) 247-5000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 3, 1995
                                                                 October 5, 1995


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Columbia First Bank, a Federal Savings Bank ("Columbia") will be held at 10:00 a.m., local time, on Friday, November 3, 1995, at Columbia's headquarters located at 1560 Wilson Boulevard, Arlington, Virginia 22209-2409 for the following purpose:

    To consider and vote upon a proposal to approve (i) the Agreement and Plan of Acquisition, dated as of April 5, 1995 (the "Acquisition Agreement"), among Columbia, First Union Corporation ("FUNC") and First Union Corporation of Virginia ("FUNC-VA"), and (ii) the Plan of Merger, dated as of April 5, 1995 (the "Plan of Merger" and, together with the Acquisition Agreement, the "Merger Agreement"), among Columbia, FUNC, FUNC-VA and First Union National Bank of Virginia ("FUNB-VA"), pursuant to which (a) FUNC-VA would acquire Columbia by means of a merger of Columbia with and into FUNB-VA, and (b) each outstanding share of Columbia common stock (excluding certain shares held by Columbia or FUNC) would be converted into the right to receive
    1.1852 shares of FUNC common stock, all on and subject to the terms and conditions contained therein.
     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Prospectus/Proxy Statement.

     The Board of Directors of Columbia has fixed September 18, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and accordingly, only holders of record of Columbia common stock at the close of business on that date will be entitled to notice of and to vote at the meeting.

     Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the meeting by the holders of Columbia common stock.
     If you have questions about or require assistance with respect to the meeting, please call Corporate Investor Communications, Inc., who are assisting Columbia in the solicitation of proxies, at (800) 242-4410.
     THE BOARD OF DIRECTORS OF COLUMBIA UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         COLUMBIA FIRST BANK, A FEDERAL SAVINGS
                                         BANK
                                         MELVIN LENKIN
                                         CHAIRMAN OF THE BOARD
STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                         COLUMBIA FIRST BANK,
                                                                                 A FEDERAL SAVINGS BANK


     This Prospectus/Proxy Statement is being furnished by Columbia First Bank, a Federal Savings Bank ("Columbia"), to the holders of Columbia common stock, par value $0.01 per share ("Columbia Common Stock"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of Columbia (the "Columbia Board") for use at a special meeting of stockholders of Columbia to be held at 10:00 a.m., Arlington time, on Friday, November 3, 1995, at Columbia's headquarters located at 1560 Wilson Boulevard, Arlington, Virginia 22209-2409 (the "Special Meeting"), and at any adjournments or postponements thereof.


     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of Columbia on or about October 5, 1995.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve (i) the Agreement and Plan of Acquisition, dated as of April 5, 1995 (the "Acquisition Agreement"), among Columbia, First Union Corporation, a North Carolina corporation ("FUNC"), and First Union Corporation of Virginia, a Virginia corporation ("FUNC-VA"), and (ii) the Plan of Merger, dated as of April 5, 1995 (the "Plan of Merger" and, together with the Acquisition Agreement, the "Merger Agreement"), among Columbia, FUNC, FUNC-VA and First Union National Bank of Virginia ("FUNB-VA"), pursuant to which FUNC-VA would acquire Columbia by means of a merger (the "Merger") of Columbia with and into FUNB-VA, all on and subject to the terms and conditions contained therein. See "SUMMARY", "THE MERGER" and ANNEX B to this Prospectus/Proxy Statement.
     Upon consummation of the Merger each outstanding share of Columbia Common Stock (excluding certain shares held by Columbia or FUNC) would be converted into the right to receive 1.1852 shares (the "Exchange Ratio") of FUNC common stock, par value $3.33 1/3 per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"). The Exchange Ratio is equal to the result obtained by dividing $60.00 by the average of the last reported sale prices per share (the "Average Closing Price") of FUNC Common Stock on the NYSE Tape (as hereinafter defined) for the ten trading days ending on the first trading day immediately following the receipt of the last required regulatory approval with respect to the Merger and the expiration of all waiting periods required by such regulatory approval (I.E., $50.625).
     This document also constitutes a prospectus of FUNC relating to the shares (the "FUNC Common Shares") of FUNC Common Stock that are issuable upon consummation of the Merger. See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS".

     Based on the (i) 3,780,507 shares of Columbia Common Stock outstanding on the Record Date (as hereinafter defined), and (ii) 290,539 shares of Columbia Common Stock issuable upon the exercise of all outstanding employee and director stock options to purchase such shares on such date (assuming all such options are so exercisable), approximately 4.8 million FUNC Common Shares would be issuable upon consummation of the Merger.


     On June 19, 1995, FUNC announced that it had entered into an agreement to acquire First Fidelity Bancorporation ("FFB"), a bank holding company based in Newark, New Jersey and Philadelphia, Pennsylvania. In addition, since January 1, 1994, FUNC has completed, or currently has pending, a total of ten acquisitions that have been or will be accounted for on a purchase accounting basis (the "Purchase Acquisitions"), which are reflected in certain of the pro forma financial information presented herein, including the acquisitions of Columbia, American Savings of Florida, F.S.B. ("American Savings"), United Financial Corporation of South Carolina, Inc. ("United Financial"), North Carolina-based RS Financial Corp. ("RS Financial"), and Tennessee-based Brentwood National Bank ("Brentwood"), which were pending at June 30, 1995, or announced between July 1, 1995 and the date of this Prospectus/Proxy Statement. See "SUMMARY -- Comparison of Certain Unaudited Per Share Data" and " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".


     FUNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and Columbia Common Stock is listed and traded on the Nasdaq National Market. On April 5, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions tape (the "NYSE Tape") and the last sale price of Columbia Common Stock on the Nasdaq National Market were $43.375 and $45.50, respectively. On October 2, 1995, such prices were $51.125 and $60.375, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION,
      THE OFFICE OF THRIFT SUPERVISION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
          STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
            CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS OCTOBER 5, 1995

                             AVAILABLE INFORMATION
     FUNC, FFB and Columbia are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), as to FUNC and FFB, and with the Office of Thrift Supervision (the "OTS"), as to Columbia. Reports, proxy statements and other information filed by FUNC and FFB can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information filed by Columbia can be inspected and copied at the public reference facilities maintained by the OTS at the Office of Public Information, OTS, 1700 G Street, N.W., Washington, D.C. 20552, and can be obtained by written request from such office, at prescribed rates. Since FUNC Common Stock and FFB common stock are listed on the NYSE, reports, proxy statements and other information relating to FUNC and FFB can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4 (No. 33-62399), of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.


     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY OCTOBER 27, 1995.

     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC and FFB was supplied by FUNC, and all information contained in this Prospectus/Proxy Statement with respect to Columbia was supplied by Columbia.
     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by FUNC or Columbia. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the FUNC Common Shares shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC, FFB or Columbia since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the FUNC Common Shares or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.


THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by FUNC with the Commission (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1994;

           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 (as amended by Form 10-Q/A, Amendment No. 1 dated May 16, 1995), and June 30, 1995; and

          (iii) FUNC's Current Reports on Form 8-K dated June 19, 1995, June 20, 1995, June 21, 1995, June 30, 1995 and August 30, 1995.
          All documents filed by FUNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of the Effective Date or the termination of the Merger Agreement are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.
          Certain financial and other information relating to Columbia is contained in this Prospectus/Proxy Statement, including ANNEX A.
          Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                         PAGE
AVAILABLE INFORMATION.................................................................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................................................      3
SUMMARY...............................................................................................................      6
RECENT DEVELOPMENTS...................................................................................................     20
  FFB Merger..........................................................................................................     20
  1995 and 1996 Earnings Estimates....................................................................................     20
GENERAL INFORMATION...................................................................................................     21
  General.............................................................................................................     21
  Record Date; Vote Required..........................................................................................     22
THE MERGER............................................................................................................     23
  General; Exchange Ratio.............................................................................................     23
  Effective Date......................................................................................................     23
  Exchange of Columbia Certificates...................................................................................     23
  Background and Reasons..............................................................................................     24
  Opinions of Financial Advisors to Columbia..........................................................................     26
  Interests of Certain Persons........................................................................................     33
  Certain Federal Income Tax Consequences.............................................................................     35
  Business Pending Consummation.......................................................................................     36
  Regulatory Approvals................................................................................................     36
  Conditions to Consummation; Termination.............................................................................     37
  Waiver; Amendment...................................................................................................     37
  Accounting Treatment................................................................................................     37
  Expenses; Termination Fee...........................................................................................     38
  Voting Agreement....................................................................................................     39
  No Appraisal Rights.................................................................................................     39
  Market Prices.......................................................................................................     40
  Dividends...........................................................................................................     41
PRO FORMA FINANCIAL INFORMATION.......................................................................................     42
COLUMBIA..............................................................................................................     47
  General.............................................................................................................     47
  History and Business................................................................................................     47
  Certain Regulatory Considerations...................................................................................     48
FUNC..................................................................................................................     49
  General.............................................................................................................     49
  History and Business................................................................................................     49
  Certain Regulatory Considerations...................................................................................     50
DESCRIPTION OF FUNC CAPITAL STOCK.....................................................................................     53
  Authorized Capital..................................................................................................     53
  FUNC Common Stock...................................................................................................     53
  FUNC Preferred Stock................................................................................................     54
  FUNC Class A Preferred Stock........................................................................................     54
  Rights Plan.........................................................................................................     55
  Other Provisions....................................................................................................     56
CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS...................................................     57
  General.............................................................................................................     57
  Authorized Capital..................................................................................................     57
  Amendment to Articles of Incorporation, Charter or Bylaws...........................................................     57
  Size and Classification of Board of Directors; Cumulative Voting....................................................     58
  Removal of Directors................................................................................................     58
  Director Exculpation................................................................................................     58

                                                                                                                         PAGE

  Conflict of Interest Transactions...................................................................................     59
  Stockholder Meetings................................................................................................     59
  Director Nominations................................................................................................     59
  Stockholder Proposals...............................................................................................     60
  Stockholder Protection Rights Plan..................................................................................     60
  Stockholder Inspection Rights; Stockholder Lists....................................................................     60
  Required Stockholder Vote for Certain Actions.......................................................................     61
  Anti-Takeover Provisions............................................................................................     61
  Dissenters' or Appraisal Rights.....................................................................................     62
  Dividends and Other Distributions...................................................................................     63
  Voluntary Dissolution...............................................................................................     63
RESALE OF FUNC COMMON SHARES..........................................................................................     63
ADDITIONAL MATTERS....................................................................................................     64
VALIDITY OF FUNC COMMON SHARES........................................................................................     64
EXPERTS...............................................................................................................     64
OTHER MATTERS.........................................................................................................     64
ANNEX A -- INFORMATION FOR COLUMBIA...................................................................................    A-1
             Certain Financial and Other Information for the Year Ended September 30, 1994............................    A-2
             Certain Financial and Other Information for the Quarter Ended June 30, 1995..............................   A-57
ANNEX B -- AGREEMENT AND PLAN OF ACQUISITION, INCLUDING THE PLAN OF MERGER AND THE VOTING AGREEMENT...................    B-1
ANNEX C -- OPINIONS OF SCHRODER WERTHEIM & CO. INC. AND FRIEDMAN, BILLINGS, RAMSEY & CO., INC.........................    C-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGER IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT (INCLUDING THE ACQUISITION AGREEMENT AND THE PLAN OF MERGER) AND THE VOTING AGREEMENT (AS HEREINAFTER DEFINED) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNC-VA", "FUNB-VA", "FFB" AND "COLUMBIA" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder ("BHCA"). FUNC provides a wide range of commercial and retail banking services and trust services through national bank subsidiaries in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of June 30, 1995, and for the six months then ended, FUNC reported assets of $83.1 billion, net loans of $60.0 billion, deposits of $58.8 billion, stockholders' equity of $5.7 billion and net income applicable to common stockholders of $479 million, and as of such date FUNC operated through approximately 1,500 offices in 37 states and three foreign countries. FUNC is the ninth largest bank holding company in the United States, based on total assets at June 30, 1995. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.

     On June 18, 1995, FUNC entered into an Agreement and Plan of Merger (the "FFB Merger Agreement"), pursuant to which FUNC would acquire FFB by means of a merger (the "FFB Merger") of FFB with and into a wholly-owned subsidiary of FUNC. As of June 30, 1995, FFB had assets of $35.4 billion. The FFB Merger will be accounted for as a pooling of interests. In addition, since January 1, 1994, FUNC had completed, or currently has pending, the Purchase Acquisitions, which are reflected in certain of the pro forma financial information presented herein, including the acquisitions of Columbia, American Savings, United Financial, RS Financial and Brentwood, which were pending at June 30, 1995, or announced between July 1, 1995 and the date of this Prospectus/Proxy Statement. As of June 30, 1995, Columbia, American Savings, United Financial, RS Financial and Brentwood had aggregate assets of $8.0 billion.

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS", "PRO FORMA FINANCIAL INFORMATION" and "FUNC -- History and Business".
  FUNC-VA AND FUNB-VA
     FUNC-VA is the parent corporation of FUNB-VA, a national banking association that provides a wide range of commercial and retail banking services and trust services in Virginia. As of June 30, 1995, and for the six months then ended, FUNB-VA's call report reflected assets of $9.2 billion, net loans of $6.4 billion, deposits of $6.6 billion, stockholder's equity of $621 million and net income of $49 million, and as of such date FUNB-VA operated through 178 banking offices in Virginia.
  COLUMBIA
     Columbia is a federal savings bank organized under the Home Owners Loan Act, as amended ("HOLA"). Columbia provides commercial and retail banking services in Virginia, Maryland and Washington, D.C. As of June 30, 1995, and for the six months then ended, Columbia had assets of $2.8 billion, net loans of $2.2 billion, deposits of $1.6 billion, stockholders' equity of $142 million and net income of $6 million, and as of such date Columbia operated through 33 offices in
                                       6

Virginia, Maryland and Washington, D.C. The principal executive offices of Columbia are located at 1560 Wilson Boulevard, Arlington, Virginia 22209-2409, and its telephone number is (703) 247-5000. See "COLUMBIA" and ANNEX A. SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held on Friday, November 3, 1995, at 10:00 a.m., Arlington, Virginia time, at Columbia's headquarters located at 1560 Wilson Boulevard, Arlington, Virginia 22209-2409 for the purpose of stockholders considering and voting upon a proposal to approve the Merger Agreement.


     The Columbia Board has fixed September 18, 1995, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 3,780,507 shares of Columbia Common Stock outstanding and entitled to be voted at the Special Meeting.

     See "GENERAL INFORMATION".
THE MERGER; EXCHANGE RATIO
     Under the terms of the Merger Agreement, FUNC-VA would acquire Columbia by means of the Merger of Columbia with and into FUNB-VA. Upon consummation of the Merger, each outstanding share of Columbia Common Stock (excluding any shares of stock held by FUNC or Columbia, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("Excluded Shares")) would be converted into the right to receive 1.1852 shares of FUNC Common Stock. See "THE MERGER -- General; Exchange Ratio", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS".
     In addition, immediately following the Merger, certain assets and deposits of FUNB-VA (relating to branches operated by Columbia in Maryland and Washington, D.C.) will be purchased and assumed by (i) First Union National Bank of Maryland ("FUNB-MD") with respect to the Maryland operations of Columbia, and
(ii) First Union National Bank of Washington, D.C. ("FUNB-DC") with respect to the Washington, D.C. operations of Columbia (collectively, the "Purchase & Assumption"). The Purchase & Assumption will be accomplished pursuant to the terms of a Purchase and Assumption Agreement, among FUNB-VA, FUNB-MD and FUNB-DC (the "P&A Agreement").
VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the Special Meeting by the holders of Columbia Common Stock.

     The directors and executive officers of Columbia (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 1,515,219 shares of Columbia Common Stock, which represents 40.08 percent of the outstanding shares of Columbia Common Stock entitled to be voted at the Special Meeting. As a condition to FUNC's willingness to enter into the Merger Agreement, CF Financial Associates, L.P. ("CF Financial"), the holder of 1,411,000, or approximately 37.32 percent, of the outstanding shares of Columbia Common Stock entitled to be voted at the Special Meeting, agreed to vote all such shares in favor of approval of the Merger Agreement at the Special Meeting (the "Voting Agreement", a copy of which is included as Exhibit A to ANNEX B to this Prospectus/Proxy Statement), subject to certain exceptions. Melvin Lenkin, Chairman of the Board of Columbia, is also the President of the general partner of CF Financial, and accordingly, may be deemed to beneficially own the shares of Columbia Common Stock held by CF Financial. As such, the shares of Columbia Common Stock held by CF Financial have been included in the number of shares beneficially owned by the directors and executive officers of Columbia stated above. Accordingly, assuming such shares are so voted and that the directors and executive officers of Columbia vote the other shares of Columbia Common Stock beneficially owned by them in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 26.59 percent of the outstanding shares of Columbia Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.

     See "GENERAL INFORMATION -- Record Date; Vote Required".

     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN " BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Merger and to certain other conditions, the Merger will become effective (the "Effective Date") on such date as FUNC notifies Columbia in writing not less than five days prior thereto. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the fourth quarter of 1995. If the Merger is consummated in such quarter, or in any other quarter, Columbia stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGER -- Exchange of Columbia Certificates" and " -- Conditions to Consummation; Termination". RECOMMENDATION OF THE COLUMBIA BOARD
     THE COLUMBIA BOARD HAS ADOPTED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF COLUMBIA AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY COLUMBIA STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS; COLUMBIA".
OPINIONS OF FINANCIAL ADVISORS TO COLUMBIA
     Schroder Wertheim & Co. Incorporated ("Schroder Wertheim") and Friedman, Billings, Ramsey & Co., Inc. ("FBR") have jointly served as financial advisors to Columbia and have each rendered an opinion to the Columbia Board that the consideration to be received by Columbia's stockholders in the Merger is fair to Columbia's stockholders from a financial point of view. Copies of such opinions are attached hereto as ANNEX C and should be read in their entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "THE MERGER -- Opinions of Financial Advisors to Columbia". INTERESTS OF CERTAIN PERSONS
     Certain directors and executive officers of Columbia may be deemed to have interests in the Merger in addition to their interests as stockholders of Columbia generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits.
     Directors Franklin and Lorenz shall each be paid $29,000 in cash upon consummation of the Merger, as equivalent amounts to what they would have received if such non-employee directors had been awarded stock options on November 17, 1994, under the 1993 Premium Price Stock Option Plan, as other non-employee directors were awarded (which Columbia would have otherwise provided to such individuals in the form of stock options of equivalent value in the ordinary course of business on or about December 1, 1995).
     In connection with the existing employment agreements of Columbia with Melvin Lenkin and Thomas J. Schaefer (the "Senior Officers Employment Agreements") (i) in consideration of such officers each entering into an agreement not to compete with Columbia or FUNC (and each of their successors and subsidiaries) for a period from the Effective Date to December 31, 1998, the term of the Senior Officers Employment Agreements shall be extended for one year (I.E., through December 31, 1998) by Columbia if the Effective Date is on or after December 1, 1995, or by FUNB-VA if the Effective Date is prior to December 1, 1995, (ii) the FUNC subsidiaries that are obligated to honor and perform the obligations under the Senior Officers Employment Agreements shall, subject to the mitigation provisions of the Senior Officers Employment Agreements and subject to satisfactory performance under the agreement not to compete, make annual salary payments to Messrs. Lenkin and Schaefer of $373,256 and $488,280, respectively, in monthly installments, through December 31, 1998 (or if either should die prior thereto the full salary payments shall be made to his estate),
(iii) during the actual employment of Messrs. Lenkin and Schaefer, all of the benefits set forth in the Senior Officers Employment Agreements will be provided, (iv) after termination of Messrs. Lenkin's and Schaefer's actual employment, the post-separation health benefits set forth in the Senior Officers Employment Agreements will be provided to each of Messrs. Lenkin and Schaefer and their surviving spouses for their respective lifetimes, and (v) in lieu of any other benefits to which Messrs. Lenkin and Schaefer would be entitled a lump sum payment will be made of $11,853 in the case of Mr. Lenkin, and $11,853 in the case of Mr. Schaefer. Additionally, group term life insurance in the amount of $500,000 of coverage shall be provided to each of Messrs. Lenkin and Schaefer through December 31, 1998. Messrs. Lenkin and Schaefer shall be permitted, at the Effective Date to purchase their currently provided vehicles at their trade-in value.
     In connection with the existing supplemental retirement agreements of Messrs. Lenkin and Schaefer (the "SRA's"), the FUNC subsidiaries which are obligated to honor and perform the obligations of Columbia thereunder shall, in accordance with the terms of such SRA's, make a payment of $20,000 per month to Mr. Lenkin and $10,000 per month to Mr. Schaefer,
                                       8
less any required withholding, for their lifetimes and one half of such amount to their respective surviving spouses for their lifetimes, commencing on January 31, 1999, one month after the last salary payment is required to be made under the Senior Officer Employment Agreements. Subsequent to execution of the Merger Agreement, Columbia paid its remaining obligations to the Thomas J. Schaefer Secular Trust, including tax gross-up payments, in the amount of $240,779.
     The employment by Columbia of Susan Riel, David Fleming, Garrett Burke and Robert Creighton (each an executive officer of Columbia) will terminate immediately prior to the Effective Date, pursuant to the respective Change in Control Severance Agreements with such officers (the "Severance Agreements"). At the time of such termination, Columbia shall make payments in satisfaction of Columbia's obligations under such Severance Agreements and FUNC-VA and FUNB-VA and their respective successors in interest shall honor and perform the obligations set forth in such Severance Agreements regarding health and other benefits for the benefit of the named executives without cost to such named executives for the period through November 16, 1997. The estimated amounts which would be payable under such Severance Agreements to Ms. Riel and Messrs. Fleming, Burke and Creighton are $320,008, $380,380, $239,148 and $195,000,
respectively. In addition, each of these executive officers will be paid a $25,000 bonus by Columbia as an incentive to continue in their respective capacities with Columbia until completion of the Merger.

     In the Merger Agreement, FUNC has agreed to assume all options to purchase shares of Columbia Common Stock granted pursuant to option plans maintained by Columbia ("Columbia Option Plans"), which are outstanding under the Columbia Option Plans, in accordance with the terms of the Columbia Option Plans, except that the shares acquired upon exercise of such options shall be shares of FUNC Common Stock. The number of shares of FUNC Common Stock covered by each option outstanding under the Columbia Option Plans will be equal to the number of shares of Columbia Common Stock covered thereby, multiplied by the Exchange Ratio and rounded to the nearest whole share, and the option exercise price would be appropriately adjusted. As of the Record Date, the directors and executive officers of Columbia, together with certain of their related interests, beneficially owned 1,515,219 shares of Columbia Common Stock and held options to purchase an aggregate of 288,239 shares of Columbia Common Stock at a weighted average exercise price of $38.22, with an aggregate value of approximately $6.3 million, including $1.4 million for Mr. Lenkin and $1.5 million for Mr. Schaefer.


     Options to purchase 37,543 shares of Columbia Common Stock at a weighted average exercise price of $36.04 per share will become exercisable upon consummation of the Merger. These options are held by seven executive officers with the largest amount being held by each of five executive officers (each having a value of approximately $137,500).


     Melvin Lenkin, Chairman of the Columbia Board, is also President of the general partner of CF Financial and may accordingly be deemed to beneficially own the 1,411,000 shares of Columbia Common Stock held by CF Financial as of the Record Date. As such, the shares of Columbia Common Stock held by CF Financial have been included in the number of shares beneficially owned by the directors and executive officers of Columbia stated above.

     See "THE MERGER -- Interests of Certain Persons".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Consummation of the Merger is conditioned, among other things, on receipt by FUNC and Columbia of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of Columbia who receive FUNC Common Shares in exchange for their shares of Columbia Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. See "THE MERGER -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH COLUMBIA STOCKHOLDER, IT IS RECOMMENDED THAT COLUMBIA STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
                                       9

BUSINESS PENDING CONSUMMATION
     Columbia has agreed in the Merger Agreement not to take certain actions relating to the operation of Columbia pending consummation of the Merger, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of outstanding options) or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity; (iii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees;
(iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity; (vi) changing its lending, investment, liability management or other material banking policies in any material respect; (vii) settling any claim, action or proceeding involving any liability for material money damages; (viii) taking any other action not in the ordinary course of business; or (ix) entering into, terminating or changing any material contract, agreement or lease, except in the ordinary course of business consistent with past practice and that are terminable by Columbia without penalty upon not more than 60 days prior written notice.
     Columbia also has agreed that, no sooner than the day immediately prior to the Effective Date, it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.
     See "THE MERGER -- Business Pending Consummation".
REGULATORY APPROVALS
     The Merger is subject to the receipt of certain prior approvals from the Office of the Comptroller of the Currency (the "OCC"), and to prior notice to the OTS. Applications have been filed with the OCC and a notice has been given to the OTS. The OCC approved the application for the Merger on August 11, 1995, and the OTS informed FUNC on July 12, 1995 that the OTS had no objection to the notice provisions submitted in connection with the Merger. See "THE
MERGER -- Regulatory Approvals".
NO APPRAISAL RIGHTS
     Holders of Columbia Common Stock do not have appraisal rights in connection with the Merger. See "THE MERGER -- No Appraisal Rights".
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Columbia;
(ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;
(iii) no court or governmental or regulatory authority having taken any action which prohibits the Merger; (iv) receipt by FUNC and Columbia of the opinion of Sullivan & Cromwell, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (v) receipt by FUNC of a letter from Columbia's independent auditors, dated as of or shortly prior to the Effective Date, with respect to Columbia's consolidated financial position and results of operations; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of FUNC and Columbia. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or Columbia if the Merger does not occur on or before January 1, 1996, or if certain conditions set forth in the Merger Agreement are not met.
     See "THE MERGER -- Conditions to Consummation; Termination" and
" -- Expenses; Termination Fee".
EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and Columbia.
                                       10

     FUNC-VA shall be entitled to a fee of $11.5 million (the "Termination Fee") following the occurrence of a Fee Trigger Event (as hereinafter defined), provided FUNC-VA shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. FUNC-VA's right to receive the Termination Fee shall terminate if any of the following occurs prior to a Fee Trigger Event: (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Event (as hereinafter defined), except for termination by FUNC due to a breach by Columbia; (iii) termination of the Merger Agreement following the occurrence of a Preliminary Event and the passage of 18 months after such termination; or (iv) termination of the Merger Agreement by FUNC due to a breach by Columbia and the passage of 12 months after such termination. See "THE
MERGER -- Expenses; Termination Fee".
VOTING AGREEMENT
     As an inducement to and a condition of FUNC's willingness to enter into the Merger Agreement, CF Financial entered into the Voting Agreement with FUNC. The Voting Agreement provides, among other things, that CF Financial will vote its shares of Columbia Common Stock in favor of approval of the Merger Agreement. See "GENERAL INFORMATION -- Record Date; Vote Required", "THE MERGER -- Voting Agreement" and ANNEX B.
ACCOUNTING TREATMENT
     It is intended that the Merger and the other pending Purchase Acquisitions will be accounted for as purchases under generally accepted accounting principles, and that the FFB Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "THE
MERGER -- Accounting Treatment" and "PRO FORMA FINANCIAL INFORMATION".
CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS
     The rights of stockholders of Columbia are currently determined by reference to the HOLA and Columbia's Charter and Bylaws. On the Effective Date, stockholders of Columbia will become stockholders of FUNC and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporation Act (the "NCBCA") and by FUNC's Articles of Incorporation (as amended, the "Articles") and Bylaws. See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS". RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of Columbia under applicable federal securities laws. See "RESALE OF FUNC COMMON SHARES".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and Columbia; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of (a) the Merger, (b) the Purchase Acquisitions (including the Merger), and (c) the Purchase Acquisitions (including the Merger) and the FFB Merger; and (iii) on an equivalent pro forma basis per share of Columbia Common Stock reflecting consummation of (x) the Merger, (y) the Purchase Acquisitions (including the Merger), and (z) the Purchase Acquisitions (including the Merger) and the FFB Merger. Such pro forma information has been prepared giving effect to the Merger and the other Purchase Acquisitions on a purchase accounting basis, and the FFB Merger on a pooling of interests accounting basis. See "THE MERGER -- Accounting Treatment". Columbia's fiscal year-end is September 30 of each year; however, all per share financial information set forth below related to Columbia as of and for periods ended December 31 has been adjusted herein to reflect the results of operations on a calendar year-end basis, as appropriate.

     Pro forma financial information for the Purchase Acquisitions (including the Merger) assumes such acquisitions were consummated on January 1, 1994, and, except as otherwise indicated, reflects information from such date to their respective consummation dates (or to June 30, 1995, with respect to the Purchase Acquisitions (including the Merger) pending as of June 30, 1995, or announced between July 1, 1995 and the date of this Prospectus/Proxy Statement). Pro forma financial information with respect to the FFB Merger assumes such merger was consummated as of the beginning of each of the periods indicated.

     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger or any of the other Purchase Acquisitions, consummation of the Merger or any of the other Purchase Acquisitions will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Purchase Acquisitions (including the Merger) and the FFB Merger might have affected historical financial statements if the Purchase Acquisitions (including the Merger) and the FFB Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Purchase Acquisitions (including the Merger) and the FFB Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for future periods.
     The information shown below should be read in conjunction with the historical financial statements of FUNC, Columbia and FFB, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL INFORMATION" and ANNEX A.

                                                                                               JUNE 30, 1995    DECEMBER 31, 1994
BOOK VALUE PER SHARE:
  Historical per share of:
     FUNC Common Stock......................................................................      $ 33.39             30.66
     Columbia Common Stock..................................................................        37.66             35.93
  Pro forma combined per share of FUNC Common Stock (1):
     FUNC and Columbia......................................................................        33.42             30.69
     FUNC and the Purchase Acquisitions (including the Merger)..............................        33.91             30.49
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger..............        30.82             28.11
  Equivalent pro forma per share of Columbia Common Stock (2):
     FUNC and Columbia......................................................................        39.61             36.37
     FUNC and the Purchase Acquisitions (including the Merger)..............................        40.19             36.14
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger..............      $ 36.53             33.32

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined stockholders' equity amounts, divided by the pro forma combined period-end number of shares outstanding.
(2) The equivalent pro forma book value per share of Columbia Common Stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts, multiplied by the Exchange Ratio.
                                       12

                                                                                                                YEARS ENDED
                                                                                        SIX MONTHS ENDED        DECEMBER 31,
                                                                                         JUNE 30, 1995      1994    1993    1992
CASH DIVIDENDS PAID PER SHARE:
  Historical per share of:
     FUNC Common Stock...............................................................        $  .92         1.72    1.50    1.28
     Columbia Common Stock...........................................................       --               --      --      --
  Pro forma combined per share of FUNC Common Stock (3):
     FUNC and Columbia...............................................................           .92         1.73
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger.......           .84         1.56    1.30    1.00
  Equivalent pro forma per share of Columbia Common Stock (4):
     FUNC and Columbia...............................................................          1.09         2.05
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger.......        $ 1.00         1.85    1.54    1.19


(3) The pro forma combined cash dividends paid per share of FUNC Common Stock amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average number of common shares outstanding, rounded to the nearest cent.

(4) The equivalent pro forma cash dividends paid per share of Columbia Common Stock amounts represent the pro forma combined per share of FUNC Common Stock amounts multiplied by the Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.52 per share paid on September 15, 1995, would be $2.08. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Columbia Common Stock would be $2.46, based on the Exchange Ratio, rounded down to the nearest cent. Future FUNC and Columbia dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. See "THE MERGER -- Exchange of Columbia Certificates", " -- Business Pending Consummation" and " -- Dividends".


                                                                                                                YEARS ENDED
                                                                                        SIX MONTHS ENDED        DECEMBER 31,
                                                                                         JUNE 30, 1995      1994    1993    1992
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS (AFTER FUNC REDEMPTION PREMIUM):
  Historical per share of:
     FUNC Common Stock...............................................................        $ 2.77         4.98    4.73    2.23
     Columbia Common Stock...........................................................          1.44         2.91    3.09    2.24
  Pro forma combined per share of FUNC Common Stock (5):
     FUNC and Columbia...............................................................          2.75         4.94
     FUNC and the Purchase Acquisitions (including the Merger).......................          2.32         4.82
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger.......          2.22         4.48    4.30    2.53
  Equivalent pro forma per share of Columbia Common Stock (6):
     FUNC and Columbia...............................................................          3.26         5.85
     FUNC and the Purchase Acquisitions (including the Merger).......................          2.75         5.71
     FUNC, and the Purchase Acquisitions (including the Merger) and the FFB Merger...        $ 2.63         5.31    5.10    3.00


(5) The pro forma combined income per share of FUNC Common Stock amounts represent the pro forma combined net income (after redemption premium on preferred stock) applicable to holders of FUNC Common Stock, divided by the pro forma combined average number of shares of FUNC Common Stock outstanding.

(6) The equivalent pro forma income per share of Columbia Common Stock amounts represent the pro forma combined income per share of FUNC Common Stock amounts, multiplied by the Exchange Ratio.

                                                         HISTORICAL                             EQUIVALENT PRO FORMA
                                         FUNC COMMON STOCK    COLUMBIA COMMON STOCK    PER SHARE OF COLUMBIA COMMON STOCK (7)
MARKET VALUE PER SHARE:
  April 5, 1995.......................        $43.375                 45.50                             51.375
  October 2, 1995.....................        $51.125                 60.375                            60.50





(7) The equivalent pro forma market values per share of Columbia Common Stock represent the historical market values per share of FUNC Common Stock, multiplied by the Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and Columbia historical market values per share represent the last reported sale prices per share of FUNC Common Stock and Columbia Common Stock on the NYSE Tape and the Nasdaq National Market, respectively: (i) on April 5, 1995, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) on October 2, 1995. See "THE MERGER -- Market Prices" and Notes (3) and (4) to "PRO FORMA FINANCIAL INFORMATION".

     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the shares of FUNC Common Stock that holders of Columbia Common Stock would receive upon consummation of the Merger may increase or decrease prior to and after the receipt of such shares. Columbia stockholders are urged to obtain current market quotations for FUNC Common Stock.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and Columbia and certain unaudited pro forma combined selected financial data, reflecting consummation of (i) the Merger, (ii) the Purchase Acquisitions (including the Merger), and (iii) the Purchase Acquisitions (including the Merger) and the FFB Merger. Such information has been prepared giving effect to the Merger and the other Purchase Acquisitions on a purchase accounting basis, and the FFB Merger on a pooling of interests accounting basis. See "THE MERGER -- Accounting Treatment". This information should be read in conjunction with the historical financial statements of FUNC, Columbia and FFB, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL INFORMATION" and ANNEX A. Columbia's fiscal year-end is September 30 of each year; however, all financial information related to Columbia as of and for the periods ended December 31 has been adjusted herein to reflect the results of operations on a calendar year-end basis, as appropriate. Interim unaudited historical data of FUNC and Columbia reflect, in the respective opinions of FUNC's and Columbia's management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited pro forma combined condensed financial information is presented for information purposes only, does not reflect any direct costs or potential savings that may result from the Merger, the other Purchase Acquisitions or the FFB Merger, and is not necessarily indicative of the combined financial position or results of operations which would have actually occurred if the Merger, the other Purchase Acquisitions or the FFB Merger had been consummated in the past or which may be obtained in the future.

     Pro forma financial information for the Purchase Acquisitions (including the Merger) assumes such acquisitions were consummated on January 1, 1994, and, except as otherwise indicated, reflects information from such date to their respective consummation dates (or to June 30, 1995, with respect to the Purchase Acquisitions (including the Merger) pending as of June 30, 1995, or announced between July 1, 1995 and the date of this Prospectus/Proxy Statement). Pro forma financial information with respect to the FFB Merger assumes such merger was consummated as of the beginning of each of the periods indicated.

     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger or any of the other Purchase Acquisitions, consummation of the Merger or any of the other Purchase Acquisitions will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Purchase Acquisitions (including the Merger) and the FFB Merger might have affected historical financial statements if the Purchase Acquisitions (including the Merger) and the FFB Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Purchase Acquisitions (including the Merger) and the FFB Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for future periods.
                                       14

                                                            SIX MONTHS ENDED
                                                                JUNE 30,                       YEARS ENDED DECEMBER 31,
                                                           1995          1994         1994         1993         1992         1991
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands except per share data)
  Interest income.....................................  $ 3,000,417    2,397,814    5,094,661    4,556,332    4,479,385    4,647,440
  Interest expense....................................    1,406,547      919,916    2,060,946    1,790,439    2,020,968    2,742,996
  Net interest income.................................    1,593,870    1,477,898    3,033,715    2,765,893    2,458,417    1,904,444
  Provision for loan losses...........................       76,500       50,000      100,000      221,753      414,708      648,284
  Net interest income after provision for loan
    losses............................................    1,517,370    1,427,898    2,933,715    2,544,140    2,043,709    1,256,160
  Securities available for sale transactions..........        4,878        1,365      (11,507)      25,767       34,402           --
  Investment security transactions....................        1,450        1,309        4,006        7,435       (2,881)     155,048
  Noninterest income..................................      628,042      551,792    1,166,470    1,165,086    1,032,651      914,511
  Noninterest expense.................................    1,399,441    1,291,061    2,677,228    2,521,647    2,526,678    1,905,918
  Income before income taxes..........................      752,299      691,303    1,415,456    1,220,781      581,203      419,801
  Income taxes........................................      266,254      239,224      490,076      403,260      196,152       71,070
  Net income..........................................      486,045      452,079      925,380      817,521      385,051      348,731
  Dividends on preferred stock........................        7,029       11,927       25,353       24,900       31,979       34,570
  Net income applicable to common stockholders before
    redemption premium................................      479,016      440,152      900,027      792,621      353,072      314,161
  Redemption premium on preferred stock...............           --           --       41,355           --           --           --
  Net income applicable to common stockholders after
    redemption premium................................  $   479,016      440,152      858,672      792,621      353,072      314,161
PER COMMON SHARE DATA
  Net income before redemption premium................  $      2.77         2.59         5.22         4.73         2.23         2.24
  Net income after redemption premium.................         2.77         2.59         4.98         4.73         2.23         2.24
  Cash dividends......................................          .92          .80         1.72         1.50         1.28         1.12
  Book value..........................................        33.39        29.54        30.66        28.90        25.25        23.23
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................      158,418      135,520      297,902      243,845      167,601      126,029
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................   83,101,612   72,604,401   77,313,505   70,786,969   63,828,031   59,273,177
  Loans, net of unearned income.......................   60,020,507   48,925,495   54,029,752   46,876,177   41,923,767   41,383,580
  Deposits............................................   58,842,024   53,772,260   58,958,273   53,742,411   49,150,965   47,176,223
  Long-term debt......................................    5,376,283    3,129,444    3,428,514    3,061,944    3,151,260    2,630,930
  Preferred stockholders' equity......................           --      284,041           --      284,041      297,215      397,356
  Common stockholders' equity.........................    5,736,847    5,104,540    5,397,517    4,923,584    4,161,948    3,463,441
  Total stockholders' equity..........................  $ 5,736,847    5,388,581    5,397,517    5,207,625    4,459,163    3,860,797
  Preferred shares outstanding........................           --        6,318           --        6,318        6,846       10,851
  Common shares outstanding...........................      171,837      172,797      176,034      170,338      164,849      149,112
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  $78,881,692   71,088,849   72,670,694   68,101,222   61,145,974   55,095,439
  Loans, net of unearned income.......................   56,153,699   46,775,003   49,055,215   43,631,410   41,270,991   37,314,358
  Deposits............................................   57,464,423   52,147,743   53,244,751   50,248,848   47,173,706   40,482,433
  Long-term debt......................................    4,264,879    3,143,570    3,213,607    3,006,560    2,789,653    2,187,595
  Common stockholders' equity*........................    5,611,065    5,062,377    5,282,412    4,550,048    3,889,256    3,131,716
  Total stockholders' equity*.........................  $ 5,611,065    5,346,417    5,554,390    4,839,397    4,213,896    3,467,437
  Common shares outstanding...........................      172,745      169,689      172,543      167,692      158,683      140,003
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders before
    redemption premium to average common stockholders'
    equity............................................        17.22%**      17.53**      17.04       17.42         9.08        10.03
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity............................................        17.22**      17.53**      16.26        17.42         9.08        10.03
  Net income to:
    Average total stockholders' equity................        17.47**      17.05**      16.66        16.89         9.14        10.06
    Average assets....................................         1.24**       1.28**       1.27         1.20          .63          .63
  Average stockholders' equity to average assets......         6.96         7.01         7.52         7.11         6.89         6.29
  Allowance for loan losses to:
    Net loans.........................................         1.61         2.06         1.81         2.18         2.24         2.06
    Nonaccrual and restructured loans.................          222          192          245          147           96           72
    Nonperforming assets..............................          170          152          175          111           70           50
  Net charge-offs to average net loans................           38**         27**        .33          .58          .86         1.48
  Nonperforming assets to loans, net and foreclosed
    properties........................................          .95         1.35         1.03         1.95         3.19         4.10
  Capital ratios:***
    Tier 1 capital....................................         6.86         9.30         7.76         9.14         9.22         7.56
    Total capital.....................................        11.58        14.68        12.94        14.64        14.31        11.76
    Leverage..........................................         5.74         6.67         6.12         6.13         6.55         5.31
  Net interest margin.................................         4.61%**       4.78**       4.77        4.78         4.77         4.08

                                                           1990
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands except per share data)
  Interest income.....................................   4,829,520
  Interest expense....................................   3,094,334
  Net interest income.................................   1,735,186
  Provision for loan losses...........................     425,409
  Net interest income after provision for loan
    losses............................................   1,309,777
  Securities available for sale transactions..........          --
  Investment security transactions....................       7,884
  Noninterest income..................................     690,672
  Noninterest expense.................................   1,680,973
  Income before income taxes..........................     327,360
  Income taxes........................................      64,993
  Net income..........................................     262,367
  Dividends on preferred stock........................      33,868
  Net income applicable to common stockholders before
    redemption premium................................     228,499
  Redemption premium on preferred stock...............          --
  Net income applicable to common stockholders after
    redemption premium................................     228,499
PER COMMON SHARE DATA
  Net income before redemption premium................        1.68
  Net income after redemption premium.................        1.68
  Cash dividends......................................        1.08
  Book value..........................................       21.81
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................     116,696
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  54,588,410
  Loans, net of unearned income.......................  36,050,719
  Deposits............................................  38,194,268
  Long-term debt......................................   1,850,860
  Preferred stockholders' equity......................     317,011
  Common stockholders' equity.........................   2,983,361
  Total stockholders' equity..........................   3,300,372
  Preferred shares outstanding........................       7,293
  Common shares outstanding...........................     136,777
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  52,124,595
  Loans, net of unearned income.......................  35,877,585
  Deposits............................................  36,209,083
  Long-term debt......................................   1,587,497
  Common stockholders' equity*........................   2,937,441
  Total stockholders' equity*.........................   3,244,473
  Common shares outstanding...........................     135,622
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders before
    redemption premium to average common stockholders'
    equity............................................        7.78
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity............................................        7.78
  Net income to:
    Average total stockholders' equity................        8.09
    Average assets....................................         .50
  Average stockholders' equity to average assets......        6.22
  Allowance for loan losses to:
    Net loans.........................................        1.95
    Nonaccrual and restructured loans.................          77
    Nonperforming assets..............................          56
  Net charge-offs to average net loans................         .68
  Nonperforming assets to loans, net and foreclosed
    properties........................................        3.42
  Capital ratios:***
    Tier 1 capital....................................        6.53
    Total capital.....................................       10.83
    Leverage..........................................        4.90
  Net interest margin.................................        3.99

  * Average common stockholders' equity and total stockholders' equity exclude net unrealized losses on debt and equity securities in 1995 and 1994.
 ** Annualized.

*** Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from three to five percent. Capital ratios are not restated for pooling of interests acquisitions. The capital ratios for FUNC and for Columbia are based on risk-weighted assets pursuant to the requirements of their respective primary federal regulators, which requirements differ in certain respects.

                                                           SIX MONTHS ENDED              YEARS ENDED DECEMBER 31,
COLUMBIA (HISTORICAL)                                       JUNE 30, 1995        1994        1993        1992        1991
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income........................................     $  101,326         168,388     152,186     168,684     183,816
  Interest expense.......................................         74,706         115,597      96,869     113,578     143,671
  Net interest income....................................         26,620          52,791      55,317      55,106      40,145
  Provision for loan losses..............................            400             410       4,955      11,940       9,965
  Net interest income after provision for loan losses....         26,220          52,381      50,362      43,166      30,180
  Investment security transactions.......................             17             534       1,961        (118)      3,465
  Noninterest income.....................................          4,789           8,791      10,531      10,341       8,407
  Noninterest expense....................................         21,725          44,170      50,055      42,819      36,935
  Income (loss) before income taxes (benefit),
    extraordinary item and cumulative effect of
    accounting change....................................          9,301          17,536      12,799      10,570       5,117
  Income taxes (benefit).................................          3,733           6,616       7,240       3,355       2,814
  Net income (loss) before extraordinary item and
    cumulative effect of accounting change...............          5,568          10,920       5,559       7,215       2,303
  Extraordinary item.....................................             --              --         (20)         41         386
  Net income (loss) before cumulative effect of
    accounting change....................................          5,568          10,920       5,539       7,256       2,689
  Cumulative effect of accounting change.................             --              --       5,483          --          --
  Net income (loss)......................................          5,568          10,920      11,022       7,256       2,689
  Dividends on permanent income capital certificates.....             --              --          --          --          86
  Net income (loss) applicable to common stockholders....     $    5,568          10,920      11,022       7,256       2,603
PER COMMON SHARE DATA
  Net income (loss)......................................     $     1.44            2.91        3.09        2.24         .87
  Cash dividends.........................................             --              --          --          --          --
  Book value.............................................          37.66           35.93       33.55       31.84       30.01
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands).........................................             --              --          --          --          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................      2,830,543       2,911,221   2,458,138   2,311,081   2,178,608
  Loans, net of unearned income..........................      2,209,926       2,225,084   1,492,670   1,355,820   1,278,128
  Deposits...............................................      1,601,695       1,518,504   1,355,781   1,358,925   1,304,513
  Long-term debt.........................................        146,200         267,926     233,175     350,183     342,738
  Common stockholders' equity............................        141,962         132,998     123,639     103,909      93,905
  Total stockholder's equity.............................     $  141,962         132,998     123,639     103,909      93,905
  Common shares outstanding..............................          3,770           3,701       3,686       3,264       3,129
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................     $2,894,134       2,692,337   2,368,719   2,246,206   2,059,956
  Loans, net of unearned income..........................      2,239,943       1,856,634   1,425,513   1,356,869   1,340,707
  Deposits...............................................      1,549,438       1,420,353   1,353,115   1,347,304   1,261,257
  Long-term debt.........................................        205,093         233,160     352,385     352,538     372,375
  Common stockholders' equity............................        139,367         130,164     114,518      99,128      88,717
  Total stockholders' equity.............................     $  139,367         130,164     114,518      99,128      90,681
  Common shares outstanding..............................          3,733           3,693       3,491       3,205       3,016
CONSOLIDATED PERCENTAGES
  Net income (loss) applicable to common stockholders to
    average common stockholders' equity..................           8.06%           8.39        9.62        7.32        2.93
  Net income (loss) to:
    Average stockholders' equity.........................           8.06*           8.39        9.62        7.32        2.87
    Average assets.......................................            .39*            .41         .47         .32         .13
  Average stockholders' equity to average assets.........           4.82            4.83        4.83        4.41        4.40
  Allowance for loan losses to:
    Net loans............................................            .75             .74        1.34        1.52        1.11
    Nonaccrual and restructured loans....................             63             123         118          38          35
    Nonperforming assets.................................             47              67          61          25          20
  Net charge-offs to average net loans...................            .01*            .22         .39         .41         .93
  Nonperforming assets to loans, net and foreclosed
    properties...........................................           1.59            1.10        2.18        5.88        5.49
  Capital ratios:**
    Tier 1 capital.......................................           8.33            8.24        9.74        8.63        7.68
    Total capital........................................           9.27            9.15       10.99       10.65        9.20
    Leverage.............................................           4.78%           4.63        5.03        4.51        4.30

COLUMBIA (HISTORICAL)                                        1990
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income........................................    201,359
  Interest expense.......................................    165,996
  Net interest income....................................     35,363
  Provision for loan losses..............................     21,215
  Net interest income after provision for loan losses....     14,148
  Investment security transactions.......................         --
  Noninterest income.....................................      7,976
  Noninterest expense....................................     33,871
  Income (loss) before income taxes (benefit),
    extraordinary item and cumulative effect of
    accounting change....................................    (11,747)
  Income taxes (benefit).................................     (2,191)
  Net income (loss) before extraordinary item and
    cumulative effect of accounting change...............     (9,556)
  Extraordinary item.....................................      3,401
  Net income (loss) before cumulative effect of
    accounting change....................................     (6,155)
  Cumulative effect of accounting change.................         --
  Net income (loss)......................................     (6,155)
  Dividends on permanent income capital certificates.....      1,190
  Net income (loss) applicable to common stockholders....     (7,345)
PER COMMON SHARE DATA
  Net income (loss)......................................      (2.53)
  Cash dividends.........................................         --
  Book value.............................................      31.28
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands).........................................         --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................  2,101,941
  Loans, net of unearned income..........................  1,431,576
  Deposits...............................................  1,351,662
  Long-term debt.........................................    387,339
  Common stockholders' equity............................     78,614
  Total stockholder's equity.............................     94,321
  Common shares outstanding..............................      3,015
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................  2,132,103
  Loans, net of unearned income..........................  1,428,155
  Deposits...............................................  1,279,129
  Long-term debt.........................................    486,960
  Common stockholders' equity............................     82,034
  Total stockholders' equity.............................     97,741
  Common shares outstanding..............................      2,915
CONSOLIDATED PERCENTAGES
  Net income (loss) applicable to common stockholders to
    average common stockholders' equity..................      (8.95)
  Net income (loss) to:
    Average stockholders' equity.........................      (7.51)
    Average assets.......................................       (.34)
  Average stockholders' equity to average assets.........       4.58
  Allowance for loan losses to:
    Net loans............................................       1.16
    Nonaccrual and restructured loans....................         44
    Nonperforming assets.................................         34
  Net charge-offs to average net loans...................        .66
  Nonperforming assets to loans, net and foreclosed
    properties...........................................       3.40
  Capital ratios:**
    Tier 1 capital.......................................       6.41
    Total capital........................................       9.38
    Leverage.............................................       3.73


 * Annualized.
** The capital ratios for Columbia and for FUNC are based on risk-weighted assets pursuant to the requirements of their respective primary federal regulators, which requirements differ in certain respects.
                                       16

FUNC AND COLUMBIA
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                                                                                                   YEAR ENDED
                                                                                               SIX MONTHS ENDED     DECEMBER
                                                                                                JUNE 30, 1995       31, 1994
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...........................................................................     $  3,092,976        5,247,322
  Interest expense..........................................................................        1,481,253        2,176,543
  Net interest income.......................................................................        1,611,723        3,070,779
  Provision for loan losses.................................................................           76,900          100,410
  Net interest income after provision for loan losses.......................................        1,534,823        2,970,369
  Securities available for sale transactions................................................            4,895          (10,973)
  Investment security transactions..........................................................            1,450            4,006
  Noninterest income........................................................................          632,831        1,175,261
  Noninterest expense.......................................................................        1,425,532        2,730,830
  Income before income taxes................................................................          748,467        1,407,833
  Income taxes..............................................................................          266,300          489,923
  Net income................................................................................          482,167          917,910
  Dividends on preferred stock..............................................................            7,029           25,353
  Net income applicable to common stockholders before redemption premium....................          475,138          892,557
  Redemption premium on preferred stock.....................................................               --           41,355
  Net income applicable to common stockholders after redemption premium.....................     $    475,138          851,202
PER COMMON SHARE DATA
  Net income applicable to common stockholders before redemption premium....................     $       2.75             5.18
  Net income applicable to common stockholders after redemption premium.....................             2.75             4.94
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets....................................................................................       85,794,760       80,084,556
  Loans, net of unearned income.............................................................       62,230,433       56,254,836
  Deposits..................................................................................       60,443,719       60,476,777
  Long-term debt............................................................................        5,522,483        3,696,440
  Stockholders' equity......................................................................     $  5,742,843        5,399,403
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans..............................................................................             1.58%            1.77
     Nonperforming assets...................................................................              163              171
  Net charge-offs to average net loans......................................................              .37**            .33
  Nonperforming assets to loans, net and foreclosed properties..............................              .97%            1.03

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.
                                       17

FUNC AND THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER)
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                                                                           SIX MONTHS ENDED       YEAR ENDED
                                                                                            JUNE 30, 1995      DECEMBER 31, 1994
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income.......................................................................     $  3,337,895           5,800,981
  Interest expense......................................................................        1,647,243           2,514,910
  Net interest income...................................................................        1,690,652           3,286,071
  Provision for loan losses.............................................................           80,630             101,643
  Net interest income after provision for loan losses...................................        1,610,022           3,184,428
  Securities available for sale transactions............................................            1,199              (8,860)
  Investment security transactions......................................................            1,450               4,006
  Noninterest income....................................................................          657,381           1,221,488
  Noninterest expense...................................................................        1,598,868           3,000,398
  Income before income taxes............................................................          671,184           1,400,664
  Income taxes..........................................................................          247,535             487,660
  Net income............................................................................          423,649             913,004
  Dividends on preferred stock..........................................................            7,029              25,353
  Net income applicable to common stockholders before redemption premium................          416,620             887,651
  Redemption premium on preferred stock.................................................               --              41,355
  Net income applicable to common stockholders after redemption premium.................     $    416,620             846,296
PER COMMON SHARE DATA
  Net income applicable to common stockholders before redemption premium................     $       2.32                5.06
  Net income applicable to common stockholders after redemption premium.................             2.32                4.82
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets................................................................................       90,879,217          88,423,716
  Loans, net of unearned income.........................................................       65,589,948          62,217,003
  Deposits..............................................................................       64,166,837          67,055,831
  Long-term debt........................................................................        5,624,112           4,524,214
  Stockholders' equity..................................................................     $  6,050,144           5,458,336
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans..........................................................................             1.55%               1.68
     Nonperforming assets...............................................................              153                 140
  Net charge-offs to average net loans..................................................              .36**               .30
  Nonperforming assets to loans, net and foreclosed properties..........................             1.01%               1.20

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.
                                       18

FUNC, THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER) AND THE FFB MERGER PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                         SIX MONTHS ENDED
(DOLLARS IN THOUSANDS,                       JUNE 30,                                YEARS ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                  1995          1994          1994          1993          1992         1991         1990
Interest income...................  $  4,493,006     3,434,281     7,937,133     6,601,528    6,608,666    7,031,400    7,549,088
Interest expense..................     2,112,573     1,254,749     3,246,946     2,481,952    2,941,680    4,070,885    4,806,471
Net interest income...............     2,380,433     2,179,532     4,690,187     4,119,576    3,666,986    2,960,515    2,742,617
Provision for loan losses.........       100,630        94,000       180,643       369,753      642,708      946,284      923,409
Net interest income after
  provision for loan losses.......     2,279,803     2,085,532     4,509,544     3,749,823    3,024,278    2,014,231    1,819,208
Securities available for sale
  transactions....................        15,242        10,173         8,860        25,767       34,402           --           --
Investment security
  transactions....................         1,450         1,309         4,006        14,452        1,944      208,614       32,271
Noninterest income................       864,592       738,949     1,620,712     1,541,569    1,360,202    1,254,635    1,028,755
Noninterest expense...............     2,135,961     1,816,102     4,070,027     3,536,346    3,443,524    2,777,665    2,564,124
Income before income taxes........     1,025,126     1,019,861     2,073,095     1,795,265      977,302      699,815      316,110
Income taxes......................       373,284       347,323       709,028       578,912      278,514      129,843       59,868
Net income........................       651,842       672,538     1,364,067     1,216,353      698,788      569,972      256,242
Dividends on preferred stock......        17,350        22,204        46,020        45,553       53,040       51,746       47,151
Net income applicable to common
  stockholders before redemption
  premium.........................       634,492       650,334     1,318,047     1,170,800      645,748      518,226      209,091
Redemption premium on preferred
  stock...........................            --            --        41,355            --           --           --           --
Net income applicable to common
  stockholders after redemption
  premium.........................  $    634,492       650,334     1,276,692     1,170,800      645,748      518,226      209,091
PRO FORMA PER COMMON SHARE DATA
  Net income applicable to common
    stockholders before redemption
    premium.......................  $       2.22          2.32          4.63          4.30         2.53         2.34          .97
  Net income applicable to common
    stockholders after redemption
    premium.......................          2.22          2.32          4.48          4.30         2.53         2.34          .97
CONSOLIDATED PERIOD-END BALANCE
  SHEET ITEMS
  (In thousands)
  Assets..........................   126,240,998   106,512,707   124,639,412   104,549,554   95,308,328   89,488,406   83,698,754
  Loans, net of unearned income...    89,589,095    70,533,561    86,018,244    68,263,088   60,301,462   58,725,097   54,581,023
  Deposits........................    92,985,760    81,214,406    95,962,683    81,885,433   76,155,800   72,394,773   61,274,378
  Long-term debt..................     6,300,862     3,942,321     5,337,837     3,675,002    3,732,768    3,549,815    2,967,847
  Stockholders' equity............  $  8,989,461     8,208,885     8,335,311     7,946,053    6,716,813    5,805,579    4,782,825
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans.....................          1.76%         2.27          1.91          2.38         2.57         2.49         2.31
    Nonperforming assets..........           168           147           153           115           76           55           58
  Net charge-offs to average net
    loans.........................           .39**         .36**         .37           .78         1.03         1.53         1.05
  Nonperforming assets to loans,
    net and foreclosed
    properties....................          1.05%         1.53          1.25          2.06         3.36         4.45         3.91

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.
                                       19

                              RECENT DEVELOPMENTS
FFB MERGER

     On June 18, 1995, FUNC entered into the FFB Merger Agreement, which provides, among other things, for (i) the merger of FFB with and into a wholly-owned subsidiary of FUNC, (ii) the exchange of each outstanding share of FFB common stock for 1.35 shares of newly issued FUNC Common Stock, subject to possible increase in certain circumstances, and (iii) the exchange of each share of the three outstanding series of FFB preferred stock for one share of one of three corresponding new series of FUNC's Class A Preferred Stock having substantially identical terms as the relevant series of FFB preferred stock, all subject to the terms and conditions contained in the the FFB Merger Agreement.

     In connection with the execution of the FFB Merger Agreement, FFB granted an option to FUNC to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of FFB common stock at a per share exercise price equal to $59.00, and FUNC granted an option to FFB to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of FUNC Common Stock at a per share exercise price equal to $45.625.

     Also, in connection with the execution of the FFB Merger Agreement, Banco Santander, S.A. ("Santander"), the owner of approximately 30 percent of the outstanding shares of FFB common stock, agreed, among other things, to vote the FFB shares held by it in favor of the FFB Merger Agreement. Following consummation of the FFB Merger, Santander is expected to own approximately 11 percent of the outstanding shares of FUNC Common Stock. The required FFB and FUNC stockholder approvals with respect to the FFB Merger were obtained on October 3, 1995.


     The FFB Merger, which will be accounted for as a pooling of interests, is expected to be consummated on or before January 1, 1996, subject to the receipt of regulatory approvals and to other conditions set forth in the FFB Merger Agreement. No assurance can be given that the FFB Merger will be consummated or as to the timing of such consummation.

     Based on the $47.625 closing price of FUNC Common Stock on the NYSE Tape on June 16, 1995, the transaction would be valued at approximately $5.4 billion and represent a purchase price of $64.29 for each share of FFB common stock.

     Prior to consummation of the FFB Merger, FFB and FUNC may purchase up to
5.5 million shares of FFB common stock or 7.4 million shares of FUNC Common Stock, or some combination of the two. Approximately 105 million shares of FUNC Common Stock are expected to be issued in the FFB Merger (net of the foregoing purchases). From June 19, 1995 to the date hereof, FUNC has purchased 2.9 million shares of FFB common stock at a cost of $181 million, and 250,000 shares of FFB convertible preferred stock at a cost of $12 million. See Notes (3) and
(4) to "PRO FORMA FINANCIAL INFORMATION".

     Following consummation of the FFB Merger, the current Chairman and Chief Executive Officer of FFB, Anthony P. Terracciano, will join Edward E. Crutchfield and John R. Georgius in an "Office of the Chairman" of FUNC. Mr. Crutchfield will continue to serve as Chairman and Chief Executive Officer, Mr. Georgius, the current President of FUNC, will serve as Vice Chairman and Mr. Terracciano will serve as President of FUNC. Additionally, six FFB directors, including Mr. Terracciano and a representative of Santander, will join the FUNC Board of Directors following consummation of the FFB Merger.
     See "PRO FORMA FINANCIAL INFORMATION".
1995 AND 1996 EARNINGS ESTIMATES
     FUNC estimates stand-alone earnings for 1995 and 1996 of approximately $5.75 and $6.55 in net income per share of FUNC Common Stock, respectively. These estimates are based on several assumptions, including FUNC management's expectations for its existing markets and for the Purchase Acquisitions (including the Merger), in addition to certain other purchase accounting acquisitions that were completed in 1994. See Note (4) to "PRO FORMA FINANCIAL INFORMATION".
     FUNC also estimates post-FFB Merger net income per share of FUNC Common Stock of approximately $5.29 for 1995, excluding a currently estimated after-tax FFB Merger-related charge of approximately $270 million, or $.97 per share of FUNC Common Stock, and approximately $6.31 for 1996. The FUNC estimates of post-FFB Merger earnings for 1995 and 1996 are based, in part, on estimated stand-alone earnings for FFB for 1995 and 1996 of approximately $5.45 and $5.90, respectively, in fully-diluted net income per share of FFB common stock. As is the case with the FUNC stand-alone estimates, the estimates for FFB are based on several assumptions, including expectations for its existing markets. The FUNC post-FFB Merger estimates are based on several assumptions in addition to the assumptions referred to above with respect to the stand-alone earnings estimates for FUNC and FFB, including, without limitation, the following:
                                       20

     (Bullet) The FFB Merger will be consummated on or before January 1, 1996. (Bullet) FUNC will have average shares of FUNC Common Stock outstanding of approximately 279 million in 1995 and 284 million in 1996, including an estimated 105 million shares to be issued in the FFB Merger (net of the purchases referred to above under " -- FFB Merger").
     (Bullet) Before-tax expense savings relating the FFB Merger of approximately $16 million in 1995 and $106 million in 1996, or approximately $10 million and $64 million, respectively, after tax. These estimates assume that approximately five percent of combined FUNC/FFB's pre-FFB Merger annual expenses, are eliminated within 18 months of the effective date of the FFB Merger.
     (Bullet) Before-tax revenue enhancements relating the FFB Merger of approximately $79 million in 1996, or approximately $48 million after tax. These estimates are primarily based on an analysis of fee income generating products currently offered by FUNC which either are not offered by FFB or are offered on a more limited basis by FFB.
     (Bullet) Before-tax earnings resulting from excess capital generated by the FFB Merger of approximately $25 million in 1996, or approximately $15 million after tax. These estimates assume that all tangible common equity generated by the FFB Merger in excess of 5.50 percent is converted into assets which earn a 100 basis points before-tax spread, or a 60 basis points after-tax spread.
     The estimated $270 million FFB Merger-related charge is summarized below:

(In millions, after tax)
Severance and change in control related obligations...........................................   $105
Fixed asset write-downs and vacant space accrual..............................................     40
Accelerated disposition of owned real estate..................................................     30
Service contract terminations.................................................................     30
Professional fees.............................................................................     30
Other.........................................................................................     35
Total.........................................................................................   $270


     The FFB Merger-related charge includes approximately $65 million in non-cash charges. Cash payments included in the FFB Merger-related charge are expected to be completed by the end of the second quarter of 1996. The "Other" category includes FFB Merger-related amounts, none of which exceeds $8 million. The amounts included in the $270 million FFB Merger-related charge are subject to change prior to the consummation date for the FFB Merger. The estimates include assumptions about the timing and number of employees that will be voluntarily or involuntarily terminated. Changes in those assumptions could result in a change in the FFB Merger-related charge.


     Like all estimates of the type indicated above, there are many factors, such as changes in economic or competitive conditions, changes in legislation or regulation, or the failure of any of the underlying assumptions to be correct, that are beyond FUNC's and FFB's control. These factors could affect actual results. As a result, and because of the subjective aspect of any estimate, there are likely to be differences between such estimates and the actual results, which could be material. These estimates are necessarily speculative in nature and no assurance can be given that these estimates will be realized. The foregoing estimates are not included in any pro forma financial information presented elsewhere in this Prospectus/Proxy Statement.

                              GENERAL INFORMATION
GENERAL

     This Prospectus/Proxy Statement is being furnished by Columbia to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the Columbia Board for use at the Special Meeting to be held on November 3, 1995, and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement.

     This document is also furnished by FUNC to the holders of Columbia Common Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares upon consummation of the Merger.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Columbia; (ii) submitting a proxy having a later date; or (iii) appearing at the Special Meeting and requesting a return of the proxy. All shares represented by
                                       21
valid proxies will be exercised in the manner specified thereon, and otherwise in the discretion of the proxyholders in accordance with their best judgment as to any other matters which may come before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, THAT NO PROXY WHICH IS VOTED AGAINST THE PROPOSAL TO APPROVE THE MERGER AGREEMENT WILL BE VOTED IN FAVOR OF ANY SUCH ADJOURNMENT OR POSTPONEMENT. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.
     Directors, officers and employees of Columbia and FUNC may solicit proxies from Columbia stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. Columbia has retained Corporate Investor Communications, Inc. to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $2,500, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and Columbia.
     THE COLUMBIA BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF COLUMBIA AND ITS STOCKHOLDERS AND IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY COLUMBIA STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS; COLUMBIA". RECORD DATE; VOTE REQUIRED

     The Columbia Board has fixed September 18, 1995, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Columbia Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Columbia Common Stock outstanding on the Record Date was 3,780,507, each of such shares being entitled to one vote.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (I.E., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the Special Meeting by the holders of Columbia Common Stock. There-fore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

     The directors and executive officers of Columbia (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 1,515,219 shares of Columbia Common Stock, which represents 40.08 percent of the outstanding shares of Columbia Common Stock entitled to be voted at the Special Meeting. As a condition to FUNC's willingness to enter into the Merger Agreement, CF Financial, the holder of 1,411,000, or approximately 37.32 percent, of the outstanding shares of Columbia Common Stock entitled to be voted at the Special Meeting, agreed to vote such shares in favor of approval of the Merger Agreement at the Special Meeting pursuant to the terms of the Voting Agreement, subject to certain exceptions. Melvin Lenkin, Chairman of the Board of Columbia, is also the President of the general partner of CF Financial, and accordingly, may be deemed to beneficially own the shares of Columbia Common Stock held by CF Financial. As such, the shares of Columbia Common Stock held by CF Financial have been included in the number of shares beneficially owned by the directors and executive officers of Columbia stated above. Accordingly, assuming such shares are so voted and that the directors and executive officers of Columbia vote the other shares of Columbia Common Stock beneficially owned by them in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 26.59 percent of the outstanding shares of Columbia Common Stock entitled to be voted at the Special Meeting.


     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                                   THE MERGER
     THE FOLLOWING INFORMATION RELATING TO THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE MERGER AGREEMENT AND THE VOTING AGREEMENT ARE SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS OF COLUMBIA ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY. GENERAL; EXCHANGE RATIO

     Under the terms of the Merger Agreement, FUNC-VA would acquire Columbia by means of the Merger of Columbia with and into FUNB-VA. Upon consummation of the Merger, each outstanding share of Columbia Common Stock (excluding any Excluded Shares) would be converted, automatically and without any action on the part of the holder thereof, into the right to receive 1.1852 shares of FUNC Common Stock (I.E., the result obtained by dividing $60.00 by the Average Closing Price). The Average Closing Price was determined by the last reported sales prices of FUNC Common Stock on the NYSE Tape for the ten trading days beginning on August 14, 1995, and ending on August 25, 1995. The Average Closing Price was $50.625. Each holder of Columbia Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (1) the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by (2) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled. The Exchange Ratio was negotiated on an arm's length basis between representatives of FUNC and Columbia.

     In addition, immediately following the Merger, certain assets and deposits of FUNB-VA (relating to branches operated by Columbia in Maryland and Washington, D.C.) will be purchased and assumed (in the Purchase & Assumption) by (i) FUNB-MD with respect to the Maryland operations of Columbia, and (ii) FUNB-DC with respect to the Washington, D.C. operations of Columbia. The Purchase & Assumption will be accomplished pursuant to the terms of the P&A Agreement.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Merger and to certain other conditions, the Effective Date will occur on such date as FUNC notifies Columbia in writing not less than five days prior thereto. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the fourth quarter of 1995. If the Merger is consummated in such quarter, or in any other quarter, Columbia stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or Columbia may terminate the Merger Agreement if the Effective Date does not occur on or before January 1, 1996. See " -- Exchange of Columbia Certificates" and " -- Conditions to Consummation; Termination".
EXCHANGE OF COLUMBIA CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of Columbia Common Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing Columbia Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     COLUMBIA STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for Columbia Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
     All FUNC Common Shares issued to the holders of Columbia Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of Columbia Common Stock will be
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entitled to vote at any meeting of holders of FUNC Common Stock the number of
FUNC Common Shares into which their Columbia shares have been converted, regardless of whether they have surrendered their Columbia Common Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any Columbia Common Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder (in each case, without interest). FUNC dividends having a record date before the Effective Date will not include dividends on the FUNC Common Shares issued in the Merger. After the Effective Date, the stock transfer books of Columbia will be closed, and there will be no transfers of the shares of Columbia Common Stock that were outstanding immediately prior to the Effective Date.
     The Merger Agreement provides that Columbia will use its best efforts to obtain from each person who may be deemed to be an "affiliate" (as defined in the Securities Act) to execute and deliver to FUNC on or before the date hereof an agreement restricting the disposition of such affiliate's shares of Columbia Common Stock and FUNC Common Stock received by such person in exchange for such person's shares of Columbia Common Stock. The Merger Agreement further provides that shares of Columbia Common Stock held by such affiliates of Columbia will not be exchanged for FUNC Shares until FUNC receives such an agreement. BACKGROUND AND REASONS
  COLUMBIA
     Management of Columbia has historically focused its attention primarily on increasing its core business while reviewing, from time to time, its strategic alternatives in light of its size, the increasing consolidation of the financial services industry and other relevant considerations. During the first quarter of 1994, representatives of Columbia and FUNC had informal conversations in which FUNC indicated that it might be interested in acquiring Columbia. Based on market conditions prevailing at that time, among other factors, Columbia determined not to pursue further discussions with FUNC at that time. Following these informal conversations, bank and thrift stock market indices declined broadly, due in large part to investor concerns that rising interest rates would impair future earnings momentum.
     In October 1994, the Columbia Board determined to maintain an informed position with respect to its strategic alternatives by, among other things, retaining financial advisors. In December 1994, Columbia engaged Schroder Wertheim and FBR to serve as its joint financial advisors on financial and strategic matters relating to the enhancement of stockholder value; and the Columbia Board appointed a Special Committee (consisting of Melvin Lenkin, Calvin G. Franklin and Dewitt T. Hartwell) to supervise and guide this process.
     While considering the alternative of remaining independent and deciding not to put Columbia up for sale, the Columbia Board, with the assistance of its financial advisors, Schroder Wertheim and FBR, decided to determine the level of interest that might exist on the part of potential acquirors of Columbia. At a meeting in February 1995, the Columbia Board authorized Schroder Wertheim and FBR to solicit indications of value from prospective acquirors of Columbia, including FUNC, as part of the evaluation of Columbia's strategic alternatives. Schroder Wertheim and FBR contacted approximately 20 prospective acquirors that Schroder Wertheim and FBR, along with the management of Columbia, believed were likely to have a strategic and/or financial interest in the potential acquisition of Columbia.
     Of the approximately 20 prospective acquirors contacted initially, eight signed confidentiality agreements and received confidential evaluation materials compiled by Schroder Wertheim, FBR and Columbia, including certain public and non-public financial and operating data regarding Columbia. Each of these parties was instructed by Schroder Wertheim and FBR to submit preliminary indications of interest to Columbia by March 23, 1995. On or before March 23, 1995, Schroder Wertheim and FBR received responses from five of these parties, including FUNC, indicating that they would be interested in pursuing an acquisition of Columbia. FUNC submitted an indication of value of $60.00 per share of Columbia Common Stock, but stated that this proposal would be withdrawn unless Columbia promptly agreed to enter into negotiations on a confidential and exclusive basis with FUNC. Three of the other interested parties submitted indications of value substantially less than $60.00 per share. The fifth responding party, who was not prepared to give an indication of price, stated that it would need at least two additional weeks to determine whether it would have sufficient interest to submit a formal response, but did indicate that it was tentatively considering a range of possible prices centered on $60.00 per share. Schroder Wertheim and FBR believed, and Columbia's management agreed, that in view of the other proposals received, and considering
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
the fact that FUNC's proposal was likely to be withdrawn if not promptly agreed to, it would not be advisable to delay the Columbia Board's consideration of these proposals.
     On March 23, 1995, the Special Committee and the Columbia Board met with Schroder Wertheim and FBR to assess and consider, among other things, the terms and conditions of the responses received from these parties, as well as other strategic options, including remaining independent. At these meetings, Schroder Wertheim and FBR made detailed presentations relating to the responses received and the financial institutions and holding companies which had submitted them, as well as updated background information relating to the value of Columbia and recent merger and acquisition pricing. After considerable discussion and review of the strategic alternatives and options available to Columbia, Schroder Wertheim and FBR were instructed to contact FUNC and the interested party that had submitted the next highest indication of value to solicit their final and best indications of interest for Columbia. Schroder Wertheim and FBR then left the meeting and held discussions with FUNC and the other interested party by telephone. In these discussions, both FUNC and the other interested party declined to increase their indications of interest or otherwise to improve the terms of their proposals. Schroder Wertheim and FBR then returned to the meeting and reported the results of these discussions. Schroder Wertheim and FBR advised the Columbia Board that, based on their previous discussions with FUNC, they believed that FUNC probably would not be willing to pursue further discussions with Columbia unless Columbia agreed to do so on an exclusive basis and that the other indications of value (taking into account the prices indicated and the uncertainties involved) did not warrant risking the loss of FUNC's proposal. After further discussion and review, the Columbia Board then determined to enter into exclusive negotiations with FUNC with a view towards concluding a definitive merger agreement.
     Subsequent discussions and negotiations over the next two weeks between FUNC, Columbia and their financial and legal advisors and on-site due diligence by both parties resulted in a formal offer for Columbia, as set forth in the Merger Agreement.
     On April 5, 1995, at a meeting of the Columbia Board that included the participation of Schroder Wertheim, FBR and Columbia's outside legal counsel, the Columbia Board reviewed the terms of the proposed Merger Agreement, unanimously approved the offer from FUNC and authorized the execution and delivery of the Merger Agreement.
     The terms of the Merger Agreement, including the consideration to be paid to Columbia's stockholders, were the result of arm's-length negotiations between the representatives of FUNC and Columbia. In the course of reaching its determination to approve the Merger Agreement, the Columbia Board, without assigning any relative or specific weights, considered a number of factors, including the following material factors: (i) the financial and valuation analyses prepared by Schroder Wertheim and FBR, (ii) the fairness opinions rendered by Schroder Wertheim and FBR, (iii) the terms of the Merger Agreement and the other documents executed in connection with the Merger Agreement as negotiated (including the transaction structure, the form and amount of the Merger consideration, and the potential impact of the proposed Merger Agreement and the Voting Agreement on other institutions that might have an interest in a business combination with Columbia), (iv) the financial condition, operations and prospects of FUNC and the anticipated effect thereon of the proposed transaction, (v) industry and economic factors, (vi) the nature and compatibility of FUNC's management and business philosophy, (vii) the prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Columbia, and (viii) regulatory and similar factors.
     In approving the Merger Agreement, the Columbia Board was aware that (i) the Merger Agreement contains certain provisions prohibiting Columbia from soliciting, facilitating or accepting other offers or agreements to acquire Columbia (see " -- Business Pending Consummation"), and (ii) FUNC would be entitled to receive the Termination Fee from Columbia under certain circumstances generally relating to a failure of Columbia to consummate the Merger because of another offer for Columbia or a material change or potential material change in the ownership of Columbia (see " -- Expenses; Termination Fee" and " -- Voting Agreement"). However, the Columbia Board was also aware that such terms were specifically bargained for and inducements for FUNC to enter into the Merger Agreement, and that the Columbia Board's obligation under the Merger Agreement to recommend approval of the Merger Agreement by its stockholders was explicitly made subject to the Columbia Board's fiduciary duties under applicable law. Accordingly, the Merger Agreement expressly permits the Columbia Board, if required by the exercise of its fiduciary duties under applicable law, to withdraw, modify or change such recommendations (it should be noted, however, that in such circumstances FUNC might still be entitled to the payment of the Termination Fee). See " -- Expenses; Termination Fee". In addition, in connection with its approval of the proposed Merger, the Columbia Board was advised by Schroder Wertheim and FBR that (i) the indicated value of the Merger exceeded the upper end of Schroder Wertheim and FBR's range of estimates of Columbia's stand-alone value (I.E., the market price of Columbia Common Stock if Columbia remained an independent company) and (ii) Schroder Wertheim and FBR believed that the process followed by Columbia in soliciting proposals and negotiating the Merger Agreement had been fair and
                                       25
effective and that it had obtained as high a price for Columbia as could have been obtained through other techniques. In presenting this advice, Schroder Wertheim and FBR stated that these findings were necessarily based upon economic, market, monetary and other conditions as they existed and could be evaluated at the time, represented their best business judgment under the circumstances and should not be construed in any way as a financial fairness or other form of expert opinion. Schroder Wertheim's and FBR's fairness opinions are described below and included as ANNEX C to this Prospectus/Proxy Statement. See " -- Opinions of Financial Advisors to Columbia".
     THE COLUMBIA BOARD UNANIMOUSLY RECOMMENDS THAT COLUMBIA STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large geographic base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has heretofore concentrated its efforts on what it perceives to be some of the better banking markets in the eastern region of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that joining with Columbia is an excellent way to significantly expand FUNC's presence in the Virginia, Maryland and Washington, D.C. markets.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "RECENT DEVELOPMENTS", "PRO FORMA FINANCIAL INFORMATION" and "FUNC -- History and Business".
OPINIONS OF FINANCIAL ADVISORS TO COLUMBIA
     Schroder Wertheim and FBR (together, the "Financial Advisors") have delivered their written opinions to the Columbia Board that, as of April 5, 1995, and as of the date of this Prospectus/Proxy Statement, the consideration to be paid to the holders of shares of Columbia Common Stock pursuant to the Merger Agreement (the "Merger Consideration") is fair, from a financial point of view, to the stockholders of Columbia. No limitations were imposed by the Columbia Board upon the Financial Advisors with respect to the investigations made or procedures followed by the Financial Advisors in rendering their opinions.
     COPIES OF THE OPINIONS OF SCHRODER WERTHEIM AND FBR, DATED THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEWS UNDERTAKEN BY SCHRODER WERTHEIM AND FBR, ARE ATTACHED HERETO AS ANNEX C, AND ARE SUBSTANTIALLY IDENTICAL TO THE OPINIONS OF SCHRODER WERTHEIM AND FBR, DATED APRIL 5, 1995. THE SUMMARY OF THE OPINIONS OF SCHRODER WERTHEIM AND FBR SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINIONS ATTACHED HERETO AS ANNEX
C. COLUMBIA STOCKHOLDERS ARE URGED TO READ THESE OPINIONS IN THEIR ENTIRETY.
     The Financial Advisors' opinions are directed only to the fairness, from a financial point of view, to Columbia stockholders of the Merger Consideration and do not address Columbia's underlying business decision to effect the Merger. The Financial Advisors' opinions were rendered only to the Columbia Board and do not constitute, and should not be construed as, a recommendation to any Columbia stockholder as to how such stockholder should vote with respect to the Merger.
     Schroder Wertheim is an investment banking firm that is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. FBR, as part of its institutional brokerage, research and investment banking business, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with initial and secondary offerings, mutual-to-stock conversions of savings institutions, mergers and acquisitions of commercial banks, savings institutions and savings and loan holding companies, as well as business valuations for other corporate purposes for financial institutions and real estate-related companies. As a specialist in the valuation of securities of financial institutions, FBR has experience in, and knowledge of, Virginia and the surrounding regional markets for thrift and bank securities and institutions operating in Virginia and the surrounding regional areas.
     Pursuant to a letter agreement, dated December 15, 1994 (the "Engagement Letter"), Columbia engaged Schroder Wertheim and FBR to serve as financial advisors. Pursuant to the Engagement Letter, Columbia paid $50,000 to each of Schroder
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

Wertheim and FBR and agreed to pay to each of them an additional fee of approximately $700,000 payable in cash at the closing of the Merger. Columbia also agreed to indemnify Schroder Wertheim and FBR against certain liabilities, including liabilities under the federal securities laws, and to pay their legal and other out-of-pocket expenses.

  SCHRODER WERTHEIM

     In connection with rendering its opinions, Schroder Wertheim, among other things, (i) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K filed with the OTS for the fiscal years ended September 30, 1992, 1993 and 1994 by Columbia, (ii) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K filed with the Commission for the fiscal years ended December 31, 1992, 1993 and 1994 by FUNC, (iii) reviewed the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, filed with the OTS by Columbia, (iv) discussed the past and current operations, financial condition and prospects of Columbia and FUNC with the managements of Columbia and FUNC, respectively, (v) reviewed the reported prices and trading activity for Columbia Common Stock and FUNC Common Stock and compared them with those of certain companies which Schroder Wertheim deemed to be reasonably similar to Columbia and FUNC, respectively, (vi) compared the results of operations and financial condition of Columbia and FUNC with those of certain companies which the Financial Advisors deemed to be reasonably similar to Columbia and FUNC, respectively, (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which the Financial Advisors deemed to be reasonably comparable, (viii) participated in discussions and negotiations among representatives of Columbia, representatives of FUNC, Columbia's legal advisors and the legal advisors to FUNC, (ix) reviewed execution copies of each of the Merger Agreement and the Voting Agreement, and
(x) performed such other analyses and reviewed and analyzed such other information as Schroder Wertheim deemed appropriate.


     In addition, in rendering its opinions as of the date of this Prospectus/Proxy Statement, Schroder Wertheim also reviewed certain information that was not available as of the date of the April 5, 1995 opinion, including certain information contained in this Prospectus/Proxy Statement and in (i) the Form 8-K filed with the OTS by Columbia on April 20, 1995, (ii) the Quarterly Reports for the fiscal quarters ended March 31, 1995, and June 30, 1995 filed with the OTS by Columbia, (iii) the Forms 8-K filed with the Commission by FUNC on June 19, 1995, June 20, 1995, June 21, 1995, June 30, 1995 and August 30,
1995, and (iv) the Quarterly Reports for the fiscal quarters ended March 31, 1995 (as amended by Form 10-Q/A Amendment No. 1, dated May 16, 1995), and June 30, 1995, filed with the Commission by FUNC. Schroder Wertheim also reviewed, in connection with rendering such opinion, (a) the Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed by FFB with the Commission, (b) the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995 filed by FFB with the Commission, and (c) the Form 8-K filed by FFB with the Commission on June 23, 1995.

     In rendering its opinions, Schroder Wertheim did not assume any responsibility for independently verifying the accuracy and completeness of the information concerning Columbia and FUNC as furnished by Columbia and FUNC, respectively, or the publicly available information regarding other financial institutions and economic data. Schroder Wertheim further relied on the assurance of management of Columbia and FUNC that they were not aware of any facts that would make such information inaccurate or misleading. Schroder Wertheim did not undertake an independent appraisal of the assets or liabilities of Columbia or FUNC nor was Schroder Wertheim furnished with any such appraisals. Schroder Wertheim is not an expert in the evaluation of allowances for loan losses and did not review any individual credit files of Columbia or FUNC. Schroder Wertheim's opinions were necessarily based upon economic, market and other conditions as they existed on, and the information made available to Schroder Wertheim as of, the dates thereof. Schroder Wertheim expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger and related transactions as set forth in the Merger Agreement and the Voting Agreement.
     The preparation of a fairness opinion is a complex project and is not necessarily susceptible to partial or summary description. No single analytical methodology used by Schroder Wertheim was critical to its overall conclusions, as each analytical technique has inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. Schroder Wertheim's conclusions are based upon all the analyses and factors that it considered, taken as a whole, and also on the application of Schroder Wertheim's experience and judgment. Schroder Wertheim's conclusions involve significant elements of subjective judgment and qualitative analysis. No single technique was assigned any special value, merit or weight. Accordingly, Schroder Wertheim believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of its opinions. Schroder Wertheim's analyses and opinions are based in part upon forecasts and projections of future results of operations of FUNC provided by management of FUNC. These forecasts and projections may not be indicative of actual results, which may be significantly more or less favorable then the
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
projected or forecasted results. Columbia did not provide forecasts or projections of its future results to Schroder Wertheim for use in its analyses, nor did Schroder Wertheim prepare its own forecasts or projections for that purpose. In preparing its analyses, however, Schroder Wertheim did make numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Schroder Wertheim's control and are inherently imprecise.
     The following is a brief summary of the analyses performed by Schroder Wertheim in connection with rendering its opinion dated April 5, 1995.
          COMPARABLE COMPANY ANALYSIS. Schroder Wertheim compared certain valuation ratios and operating, profitability, credit quality and capital ratios for Columbia with (1) the average ratios (excluding in each case the low and high ratio) for American Federal Bank, F.S.B., First Financial Holdings, Inc., Loyola Capital Corporation, Maryland Federal Bancorp, Inc. and Sovereign Bancorp (the "Comparable Companies"), using market prices of Columbia Common Stock and the common stock of the Comparable Companies as of April 4, 1995 and publicly reported financial data as of December 31, 1994, and for the 12 months ended as of that date, and (2) the average ratios for thrifts nationwide, based on information published by SNL Datasource, which is a data service that monitors and publishes a compilation of financial information about certain publicly traded companies. Among the valuation ratios considered were (a) the ratio of market price to last 12 months earnings per share, which was 15.1 for Columbia and averaged 10.5 for the Comparable Companies and 12.5 for thrifts nationwide, (b) the ratio of market price to estimated 1995 earnings per share, which was 13.8 for Columbia and averaged 10.1 for the Comparable Companies (the ratio for thrifts nationwide was not available),
     (c) the ratio of market price to December 31, 1994 book value, which was
     1.22 for Columbia and averaged 1.35 for the Comparable Companies and 1.01 for thrifts nationwide, and (d) the ratio of market price to December 31, 1994 tangible book value, which was 1.29 for Columbia and averaged 1.42 for the Comparable Companies and 1.04 for thrifts nationwide. Using these valuation multiples, Schroder Wertheim calculated the indicated acquisition values for Columbia that would result by multiplying, respectively, the next-to-lowest, the next-to-highest and the average (excluding the lowest and the highest) of each of these valuation multiples for the Comparable Companies by the relevant information for Columbia and assuming an acquisition premium of 33 percent (which was the average premium paid in all U.S. thrift acquisitions since January 1, 1994; see ";THRIFT MERGER TRANSACTION ANALYSIS") over the values resulting from this multiplication. This calculation resulted in a range of average indicated acquisition values from $166.7 million to $223.0 million for Columbia. The figures used for estimated 1995 earnings per share were based on earnings estimates published by First Call, which is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to certain investors. The estimate of 1995 earnings per share for Columbia used by Schroder Wertheim in these comparisons was $3.20 per share, based on estimates published by First Call. Among the profitability, operations, credit quality and capital ratios compared by Schroder Wertheim were (i) return on average assets for the 12 months ended December 31, 1994, which was 0.40 percent for Columbia and averaged 0.92 percent for the Comparable Companies and 0.79 percent for thrifts nationwide, (ii) return on average common equity for the 12 months ended December 31, 1994, which was 8.40 percent for Columbia and averaged
     14.07 percent for the Comparable Companies and 8.22 percent for thrifts nationwide, (iii) net interest margin for the 12 months ended December 31, 1994, which was 2.00 percent for Columbia and averaged 3.20 percent for the Comparable Companies and 3.51 percent for thrifts nationwide, (iv) the ratio of noninterest expense to average assets for the 12 months ended December 31, 1994, which was 1.53 percent for Columbia and averaged 2.17 percent for the Comparable Companies and 2.46 percent for thrifts nationwide, (v) the ratio of nonperforming loans to total loans at December 31, 1994, which was 0.60 percent for Columbia and averaged 0.62 percent for the Comparable Companies and 1.57 percent for thrifts nationwide, (vi) the ratio of loan loss reserves to nonperforming loans at December 31, 1994, which was 123.3 percent for Columbia and averaged 153.4 percent for the Comparable Companies and 155.0 percent for thrifts nationwide, (vii) the ratio of tangible common equity to tangible assets as December 31, 1994, which was 4.34 percent for Columbia and averaged 7.35 percent for the Comparable Companies and 10.28 percent for thrifts nationwide, and (viii) the risk-based capital ratio at December 31, 1994, which was 9.15 percent for Columbia and averaged 13.33 percent for the Comparable Companies and
     20.28 percent for thrifts nationwide.
          THRIFT MERGER TRANSACTION ANALYSIS. Schroder Wertheim calculated certain ratios for acquisitions of U.S. thrifts with assets of $500 million to $5 billion announced since January 1, 1994, and for acquisitions of Mid-Atlantic thrifts of that size announced since that date. Approximately 34 transactions (three of which involved Mid-Atlantic thrifts) were considered in this analysis, including all of the transactions of this nature of which Schroder Wertheim was aware at the time of its analysis. The ratios considered included the following: (i) acquisition price as a multiple of the market price of the acquired company's stock as of one month before announcement of the transaction, which was 145 percent for
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
     Columbia and averaged 126 percent for Mid-Atlantic thrift acquisitions and 133 percent for all U.S. thrift acquisitions, (ii) the ratio of acquisition price to common book value per share as of the most recently reported date prior to announcement of the acquisition, which was 1.75 for Columbia and averaged 1.76 for Mid-Atlantic thrift acquisitions and 1.62 for all U.S. thrift acquisitions, (iii) the ratio of acquisition price to tangible book value per share of the most recently reported date prior to announcement of the acquisition, which was 1.85 for Columbia and averaged 1.90 for Mid-Atlantic thrift acquisitions and 1.72 for all U.S. thrift acquisitions,
     (iv) the ratio of acquisition price to earnings per share for the 12 months ended as of the most recently reported date prior to announcement of the acquisition, which was 21.3 for Columbia and averaged 22.1 for Mid-Atlantic thrift acquisitions and 15.2 for all U.S. thrift acquisitions, and (v) the core deposit premium paid by the acquiror (the ratio of the excess of the acquisition price over tangible book value to core deposits as of the most recently reported date prior to announcement of the acquisition), which was
     7.7 percent for Columbia and averaged 10.9 percent for Mid-Atlantic thrift acquisitions and 7.9 percent for all U.S. thrift acquisitions.
          MARKET PREMIUM ANALYSIS. Schroder Wertheim calculated the average premium paid over market prices in acquisitions of publicly traded companies in the United States since the beginning of 1992 and for publicly traded financial services companies during that period. Approximately 462 transactions (192 of which involved financial services companies) were considered in this analysis, including all of the transactions of this nature of which Schroder Wertheim was aware at the time of its analysis. This analysis showed that, based on a $60.00 acquisition price in the Merger, FUNC was paying a premium equal to 36.5 percent over the $44.00 market price per share of Columbia Common Stock on April 5, 1995, the day prior to announcement of the Merger, compared to an average premium over the market price on the day prior to announcement of 41.7 percent for financial services acquisitions and 35.0 percent for all acquisitions. Using market prices one week and four weeks prior to announcement, respectively, Schroder Wertheim calculated premiums of 46.3 percent and
     44.6 percent for Columbia, compared to premiums of 45.7 percent and 53.1 percent for financial services acquisitions and 38.4 percent and 44.6 percent for all acquisitions.
          CONTRIBUTION ANALYSIS. Schroder Wertheim analyzed the contribution of each of Columbia and FUNC to the income statement and balance sheet of the pro forma combined company (see "SUMMARY -- Pro Forma Combined Selected Financial Data"). Among the various balance sheet and income statement items analyzed were the relative contribution to the pro forma company of each of Columbia's and FUNC's (i) net interest income and net income before extraordinary items for the 12 months ended December 31, 1994, (ii) estimated 1995 net income, (iii) estimated 1996 net income, (iv) loans, assets, deposits, common book value and tangible book value as of December 31, 1994, and (v) market capitalization as of April 4, 1995. The figures used for estimated 1995 and 1996 net income were based on estimates for Columbia published by First Call and for FUNC provided by FUNC management. The contribution analysis produced a range of relative contributions by Columbia to the pro forma company from a minimum of 1.1 percent (for estimated 1996 net income) to a maximum of 4.0 percent (for loans), while Columbia stockholders would receive approximately 2.9 percent of the total shares of FUNC Common Stock estimated to be outstanding upon consummation of the Merger.
          PER SHARE VALUE ANALYSIS. Schroder Wertheim compared various data per share of Columbia Common Stock with the data per equivalent number of shares of FUNC Common Stock, based on the closing price of $44.00 per share of Columbia Common Stock on April 4, 1995, and the ten-day average closing price of $43.50 per share of FUNC Common Stock during the ten-day period ended April 4, 1995. Schroder Wertheim calculated that, on a share equivalent basis, the Merger would result in a 36.4 percent increase in market value, a 147.8 percent increase in estimated 1995 earnings per share (using earnings estimates for Columbia published by First Call and for FUNC provided by FUNC management), a 14.3 percent increase in book value and a
     10.7 percent decrease in tangible book value. Schroder Wertheim also noted that, while Columbia was not currently paying dividends to the holders of Columbia Common Stock, FUNC would be paying an annual dividend of $2.54 per equivalent number of shares of FUNC Common Stock based on the last reported sale price of FUNC Common Stock on the NYSE Tape on April 5, 1995, assuming that FUNC continued to pay dividends at the same annual rate as it was then paying (I.E., $1.84 per share of FUNC Common Stock). Such annual pro forma dividend is actually $2.46 based on the Exchange Ratio.
          IMPLIED EARNINGS ANALYSIS. Schroder Wertheim analyzed the implied earnings per share of Columbia Common Stock that would need to be generated in the 1996 fiscal year in order for the Columbia Common Stock to trade at a market price at the end of that fiscal year that would have a discounted present value, as of April 5, 1995, of $60.00 per share of Columbia Common Stock. Using a range of discount rates from 14.0 percent to 16.0 percent per annum and a range of ratios of market price to earnings per share from
     8.0 to 14.0, Schroder Wertheim calculated a range of implied fiscal year earnings per share for fiscal year 1996 from $5.22 to $9.37 per share, which implied a compound annual rate
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     of growth in earnings per share (based on reported earnings per share of
     $2.87 for fiscal year 1994) of 34.8 percent to 80.6 percent per annum.
          FUNC COMPARABLE COMPANY ANALYSIS. Schroder Wertheim compared certain valuation ratios and profitability, operations, credit quality and capital ratios, for FUNC with the average ratios (excluding in each case the low and high ratio) for Barnett Banks, Inc., NationsBank Corporation, SunTrust Banks, Inc. and Wachovia Corporation (the "FUNC Comparable Companies"), using market data as of April 4, 1995, and publicly reported financial data as of December 31, 1994 and for the 12 months ended as of that date. Among the valuation ratios considered were (a) the ratio of market price to last 12 months earnings per share, which was 8.3 for FUNC and averaged 10.8 for the FUNC Comparable Companies, (b) the ratio of market price to estimated 1995 earnings per share, which was 7.7 for FUNC and averaged 9.8 for the FUNC Comparable Companies, (c) the ratio of market price to December 31, 1994 book value, which was 1.40 for FUNC and averaged 1.65 for the FUNC Comparable Companies, and (d) the ratio of market price to December 31, 1994 tangible book value, which was 1.86 for FUNC and averaged also 1.86 for the FUNC Comparable Companies. The figures used for estimated 1995 earnings per share were based on earnings estimates for FUNC as provided by FUNC management and for the FUNC Comparable Companies as published by First Call. Among the profitability, operations, credit quality and capital ratios compared by Schroder Wertheim were (i) return on average assets for the 12 months ended December 31, 1994, which was 1.24 percent for FUNC and averaged 1.26 percent for the FUNC Comparable Companies, (ii) return on average common equity for the 12 months ended December 31, 1994, which was
     16.51 percent for FUNC and averaged 16.48 percent for the FUNC Comparable Companies, (iii) net interest margin for the 12 months ended December 31, 1994, which was 4.63 percent for FUNC and averaged 4.26 percent for the FUNC Comparable Companies, (iv) the ratio of noninterest expense to average assets for the 12 months ended December 31, 1994, which was 3.65 percent for FUNC and averaged 3.22 percent for the FUNC Comparable Companies, (v) the ratio of nonperforming loans to total loans at December 31, 1994, which was 0.74 percent for FUNC and averaged 0.68 percent for the FUNC Comparable Companies, (vi) the ratio of loan loss reserves to nonperforming loans at December 31, 1994, which was 245.0 percent for FUNC and averaged 308.9 percent for the FUNC Comparable Companies, (vii) the ratio of tangible common equity to tangible assets as December 31, 1994, which was 5.34 percent for FUNC and averaged 6.75 percent for the FUNC Comparable Companies, and (viii) the risk-based capital ratio at December 31, 1994, which was 12.94 percent for FUNC and averaged 11.95 percent for the FUNC Comparable Companies.
          FUNC DIVIDEND HISTORY. Schroder Wertheim analyzed the dividend history of FUNC since September 1984, noting that during that period FUNC has paid a dividend to the holders of shares of FUNC Common Stock every quarter and has increased its dividend rate at least once each calendar year. Schroder Wertheim noted that FUNC's most recent quarterly dividend was $.46 per share and that Columbia does not currently pay a dividend to holders of Columbia Common Stock.
  FBR
     In connection with rendering its opinions, FBR, among other things, (i) reviewed the Columbia Annual Reports to Stockholders and Columbia Annual Reports on Form 10-K filed with the OTS for the fiscal years ended September 30, 1992, 1993 and 1994, (ii) reviewed the FUNC Annual Reports to Stockholders and FUNC Annual Reports on Form 10-K filed with the Commission for the fiscal years ended December 31, 1992, 1993 and 1994, (iii) reviewed the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, filed with the OTS by Columbia, (iv) discussed the past and current operations, financial condition and prospects of Columbia and FUNC with the managements of Columbia and FUNC,
(v) reviewed the reported prices and trading activity for the Columbia Common Stock and the FUNC Common Stock and compared them with those of certain companies which FBR deemed to be reasonably comparable to Columbia and FUNC, respectively, (vi) compared the results of operations and financial condition of Columbia and FUNC with those of certain companies which FBR deemed to be reasonably comparable to Columbia and FUNC, respectively, (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which FBR deemed to be reasonably comparable, (viii) participated in discussions and negotiations among representatives of Columbia, representatives of FUNC, legal counsel for Columbia and legal counsel for FUNC,
(ix) reviewed execution copies of each of the Merger Agreement and the Voting Agreement, and (x) performed such other analyses and reviewed and analyzed such other information as FBR deemed was appropriate.
     In addition, in rendering its opinion as of the date of this Prospectus/Proxy Statement, FBR also reviewed certain information that was not available as of the date of the April 5, 1995 opinion, including certain information contained in this Prospectus/Proxy Statement and in (i) the Form 8-K filed with the OTS by Columbia on April 20, 1995, (ii) the Quarterly
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Reports for the fiscal quarters ended March 31, 1995, and June 30, 1995, filed with the OTS by Columbia, (iii) the Forms 8-K filed with the Commission by FUNC on June 19, 1995, June 20, 1995, June 21, 1995, June 30, 1995 and August 30,
1995, and (iv) the Quarterly Reports for the fiscal quarters ended March 31, 1995 (as amended by Form 10-Q/A Amendment No. 1, dated May 16, 1995), and June 30, 1995, filed with the Commission by FUNC. FBR also reviewed, in connection with rendering such opinion, (a) the Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed by FFB with the Commission, (b) the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, and June 30, 1995, filed by FFB with the Commission, and (c) the Form 8-K filed by FFB with the Commission on June 23, 1995.

     In rendering its opinions, FBR did not assume any responsibility for independently verifying the accuracy and completeness of the information concerning Columbia and FUNC as furnished by Columbia and FUNC, respectively, or the publicly available information regarding other financial institutions and economic data. FBR further relied on the assurance of management of Columbia and FUNC that they were not aware of any facts that would make such information inaccurate or misleading. FBR did not undertake an independent appraisal of the assets or liabilities of Columbia or FUNC nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses and did not review any individual credit files of Columbia or FUNC. FBR's opinions were necessarily based upon economic, market and other conditions as they existed on, and the information made available to FBR as of, the dates thereof. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger and related transactions as set forth in the Merger Agreement and the Voting Agreement.
     The preparation of a fairness opinion is a complex project and is not necessarily susceptible to partial or summary description. No single analytical methodology used by FBR was critical to its overall conclusions, as each analytical technique has inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. FBR's conclusions are based upon all the analyses and factors that it considered, taken as a whole, and also on the application of FBR's experience and judgment. FBR's conclusions involve significant elements of subjective judgment and qualitative analysis. No single technique was assigned any special value, merit or weight. Accordingly, FBR believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of its opinions. FBR's analyses and opinions were based in part upon forecasts and projections of future results of operations provided by management of FUNC. These forecasts and projections may not be indicative of actual results, which may be significantly more or less favorable than the projected or forecasted results. Columbia did not provide forecasts or projections of its future results to FBR for use in its analyses, nor did FBR prepare its own forecasts or projections for that purpose. In preparing its analyses, however, FBR did make numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond FBR's control and are inherently imprecise.
     The following is a brief summary of the analyses performed by FBR in connection with rendering its opinion dated April 5, 1995.
          COMPARABLE COMPANY ANALYSIS. FBR compared certain valuation ratios and operating, profitability, credit quality and capital ratios for Columbia with (1) the ratios for the Comparable Companies, using market prices of Columbia Common Stock and the common stock of the Comparable Companies as of April 4, 1995, and publicly reported financial data as of December 31, 1994, and for the 12 months ended as of that date, and (2) the median ratios for thrifts nationwide, based on information published by SNL Datasource. Among the ratios considered were (i) the ratio of market price to last 12 months earnings per share, which was 15.0 for Columbia, ranged from 8.1 to 13.5 for the Comparable Companies and was a median of 10.5 for thrifts nationwide, (ii) the ratio of market price to December 31, 1994 book value, which was 1.22 for Columbia, ranged from 0.88 to 1.69 for the Comparable Companies and was a median of 0.96 for thrifts nationwide, (iii) the ratio of market price to December 31, 1994 tangible book value, which was 1.28 for Columbia, ranged from 0.88 to 1.80 for the Comparable Companies and was a median of 0.98 for thrifts nationwide, (iv) net interest margin for the 12 months ended December 31, 1994, which was 1.86 percent for Columbia, ranged from 2.92 percent to 4.12 percent for the Comparable Companies and was a median of 3.52 percent for thrifts nationwide, (v) the efficiency ratio (which is the ratio of noninterest expense to the sum of net interest revenue and noninterest income) for the 12 months ended December 31, 1994, which was 66.94 percent for Columbia, ranged from 50.24 percent to 69.83 percent for the Comparable Companies and was a median of 60.61 percent for thrifts nationwide, (vi) the ratio of noninterest expense to average assets for the 12 months ended December 31, 1994, which was 1.40 percent for Columbia, ranged from 0.64 percent to 2.52 percent for the Comparable Companies and was a median of 2.30 percent for thrifts nationwide, (vii) the ratio of net interest income to average earning assets for the 12 months ended December 31, 1994, which was 0.05 percent for Columbia, ranged from 0.16 percent to 0.79 percent for the
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     Comparable Companies and was a median of 0.36 percent for all thrifts nationwide, (viii) return on average assets for the 12 months ended December 31, 1994, which was 0.35 percent for Columbia, ranged from 0.65 percent to 1.30 percent for the Comparable Companies and was a median of
     0.88 percent for thrifts nationwide, (ix) return on average common equity for the 12 months ended December 31, 1994, which was 7.47 percent for Columbia, ranged from 9.25 percent to 17.61 percent for the Comparable Companies and was a median of 8.64 percent for thrifts nationwide, (x) the ratio of net charge-offs to average loans for the 12 months ended December 31, 1994, which was negative 0.08 percent for Columbia and ranged from 0.00 percent to 0.16 percent for the Comparable Companies (this ratio was not available for thrifts nationwide), (xi) the ratio of nonperforming assets to total loans and other real estate owned at December 31, 1994, which was
     1.08 percent for Columbia and ranged from 0.32 percent to 2.46 percent for the Comparable Companies (this ratio was not available for thrifts nationwide), (xii) the ratio of nonperforming assets to total assets at December 31, 1994, which was 0.84 percent for Columbia, ranged from 0.27 percent to 1.91 percent for the Comparable Companies and was a median of
     0.80 percent for thrifts nationwide, (xiii) the ratio of loan loss reserves to total loans and leases at December 31, 1994, which was 0.74 percent for Columbia, ranged from 0.52 percent to 1.27 percent for the Comparable Companies and was a median of 0.95 percent for thrifts nationwide, (xiv) the ratio of tangible common equity to tangible assets at December 31, 1994, which was 4.40 percent for Columbia, ranged from 3.68 percent to 8.21 percent for the Comparable Companies and was a median of 8.47 percent for thrifts nationwide, (xv) the tier I capital ratio at December 31, 1994, which was 4.63 percent for Columbia, ranged from 3.75 percent to 7.82 percent for the Comparable Companies and was a median of 7.85 percent for thrifts nationwide, and (xvi) the ratio of risk-based capital to total assets at December 31, 1994, which was 9.15 percent for Columbia, ranged from 10.19 percent to 16.00 percent for the Comparable Companies and was a median of 16.36 percent for thrifts nationwide.

          PREMIUM ANALYSIS. FBR calculated certain ratios for acquisitions of U.S. thrifts with assets of $500 million to $5 billion announced since January 1, 1994. Approximately 34 transactions were considered in this analysis, including all of the transactions of this nature of which FBR was aware at the time of its analysis. The ratios considered included the following: (i) the ratio of acquisition price to common book value per share as of the most recently reported date prior to announcement of the acquisition, which was 175.07 percent for Columbia and averaged 162.27 percent for all U.S. thrift acquisitions, (ii) the ratio of acquisition price to tangible book value per share as of the most recently reported date prior to announcement of the acquisition, which was 184.75 percent for Columbia and averaged 172.49 percent for all U.S. thrift acquisitions,
     (iii) the ratio of acquisition price to earnings per share for the 12 months ended as of the most recently reported date prior to announcement of the acquisition, which was 22 for Columbia and averaged 15 for all U.S. thrift acquisitions, (iv) the core deposit premium paid by the acquiror, which was 7.66 percent for Columbia and averaged 7.88 percent for all U.S. thrift acquisitions, and (v) acquisition price as a multiple of the market price of the acquired company's stock one month before announcement of the transaction, which was 144.58 percent for Columbia and averaged 133.07 percent for all U.S. thrift acquisitions. FBR also calculated the ratio of the acquisition price to the reported sales prices of Columbia Common Stock as of various dates prior to the public announcement of the execution of the Merger Agreement and compared these ratios to the average ratios for all U.S. thrift acquisitions. In this regard, for example, FBR found that as of one day, one month, three months and one year prior to the announcement date, this ratio for Columbia was 136.36 percent, 144.58 percent, 173.91 percent and 187.50 percent, respectively, compared with average ratios for all U.S. thrift acquisitions of 122.87 percent, 133.35 percent, 140.43 percent and 183.87 percent, respectively.
          CONTRIBUTION ANALYSIS. FBR analyzed the contribution of each of Columbia and FUNC to the income statement and balance sheet of the pro forma combined company (see "SUMMARY -- Pro Forma Combined Selected Financial Data"). Among the various balance sheet and income statement items analyzed were the relative contribution to the pro forma company of each of Columbia's and FUNC's (i) net interest margin and net income before extraordinary items for the 12 months ended December 31, 1994, (ii) estimated 1995 net income, (iii) estimated 1996 net income, (iv) loans, assets, deposits, common book value and tangible book value as of December 31, 1994, and (v) market capitalization as of April 4, 1995. The figures used for estimated 1995 and 1996 net income were based on estimates for Columbia published by First Call and for FUNC provided by FUNC management. The contribution analysis produced a range of related contribution to the pro forma company from a minimum of 1.1 percent (for estimated 1996 net income) to a maximum of 4.0 percent (for loans), while Columbia stockholders would receive approximately 2.9 percent of the total shares of FUNC Common Stock estimated to be outstanding upon consummation of the Merger.
          FUNC COMPARABLE COMPANY ANALYSIS. FBR compared certain valuation ratios and operating, profitability, credit quality and capital ratios for FUNC with (1) the ratios for the FUNC Comparable Companies, using market prices of FUNC Common Stock and the common stock of the FUNC Comparable Companies as of April 4, 1995, and publicly
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
     reported financial data as of December 31, 1994 and for the 12 months ended as of that date, and (2) the median ratios for major banks nationwide, based on information published by SNL Datasource. Among the ratios considered were (i) the ratio of market price to last 12 months earnings per share, which was 8.31 for FUNC, ranged from 8.27 to 12.30 for the FUNC Comparable Companies and was a median of 11.33 for major banks nationwide,
     (ii) the ratio of market price to estimated 1995 earnings per share, which was 7.7 for FUNC and ranged from 7.5 to 11.0 for the FUNC Comparable Companies (this ratio was not available for major banks nationwide), (iii) the ratio of market price to estimated 1996 earnings per share, which was
     7.0 for FUNC and ranged from 6.8 to 10.0 for the FUNC Comparable Companies (this ratio was not available for major banks nationwide), (iv) the ratio of market price to December 31, 1994 book value, which was 1.41 for FUNC, ranged from 1.28 to 1.87 for the FUNC Comparable Companies and was a median of 1.41 for major banks nationwide, (v) the ratio of market price to December 31, 1994 tangible book value, which was 1.88 for FUNC, ranged from
     1.51 to 1.93 for the FUNC Comparable Companies and was a median of 1.50 for major banks nationwide, (vi) net interest margin for the 12 months ended December 31, 1994, which was 4.77 percent for FUNC, ranged from 3.58 percent to 4.87 percent for the FUNC Comparable Companies and was a median of 4.91 percent for major banks nationwide, (vii) the efficiency ratio for the 12 months ended December 31, 1994, which was 63.85 percent for FUNC, ranged from 56.86 percent to 63.29 percent for the FUNC Comparable Companies and was a median of 63.65 for major banks nationwide, (viii) the ratio of noninterest expense to average assets for the 12 months ended December 31, 1994, which was 3.46 percent for FUNC, ranged from 2.80 percent to 3.30 percent for the FUNC Comparable Companies and was a median of 3.65 percent for major banks nationwide, (ix) the ratio of net interest income to average earning assets for the 12 months ended December 31, 1994, which was 3.70 percent for FUNC, ranged from 1.58 percent to 1.84 percent for the FUNC Comparable Companies and was a median of 4.39 percent for major banks nationwide, (x) return on average assets for the 12 months ended December 31, 1994, which was 1.27 percent for FUNC, ranged from 1.02 percent to 1.46 percent for the FUNC Comparable Companies and was a median of 1.15 percent for major banks nationwide, (xi) return on average common equity for the 12 months ended December 31, 1994, which was 17.04 percent for FUNC, ranged from 14.63 percent to 17.37 percent for the FUNC Comparable Companies and was a median of 13.13 percent for major banks nationwide, (xii) the ratio of net charge-offs to average loans for the 12 months ended December 31, 1994, which was 0.33 percent for FUNC, ranged from 0.23 percent to 0.34 percent for the FUNC Comparable Companies and was a median of 0.25 percent for major banks nationwide, (xiii) the ratio of nonperforming assets to total loans and other real estate owned at December 31, 1994, which was 1.03 percent FUNC, ranged from 0.43 percent to 1.10 percent for the FUNC Comparable Companies and was a median of 1.04 percent for major banks nationwide, (xiv) the ratio of nonperforming assets to total assets at December 31, 1994, which was 0.72 percent for FUNC, ranged from 0.26 percent to 0.70 percent for the FUNC Comparable Companies and was a median of 0.63 percent for major banks nationwide, (xv) the ratio of loan loss reserves to total loans and leases at December 31, 1994, which was
     1.85 percent for FUNC, ranged from 1.57 percent to 2.32 percent for the FUNC Comparable Companies and was a median of 1.69 percent for major banks nationwide, (xvi) the ratio of tangible common equity to tangible assets at December 31, 1995, which was 5.34 percent for FUNC, ranged from 5.85 percent to 8.20 percent for the FUNC Comparable Companies and was a median of 7.83 percent for major banks nationwide, (xvii) the tier I capital ratio at December 31, 1994, which was 7.76 percent for FUNC, ranged from 7.43 percent to 9.68 percent for the FUNC Comparable Companies and was a median of 7.95 percent for major banks nationwide and (xviii) the ratio of risk-based capital to total assets at December 31, 1994, which was 12.94 percent for FUNC, ranged from 10.05 percent to 12.73 percent for the FUNC Comparable Companies and was a median of 14.05 percent for major banks nationwide.
     THE FULL TEXTS OF THE OPINIONS OF SCHRODER WERTHEIM AND FBR, DATED AS OF THE DATE HEREOF, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY SCHRODER WERTHEIM AND FBR, ARE ATTACHED HERETO AS ANNEX C AND ARE INCORPORATED HEREIN BY REFERENCE. COLUMBIA STOCKHOLDERS ARE URGED TO READ THE OPINIONS IN THEIR ENTIRETY. THE FOREGOING SUMMARIES OF THE OPINIONS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXTS OF THE OPINIONS.
INTERESTS OF CERTAIN PERSONS
     Certain directors and executive officers of Columbia may be deemed to have interests in the Merger in addition to their interests as stockholders of Columbia generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits.
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of Columbia and its subsidiaries holding such positions on or prior to the date of the Merger
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
Agreement, against certain liabilities to the extent such persons were indemnified under OTS regulations and Columbia's Charter and Bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain Columbia's existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by Columbia on the date of the Merger Agreement for a period of three years after the Effective Date at an annual cost not to exceed 150 percent of the annual premium payment for Columbia's current policy.
     FUNC agreed in the Merger Agreement that as soon as administratively practicable following the Effective Date, employees of Columbia will generally be entitled to participate in FUNC's pension, benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect, for eligibility and vesting and accrual of benefits, to years of service with Columbia as if such service were with FUNC.

     The aggregate value of cash payments which may be made to directors and executive officers following the Merger as a result of their termination of service, excluding continued health and life insurance and retirement benefits, is currently estimated to be approximately $4.0 million, including $1.2 million to Mr. Lenkin and $1.5 million to Mr. Schaefer.

     Directors Franklin and Lorenz shall each be paid $29,000 in cash upon consummation of the Merger, as equivalent amounts to what they would have received if such non-employee directors had been awarded stock options on November 17, 1994, under the 1993 Premium Price Stock Option Plan, as other non-employee directors were awarded (which Columbia would have otherwise provided to such individuals in the form of stock options of equivalent value in the ordinary course of business on or about December 1, 1995).
     In connection with the existing Senior Officers Employment Agreements of Columbia with Messrs. Lenkin and Schaefer, (i) in consideration of such officers each entering into an agreement not to compete with Columbia or FUNC (and each of their successors and subsidiaries) for a period from the Effective Date to December 31, 1998, the term of the Senior Officers Employment Agreements shall be extended for one year (I.E., through December 31, 1998) by Columbia if the Effective Date takes place on or after December 1, 1995, or by FUNB-VA if the Effective Date takes place prior to December 1, 1995, (ii) the FUNC subsidiaries that are obligated to honor and perform the obligations under the Senior Officers Employment Agreements shall, subject to the mitigation provisions of the Senior Officers Employment Agreements and subject to satisfactory performance under the agreement not to compete, make annual salary payments to Messrs. Lenkin and Schaefer of $373,256 and $488,280, respectively, in monthly installments, through December 31, 1998 (or if either should die prior thereto, the full salary payments shall be made to his estate), (iii) during the actual employment of Messrs. Lenkin and Schaefer, all of the benefits set forth in the Senior Officers Employment Agreements will be provided, and (iv) after termination of Messrs. Lenkin and Schaefer actual employment, the post-separation health benefits set forth in the Senior Officers Employment Agreements will be provided to each of Messrs. Lenkin and Schaefer and their surviving spouses for their respective lifetimes, and in lieu of any other benefits to which Messrs. Lenkin and Schaefer would be entitled, a lump sum payment will be made of $11,853 in the case of Mr. Lenkin, and $11,853 in the case of Mr. Schaefer. Additionally, group term life insurance in the amount of $500,000 of coverage shall be provided to each of Messrs. Lenkin and Schaefer through December 31, 1998. Messrs. Lenkin and Schaefer shall be permitted, at the Effective Date to purchase their currently provided vehicles at such vehicles' trade-in values.
     In connection with the existing SRA's of Messrs. Lenkin and Schaefer, the FUNC subsidiaries which are obligated to honor and perform the obligations of Columbia thereunder shall, in accordance with the terms of such SRA's, make a payment of $20,000 per month to Mr. Lenkin and $10,000 per month to Mr. Schaefer, less any required withholding, for their lifetimes and one half of such amount to their respective surviving spouses for their lifetimes, commencing on January 31, 1999, one month after the last salary payment is required to be made under the Senior Officer Employment Agreements. Subsequent to execution of the Merger Agreement, Columbia paid its remaining obligations to the Thomas J. Schaefer Secular Trust, including tax gross-up payments, in the amount of $240,779.
     The employment by Columbia of Ms. Riel, and Messrs. Fleming, Burke and Creighton (each an executive officer of Columbia) will terminate immediately prior to the Effective Date, pursuant to the respective Severance Agreements with such officers. At the time of such termination, Columbia shall make payments in satisfaction of Columbia's obligations under such Severance Agreements and FUNC-VA and FUNB-VA and their respective successors in interest shall honor and perform the obligations set forth in such Severance Agreements regarding health and other benefits for the benefit of the named executives without cost to such named executives for the period through November 16, 1997. The estimated amounts which would be payable under such Severance Agreements to Ms. Riel and Messrs. Fleming, Burke and Creighton are $320,008,
                                       34

$380,380, $239,148 and $195,000, respectively. In addition, each of these executive officers will be paid a $25,000 bonus by Columbia as an incentive to continue in their respective capacities with Columbia until the Effective Date.

     In the Merger Agreement, FUNC has agreed to assume all options to purchase shares of Columbia Common Stock granted pursuant to the Columbia Option Plans, which are outstanding under the Columbia Option Plans, in accordance with the terms of the Columbia Option Plans, except that the shares acquired upon exercise of such options shall be shares of FUNC Common Stock. The number of shares of FUNC Common Stock covered by each option outstanding under the Columbia Option Plans will be equal to the number of shares of Columbia Common Stock covered thereby, multiplied by the Exchange Ratio and rounded to the nearest whole share, and the option exercise price would be appropriately adjusted. As of the Record Date, the directors and executive officers of Columbia, together with certain of their related interests, beneficially owned 1,515,219 shares of Columbia Common Stock and held options to purchase an aggregate of 288,239 shares of Columbia Common Stock at a weighted average exercise price of $38.22, with an aggregate value of approximately $6.3 million, including $1.4 million for Mr. Lenkin and $1.5 million for Mr. Schaefer.


     Options to purchase 37,543 shares of Columbia Common Stock at a weighted average exercise price of $36.04 per share will become exercisable upon consummation of the Merger. These options are held by seven executive officers with the largest amount being held by each of five executive officers (each having a value of approximately $137,500).


     Melvin Lenkin, Chairman of the Columbia Board, is also the President of the general partner of CF Financial and may accordingly be deemed to beneficially own the 1,411,000 shares of Columbia Common Stock held by CF Financial as of the Record Date. As such, the shares of Columbia Common Stock held by CF Financial have been included in the number of shares beneficially owned by the directors and executive officers of Columbia stated above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS COLUMBIA STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR COLUMBIA COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD THEIR COLUMBIA COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION", OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and Columbia that, in its opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by Columbia stockholders upon the exchange in the Merger of shares of Columbia Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Merger by Columbia stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Columbia Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Merger by a Columbia stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of Columbia Common Stock surrendered in exchange therefor were held by the Columbia stockholder, provided such shares of Columbia Common Stock were held as capital assets.
           (iv) Cash received by a holder of Columbia Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Columbia Common Stock allocable to the fractional share interest.
     In contrast to the treatment described above in (i), (ii) and (iii), Columbia stockholders that hold their shares of Columbia Common Stock as a capital asset and that dispose of such shares prior to the Effective Date will generally recognize capital gain or loss in an amount equal to the difference between the amount realized upon the disposition and the basis in
                                       35
such shares. Such capital gain or loss will generally be long-term capital gain or loss if the Columbia stockholder is deemed to have held such shares for more than one year, and otherwise will be short-term capital gain or loss.
     In addition, consummation of the Merger is conditioned, among other things, on receipt by FUNC and Columbia of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and (ii) no gain or loss will be recognized by Columbia stockholders who receive FUNC Common Shares in exchange for their shares of Columbia Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. The tax opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OF COLUMBIA IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).
BUSINESS PENDING CONSUMMATION
     Columbia has agreed in the Merger Agreement not to take certain actions relating to the operation of Columbia pending consummation of the Merger, without the prior written consent of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) paying or declaring any dividends, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of outstanding options) or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business consistent with past practice; (iii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees other than normal increases in regular compensation to employees in the ordinary course of business consistent with past practice; (iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity other than foreclosures in the ordinary course of business consistent with past practice; (vi) changing its lending, investment, liability management or other material banking policies in any material respect; (vii) settling any claim, action or proceeding involving any liability for material money damages; (viii) entering into, terminating or changing any material contract, agreement, or lease except in the ordinary course of business consistent with past practice and that is terminable by Columbia without penalty upon not more than 60 days' prior written notice; or
(ix) taking any other action not in the ordinary course of business.

     The Merger Agreement also provides that, consistent with generally accepted accounting principles, Columbia will use its best efforts to record any accounting adjustments required to conform its loan, litigation, and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC; provided that Columbia shall not be obligated to record any such accounting adjustments (i) unless and until Columbia is satisfied that the conditions to the obligations of the parties to consummate the Merger will be satisfied or waived on or before the Effective Date, and (ii) in no event until the day prior to the Effective Date.

REGULATORY APPROVALS
     Consummation of the Merger is subject to receipt of the prior approval of both the Merger and the Purchase and Assumption from the OCC under both the Bank Merger Act (the "BMA") and Section 5(d)(3) of the Federal Deposit Insurance Act (the "FDI Act"). The BMA requires that the OCC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions, and the convenience and needs of the communities to be served (including compliance with fair lending laws). The BMA prohibits the OCC from approving the Merger or the Purchase and Assumption (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anti-competitive effects of such transaction are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977 (the "CRA"). Under the FDI Act and the BMA, the Merger may not be consummated until the 15th day following the dates of each of the requisite approvals during which periods the United States Department of
                                       36

Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. The Merger is also subject to prior notice being given to the OTS and the failure of the OTS to disapprove such notice within 60 days of its receipt.
     The OCC informed FUNC on August 11, 1995, that the OCC had approved the application previously submitted in connection with the Merger and the Purchase and Assumption. The OTS informed FUNC on July 12, 1995, that the OTS had no objection to the notice previously submitted in connection with the Merger. CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Columbia;
(ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger; and (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Merger; (iv) receipt by FUNC and Columbia of the opinion of Sullivan & Cromwell, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Columbia and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement; and (iii) the receipt by FUNC of a letter from Columbia's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to Columbia's consolidated financial position and results of operations.
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of Columbia, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date: (i) by mutual consent of the Boards of Directors of FUNC and Columbia; or (ii) by either the Board of Directors of FUNC or the Board of Directors of Columbia (a) if the stockholders of Columbia fail to approve the Merger Agreement, (b) in the event of a material breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Merger is not consummated on or before January 1, 1996. See " -- Expenses; Termination Fee".
WAIVER; AMENDMENT

     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of Columbia, the type of consideration to be received by the stockholders of Columbia may not be changed or the value of the consideration decreased and no change may be made that adversely affects the intended tax-free treatment to the Columbia stockholders. As of the date of this Prospectus/Proxy Statement, no provisions of the Merger Agreement are expected to be waived or amended.

ACCOUNTING TREATMENT
     It is expected that the purchase method of accounting will be used to reflect the Merger and the other Purchase Acquisitions upon consummation. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of the acquired company as of the effective date of the acquisition are recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the Merger and the other Purchase Acquisitions would reflect such values. Financial statements of FUNC issued before consummation of the Merger and the other Purchase Acquisitions would not be restated retroactively to reflect the acquired company's historical financial position or results of operations. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using purchase accounting to account for the Merger and the other Purchase Acquisitions.
                                       37

     It is expected that the pooling of interests method of accounting will be used to reflect the FFB Merger. As required by generally accepted accounting principles, under pooling of interests accounting, as of the effective date of the FFB Merger, the assets and liabilities of FFB would be added to those of FUNC at their recorded book values and the stockholders' equity accounts of FUNC and FFB would be combined on FUNC's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of FUNC issued after consummation of the FFB Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of FUNC and FFB as if the FFB Merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using pooling of interests accounting to account for the FFB Merger.
     See "PRO FORMA FINANCIAL INFORMATION".
EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and Columbia.
     FUNC-VA shall be entitled to the Termination Fee of $11.5 million from Columbia following the occurrence of a Fee Trigger Event (as hereinafter defined) provided FUNC-VA shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. FUNC-VA's right to receive the Termination Fee shall terminate if any of the following occurs prior to a Fee Trigger Event: (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Event (as hereinafter defined), except termination by FUNC due to a breach by Columbia; (iii) termination of the Merger Agreement following the occurrence of a Preliminary Event and the passage of 18 months after such termination; or (iv) termination of the Merger Agreement by FUNC due to a breach by Columbia and the passage of 12 months after such termination.
     A Preliminary Event refers to any of the following events or transactions occurring after the date of the Merger Agreement:
          (i) Columbia, without having received FUNC-VA's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as hereinafter defined) with any person other than FUNC, or the Columbia Board shall have recommended that the stockholders of Columbia approve or accept any Acquisition Transaction with any person other than FUNC. For purposes of the Merger Agreement, "Acquisition Transaction" means
     (a) a merger or consolidation, or any similar transaction, involving Columbia, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Columbia, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20 percent or more of the voting power of Columbia; provided that the term "Acquisition Transaction" does not include (x) any internal merger or consolidation involving only Columbia or a holding company formation or (y) any acquisition of additional shares of Columbia Common Stock by the "Principal Stockholders" (which shall include each of Melvin Lenkin, Edward J. Lenkin, Manuel V. Fernandez, David H. Hillman, Thomas J. Schaefer, Judy Lerner, Mark Lerner or trusts established by the aforesaid individuals for their spouses and/or descendants with respect to shares of Columbia Common Stock beneficially owned, or subject to an option held, by any of them as of the date hereof as a result of such person's being a director, officer or employee of Columbia or such person or such trust being a director, officer, partner or stockholder of CF Financial or CF Holdings, Inc. or being included in a "group" (as defined in Section 13(d)(3) of the Exchange Act) including only other Principal Stockholders so long as none of them is in breach of any material representation, warranty or agreement contained in the Voting Agreement, (to the extent such shares are subject to the voting obligation set forth in Section 1 thereof);
          (ii)(a) any person (other than FUNC or the Principal Stockholders (so long as none of them is in breach of any material representation, warranty or agreement in the Voting Agreement)) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20 percent or more of the outstanding shares of Columbia Common Stock, or (b) any group, other than a group of which any of FUNC, or a group including only Principal Stockholders (so long as none of them is in breach of any material representation, warranty or agreement in the Voting Agreement), is a member, shall have been formed that beneficially owns 20 percent or more of the shares of Columbia Common Stock then outstanding;
          (iii) any person other than FUNC shall have made a bona fide proposal to Columbia or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition
                                       38

     Transaction (including, without limitation, any situation in which any person other than FUNC shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of Columbia Common Stock such that, upon consummation of such offer, such person would own or control 20 percent or more of the then outstanding shares of Columbia Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));
          (iv) after a proposal is made by a third party to Columbia or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to Columbia to make such a proposal if the Merger Agreement terminates, Columbia shall have knowingly or willfully breached any representation, covenant or obligation contained in the Merger Agreement and such breach would entitle FUNC to terminate the Merger Agreement (without regard to the cure period provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing consummation of the Acquisition);
          (v) the holders of shares of Columbia Common Stock shall not have approved the Merger Agreement at the Special Meeting or the Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in each case after any person (other than FUNC) shall have (a) made in writing, or publicly disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer; or
          (vi) the Columbia Board shall have failed to recommend the approval of the Merger Agreement to the holders of Columbia Common Stock, or withdraws, modifies or changes its recommendation in a manner adverse to FUNC.
     The term "Fee Trigger Event" shall mean either of the following events or transactions occurring after the date of the Merger Agreement:
          (i) the acquisition by any person, other than FUNC or the Principal Stockholders (so long as neither of them is in breach of any material representation, warranty or agreement in the Voting Agreement), alone or together with such person's affiliates and associates, or any group, other than a group of which FUNC is a member, or a group including only Principal Stockholders (so long as none of them is in breach of any material representation, warranty or agreement in the Voting Agreement), of beneficial ownership of 35 percent or more of the outstanding shares of Columbia Common Stock;
          (ii) the occurrence of a Preliminary Event described in clause (i) above, except that the percentage referred thereof shall be 35 percent; or
          (iii) the termination of the Merger Agreement pursuant to Sections 7.01(E) or 7.01(F)(1) thereof.
     See ANNEX B.
VOTING AGREEMENT

     As an inducement to and a condition of FUNC's willingness to enter into the Merger Agreement, CF Financial entered into the Voting Agreement with FUNC. The Voting Agreement provides, among other things, that CF Financial will vote its 1,411,000 shares of Columbia Common Stock in favor of approval of the Merger Agreement, subject to certain exceptions set forth therein. See "GENERAL INFORMATION -- Record Date; Vote Required" and ANNEX B.

     A copy of the Voting Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX B to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Voting Agreement. The foregoing discussion is qualified in its entirety by reference to the Voting Agreement.
NO APPRAISAL RIGHTS
     In connection with the Merger, holders of Columbia Common Stock do not have appraisal rights under the applicable provisions of OCC regulations or OTS regulations. In a transaction such as the Merger, OCC regulations provide that OTS regulations shall determine whether or not Columbia stockholders have any appraisal rights. In accordance with OTS regulations, holders of Columbia Common Stock will have no appraisal rights if the FUNC Common Stock remains listed on the NYSE on the Effective Date and the Columbia Common Stock remains quoted on the Nasdaq National Market on the date of the Meeting. See "CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS -- Dissenters' or Appraisal Rights; COLUMBIA".
                                       39

MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape (trading symbol, FTU) and of Columbia Common Stock on the Nasdaq National Market (trading symbol, CFFS), with respect to each quarterly period since January 1, 1993, and (ii) the equivalent pro forma market values per share of Columbia Common Stock, based on the Exchange Ratio.

                                                                                 FUNC                   COLUMBIA COMMON STOCK
                                                                             COMMON STOCK
                                                                         HIGH             LOW           HIGH             LOW
1993
First quarter......................................................   $    50 7/8          42 1/4         24 1/4              19
Second quarter.....................................................        51 1/2              40             30              23
Third quarter......................................................        49 5/8          43 1/2             35          26 3/4
Fourth quarter.....................................................        48 1/8          37 7/8             35          30 1/2
1994
First quarter......................................................        43 3/4          39 3/4         34 1/2          29 1/2
Second quarter.....................................................        47 5/8          41 1/4         42 1/2          29 1/2
Third quarter......................................................        47 1/4          43 1/4         46 1/2          39 5/8
Fourth quarter.....................................................        45 1/4          39 3/8             40          33 3/8
1995
First quarter......................................................        45 1/8          41 3/8             43          33 1/4
Second quarter.....................................................        49 3/4          42 7/8         57 3/4              43
Third quarter......................................................   $    51 3/8          45 1/4         60 1/4          57 3/8

                                                                       EQUIVALENT PRO FORMA PER

                                                                       SHARE OF COLUMBIA COMMON
                                                                               STOCK(1)
                                                                        HIGH              LOW
                                                                      <C
1993
First quarter......................................................      60 1/4                50
Second quarter.....................................................          61            47 3/8
Third quarter......................................................      58 3/4            51 1/2
Fourth quarter.....................................................          57            44 7/8
1994
First quarter......................................................      51 3/4                47
Second quarter.....................................................      56 3/8            48 7/8
Third quarter......................................................          56            51 1/4
Fourth quarter.....................................................      53 5/8            46 5/8
1995
First quarter......................................................      53 3/8                49
Second quarter.....................................................      58 7/8            50 3/4
Third quarter......................................................      60 7/8            53 5/8




(1) Equivalent pro forma market values per share of Columbia Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the Exchange Ratio, rounded down to the nearest one-eighth.

     On April 5, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock on the NYSE Tape and of Columbia Common Stock on the Nasdaq National Market were $43.375 and $45.50, respectively. On October 2, 1995, such prices were $51.125 and $60.375, respectively.

     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Merger that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
                                       40

DIVIDENDS
     The following table sets forth the cash dividends paid on shares of FUNC Common Stock and Columbia Common Stock with respect to each calendar quarter since January 1, 1993, and the equivalent pro forma cash dividends paid per share of Columbia Common Stock, based on the Exchange Ratio.

                                                                FUNC          COLUMBIA           EQUIVALENT PRO FORMA PER
                                                            COMMON STOCK    COMMON STOCK    SHARE OF COLUMBIA COMMON STOCK (1)
1993
First quarter............................................       $.35           --                          .415
Second quarter...........................................        .35           --                          .415
Third quarter............................................        .40           --                          .475
Fourth quarter...........................................        .40           --                          .475
1994
First quarter............................................        .40           --                          .475
Second quarter...........................................        .40           --                          .475
Third quarter............................................        .46           --                          .545
Fourth quarter...........................................        .46           --                          .545
1995
First quarter............................................        .46           --                          .545
Second quarter...........................................        .46           --                          .545
Third quarter............................................       $.52           --                          .615


(1) Equivalent pro forma cash dividends paid per share of Columbia Common Stock amounts represent FUNC historical dividend rates per share multiplied by the Exchange Ratio, rounded to the nearest one-half cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.52 per share paid on September 15, 1995, would be $2.08. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Columbia Common Stock would be $2.46, based on the Exchange Ratio, rounded down to the nearest cent. Future FUNC and Columbia dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors.

     See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       41

                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
        (FUNC, THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER) AND FFB)
                                 JUNE 30, 1995
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of FUNC, the companies involved in certain of the Purchase Acquisitions (including Columbia) and FFB, assuming the companies had been combined as of June 30, 1995, on a purchase accounting basis with respect to the Purchase Acquisitions (including the Merger) pending at June 30, 1995, or announced between July 1, 1995, and the date of this Prospectus/Proxy Statement, and on a pooling of interests accounting basis with respect to the FFB Merger.

                                                            PURCHASE     PRO FORMA   PRO FORMA                  PRO FORMA
(IN THOUSANDS)                                  FUNC      ACQUISITIONS  ADJUSTMENTS   COMBINED       FFB       ADJUSTMENTS
ASSETS
Cash and due from banks..................... $ 3,191,431       84,413     (595,981)   2,679,863    1,750,833           --
Interest-bearing balances...................     446,712       67,273           --      513,985      455,033           --
Federal funds sold and securities purchased
  under resale agreements...................   2,052,236        8,275           --    2,060,511      703,375           --
  Total cash and cash equivalents...........   5,690,379      159,961     (595,981)   5,254,359    2,909,241           --
Trading account assets......................   1,559,021           --           --    1,559,021      100,529           --
Securities available for sale...............   7,353,926      381,101           --    7,735,027    2,409,976           --
Investment securities.......................   3,583,906    1,577,325      (28,790)   5,132,441    3,877,896           --
Loans, net of unearned income...............  60,020,507    5,575,914       (6,473)  65,589,948   23,999,147           --
  Allowance for loan losses.................    (969,122)     (45,706)          --   (1,014,828)    (565,450)          --
  Loans, net................................  59,051,385    5,530,208       (6,473)  64,575,120   23,433,697           --
Premises and equipment......................   1,881,947       59,022      (14,645)   1,926,324      428,328           --
Due from customers on acceptances...........     383,289           --           --      383,289      161,355           --
Mortgage servicing rights...................     101,024       12,694        8,792      122,510       47,101           --
Credit card premium.........................      51,005           --           --       51,005           --           --
Other intangible assets.....................   1,395,368       70,814      412,390    1,878,572      809,040           --
Other assets................................   2,050,362      210,032        1,155    2,261,549    1,184,618           --
  Total assets.............................. $83,101,612    8,001,157     (223,552)  90,879,217   35,361,781           --
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................  10,854,459      115,570           --   10,970,029    5,195,045           --
  Interest-bearing..........................  47,987,565    5,209,243           --   53,196,808   23,623,878           --
    Total deposits..........................  58,842,024    5,324,813           --   64,166,837   28,818,923           --
Short-term borrowings.......................  11,012,715    1,750,452           --   12,763,167    2,020,966           --
Bank acceptances outstanding................     383,289           --           --      383,289      161,355           --
Other liabilities...........................   1,750,454      144,846       (3,632)   1,891,668      744,470           --
Long-term debt..............................   5,376,283      247,829           --    5,624,112      676,750           --
    Total liabilities.......................  77,364,765    7,467,940       (3,632)  84,829,073   32,422,464           --
STOCKHOLDERS' EQUITY
Preferred stock.............................          --           --           --           --      219,219           --
Common stock................................     572,790       16,907        4,973      594,670       81,999      271,939
Paid-in capital.............................   1,260,261      390,804      (99,387)   1,551,678    1,255,143     (437,293)
Retained earnings...........................   3,912,179      128,674     (128,674)   3,912,179    1,556,804           --
Less: Treasury stock........................          --       (3,329)       3,329           --     (165,354)     165,354
Unrealized gain (loss) on debt and equity
  securities................................      (8,383)         161         (161)      (8,383)      (8,494)          --
    Total stockholders' equity..............   5,736,847      533,217     (219,920)   6,050,144    2,939,317           --
    Total liabilities and stockholders'
      equity................................ $83,101,612    8,001,157     (223,552)  90,879,217   35,361,781           --
                                               PRO FORMA
(IN THOUSANDS)                                 COMBINED
ASSETS
Cash and due from banks.....................    4,430,696
Interest-bearing balances...................      969,018
Federal funds sold and securities purchased
  under resale agreements...................    2,763,886
  Total cash and cash equivalents...........    8,163,600
Trading account assets......................    1,659,550
Securities available for sale...............   10,145,003
Investment securities.......................    9,010,337
Loans, net of unearned income...............   89,589,095
  Allowance for loan losses.................   (1,580,278)
  Loans, net................................   88,008,817
Premises and equipment......................    2,354,652
Due from customers on acceptances...........      544,644
Mortgage servicing rights...................      169,611
Credit card premium.........................       51,005
Other intangible assets.....................    2,687,612
Other assets................................    3,446,167
  Total assets..............................  126,240,998
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................   16,165,074
  Interest-bearing..........................   76,820,686
    Total deposits..........................   92,985,760
Short-term borrowings.......................   14,784,133
Bank acceptances outstanding................      544,644
Other liabilities...........................    2,636,138
Long-term debt..............................    6,300,862
    Total liabilities.......................  117,251,537
STOCKHOLDERS' EQUITY
Preferred stock.............................      219,219
Common stock................................      948,608
Paid-in capital.............................    2,369,528
Retained earnings...........................    5,468,983
Less: Treasury stock........................           --
Unrealized gain (loss) on debt and equity
  securities................................      (16,877)
    Total stockholders' equity..............    8,989,461
    Total liabilities and stockholders'
      equity................................  126,240,998

See accompanying notes to pro forma financial information.
                                       42

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
          (FUNC AND THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER))
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statements of income present the combined statements of income of FUNC and the companies involved in the Purchase Acquisitions (including Columbia), assuming the companies had been combined for each period presented on a purchase accounting basis (effective as of January 1, 1994).

                                                                                            PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           FUNC       ACQUISITIONS    ADJUSTMENTS    COMBINED
SIX MONTHS ENDED JUNE 30, 1995
Interest income..........................................................   $3,000,417       377,671         (40,193)    3,337,895
Interest expense.........................................................    1,406,547       240,696              --     1,647,243
Net interest income......................................................    1,593,870       136,975         (40,193)    1,690,652
Provision for loan losses................................................       76,500         4,130              --       80,630
Net interest income after provision for loan losses......................    1,517,370       132,845         (40,193)    1,610,022
Securities available for sale transactions...............................        4,878        (3,679)             --        1,199
Investment security transactions.........................................        1,450            --              --        1,450
Noninterest income.......................................................      628,042        29,339              --      657,381
Noninterest expense......................................................    1,399,441       179,316          20,111     1,598,868
Income before income taxes...............................................      752,299       (20,811)        (60,304)     671,184
Income taxes.............................................................      266,254           990         (19,709)     247,535
Net income...............................................................      486,045       (21,801)        (40,595)     423,649
Dividends on preferred stock.............................................        7,029            --              --        7,029
Net income applicable to common stockholders.............................      479,016       (21,801)        (40,595)     416,620
Pro forma per common share data
  Net income available to common stockholders............................   $     2.77                                       2.32
  Average common shares (in thousands)...................................      172,745                                    179,310
                                                                                            PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           FUNC       ACQUISITIONS    ADJUSTMENTS    COMBINED
YEAR ENDED DECEMBER 31, 1994
Interest income..........................................................   $5,094,661       786,606         (80,286)    5,800,981
Interest expense.........................................................    2,060,946       453,964              --     2,514,910
Net interest income......................................................    3,033,715       332,642         (80,286)    3,286,071
Provision for loan losses................................................      100,000         1,643              --      101,643
Net interest income after provision for loan losses......................    2,933,715       330,999         (80,286)    3,184,428
Securities available for sale transactions...............................      (11,507)        2,647              --       (8,860 )
Investment security transactions.........................................        4,006            --              --        4,006
Noninterest income.......................................................    1,166,470        55,018              --     1,221,488
Noninterest expense......................................................    2,677,228       270,493          52,677     3,000,398
Income before income taxes...............................................    1,415,456       118,171        (132,963)    1,400,664
Income taxes.............................................................      490,076        38,119         (40,535)     487,660
Net income...............................................................      925,380        80,052         (92,428)     913,004
Dividends on preferred stock.............................................       25,353            --              --       25,353
Net income applicable to common stockholders before redemption
  premium................................................................      900,027        80,052         (92,428)     887,651
Redemption premium on preferred stock....................................       41,355            --              --       41,355
Net income applicable to common stockholders after redemption premium....   $  858,672        80,052         (92,428)     846,296
Pro forma per common share data
  Net income available to common stockholders before redemption
    premium..............................................................   $     5.22                                       5.06
  Net income available to common stockholders after redemption premium...   $     4.98                                       4.82
  Average common shares (in thousands)...................................      172,543                                    175,554

See accompanying notes to pro forma financial information.
                                       43

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
        (FUNC, THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER) AND FFB)
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of FUNC, the companies involved in the Purchase Acquisitions (including Columbia) and FFB, assuming the companies had been combined for each period presented on a purchase accounting basis with respect to the Purchase Acquisitions (including the Merger) (for the six months ended June 30, 1995, and the year ended December 31, 1994, only) and on a pooling of interests accounting basis with respect to the FFB Merger.

                                                    SIX MONTHS ENDED
(DOLLARS IN THOUSANDS,                                  JUNE 30,                          YEARS ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                              1995        1994        1994        1993        1992        1991        1990
Interest income...............................   $4,493,006   3,434,281   7,937,133   6,601,528   6,608,666   7,031,400   7,549,088
Interest expense..............................    2,112,573   1,254,749   3,246,946   2,481,952   2,941,680   4,070,885   4,806,471
Net interest income...........................    2,380,433   2,179,532   4,690,187   4,119,576   3,666,986   2,960,515   2,742,617
Provision for loan losses.....................      100,630      94,000     180,643     369,753     642,708     946,284     923,409
Net interest income after provision for loan
  losses......................................    2,279,803   2,085,532   4,509,544   3,749,823   3,024,278   2,014,231   1,819,208
Securities available for sale transactions....       15,242      10,173       8,860      25,767      34,402          --          --
Investment security transactions..............        1,450       1,309       4,006      14,452       1,944     208,614      32,271
Noninterest income............................      864,592     738,949   1,620,712   1,541,569   1,360,202   1,254,635   1,028,755
Noninterest expense...........................    2,135,961   1,816,102   4,070,027   3,536,346   3,443,524   2,777,665   2,564,124
Income before income taxes....................    1,025,126   1,019,861   2,073,095   1,795,265     977,302     699,815     316,110
Income taxes..................................      373,284     347,323     709,028     578,912     278,514     129,843      59,868
Net income....................................      651,842     672,538   1,364,067   1,216,353     698,788     569,972     256,242
Dividends on preferred stock..................       17,350      22,204      46,020      45,553      53,040      51,746      47,151
Net income applicable to common stockholders
  before redemption premium...................      634,492     650,334   1,318,047   1,170,800     645,748     518,226     209,091
Redemption premium on preferred stock.........           --          --      41,355          --          --          --          --
Net income applicable to common stockholders
  after redemption premium....................   $  634,492     650,334   1,276,692   1,170,800     645,748     518,226     209,091
Pro forma per common share data:
  Net income applicable to common stockholders
    before redemption premium.................   $     2.22        2.32        4.63        4.30        2.53        2.34         .97
  Net income applicable to common stockholders
    after redemption premium..................   $     2.22        2.32        4.48        4.30        2.53        2.34         .97
Average common shares (in thousands)..........      285,492     280,153     284,673     272,439     255,384     221,469     215,529
FUNC historical per common
  share data:
    Net income applicable to
      common stockholders before
      redemption premium......................   $     2.77        2.59        5.22        4.73        2.23        2.24        1.68
    Net income applicable to common
      stockholders after redemption premium...   $     2.77        2.59        4.98        4.73        2.23        2.24        1.68
Average common shares (in thousands)..........      172,745     169,689     172,543     167,692     158,683     140,003     135,622

See accompanying notes to pro forma financial information.
                                       44

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

     (1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Purchase Acquisitions (including the Merger) and the FFB Merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Consummation of the FFB Merger or any of the pending Purchase Acquisitions (including the Merger) is not contingent upon consummation of any other of such acquisitions. Consummation of one or all of the pending Purchase Acquisitions (including the Merger) prior to consummation of the FFB Merger would not materially impact the results of operations of FUNC. Pro forma financial information for the Purchase Acquisitions (including the Merger) assumes such acquisitions were consummated on January 1, 1994, and, except as otherwise indicated, reflects information from such date to their respective consummation dates (or to June 30, 1995, with respect to the Purchase Acquisitions (including the Merger) pending as of June 30, 1995, or announced between July 1, 1995 and the date of this Prospectus/Proxy Statement). Pro forma financial information with respect to the FFB Merger assumes such merger was consummated as of the beginning of each of the periods indicated. It is currently anticipated that all pending acquisitions will be consummated in accordance with the terms of the respective acquisition agreements. Information related to certain of the Purchase Acquisitions whose year end was not a calendar year end was adjusted to a calendar year-end basis. Since the survivor in the Merger is a subsidiary of FUNC, FUNC's calendar year-end reporting basis has been used in the presentation of the pro forma financial information.

     (2) In addition to the pro forma assumptions indicated below with respect to the Purchase Acquisitions (including the Merger), pro forma assumptions related to Columbia include (i) a 1.1852 Exchange Ratio;
         (ii) the issuance of 4.9 million shares of FUNC Common Stock; (iii) the repurchase of such shares in the open market at a cost of $233 million; and (iv) an increase in goodwill and deposit base premium of $149 million and $17 million, respectively.

         Columbia's loans and deposits are considered immaterial to FUNC on a consolidated basis, and accordingly, were not adjusted to fair value. It is not anticipated that such adjustment would be material to FUNC on a consolidated basis. See "SUMMARY -- Selected Financial Data; COLUMBIA (HISTORICAL)" and "; FUNC AND COLUMBIA".

     (3) It is assumed that the FFB Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of (i)
         1.35 shares of FUNC Common Stock for each of the 81,998,930 shares of FFB common stock (less 3,345,884 treasury shares) which were outstanding at June 30, 1995; and (ii) one share of one of three corresponding new series of FUNC Class A Preferred Stock for each share of the related three series of FFB preferred stock outstanding at June 30, 1995, one series of which includes 4,368,848 shares of convertible preferred stock, which were then convertible into 3,408,138 shares of FFB common stock. The three new series of FUNC Class A Preferred Stock will have substantially identical terms as the related series of FFB preferred stock to be exchanged therefor. The 1.35 exchange ratio is subject to possible increase under certain circumstances.
         As a result, information was adjusted for the FFB Merger by the (i) addition of 106,181,612 shares of FUNC Common Stock amounting to $353,938,000; (ii) elimination of 81,998,930 shares of FFB common stock amounting to $81,999,000; (iii) cancellation of 3,345,884 treasury shares of FFB at a cost of $165,354,000; and (iv) recordation of the remaining net amount of $437,293,000 as a reduction in paid-in capital at June 30, 1995.

         The pro forma financial information presented herein does not give effect to the possible purchase by FUNC and/or FFB of up to 5.5 million shares of FFB common stock or 7.4 million shares of FUNC Common Stock, or some combination of the two (the "FFB Acquisition Shares"), prior to consummation of the FFB acquisition. As of the date hereof, FUNC has purchased 2.9 million shares of FFB common stock at a cost of $181 million, and 250,000 shares of FFB convertible preferred stock at a cost of $12 million. The number of shares that may actually be purchased is subject to pooling of interests accounting for the FFB Merger, which is a condition to consummation of the FFB Merger, and to regulatory restrictions.

         As of June 30, 1995, FUNC and FFB had 14,441,144 and 6,788,278 shares of common stock reserved for issuance, respectively, (excluding, as to FUNC, shares reserved for issuance in connection with the FFB Merger, the Purchase Acquisitions then pending (including the Merger), or upon exercise of the rights attached to shares of FUNC Common Stock), which are not included in the pro forma financial information presented herein.
         For the six months ended June 30, 1995, FFB had net income applicable to common stockholders of $217,872,000.
                                       45

     (4) During the period from January 1, 1994 through the date of this Prospectus/Proxy Statement, FUNC completed or has pending the following Purchase Acquisitions: (i) the acquisition of BancFlorida Financial Corporation (completed in August 1994) with assets of $1.6 billion for
         3.6 million shares of FUNC Common Stock valued at $161 million, (ii) the acquisitions of First Florida Savings Bank, FSB (completed in April
         1995), Ameribanc Investors Group (completed in April 1995), Coral Gables Fedcorp, Inc. (completed in May 1995), and Home Federal Savings Bank of Rome, Georgia (completed in August 1995), at an aggregate cost of $623 million in cash, and (iii) the acquisitions of American Savings (completed in July 1995) and Columbia, United Financial, RS Financial and Brentwood (each of which is pending) for an estimated 16.5 million shares of FUNC Common Stock valued at an estimated $785 million (or excluding Columbia, an estimated 11.6 million shares valued at an estimated $552 million).

         In addition to the foregoing Purchase Acquisitions, during 1994, FUNC completed the following purchase accounting acquisitions: (i) the December 1994 purchase of a DE MINIMUS amount of loans, and the purchase of deposits from Chase Manhattan Bank of Florida, N.A. ("Chase") and Great Western Federal Savings Bank ("Great Western"), which in the aggregate amounted to $1.8 billion, at an aggregate cost of approximately $137 million, and (ii) the purchase of deposits of Jacksonville Federal Savings Association, Citizens Federal Savings Association, Cobb Federal Savings Association and Hollywood Federal Savings Association from the Resolution Trust Corporation ("RTC") in the aggregate amount of $640 million, at an aggregate cost of $68 million. Purchases of deposits from Chase, Great Western and the RTC do not constitute a sufficient continuity of operations, and moreover, additional financial data is not available to develop meaningful and reliable pro forma income statement information with respect to such acquisitions. Accordingly, the pro forma financial information presented herein includes such acquisitions at their recorded costs and does not include any pro forma adjustments related thereto.
         Goodwill and deposit base premium of approximately $701 million and $378 million, respectively, are currently expected to result from the Purchase Acquisitions (including the Merger).

         In connection with the Purchase Acquisitions (including the Merger) in which the consideration involved or will involve the issuance of FUNC Common Stock, the pro forma financial information presented herein includes actual and estimated repurchases of FUNC Common Stock that in the aggregate are estimated to amount to 20.5 million shares at an estimated cost of $932 million. During 1994, FUNC purchased 4.9 million shares of FUNC Common Stock at a cost of $212 million; during the first six months of 1995, 5.7 million shares at a cost of $249 million; and from July 1, 1995 to the date of this Prospectus/Proxy Statement, 9.9 million shares at a cost of $471 million.

         In April 1995, the FUNC Board of Directors authorized the purchase of up to 15 million shares of FUNC Common Stock, which is in addition to the possible purchase of the FFB Acquisition Shares. As of the date hereof, FUNC has remaining authority to purchase up to 4.2 million shares of FUNC Common Stock, in addition to the FFB Acquisition Shares.
     (5) The pro forma adjustment amounts related to the unaudited pro forma combined condensed statements of income reflect a 5.84 percent and 4.08 percent cost of funds for the six months ended June 30, 1995, and the year ended December 31, 1994, respectively, a six-to-ten year straight-line life related to investment securities, a nine-year straight-line life related to loans, a 10-year straight-line life related to premises and equipment and mortgage servicing rights, a 10-year sum-of-the-years digits method related to deposit base premium, and a 25-year straight-line life related to goodwill.
                                       46

         For the six months ended June 30, 1995, and the year ended December 31, 1994, these adjustments resulted in: reductions in interest income, net interest income and net interest income after provision for loan losses of $40,193,000 and $80,286,000, respectively; increases in noninterest expense of $20,111,000 and $52,677,000, respectively; reductions in income before income taxes of $60,304,000 and $132,963,000, respectively; reductions in income taxes of $19,709,000 and $40,535,000, respectively; and reductions in net income applicable to common stockholders of $40,595,000 and $92,428,000, respectively. The components of the pro forma adjustments related to interest income and noninterest expense for the six months ended June 30, 1995, and the year ended December 31, 1994, are as follows:

                                                                   SIX MONTHS ENDED       YEAR ENDED
(IN THOUSANDS)                                                      JUNE 30, 1995      DECEMBER 31, 1994
Interest income
  Interest and fees on loans....................................       $ (2,237)                 350
  Interest and dividends on investment securities...............         (2,578)             (19,999)
  Interest-bearing bank balances................................        (35,378)             (60,637)
     Total interest income......................................        (40,193)             (80,286)
Noninterest expense
  Equipment rentals, depreciation and maintenance...............         (1,125)              (3,190)
  Mortgage servicing amortization...............................          2,088                5,437
  Other amortization
     Goodwill...................................................         10,585               27,225
     Deposit base premium.......................................          8,563               23,205
       Total noninterest expense................................         20,111               52,677
Income before income taxes......................................       $(60,304)            (132,963)

     (6) Income per share data has been computed based on the combined historical net income applicable to common stockholders of FUNC, FFB and the companies involved in the Purchase Acquisitions (including the Merger) using the historical weighted average shares outstanding of FUNC Common Stock and the weighted average outstanding shares, adjusted to equivalent shares of FUNC Common Stock, as of the earliest applicable period presented.
     (7) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between the companies are immaterial, and accordingly, have not been eliminated.
     (8) The unaudited pro forma financial information does not include any FFB Merger-related expenses or any material expenses related to the Purchase Acquisitions (including the Merger). A currently estimated after-tax FFB Merger-related charge of approximately $270 million, or $.97 per share of FUNC Common Stock, is expected to be taken in the fourth quarter of 1995. See "RECENT DEVELOPMENTS -- 1995 and 1996 Earnings Estimates".
     (9) As indicated by the foregoing unaudited pro forma financial information and based solely on the foregoing assumptions, consummation of the FFB Merger and the Purchase Acquisitions (including the Merger) would have diluted FUNC's historical net income per common share (after redemption premium) for the six months ended June 30, 1995 and the year ended December 31, 1994, by 20 percent and 10 percent, respectively. It should not necessarily be assumed, however, that the foregoing data will represent actual dilution with respect to the FFB Merger or the Purchase Acquisitions (including the Merger).
                                    COLUMBIA

GENERAL

     Columbia is a federally chartered stock savings bank conducting business from 33 full-service banking offices at June 30, 1995. Thirteen offices are located in Washington, D.C., 11 offices are located in Maryland, and nine offices are located in Virginia.

HISTORY AND BUSINESS

     Columbia was formed on March 1, 1981, by the merger of Columbia Federal Savings and Loan Association and First Federal Savings and Loan Association of Washington, D.C. Columbia completed its conversion from mutual to stock form on
                                       47

November 27, 1985. On September 13, 1989, the federal stock charter was amended to change the institution's name to Columbia First Bank, a Federal Savings Bank, from Columbia First Federal Savings and Loan Association.
     At June 30, 1995, Columbia had assets of $2.8 billion, deposits of $1.6 billion and stockholders' equity of $142 million. At June 30, 1995, based on assets, Columbia was the largest savings institution headquartered in Virginia. Columbia operates four wholly-owned subsidiaries, including an insurance company and a finance subsidiary. Two other subsidiaries, encompassing real estate and appraisal activities, are presently inactive.
     Columbia is a member of the Federal Home Loan Bank of Atlanta, which is one of the 12 regional banks comprising the Federal Home Loan Bank System. Columbia is subject to regulations of the Federal Reserve Board, governing reserves required to be maintained against deposits and certain other matters. The primary regulator for Columbia is the OTS, with secondary responsibility resting with the FDIC.
     The executive offices of Columbia are located at 1560 Wilson Boulevard, Arlington, Virginia 22209-2409. Its telephone number is (703) 247-5000. For additional information regarding Columbia, see ANNEX A.

CERTAIN REGULATORY CONSIDERATIONS


     The deposits of savings institutions such as Columbia are presently insured by the Savings Association Insurance Fund (the "SAIF") which, along with the Bank Insurance Fund (the "BIF"), are the two insurance funds administered by the FDIC. Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required reserves. Proposed legislation under consideration by Congress provides for a special, one-time assessment to be imposed on all SAIF insured deposits to enable the SAIF to achieve its required level of reserves. The special, one-time assessment rate is anticipated to be between 85 and 95 cents per $100.00 of deposits. In addition, the BIF and SAIF would be merged effective January 1, 1998. If the anticipated special, one-time assessment of between 85 and 95 cents per $100.00 of deposits was effected based on deposits as of June 30, 1995 (as proposed), Columbia's special, one-time assessment would range from approximately $13 million to $15 million, before taxes, respectively. Accordingly, this special, one-time assessment would significantly increase noninterest expense and adversely affect Columbia's results of operations. Conversely, depending upon Columbia's capital level and supervisory rating, and assuming, although there can be no assurance, that the insurance premium levels for BIF and SAIF members are again equalized, future deposit insurance premiums could decrease significantly for future periods, to as low as 4 cents per $100.00 of deposits from the 29 cents per $100.00 of deposits currently paid by Columbia. If the legislation is enacted, it is anticipated that the special, one-time assessment would be payable in early 1996.


     As part of the legislation, Congress also is considering requiring all federal thrift institutions, such as Columbia, to either convert to a national bank or a state chartered depository institution by January 1, 1998. The OTS also would be abolished and its functions distributed among the other federal banking regulators. Certain aspects of the legislation remain to be resolved, and therefore, no assurance can be given as to whether or in what form the legislation will be enacted or its effect on Columbia.

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1994 Annual Report on Form 10-K, 1995 First and Second Quarter Reports on Form 10-Q and 1995 Annual Meeting Proxy Statement and 1995 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION".
HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to Virginia, Maryland, Washington, D.C. and North Carolina, FUNC also operates banks in South Carolina, Florida, Georgia and Tennessee. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed 57 banking related acquisitions, and currently has pending five banking related acquisitions, including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings.............................   Florida              3.6 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey,       $ 35.4 billion    common stock and
                                                Pennsylvania                        preferred stock/pooling

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, FUNC purchased Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet.
                                       49

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "PRO FORMA FINANCIAL INFORMATION" and " -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICULAR STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. See "THE MERGER -- Regulatory Approvals". In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the OCC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1995, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $153 million to FUNC. During the first half of 1995, FUNC's subsidiaries paid $394 million in cash dividends to FUNC.
     In addition, FUNC and its national bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
                                       50

  CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At March 31, 1995, FUNC's tier 1 and total capital ratios were 6.86 percent and 11.58 percent, respectively. On an FUNC and Columbia combined basis, such ratios at June 30, 1995, would have been 6.26 percent and
10.90 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1995, was 5.74 percent. On an FUNC and Columbia combined basis, such ratio at June 30, 1995, would have been 4.94 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.14 percent, as of June 30, 1995. The OCC has not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     As of June 30, 1995, the capital ratios of FUNC's banking subsidiaries, which consist of FUNB-NC, First Union National Bank of South Carolina ("FUNB-SC"), First Union National Bank of Georgia ("FUNB-GA"), First Union National Bank of Florida ("FUNB-FL"), FUNB-DC, FUNB-MD, First Union National Bank of Tennessee ("FUNB-TN"), FUNB-VA and First Union Home Equity Bank, N.A. ("FUHEB") were as follows:

                                REGULATORY
                                 MINIMUM    FUNB-NC  FUNB-SC  FUNB-GA  FUNB-FL  FUNB-DC  FUNB-MD  FUNB-TN  FUNB-VA  FUHEB
Tier 1 capital ratio.........         4%      6.65     7.86     8.72     6.55    17.46    20.14    11.62     6.81   5.28
Total capital ratio..........         8      10.32    11.79    11.52    10.01    18.74    21.42    12.88    10.39   8.28
Leverage ratio...............       3-5%      5.81     5.94     6.40     5.15     7.70    13.08     7.71     5.28   5.53

     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
  FIRREA
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
                                       51

  FDICIA
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The OCC has adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and
(v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of June 30, 1995, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations. FUHEB is not a deposit-taking bank.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
  DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO
                                       52
branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
  FDIC INSURANCE ASSESSMENTS

     On August 8, 1995, the FDIC amended its regulations on insurance assessments to establish a new assessment rate schedule of 4 to 31 cents per $100.00 of deposits in replacement of the existing schedule of 23 to 31 cents per $100.00 of deposits for institutions whose deposits are subject to assessment by the BIF. The FDIC has maintained the current assessment rate schedule of 23 to 31 cents per $100.00 of deposits for institutions whose deposits are subject to assessment by the SAIF. The new BIF schedule will become effective on the first day of the month after the month in which the BIF reaches its "designated reserve ratio" of 1.25 percent which the FDIC has estimated occurred sometime in the second quarter of 1995. Assessments collected at the previous assessment schedule that exceed the amount due under the new schedule will be refunded, with interest, from the effective date of the new schedule. As of March 31, 1995, FUNC had a BIF deposit assessment base of $40.5 billion and a SAIF deposit assessment base of $14.7 billion. Various legislative proposals regarding the future of the BIF and the SAIF have been reported recently. Several of these proposals include a one-time special assessment for SAIF deposits and a subsequent comparable and reduced level of annual premiums for SAIF and BIF deposits. For a description of such proposals, see
"COLUMBIA -- Certain Regulatory Considerations". FUNC does not know when and if any such proposal or any other related proposal may be adopted.

  BHCA LEGISLATION
     Various bills have been introduced into the United States Congress that would repeal in some respects the provisions of the Glass-Steagall Act prohibiting certain banking organizations from engaging in certain securities activities and the provisions of the BHCA prohibiting affiliations between banking organizations and nonbanking organizations. FUNC cannot predict if and when any such legislation or any similar legislation may be enacted.
                       DESCRIPTION OF FUNC CAPITAL STOCK

     THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND THE NORTH CAROLINA BUSINESS CORPORATION ACT (THE "NCBCA").

AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of July 31, 1995, there were 171,851,544 shares of FUNC Common Stock, and no shares of FUNC Preferred Stock or FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued. On March 31, 1995, FUNC redeemed a series of FUNC Preferred Stock at an aggregate redemption price of $325 million.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on
                                       53
all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the shares issuable to the stockholders of Columbia upon consummation of the Merger will, upon issuance, be fully paid and nonassessable. FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. Subject to the foregoing and the terms of any particular series of FUNC Class A Preferred Stock, series of FUNC Class A Preferred Stock may vary as to priority.
     In the FFB Merger Agreement, upon consummation of the FFB Merger, FUNC agreed to issue three corresponding new series of FUNC Class A Preferred Stock with terms substantially identical to those of the three outstanding series of FFB preferred stock to be exchanged therefor. The following is a brief description of certain terms of the three outstanding series of FFB preferred stock, based on information filed by FFB with, and publicly available from, the Commssion and the NYSE.
  FFB SERIES B PREFERRED STOCK

     The FFB Series B Convertible Preferred Stock (the "FFB Series B Preferred Stock") bears a cumulative annual dividend of $2.15 per share, has a liquidation preference of $25.00 per share, is redeemable in whole or in part at the option of FFB at $25.00 per share plus accrued but unpaid dividends to the the redemption date, and is currently convertible at the option of the holder thereof into .7801 of a share of FFB common stock per share, subject to adjustment in certain events. Upon consummation of the FFB Merger, such conversion ratio would be adjusted in accordance with the FFB Merger exchange ratio (1.35 shares of FUNC Common Stock for each share of FFB common stock outstanding at the time the FFB Merger is consummated, subject to increase in certain circumstances). Holders of FFB Series B Preferred Stock are entitled to vote on all matters on which the holders of FFB common stock vote, together with FFB common stock as a single class, and in such circumstances each holder of FFB Series B Preferred Stock is entitled to such number of votes as is equal to one-half of the number of shares of FFB common stock into which such holder's shares of FFB Series B Preferred stock are then convertible. Holders of FFB Series B Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series B Preferred Stock, (iii) for FFB to redeem fewer than all shares of FFB Series B Preferred Stock at any time when any dividends thereon have not been paid for past periods, and (iv) in certain circumstances with respect to the authorization or creation of more than ten million shares of any FFB preferred stock or the authorization or creation of any securities ranking prior to FFB Series B Preferred Stock.

  FFB SERIES D PREFERRED STOCK
     The FFB Series D Adjustable Rate Cumulative Preferred Stock (the "FFB Series D Preferred Stock") is non-voting, subject to certain limited exceptions, has a liquidation preference of $100.00 per share and is redeemable in whole or in part at the option of FFB at a redemption price of $100.00 per share plus accrued but unpaid dividends to the redemption date. FFB Series D Preferred Stock cannot be converted into any other class of capital stock of FFB. FFB Series D Preferred Stock bears cumulative dividends at an annual rate (the "applicable rate") equal to .75 percent less than the highest of the three-month U.S. Treasury Bill rate, the U.S. Treasury 10-year constant maturity rate or the U.S. Treasury 20-year constant maturity rate, adjusted quarterly; however, in no event may the applicable rate be less than 6.25 percent or more than 12.75 percent per annum. Holders of FFB Series D Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series D Preferred Stock, and
(iii) with respect to the authorization or creation of any securities ranking prior to FFB Series D Preferred Stock.
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  FFB SERIES F PREFERRED STOCK
     The FFB Series F 10.64% Preferred Stock (the "FFB Series F Preferred Stock") bears a cumulative annual dividend rate of 10.64 percent, is non-voting, subject to certain limited exceptions, has a liquidation preference of $1,000.00 per share and is redeemable in whole or in part at the option of FFB on or after July 1, 1996, at $1,000.00 per share plus accrued and unpaid dividends to the redemption date. FFB Series F Preferred Stock cannot be converted into any other class of capital stock of FFB. The shares of FFB Series F Preferred Stock are represented by depositary shares, with each depositary share representing a 1/40th interest in a share of FFB Series F Preferred Stock. Holders of the depositary shares are entitled to all rights and preferences of FFB Series F Preferred Stock proportionate to the ownership interest represented by the number of depositary shares owned by them. Holders of FFB Series F Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series F Preferred Stock, and (iii) with respect to the authorization or creation of any securities ranking prior to FFB Series F Preferred Stock.
RIGHTS PLAN

     Each outstanding share of FUNC Common Stock currently has attached to it one right (a "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Merger, holders of Columbia Common Stock would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of Columbia Common Stock would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock for $110.00, subject to adjustment (the "Rights Exercise Price", but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in-Date") of a public announcement that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.

     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such persons's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The Third Amendment to the FUNC Rights Agreement, effective as of June 18, 1995, exempts the grant by FUNC to FFB of an option to purchase up to 19.9 percent of the outstanding shares of FUNC Common Stock (the "FUNC Option"), and the purchase of shares of such common stock pursuant to the FUNC Option, from causing the holder of the FUNC Option or such shares from becoming an Acquiring Person as a result thereof.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its
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option, at any time after a Flip-in Date and prior to the time that an Acquiring
Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights are redeemable by FUNC at $0.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The FUNC Articles and Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the FUNC Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The foregoing provision could impede a change of control of FUNC. In particular, classification of the Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Board of Directors.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a
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bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company. See "The
Merger -- Regulatory Approvals" for a description of the standards applicable to the Merger under the BHCA.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred
Stock or FUNC Preferred Stock may have an anti-takeover effect. The authority of the Board of Directors to issue FUNC Preferred Stock or FUNC Class A Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the Board of Directors to prevent a change of control despite a shift in ownership of FUNC Common Stock. In addition, the Board of Directors' authority to issue additional shares of FUNC Common Stock may help deter or delay a change of control by increasing the number of shares needed to gain control.
      CERTAIN DIFFERENCES IN THE RIGHTS OF COLUMBIA AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the NCBCA. Columbia is a federal savings bank subject to the provisions of the HOLA and the rules and regulations of the OTS promulgated thereunder. Stockholders of Columbia will, upon consummation of the Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the Articles and Bylaws of FUNC, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a Columbia stockholder under Columbia's Charter and Bylaws and the HOLA, on the one hand, and the rights of an FUNC stockholder under the FUNC Articles and Bylaws and under the NCBCA, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE ARTICLES OF INCORPORATION, CHARTER AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL

     COLUMBIA. The Charter of Columbia authorizes the issuance of up to 12.5 million shares of Columbia Common Stock, 3,780,507 shares of which were issued and outstanding as of September 18, 1995, and up to 7.5 million shares of preferred stock, par value $.01 per share, none of which were outstanding as of September 18, 1995.

     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION, CHARTER OR BYLAWS

     COLUMBIA. Columbia's Charter may be amended only if the amendment is first proposed by the Columbia Board, then preliminarily approved by the OTS (which preliminary approval may be granted by the OTS pursuant to regulations specifying preapproved charter amendments) and is thereafter approved by the holders of at least a majority of the outstanding shares of Columbia Common Stock. In addition, any amendment to Columbia's Charter that would adversely change the specific terms of any class or series of capital stock, including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences, requires the approval of the holders of at least a majority of the outstanding shares of the affected class or series of capital stock. Columbia's Bylaws may be amended consistent with OTS regulations by a majority of the Columbia Board or by a majority of the votes cast by stockholders at any legal meeting.

     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the Board of Directors and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of the proposed amendment on any basis. An amendment to the Bylaws of FUNC generally
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requires the approval of either the stockholders or the Board of Directors of
FUNC. The Board of Directors of FUNC generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. Accordingly, while no amendments to the FUNC Articles and Bylaws are subject to regulatory approval, certain amendments are subject to a supermajority vote of stockholders. See "DESCRIPTION OF FUNC CAPITAL STOCK".

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; CUMULATIVE VOTING
     COLUMBIA. Columbia's Charter provides that the number of directors will be as set forth in the Bylaws, which number may not be fewer than seven or more than 15 unless a greater number is approved by the OTS. Columbia's Bylaws provide for 12 directors who are elected to serve one-year terms and until their successors are elected and qualified. The Columbia Board currently has one vacant seat. Columbia's Charter and Bylaws provide for cumulative voting in the election of directors which entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholder's shares of stock multiplied by the number of directors to be elected, and to distribute such votes in favor of one nominee or among two or more of the nominees to be elected.

     FUNC. The size of the Board of Directors of FUNC is determined by the affirmative vote of a majority of the Board of Directors of FUNC, provided that the FUNC Board of Directors may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 25. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. While cumulative voting may be deemed desirable to certain stockholders, FUNC stockholders may not cumulate their votes in the election of directors. See also "DESCRIPTION OF FUNC CAPITAL STOCK".

REMOVAL OF DIRECTORS
     COLUMBIA. Under Columbia's Bylaws, any director may be removed for cause by the holders of at least a majority of the outstanding shares entitled to vote in an election of directors.

     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class. Therefore, holders of Columbia Common Stock and FUNC Common Stock enjoy substantially the same voting rights with respect to the removal of directors.

DIRECTOR EXCULPATION
     COLUMBIA. OTS regulations provide for indemnification of directors, officers and employees of federal savings banks, such as Columbia (including for service with respect to employee benefit plans), against expenses (including reasonable attorneys' fees), judgments, fines and settlements in connection with litigation. Such indemnification is available if final judgment on the merits is rendered in favor of the indemnitee; or, in the case of settlement, final judgment against the indemnitee or final judgment in favor of the indemnitee other than on the merits, indemnification is available if a majority of the disinterested directors of the savings bank determine that the indemnitee was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings bank and its stockholders. However, no indemnification is available unless the federal savings bank provides the OTS with at least 60 days notice of its intention to provide such indemnification. Such notice must state the facts on which the action arose and the terms of any settlement or disposition. No such indemnification may be made if the OTS advises the federal savings bank of its objection thereto. The federal savings bank may obtain insurance to protect it and its directors, officers and employees from potential losses arising from claims against any of them for alleged wrongful acts or wrongful acts committed in their capacity as directors, officers or employees; provided, however, that no such insurance may be obtained that provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.
     FUNC. The FUNC Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not
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permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
CONFLICT OF INTEREST TRANSACTIONS
     COLUMBIA. Certain transactions with directors, officers or controlling persons of Columbia are subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated persons.
     In addition, Columbia's Charter provides that no shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) may be issued, directly or indirectly, to officers, directors or controlling persons of Columbia other than as a part of a general public offering or as qualifying shares to a director, unless such issuance has been approved by a majority of the total votes eligible to be cast at a legal meeting of stockholders.

     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation. Accordingly, certain transactions may be permissible under North Carolina law applicable to FUNC which would not be permissible under federal law applicable to Columbia, provided certain approvals are obtained or conditions met.

STOCKHOLDER MEETINGS
     COLUMBIA. Pursuant to Columbia's Bylaws, unless otherwise prescribed by OTS regulations, special meetings of stockholders of Columbia may be called by the Chairman of the Board, the President or a majority of the Columbia Board, and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than ten percent of the outstanding capital stock of Columbia entitled to vote at the meeting.

     FUNC. A special meeting of stockholders may be called for any purpose only by the Board of Directors of FUNC, by the Chairman of FUNC's Board of Directors or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC. Therefore, to the extent a group of stockholders desires to call a meeting of stockholders, they would not be entitled to do so.

DIRECTOR NOMINATIONS
     COLUMBIA. Columbia's Bylaws provide that the Columbia Board will act as a nominating committee for selecting management nominees for election as directors. No nominations for directors except those made by the nominating committee may be voted on at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of Columbia at least five days prior to the date of the annual meeting. Ballots bearing the names of all persons nominated by the nominating committee and by stockholders will be provided for use at the annual meeting. If the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and will be voted upon at the meeting.
     FUNC. FUNC's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to FUNC's Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when
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public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation. Therefore, FUNC stockholders must deliver nominations at an earlier date than Columbia stockholders.

STOCKHOLDER PROPOSALS
     COLUMBIA. Columbia's Bylaws provide that any new business to be considered at an annual meeting of stockholders must be stated in writing and filed with the Secretary of Columbia at least five days prior to the date of the meeting. Any stockholder may make another proposal at the annual meeting, but unless stated in writing and filed with the Secretary of Columbia at least five days prior to the date of the meeting, such proposal will be laid over for action at any adjourned, special or annual meeting of stockholders taking place 30 days or more thereafter.

     FUNC. FUNC's Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the Bylaws, and the defective proposal will not be submitted to the meeting for a vote of the stockholders. Accordingly, FUNC stockholders must provide notice of proposals at an earlier date than Columbia stockholders, and such notice is subject to certain technical requirements.

STOCKHOLDER PROTECTION RIGHTS PLAN
     COLUMBIA. Columbia has not adopted a stockholder protection rights plan.

     FUNC. FUNC has adopted the FUNC Rights Agreement which may be deemed to have an anti-takeover effect. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     COLUMBIA. OTS regulations applicable to Columbia provide that any stockholder or group of stockholders holding of record (i) voting shares having a cost of $100,000 or constituting at least one percent of the total outstanding shares, provided in either case that such stockholder or group has held those shares of record for at least six months, or (ii) at least five percent of the total outstanding voting shares, has the right to examine, with certain exceptions, books and records of account, minutes, and records of stockholders, upon written demand stating a proper purpose.
     Columbia's Bylaws provide that for a period of 20 days prior to a meeting of stockholders, as well as at the meeting, Columbia must make available to stockholders a list of all stockholders (including each stockholder's address and number of shares held) entitled to vote at such meeting. In lieu thereof, the Bylaws provide that Columbia may follow certain procedures outlined in the Exchange Act, which, upon written request by a stockholder, would require Columbia either to provide a list of stockholders and certain other data to the requesting stockholder or to mail proxy solicitation materials to stockholders on behalf of the requesting stockholder.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend
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not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     COLUMBIA. Federal law applicable to Columbia generally requires the affirmative vote of the holders of at least two-thirds of the outstanding Columbia voting stock for approval of mergers and consolidations or the sale or exchange of all or substantially all of Columbia's assets.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the Board of Directors, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the Board of Directors recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the Board of Directors of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the Board of Directors, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.

     As described above, the approval threshold for certain mergers and consolidations is generally higher for Columbia stockholders than FUNC stockholders.

ANTI-TAKEOVER PROVISIONS
     COLUMBIA. Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions", may acquire "control" of a savings association at
                                       61
any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and must have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "thrift holding company" subject to registration, examination and regulation as a thrift holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered thrift institutions whose accounts are insured by the FDIC's Bank Insurance Fund and holding companies thereof.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25 percent of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than ten percent of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors", constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding ten percent or more of any class of a savings association's stock must file with the OTS a certification form that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.
     Under applicable OTS regulations, however, FUNC is only required to provide notice of the Merger to the OTS, 30 days prior to the Effective Date since Columbia will merge directly into FUNB-VA pursuant to the Merger Agreement.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
DISSENTERS' OR APPRAISAL RIGHTS
     COLUMBIA. The rights of appraisal of dissenting stockholders of Columbia are governed by federal regulations applicable to federally chartered savings banks. Pursuant thereto, except as described below, any stockholder has the right to demand payment of the fair or appraised value of such holder's stock in the event that Columbia enters into any combination permissible for a federally chartered savings bank, including permissible mergers, consolidations and bulk purchases of assets or assumptions of deposit liabilities. No appraisal rights are available to a stockholder who is required to accept only "qualified consideration" (cash, shares of stock of any association or corporation that, at the effective date of the combination, would be listed on a national securities exchange or quoted on the Nasdaq National Market or any combination of such cash and stock) for such holder's stock, if that stock were listed on a national securities exchange or quoted on the Nasdaq National Market on the date of the meeting at which the combination was acted upon or if the combination is one of a specified type for which stockholder action is not required. Because Columbia Common Stock currently is quoted on the Nasdaq National Market, stockholders of Columbia generally do not have appraisal rights in the event of any combination involving Columbia, unless those stockholders are required to accept something other than "qualified consideration" for the Columbia Common Stock. Since FUNC Common Stock is listed on the NYSE, it will be "qualified consideration".
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
                                       62

DIVIDENDS AND OTHER DISTRIBUTIONS
     COLUMBIA. OTS regulations impose various restrictions or requirements on savings associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the savings association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.
     The OTS utilizes a three-tiered approach to permit savings associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.
     Generally, Tier 1 associations, which are savings associations that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100 percent of net income for the year-to-date plus 50 percent of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. Tier 2 associations (such as Columbia), which are savings associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75 percent of net income over the most recent four quarter period.
     Tier 3 associations (which are savings associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns.

     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, the limitations on dividends of FUNC are generally less restrictive than the limitations applicable to Columbia. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".

VOLUNTARY DISSOLUTION
     COLUMBIA. Under federal law, voluntary dissolution of a stock savings association or savings bank requires the adoption of a resolution by a majority of the members of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.
     FUNC. North Carolina law provides that FUNC may be dissolved if the Board of Directors of FUNC proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of Columbia Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of Columbia or FUNC. The Merger Agreement provides that Columbia will use its best efforts to obtain from each holder of Columbia Common Stock who is deemed by Columbia to be an affiliate an agreement with FUNC prior to the date of this Prospectus/Proxy Statement providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate in the Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of Columbia. See "THE MERGER-Exchange of Columbia Certificates".
                                       63

                               ADDITIONAL MATTERS
     From time to time FUNC and its subsidiaries (including FUNB-VA, FUNB-MD and FUNB-DC) have entered into transactions with certain of the directors of Columbia and their affiliates in the ordinary course of business, including, without limitation, maintaining deposit and lending relationships.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The consolidated balance sheets of Columbia as of September 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1994, included in Columbia's 1994 Annual Report to Stockholders which is incorporated by reference in Columbia's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering Columbia's consolidated financial statements refers to a change in the method of accounting for income taxes in 1994.
     The consolidated balance sheets of FUNC as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FUNC's 1994 Annual Report to Stockholders which is incorporated by reference in FUNC's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FUNC's consolidated financial statements refers to a change in the method of accounting for investments in 1994.
     The consolidated statements of condition of FFB as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FFB's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FFB's consolidated financial statements refers to changes in the methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and investments in 1993.
                                 OTHER MATTERS

     Any Columbia stockholder who wishes to present a proposal for inclusion in the proxy materials for Columbia's 1996 Annual Meeting of Stockholders (in the event the Merger is not consummated prior to such meeting) must comply with the rules and regulations of the OTS then in effect. As disclosed in Columbia's proxy statement for its 1995 Annual Meeting of Stockholders, any such proposal must have been received by Columbia no later than August 30, 1995.

     As of the date of this Prospectus/Proxy Statement, the Columbia Board knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Prospectus/Proxy Statement. However, if any other matters shall come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.
                                       64

                                                                         ANNEX A
                            INFORMATION FOR COLUMBIA

Certain Financial and Other Information for the Year Ended September 30, 1994......................................     A-2
Certain Financial and Other Information for the Quarter Ended June 30, 1995........................................     A-57

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1994 AND 1993

                                                                                                        1994          1993
                                                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...........................................................................   $   24,328    $   13,641
Interest-bearing deposits with other banks........................................................       10,754         1,592
Loans held for sale...............................................................................        3,164        40,374
Investment securities, market values of $140,675 and $121,487 at September 30, 1994 and 1993,
  respectively....................................................................................      144,588       120,909
Mortgage-backed securities, market values of $459,843 and $751,536 at September 30, 1994 and 1993,
  respectively....................................................................................      471,452       736,777
Loans, net of unearned income.....................................................................    2,155,381     1,439,854
  Allowance for loan losses.......................................................................      (15,949)      (17,889)
  Net loans.......................................................................................    2,139,432     1,421,965
Accrued interest receivable.......................................................................       16,486        15,345
Real estate owned.................................................................................       12,758        17,936
Office properties and equipment, net..............................................................       11,397        10,842
Excess cost over net tangible assets acquired.....................................................        7,275        12,820
Prepaid expenses and other assets.................................................................        6,814         5,268
  Total assets....................................................................................   $2,848,448    $2,397,469
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing.............................................................................   $   28,905    $   14,241
  Interest-bearing................................................................................    1,435,192     1,341,490
  Total deposits..................................................................................    1,464,097     1,355,731
Securities sold under agreements to repurchase....................................................      271,091        49,595
Advances from Federal Home Loan Bank of Atlanta...................................................      917,480       791,737
Other borrowings..................................................................................       25,282        37,030
Advance payments by borrowers for taxes and insurance.............................................        8,924         5,043
Accrued interest payable..........................................................................        7,806         4,531
Accrued expenses and other liabilities............................................................       21,545        33,504
  Total liabilities...............................................................................    2,716,225     2,277,171
STOCKHOLDERS' EQUITY
Common stock $.01 par 12,500,000 shares authorized; 3,701,407 and 3,667,607 shares issued and
  outstanding, at September 30, 1994 and 1993, respectively.......................................           37            37
Additional paid-in capital........................................................................       58,626        58,273
Retained earnings, substantially restricted.......................................................       73,560        61,988
  Total stockholders' equity......................................................................      132,223       120,298
  Total liabilities and stockholders' equity......................................................   $2,848,448    $2,397,469

          See accompanying notes to consolidated financial statements.
                                      A-2

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                                                                                 1994        1993        1992
                                                                                                (DOLLARS IN THOUSANDS, EXCEPT
                                                                                                       PER SHARE DATA)
Interest income
  Loans.....................................................................................   $ 117,940   $108,618    $119,042
  Mortgage-backed securities................................................................      32,287     41,046      47,112
  Investment securities.....................................................................       6,901      6,220       6,151
  Interest-bearing deposits with other banks................................................         450        322         675
  Federal funds sold........................................................................          --         --          79
      Total interest income.................................................................     157,578    156,206     173,059
Interest expense
  Deposit accounts..........................................................................      55,379     58,463      75,175
  Borrowings................................................................................      49,746     40,262      46,474
      Total interest expense................................................................     105,125     98,725     121,649
      Net interest income...................................................................      52,453     57,481      51,410
Provision for loan losses...................................................................       2,010      5,055      13,282
      Net interest income after provision for loan losses...................................      50,443     52,426      38,128
Noninterest income
  Service charges on deposit accounts.......................................................       2,408      2,068       1,597
  Fees and charges on loan accounts.........................................................       1,169      1,190       1,541
  Gain on sale of assets, net...............................................................       5,245      6,825       5,679
  Miscellaneous.............................................................................       2,192      1,989       2,601
      Total noninterest income..............................................................      11,014     12,072      11,418
Noninterest expense
  Personnel.................................................................................      19,732     18,321      16,126
  Occupancy and equipment...................................................................       8,928      8,481       7,982
  Deposit insurance premium.................................................................       3,578      2,870       2,735
  Amortization of excess cost over net tangible assets acquired.............................       5,851      2,582       2,878
  Real estate owned -- Net costs of operations..............................................       2,576      1,750       1,903
                    -- Provision for losses.................................................         287      3,590       2,910
  Data processing...........................................................................       2,005      1,686       1,532
  Marketing.................................................................................       1,797      1,647         989
  Other.....................................................................................       4,520      4,438       3,787
    Total noninterest expense...............................................................      49,274     45,365      40,842
    Income before income taxes and extraordinary items......................................      12,183     19,133       8,704
Income tax expense..........................................................................       6,094      9,034       2,806
    Net income before extraordinary items...................................................       6,089     10,099       5,898
Extraordinary items
    Loss on extinguishment of debt, net of income tax benefit of $(11), $(59) for the
     periods shown, respectively............................................................          --        (18)        (95)
    Effect of change in method of accounting for income taxes...............................       5,483         --          --
          Net income........................................................................   $  11,572   $ 10,081    $  5,803
Earnings per share
Primary:
  Net income before extraordinary items.....................................................   $    1.62   $   2.94    $   1.87
  Extraordinary items:
    Loss on extinguishment of debt, net of income taxes.....................................          --         --        (.03)
    Effect of change in method of accounting for income taxes...............................        1.46         --          --
      Net income............................................................................   $    3.08   $   2.94    $   1.84
Fully-diluted:
  Net income before extraordinary items.....................................................   $    1.62   $   2.78    $   1.76
  Extraordinary items:
    Loss on extinguishment of debt, net of income taxes.....................................          --         --        (.03)
    Effect of change in method of accounting for income taxes...............................        1.46         --          --
      Net income............................................................................   $    3.08   $   2.78    $   1.73

          See accompanying notes to consolidated financial statements.
                                      A-3

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                                                                           ADDITIONAL                    TOTAL
                                                                                 COMMON     PAID-IN      RETAINED    STOCKHOLDERS'
                                                                                 STOCK      CAPITAL      EARNINGS       EQUITY
                                                                                              (DOLLARS IN THOUSANDS)
Balance, September 30, 1991...................................................    $ 30      $ 44,496     $ 46,104      $  90,630
Net income....................................................................    --              --        5,803          5,803
Common stock issued under stock option plan...................................    --              10           --             10
Sale of 241,546 shares of common stock........................................       3         5,179           --          5,182
Balance, September 30, 1992...................................................      33        49,685       51,907        101,625
Net income....................................................................    --              --       10,081         10,081
Common stock issued under stock option plan...................................    --             177           --            177
Conversion of subordinated debentures to 391,380 shares of
  common stock................................................................       4         8,411           --          8,415
Balance, September 30, 1993...................................................      37        58,273       61,988        120,298
Net income....................................................................    --              --       11,572         11,572
Common stock issued under stock option plan...................................    --             353           --            353
Balance, September 30, 1994...................................................    $ 37      $ 58,626     $ 73,560      $ 132,223

          See accompanying notes to consolidated financial statements.
                                      A-4

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                                                                              1994          1993         1992
                                                                                                  (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income..............................................................................   $    11,572    $  10,081    $   5,803
Adjustments to reconcile net income to net cash provided (used)
  by operating activities:
  Provision for loan losses.............................................................         2,010        5,055       13,282
  Depreciation and amortization.........................................................         2,280        2,138        1,809
  Accretion of loan fees................................................................        (4,743)      (6,318)      (4,437)
  Net amortization of premium/discount on mortgage-backed securities....................         3,570        5,209        3,498
  Amortization of excess cost over net tangible assets acquired.........................         5,851        2,582        2,878
  FHLB of Atlanta stock dividend........................................................        (1,017)      (2,117)      (2,280)
  Decrease (increase) in loans held for sale............................................        37,210       (5,196)     (21,409)
  Decrease (increase) in accrued interest receivable....................................        (1,141)       2,664        2,913
  Decrease (increase) in prepaid expenses and other assets..............................        (1,546)      (1,095)         807
  Increase (decrease) in accrued expenses and other liabilities.........................       (11,959)       1,122        5,151
  Increase (decrease) in accrued interest payable.......................................         3,275       (2,358)      (4,088)
  Gain on sale of assets, net...........................................................        (5,245)      (6,825)      (5,679)
  Loss on debt retirement...............................................................            --           29          154
  Provision for losses on real estate owned.............................................           287        3,590        2,910
    Net cash provided by operating activities...........................................        40,404        8,561        1,312
INVESTING ACTIVITIES
  Purchase of insurance accounts........................................................          (306)          --           --
  Redemption of FHLB stock..............................................................         2,821           --           --
  Purchase of FHLB stock................................................................        (7,642)      (2,722)          --
  Decrease (increase) in interest-bearing deposits with other banks.....................        (9,162)       7,483       22,288
  Proceeds from the repayment and maturity of investment securities.....................        34,600       40,494       32,273
  Purchases of investment securities....................................................       (52,489)     (50,510)     (44,185)
  Net decrease in federal funds sold....................................................            --           --        5,000
  Principal collected on loans..........................................................       337,923      334,284      334,200
  Principal collected on mortgage-backed securities.....................................       143,320      159,992      152,790
  Purchases of mortgage-backed securities...............................................       (61,452)    (246,909)    (430,588)
  Proceeds from sale of mortgage-backed securities......................................       180,469       77,582       83,683
  Proceeds from sale of loans...........................................................       179,038      292,170      222,296
  Loans originated or acquired..........................................................    (1,235,080)    (711,815)    (636,767)
  Capitalized costs of real estate owned................................................        (3,170)      (4,525)      (1,454)
  Proceeds from sale of real estate owned...............................................        16,193       23,344        9,799
  Purchase of office properties and equipment...........................................        (2,955)      (2,099)      (1,828)
  Proceeds from sale of office properties and equipment.................................            84            5           36
    Net cash used by investing activities...............................................      (477,808)     (83,226)    (252,457)
FINANCING ACTIVITIES
  Increase in advance payments by borrowers for taxes and insurance.....................         3,881          750          194
  Net increase in deposits..............................................................       108,366        3,892      112,428
  Net increase (decrease) in securities sold under agreements to repurchase.............       221,496      (62,742)     109,764
  Proceeds from advances from FHLB of Atlanta...........................................     1,388,903      799,246      500,264
  Repayment of advances from FHLB of Atlanta............................................    (1,263,160)    (659,008)    (402,450)
  Repayment of other borrowings.........................................................       (11,748)     (11,648)     (11,780)
  Repurchase of collateralized floating rate notes......................................            --           --      (60,000)
  Repurchase of convertible subordinated debentures.....................................            --         (430)        (402)
  Proceeds from issuance of common stock................................................           353          177        5,192
    Net cash provided by financing activities...........................................       448,091       70,237      253,210
    Increase (decrease) in cash.........................................................        10,687       (4,428)       2,065
    Cash at beginning of year...........................................................        13,641       18,069       16,004
    Cash at end of year.................................................................   $    24,328    $  13,641    $  18,069

          See accompanying notes to consolidated financial statements.
                                      A-5

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                     SUPPLEMENTAL DISCLOSURE OF INFORMATION
     1. Columbia First Bank, a Federal Savings Bank (the Bank) made income tax payments of $3.8 million, $9 million, and $5.9 million during the years ended September 30, 1994, 1993 and 1992, respectively.
     2. The Bank paid $101.9 million, $101 million and $126 million in interest on deposits and borrowings during the years ended September 30, 1994, 1993 and 1992, respectively.
     3. The conversion of $8.4 million of subordinated debentures, net of $297 thousand in unamortized issuance costs which were written off and $282 thousand in accrued interest expense which was reversed, resulted in an $8.4 million increase to stockholders' equity during the year ended September 30, 1993.
     4. Additions to real estate acquired in settlement of loans through foreclosure were $8.8 million, $9.5 million and $9.1 million during the years ended September 30, 1994, 1993 and 1992, respectively.
          See accompanying notes to consolidated financial statements.
                                      A-6

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     The following comprise the significant accounting policies which Columbia First Bank, a Federal Savings Bank, and its subsidiaries follow in preparing and presenting its consolidated financial statements:
(A) PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Columbia First Bank, a Federal Savings Bank and its wholly owned subsidiaries. Following is a summary of each wholly owned subsidiary and its primary business activity:

                         SUBSIDIARY                                            PRIMARY BUSINESS ACTIVITY
Columbia First Insurance Services, Inc.                       Sales of multiple lines of insurance to the public
  (Prior to September 27, 1993 Home Service Insurance
  Agency, Inc.)
CFF Financial Corporation                                     Finance subsidiary
CFS Appraisal Corporation (inactive April 1, 1992)            Real estate appraisal
Century Financial Corporation                                 ATM network investment

     All significant intercompany balances and transactions have been eliminated.
(B) BASIS OF PRESENTATION
     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the evaluation of real estate acquired in connection with foreclosures or in satisfaction of loans. Actual results could differ significantly from those estimates. In addition, the regulatory agencies which supervise the financial services industry periodically review the Bank's allowance for losses on loans. This review, which is an integral part of their examination process, may result in additions to the allowance for losses based on judgments in regards to available information provided at the time of their examinations.
(C) INVESTMENTS AND MORTGAGE-BACKED SECURITIES
     Securities are carried at cost, adjusted for amortization of premium and accretion of discount using methods which approximate the interest method over the term of each security. The Bank has the ability and intends to hold the securities to maturity for long-term investment purposes, subject to the Bank's investment policy, and accordingly they are not adjusted for temporary declines in market values. Gains or losses on sales are recognized at the time of such sales and the determination of cost of such securities sold is based upon the specific identification method.
     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115) establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115, which was issued in May 1993, significantly changes the investment classification methodology used within the Consolidated Balance Sheets, as well as the measurement and recognition of fluctuations in the investment's fair value. Management has adopted SFAS No. 115 prospectively, as of October 1, 1994, and the effects of the adoption are not included in the Consolidated Balance Sheets as of September 30, 1994. Upon adoption of SFAS No.115, $151.8 million of mortgage-backed securities were reclassified as "available-for-sale", and stockholders' equity was reduced by approximately $.9 million, which represents the tax effected unrealized loss of approximately $1.4 million on the mortgage-backed securities which were reclassifed as "available for sale" at October 1, 1994. There were no securities classified by management upon the implementation of SFAS No. 115 as "trading account" securities, which would have required a valuation at lower of cost or fair value to be reflected in the Consolidated Statements of Income.
                                      A-7

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- Continued
(D) LOANS HELD FOR SALE
     Loans held for sale are carried at the lower of aggregate cost or estimated market value, as determined by outstanding commitments from investors or current investor yield requirements as calculated on an aggregate loan basis.
(E) ALLOWANCE FOR LOAN LOSSES
     The loan portfolio is carried at cost and reviewed by management on a monthly basis and provisions for estimated losses on loans, if any, are charged to earnings in the current period. In this review, particular attention is paid to delinquent loans, loans under foreclosure and, when collectibility is in doubt, any loans where there is evidence of a decline in the market value of the underlying security to less than the related loan balance. The allowance and provision for loan losses are based on several factors, including continuing examinations and appraisals of the loan portfolio by the Bank's loan review department; examinations by supervisory authorities; continuing reviews of problem loans and overall portfolio quality; analytical reviews of loan loss experience in relation to outstanding loans; and management's judgment with respect to economic conditions and its impacts on the existing loan portfolio.
(F) NONPERFORMING/UNDERPERFORMING ASSETS
     Nonperforming/underperforming assets consist of loans on which interest is no longer accrued, loans which have been restructured in order to allow the borrower the ability to maintain control of the collateral, real estate acquired by foreclosure and real estate upon which deeds in lieu of foreclosure have been accepted. Interest previously accrued but not collected on nonaccrual loans is reversed against current income when a loan is placed on a nonaccrual basis. Accretion of deferred fees is discontinued for nonaccrual loans.
     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114) was issued in May 1993. SFAS No. 114 requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a
Loan -- Income Recognition and Disclosures" (SFAS No. 118) was issued in October 1994. SFAS No. 118 amends the disclosure requirements of SFAS No. 114 to require information about the recorded investment in certain impaired loans, and about how a creditor recognizes interest income related to those impaired loans. Management has analyzed the impact that SFAS No. 114 and SFAS No. 118 would have on Columbia First's Consolidated Balance Sheets and Statements of Income, and has concluded that, if adopted as of September 30, 1994, there would not be an adverse impact on the financial condition or results of operations. SFAS No. 114 and SFAS No. 118 are required to be implemented for the year ended September 30, 1996.
(G) REAL ESTATE OWNED
     Real estate acquired through foreclosure is recorded on the date acquired at the lower of cost or fair value. Losses estimated at the time of acquisition are charged to the Allowance for Loan Losses. Subsequent writedowns are charged to current earnings if a determination is made that further impairment in the value of the real estate has occurred. Gains, if any, on sales of such real estate owned are recognized upon disposition of the property. Loans secured by property on which there is an indication that the borrower no longer has the ability to repay the loan and it is doubtful that equity will be rebuilt in the foreseeable future are classified as "in-substance foreclosures." In-substance foreclosures are recorded as though foreclosure had taken place at the date of the Consolidated Balance Sheets.
                                      A-8

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- Continued
(H) OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets as follows:

                                                                                          ESTIMATED LIFE
Office buildings.......................................................................   30-50 years
Furniture, fixtures and equipment......................................................   3-10 years
Leasehold improvements.................................................................   Life of lease
Vehicles...............................................................................   3 years

(I) LOAN FEES, DISCOUNTS AND PREMIUMS
     The Bank defers loan origination and commitment fees net of certain direct loan origination costs, and the net deferred fees are accreted into interest income using a method which approximates the interest method over future periods as yield adjustments. Premiums and discounts on loans purchased are amortized or accreted, respectively, into income using a method which approximates the interest method.
(J) INCOME TAXES
     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) was issued in February 1992 and it significantly changes accounting practices for the computation of income tax expense. This statement requires, among other things, that deferred taxes be stated based on the cumulative temporary differences between the financial reporting and income tax basis of Columbia First's assets and liabilities at the income tax rate that will be in effect when the deferred taxes are expected to be paid. Columbia First adopted SFAS No. 109 during the fiscal quarter ended December 31, 1993, and the adoption resulted in a reduction of the net deferred tax liability by approximately $5.5 million, or $1.46 per share. This amount is reported separately as the cumulative effect of the change in the method of accounting for income taxes in the Consolidated Statements of Income for the year ended September 30, 1994.
     Prior to the adoption of SFAS No. 109, a provision for deferred income taxes was made for revenues and expenses in the consolidated financial statements that were reported in different periods for tax purposes than for financial reporting purposes.
(K) EARNINGS PER SHARE
     The weighted average number of common shares outstanding is used in the calculation of primary earnings per common share. The weighted average number of common shares including common stock equivalents was 3,760,803, 3,434,013 and 3,154,398 for the years ended September 30, 1994, 1993 and 1992, respectively. Fully diluted earnings per share give effect to the contingent issuance of common shares on the convertible subordinated debentures, which were redeemed during the year ended September 30, 1993, and the effect of stock options and stock purchase agreements.
(L) RECLASSIFICATIONS
     Certain reclassifications of prior years' information have been made to conform with the 1994 presentation.
(2) BUSINESS COMBINATIONS
     Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, and the resulting premiums and discounts are being amortized or accreted over the estimated remaining lives of the underlying assets and liabilities.
     The excess cost over the fair value of the net tangible assets acquired and the specifically identified intangible assets arising from each of the transactions has been reflected as "excess cost over net tangible assets acquired" ("goodwill") in the accompanying Consolidated Balance Sheets. The various components are being amortized over periods, from four to twenty-
                                      A-9

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(2) BUSINESS COMBINATIONS -- Continued
five years, using the interest method or on a straight-line basis in the accompanying Consolidated Statements of Income. Total unamortized excess cost over net tangible assets acquired was $7.3 million and $12.8 million at September 30, 1994 and 1993, respectively.
     Management completed a reevaluation of the underlying assumptions within the amortization of goodwill and the marketplaces in which Columbia First transacts business during the year ended September 30, 1994. The result of this reevaluation was the writeoff of approximately $4.3 million in goodwill. This goodwill originated during three acquisitions in prior fiscal years, and generally related to the assets acquired and the liabilities assumed in these transactions. Management determined that a significant portion of the underlying assets and liabilities were no longer outstanding, and the writeoff of the related goodwill asset was considered appropriate. Management also reevaluated certain branch locations, the acquisition of which had resulted in the original recognition of goodwill. In addition to the above noted writeoff, Columbia First accelerated the writeoff of approximately $.4 million in goodwill as a result of this reevaluation.
(3) INVESTMENT SECURITIES
     Investment securities consist of the following:

                                                                                  SEPTEMBER 30, 1994
                                                                                                           ESTIMATED
                                                                  AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                    COST         GAINS         LOSSES        VALUE
                                                                                (DOLLARS IN THOUSANDS)
United States Government and agency obligations due:
  12 months or less............................................   $  14,143      $--          $    (92)    $  14,051
  Beyond 12 months, but within 5 years.........................      74,439       --            (3,145)       71,294
  Beyond 5 years, but within 10 years..........................      10,131       --              (676)        9,455
Federal Home Loan Bank stock, at cost..........................      45,875       --                --        45,875
                                                                  $ 144,588      $--          $ (3,913)    $ 140,675
                                                                   WEIGHTED
                                                                    AVERAGE
                                                                 INTEREST RATE
United States Government and agency obligations due:
  12 months or less............................................       4.95%
  Beyond 12 months, but within 5 years.........................       5.02
  Beyond 5 years, but within 10 years..........................       5.81
Federal Home Loan Bank stock, at cost..........................       5.00
                                                                      5.06%

                                                                                  SEPTEMBER 30, 1993
                                                                                                           ESTIMATED
                                                                  AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                    COST         GAINS         LOSSES        VALUE
                                                                                (DOLLARS IN THOUSANDS)
United States Government and agency obligations due:
  12 months or less............................................   $  17,039      $  169       $     --     $  17,208
  Beyond 12 months, but within 5 years.........................      53,601         375            (32)       53,944
  Beyond 5 years, but within 10 years..........................      10,232          66             --        10,298
Federal Home Loan Bank stock, at cost..........................      40,037       --                --        40,037
                                                                  $ 120,909      $  610       $    (32)    $ 121,487

                                                                   WEIGHTED
                                                                    AVERAGE
                                                                 INTEREST RATE
United States Government and agency obligations due:
  12 months or less............................................       6.23%
  Beyond 12 months, but within 5 years.........................       4.85
  Beyond 5 years, but within 10 years..........................       5.79
Federal Home Loan Bank stock, at cost..........................       5.00
                                                                      5.17%

     There was a loss of $73 thousand on the sale of investment securities during the year ended September 30, 1994. There were no sales of investment securities for the years ended September 30, 1993 and 1992.
     The book and market values of pledged securities for outstanding borrowings at September 30, 1994 were $57.4 million and $56.7 million, respectively, and $52.6 million and $52.7 million at September 30, 1993, respectively. The pledged securities are primarily used as collateral for the Bank's advances from Federal Home Loan Bank of Atlanta and securities sold under agreements to repurchase. See notes 9 and 10.
     Accrued interest receivable on investment securities totaled $2 million and $1.4 million at September 30, 1994 and 1993, respectively.
                                      A-10

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(4) MORTGAGE-BACKED SECURITIES
     Mortgage-backed securities consist of the following:

                                                                                  SEPTEMBER 30, 1994
                                                                                                           ESTIMATED
                                                                  AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                    COST         GAINS         LOSSES        VALUE
                                                                                (DOLLARS IN THOUSANDS)
FHLMC participation certificates...............................   $ 199,386      $  223       $ (3,198)    $ 196,411
GNMA mortgage-backed securities................................     129,653          20         (5,040)      124,633
FNMA mortgage-backed securities................................      89,899          --         (1,860)       88,039
Collateralized mortgage obligations............................      52,514          --         (1,754)       50,760
                                                                  $ 471,452      $  243       $(11,852)    $ 459,843
                                                                   WEIGHTED
                                                                    AVERAGE
                                                                 INTEREST RATE
FHLMC participation certificates...............................       5.46%
GNMA mortgage-backed securities................................       5.13
FNMA mortgage-backed securities................................       5.05
Collateralized mortgage obligations............................       5.14
                                                                      5.26%

                                                                                  SEPTEMBER 30, 1993
                                                                                                           ESTIMATED
                                                                  AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                    COST         GAINS         LOSSES        VALUE
                                                                                (DOLLARS IN THOUSANDS)
FHLMC participation certificates...............................   $ 416,461     $  9,234      $    (33)    $ 425,662
GNMA mortgage-backed securities................................     147,895        4,110            --       152,005
FNMA mortgage-backed securities................................     136,364        1,597          (147)      137,814
Collateralized mortgage obligations............................      36,057           57           (59)       36,055
                                                                  $ 736,777     $ 14,998      $   (239)    $ 751,536

                                                                   WEIGHTED
                                                                    AVERAGE
                                                                 INTEREST RATE
FHLMC participation certificates...............................       5.21%
GNMA mortgage-backed securities................................       4.47
FNMA mortgage-backed securities................................       4.39
Collateralized mortgage obligations............................       4.89
                                                                      4.88%

     Net gains on sales of mortgage-backed securities were $.6 million, $2 million and $2 million for the years ended September 30, 1994, 1993, and 1992, respectively. Gross gains of $2 million, $2 million and $2.2 million, respectively, were offset by gross losses of $1.4 million, $31 thousand and $.2 million, respectively, for the years ended September 30, 1994, 1993 and 1992.
     The book and market values of pledged mortgage-backed securities for outstanding borrowings at September 30, 1994 were $420.2 million and $410.1 million, respectively, and $714.3 million and $728.9 million at September 30, 1993, respectively. The pledged mortgage-backed securities are primarily used as collateral for the Bank's advances from Federal Home Loan Bank of Atlanta, securities sold under agreements to repurchase and other borrowings. See notes 9, 10 and 11.
     Proceeds from the sale of mortgage-backed securities were $180.5 million, $77.6 million and $83.7 million for the years ended September 30, 1994, 1993 and 1992, respectively.
     Accrued interest receivable on mortgage-backed securities totaled $3.4 million and $5.9 million at September 30, 1994 and 1993, respectively.
     The contractual maturity of mortgage-backed securities is as follows:

                                                               SEPTEMBER 30, 1994                    SEPTEMBER 30, 1993
                                                                                  NET                                   NET
                                                                               UNREALIZED                            UNREALIZED
                                                         BOOK       MARKET       GAINS/        BOOK       MARKET       GAINS/
                                                        VALUE       VALUE       (LOSSES)      VALUE       VALUE       (LOSSES)
                                                                                (DOLLARS IN THOUSANDS)
After 1 year through 5 years........................   $  4,509    $  4,275     $   (234)    $  5,248    $  5,312     $     64
After 5 years through 10 years......................      2,906       2,790         (116)       1,373       1,421           48
After 10 years......................................    464,037     452,778      (11,259)     730,156     744,803       14,647
                                                       $471,452    $459,843     $(11,609)    $736,777    $751,536     $ 14,759

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(5) LOANS RECEIVABLE
Loans receivable consist of the following:

                                                                                  SEPTEMBER 30,
                                                                                1994          1993
                                                                              (DOLLARS IN THOUSANDS)
Real Estate:
  Permanent...............................................................   $1,992,870    $1,303,106
  Construction............................................................       38,365        34,885
Commercial................................................................      111,165        95,333
Consumer..................................................................       14,594        11,610
                                                                              2,156,994     1,444,934
Less:
  Unearned income.........................................................        1,613         5,080
  Allowance for loan losses...............................................       15,949        17,889
                                                                             $2,139,432    $1,421,965

     At September 30, 1994 and 1993, amounts due borrowers on loans in process were $53.1 million and $43.5 million, respectively. At September 30, 1994 and 1993, loans in the amount of $1.5 billion and $.3 billion, respectively, were pledged as collateral for advances at the Federal Home Loan Bank of Atlanta.
     Activity in the allowance for loan losses is summarized as follows:

                                                                         1994       1993       1992
                                                                           (DOLLARS IN THOUSANDS)
Balance, beginning of year...........................................   $17,889    $18,946    $11,174
  Provision for loan losses..........................................     2,010      5,055     13,282
  Charge-offs........................................................    (4,776)    (6,222)    (6,814)
  Recoveries.........................................................       826        110      1,304
Balance, end of year.................................................   $15,949    $17,889    $18,946

     At September 30, 1994 and 1993, the Bank had $3.4 million and $6 million in nonaccrual loans, respectively. At September 30, 1994 and 1993, the Bank had $7.7 million and $11 million in restructured loans, respectively.
     There were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured at September 30, 1994.
     The effect of nonaccrual loans and restructured loans on interest income is summarized as follows:

                                                                              1994     1993      1992
                                                                               (DOLLARS IN THOUSANDS)
Expected interest income...................................................   $547    $1,237    $2,929
Actual interest income.....................................................    167       213     1,435
Reduction in interest income...............................................   $380    $1,024    $1,494

     Net gains on sales of loans were $3 million, $4.9 million and $3.7 million for the years ended September 30, 1994, 1993 and 1992, respectively. Net gains from fiscal 1994, 1993 and 1992, resulted from the sale of loans originated as held for sale.
     Accrued interest receivable on loans totaled $11.1 million and $8 million at September 30, 1994 and 1993, respectively.
     At September 30, 1994 and 1993, loans receivable were predominantly to borrowers located in the Washington, D.C. metropolitan area.
     The amount of loans serviced for others totaled $136 million, $183.3 million and $250 million as of September 30, 1994, 1993 and 1992, respectively.
                                      A-12

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(6) REAL ESTATE OWNED
     Real estate owned consists of the following:

                                                                                     SEPTEMBER 30,
                                                                                   1994        1993
                                                                                      (DOLLARS IN
                                                                                      THOUSANDS)
Foreclosed property............................................................   $ 9,782     $ 9,794
In-substance foreclosure.......................................................     2,976       8,142
                                                                                  $12,758     $17,936

     Net gains (losses) recognized on the sale of real estate owned were $1.8 million, $(27) thousand and $75 thousand for the years ended September 30, 1994, 1993 and 1992, respectively.
(7) OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment at cost less accumulated depreciation and amortization are summarized as follows:

                                                                                     SEPTEMBER 30,
                                                                                   1994        1993
                                                                                      (DOLLARS IN
                                                                                      THOUSANDS)
Land...........................................................................   $ 2,017     $ 1,390
Office buildings...............................................................     3,528       2,614
Furniture, fixtures and equipment..............................................    10,024       9,843
Leasehold improvements.........................................................     7,892       7,331
Vehicles.......................................................................       111         111
                                                                                   23,572      21,289
Less accumulated depreciation and amortization.................................    12,175      10,447
                                                                                  $11,397     $10,842

     Net losses on disposition of office properties and equipment were $36 thousand, $7 thousand and $58 thousand for the years ended September 30, 1994, 1993 and 1992, respectively.
(8) DEPOSIT ACCOUNTS
     Deposit accounts consist of the following:

                                                                                     SEPTEMBER 30,
                                                                       1994                                1993
                                                                         WEIGHTED                            WEIGHTED
                                                                         AVERAGE                             AVERAGE
                                                                         INTEREST                            INTEREST
                                                            AMOUNT         RATE        %        AMOUNT         RATE        %
                                                                                (DOLLARS IN THOUSANDS)
Savings accounts.......................................   $  115,299       3.00%        8%    $  113,787       3.00%        8%
Checking accounts......................................      131,264       2.15         9        102,731       2.38         8
Money market deposit accounts..........................      347,946       3.20        24        406,320       3.23        30
  Total demand deposits................................      594,509       2.93        41        622,838       3.05        46
Time deposits..........................................      869,588       4.94        59        732,893       4.83        54
  Total deposit accounts...............................   $1,464,097       4.12%      100%    $1,355,731       4.01%      100%

     Jumbo deposits, which are those accounts exceeding $100,000 and are included in time deposits, were $130.6 million and $111 million at September 30, 1994 and 1993, respectively. The Bank has not sought deposits in institutional brokerage programs and does not pay any fees to deposit brokers.
                                      A-13

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(8) DEPOSIT ACCOUNTS -- Continued
Time deposits mature as follows:

                                                                                SEPTEMBER 30, 1994
                                                                                      WEIGHTED
                                                                                      AVERAGE
                                                                                      INTEREST
                                                                           AMOUNT       RATE         %
                                                                              (DOLLARS IN THOUSANDS)
Within 12 months.......................................................   $461,305        4.44%        53%
12-24 months...........................................................    235,946        5.38         27
25-36 months...........................................................     66,671        5.70          8
37-48 months...........................................................     44,711        5.50          5
49-60 months...........................................................     59,894        5.76          7
Beyond 60 months.......................................................      1,061        8.19         --
                                                                          $869,588        4.94%       100%

     Interest expense on deposit accounts consisted of the following for each of the years ended September 30:

                                                                         1994       1993       1992
                                                                           (DOLLARS IN THOUSANDS)
Savings accounts.....................................................   $ 3,520    $ 3,754    $ 5,007
Checking accounts....................................................     2,706      2,400      2,761
Money market deposit accounts........................................    13,014     13,722     14,560
Time deposits........................................................    36,139     38,587     52,847
                                                                        $55,379    $58,463    $75,175

(9) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     A summary of the securities sold under agreements to repurchase follows:

                                                                                                   SEPTEMBER 30,
                                                                                            1994                   1993
                                                                                                WEIGHTED               WEIGHTED
                                                                                                AVERAGE                AVERAGE
                                                                                                INTEREST               INTEREST
                                                                                     AMOUNT       RATE      AMOUNT       RATE
                                                                                              (DOLLARS IN THOUSANDS)
Securities sold under agreements to repurchase mortgage-backed securities with book values including accrued interest of $278.9 million and $39.2 million and market values of $271.2 million and $40.1 million at September 30, 1994 and
  1993, respectively.............................................................   $256,534      5.05%     $38,166      3.25%
Repo sweep account agreements....................................................     14,557      4.56       11,429      3.01
                                                                                    $271,091      5.02%     $49,595      3.20%

     The bank enters into sales of securities under agreements to repurchase ("agreements"). Fixed-coupon agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities on the Consolidated Balance Sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. These agreements mature within one year. The mortgage-backed certificates underlying the agreements were delivered to the dealers with whom the transactions were arranged. No transactions with any one dealer exceeded $74.4 million and $38.2 million at September 30, 1994 and 1993, respectively. The dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Bank identical securities at the maturities of the agreements. Securities sold under agreements to repurchase averaged $115.7 million and $66.5 million during fiscal 1994 and fiscal 1993, respectively, and the maximum amounts outstanding at any month-end during fiscal 1994 and fiscal 1993 were $256.5 million and $106.3 million, respectively.
                                      A-14

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(9) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE -- Continued
     The Bank offers Repo Sweep Accounts which are treated as borrowings of the Bank and are represented as liabilities on the Consolidated Balance Sheets. The agreement states that the amount of the borrowings may not fall below $100,000 at any time, and that these borrowings are to be collateralized with mortgage-backed securities. In addition, the market values of these securities may not fall below 105% of the total amount of the borrowings. The securities pledged pursuant to these agreements are held in safekeeping at the Federal Home Loan Bank of Atlanta and third party securities dealers, and are segregated as such on the books and records of the Bank. At September 30, 1994 and 1993, only agency securities, specifically issues guaranteed by Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association, were used to secure these borrowings. These securities had book values of $24.3 million and market values of $23.3 million at September 30, 1994, and book values of $23.1 million and market values of $24.0 million at September 30, 1993. The annual average outstanding borrowing under this program during fiscal 1994 and 1993 was $17 million and $9 million, respectively. The maximum amount outstanding at any month-end during fiscal 1994 and 1993 was $36.2 million and $14.1 million, respectively.
     Interest expense on securities sold under agreements to repurchase was $4.9 million, $2.2 million and $2.7 million for the years ended September 30, 1994, 1993 and 1992, respectively. Interest expense on the Repo Sweep program amounted to $589 thousand, $267 thousand and $141 thousand for the years ended September 30, 1994, 1993 and 1992, respectively.
(10) ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA
     A summary of the Bank's borrowings from the Federal Home Loan Bank of Atlanta follows:

                                                                                                  SEPTEMBER 30,
                                                                                           1994                    1993
                                                                                               WEIGHTED                WEIGHTED
                                MATURING DURING                                                AVERAGE                 AVERAGE
                                 THE YEAR ENDED                                                INTEREST                INTEREST
                                 SEPTEMBER 30,                                      AMOUNT       RATE       AMOUNT       RATE
                                                                                              (DOLLARS IN THOUSANDS)
1994............................................................................   $  --         --  %     $527,500      3.61%
1995............................................................................    716,000      5.37       151,000      5.38
1996............................................................................    140,000      5.93        60,000      7.33
1997............................................................................     20,000      5.97        20,000      5.97
Beyond 1998.....................................................................     41,480      6.30        33,237      6.11
                                                                                   $917,480      5.51%     $791,737      4.39%

     At September 30, 1994 and 1993, first mortgage loans, investments and mortgage-backed securities with aggregate principal balances totaling $1.6 billion and $.9 billion, respectively, were pledged as collateral under a security agreement to secure the FHLB advances.
     Interest expense on advances from the FHLB was $41.3 million, $32.8 million and $37.1 million for the years ended September 30, 1994, 1993 and 1992, respectively.
(11) OTHER BORROWINGS
     Other borrowings consist of the following:

                                                                                     SEPTEMBER 30,
                                                                                   1994        1993
                                                                                      (DOLLARS IN
                                                                                      THOUSANDS)
CFF Financial Corporation notes payable, net of discount of $1.0 million
  and $1.5 million in 1994 and 1993, respectively..............................   $24,216     $36,288
Other borrowings...............................................................     1,066         742
                                                                                  $25,282     $37,030

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(11) OTHER BORROWINGS -- Continued
     On March 20, 1986, CFF Financial Corporation, a finance subsidiary of the Bank, issued notes payable with a gross balance of $127.5 million, and with an effective interest rate of 9.16% to Salomon Capital Access Corporation ("Capital Access"). Capital Access issued collateralized mortgage obligations secured by the notes issued by CFF Financial. The notes are collateralized by $29.1 million of FHLMC participation certificates at September 30, 1994. The maturity of the notes corresponds to the principal repayment of the collateral.
     On November 20, 1986, the Bank issued $150 million of collateralized floating rate notes due in November, 1996. The notes, which were issued in Europe, were general obligations of the Bank, and required semiannual interest payments of 1/16th of 1% per annum plus the arithmetic mean of London interbank offered quotations (LIBOR) for six-month Eurodollar deposits prevailing two business days before the beginning of each interest period. The notes were collateralized primarily by mortgage-backed securities, which were deposited with Bankers Trust Company of New York, the Trustee. The indenture provided the Trustee with a lien on the pledged property superior to that of the Bank, and in the event of a deficiency at the time of a default, the note-holders would have been general creditors of the Bank.
     The Bank repurchased $90 million of the notes prior to fiscal 1992. The Bank retired the remaining $60 million of notes on the semi-annual interest payment date of November 25, 1991. The retirement of the remaining notes was funded by a special sub-LIBOR advance from FHLB which has resulted in reduced borrowing costs for Columbia First. The retirement of the remaining notes at par resulted in a loss of $134 thousand, net of $83 thousand in income tax benefits, related to the writeoff of the remaining unamortized issuance costs.
     In July 1986, Columbia First issued $27.8 million of convertible subordinated debentures, which were unsecured obligations of the Bank. The debentures carried an interest rate of 7.50%, and were convertible at any time, prior to maturity in 2011 unless previously redeemed, into common stock of the Bank at a conversion price of $21.50 per share.
     The Bank repurchased $18.3 million of the debentures prior to fiscal 1992, and an additional $200 thousand of the debentures were converted into common stock prior to fiscal 1992. During the year ended September 30, 1992, the Bank repurchased $402 thousand of the debentures at a gain of $39 thousand, net of $24 thousand in income taxes. On May 14, 1993, the Bank announced the June 15, 1993 redemption of the remaining convertible subordinated debentures. During fiscal 1993 and prior to the announcement, the Bank repurchased $280 thousand of the debentures. A total of $68 thousand of the debentures were converted into 3,162 shares of common stock prior to the call for redemption. The call for redemption resulted in the conversion of $8.3 million of the debentures into 388,218 shares of common stock, and a cash payment to retire the remaining $149 thousand of debentures. The cash payment to retire the $149 thousand in debentures also included a three percent premium and accrued interest through June 14, 1993. The repurchase, redemption and conversion transactions during the year ended September 30, 1993 resulted in a loss of $18 thousand, net of $11 thousand in income tax benefits.
     Interest expense on other borrowings was $2.9 million, $4.9 million and $6.5 million for the years ended September 30, 1994, 1993 and 1992, respectively.
                                      A-16

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(12) INCOME TAXES
     The following is a summary of the provision for income tax expense (benefit), including income tax on extinguishment of debt:

                                                                                                   CURRENT    DEFERRED    TOTAL
                                                                                                      (DOLLARS IN THOUSANDS)
Year ended September 30, 1994:
  Federal income tax expense....................................................................   $5,196     $    327    $5,523
  State and local income tax expense............................................................      509           62       571
                                                                                                   $5,705     $    389    $6,094
Year ended September 30, 1993:
  Federal income tax expense....................................................................   $7,107     $    705    $7,812
  State and local income tax expense............................................................    1,062          149     1,211
                                                                                                   $8,169     $    854    $9,023
Year ended September 30, 1992:
  Federal income tax expense (benefit)..........................................................   $2,919     $ (1,434)   $1,485
  State and local income tax expense............................................................    1,234           28     1,262
                                                                                                   $4,153     $ (1,406)   $2,747

     Income tax expense attributable to income from continuing operations was $6,094, $9,023, and $2,747 for the years ended September 30, 1994, 1993 and
1992, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent, 34.8 percent and 34 percent, respectively, to pretax income from continuing operations as a result of the following:

                                                                                                   1994      1993       1992
                                                                                                     (DOLLARS IN THOUSANDS)
Computed "expected" tax expense................................................................   $4,264    $ 6,658    $ 2,959
Bad debt deduction.............................................................................       --     (2,105)    (2,263)
State and local income taxes, net of income tax benefit........................................      371        784        774
Amortization of excess cost over net tangible assets acquired..................................    1,512        765      1,436
Gain on sale of loans and amortization of discounts............................................       --        (57)      (330)
Provision for loan losses......................................................................       --      3,014      4,596
Revision of tax provision estimates............................................................       --         --     (3,804)
Other..........................................................................................      (53)       (36)      (621)
                                                                                                  $6,094    $ 9,023    $ 2,747

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(12) INCOME TAXES -- Continued
     For the years ended September 30, 1993 and 1992, deferred income tax expense (benefit) of $854 and $(1,406), respectively, results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

                                                                                                              1993      1992
Loan origination and commitment fees, deferred for financial statement purposes, recognized on the cash
  basis for tax purposes...................................................................................   $ 519    $  (997)
FHLB stock dividends, recognized currently for financial statement purposes, deferred for
  tax purposes.............................................................................................     820        876
Employee benefit expense recognized on the accrual basis for financial statement purposes, recognized on
  the cash basis for tax purposes..........................................................................    (241)       192
Tax loss from limited partnership ownership of main office.................................................      35        107
Revision of tax provision estimates........................................................................      --     (1,568)
Other timing differences...................................................................................    (279)       (16)
                                                                                                              $ 854    $(1,406)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1994 are presented below:

Deferred Tax Assets:
  Net book reserves for loan losses & doubtful accounts.....................................   $ 4,401
  Loan fees deferred for book purposes......................................................     2,884
  Compensation expense deferred for tax purposes............................................       741
  Accrued employee retirement expense.......................................................       209
  Differences in depreciation of premises and equipment.....................................       375
  Intangibles capitalized for tax purposes..................................................       154
  Other                                                                                             48
Total Gross Deferred Assets.................................................................     8,812
Deferred Tax Liabilities:
  FHLB stock dividends deferred for tax purposes............................................    (5,289)
  Tax bad debt reserve in excess of base year...............................................      (789)
  Partnership loss basis difference.........................................................      (783)
  Prepaid expenses deferred for book purposes...............................................      (472)
  Other.....................................................................................      (235)
Total Gross Deferred Liabilities............................................................    (7,568)
Net deferred tax asset......................................................................   $ 1,244

(13) BENEFIT PLANS
EMPLOYEE PENSION PLAN
     The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The benefits in fiscal 1992 were based on years of service and average earnings for the 36 highest consecutive months preceding retirement. Effective October 1, 1992, the plan was amended to calculate benefits based upon an employee's career average earnings.
                                      A-18

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(13) BENEFIT PLANS -- Continued
     The following items are the components of the net pension cost for the years ended September 30, 1994, 1993 and 1992:

                                                                                                       1994     1993     1992
                                                                                                       (DOLLARS IN THOUSANDS)
Service cost for the period.........................................................................   $ 412    $ 189    $ 331
Interest cost on the projected benefit obligation...................................................     369      298      408
Actual return on plan assets........................................................................    (319)    (388)    (364)
Amortization of unrecognized net obligation.........................................................    (146)    (119)     (16)
Net pension cost (credit)...........................................................................   $ 316    $ (20)   $ 359

     The pension plan assumed an annual weighted average discount rate of 7%, 6.5% and 9% for the years ended September 30, 1994, 1993 and 1992, respectively. The weighted average discount rate is used to determine the actuarial present value of the projected benefit obligation. The annual rate of increase in future compensation was 5.5% for the years ended September 30, 1994, 1993 and 1992. The expected long-term annual rate of return on assets was 8.5% for the years ended September 30, 1994, 1993 and 1992.
     At September 30, 1994 and 1993, plan assets consisted of various money market, equity and fixed income investments administered by a registered investment advisor.
     The following table sets forth the funded status at September 30, 1994 and 1993:

                                                                                                            1994        1993
                                                                                                               (DOLLARS IN
                                                                                                               THOUSANDS)
Actuarial present value of accumulated plan benefits:
  Vested................................................................................................   $ 4,261     $ 5,074
  Non-vested............................................................................................       347         402
                                                                                                           $ 4,608     $ 5,476
Projected benefit obligation for service rendered to date...............................................   $(5,100)    $(6,010)
Fair value of plan assets...............................................................................     5,214       5,192
Funded status -- Plan assets over (under) projected benefit obligation..................................       114        (818)
Unrecognized net (gain) loss............................................................................      (239)        890
Unrecognized net transition asset.......................................................................      (527)       (573)
Unfunded accrued pension cost included as a liability in the Consolidated Balance Sheets................   $  (652)    $  (501)

STOCK OPTION PLANS
     The Bank has adopted an employee stock option plan for which 244,662 shares, or 10% of the original number of shares issued, have been reserved. The plan provides that options may be granted for a term of up to ten years, that no options may be exercised within two years of the date of the granting of the option, and that the options can be exercisable in installments. At September 30, 1994, there were 98,254 shares available for grant. The following table summarizes information on the stock option plan:
                                      A-19

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(13) BENEFIT PLANS -- Continued

                                                                                                       AVERAGE PRICE
                                                                                                         PER SHARE      SHARES
Outstanding at September 30, 1991...................................................................      $ 11.34       113,600
  Granted...........................................................................................           --            --
  Exercised.........................................................................................        10.00        (1,000)
  Canceled..........................................................................................        10.00        (3,300)
Outstanding at September 30, 1992...................................................................        11.40       109,300
  Granted...........................................................................................        14.75         4,000
  Exercised.........................................................................................         9.72       (18,200)
  Canceled..........................................................................................        10.00          (300)
Outstanding at September 30, 1993...................................................................        11.87        94,800
  Granted...........................................................................................   33.50.....        26,593
  Exercised.........................................................................................   10.47.....       (33,800)
  Canceled..........................................................................................   31.35.....        (3,285)
Outstanding at September 30, 1994...................................................................      $ 18.49        84,308
Shares exercisable at September 30, 1994............................................................      $ 12.50        56,700

     The Bank adopted in fiscal 1994 the premium price stock option plan for which 273,493 shares have been reserved. The plan provides that options may be granted under terms similar to the employee stock option plan described above, except that options may only be granted with an exercise price of at least 120% of the market price at the date of grant. At September 30, 1994, there were 124,357 shares available for grant under the premium price stock option plan, and 149,136 of the reserved shares have been awarded with an exercise price of $40.20. As of September 30, 1994, no shares had been exercised.
     The Bank adopted in fiscal 1994 the contractual stock option plan to meet the Bank's contractual obligation with an executive officer. The executive officer had been entitled to options to purchase 25,000 shares at an exercise price of $17.00 per share and 25,000 shares at an exercise price of $19.00 per share. The plan provides that options may be exercised for a term of ten years from the date of the grant. As of September 30, 1994, the options to purchase the 50,000 shares granted under the contractual stock option plan are exercisable; however, none had been exercised.
DEFERRED COMPENSATION AGREEMENTS
     Columbia First has entered into deferred compensation agreements with certain individuals, and has purchased life insurance policies to cover the unfunded liability of the deferred compensation agreements.
OTHER BENEFITS
     Columbia First provides certain health care and life insurance benefits to active employees. The cost of these benefits was $1.2 million, $1.2 million and $982 thousand for the fiscal years ended September 30, 1994, 1993 and 1992, respectively. The majority of Columbia First's employees may become eligible for the continuation of health care coverage if they reach normal retirement age while working for Columbia First; however, the program is optional and all costs for retirees' participation in these programs are paid by the retirees. Certain life insurance benefits are available to retirees; however, the cost of these benefits is not material. The impact of Statement of Financial Accounting Standards No. 106, which addresses the accounting for post-retirement benefits other than pensions, is not material upon the Consolidated Balance Sheets and the Consolidated Statements of Income.
     Effective October 1, 1992, a qualified 401(k) plan was established allowing substantially all employees to participate in this contributory savings plan after satisfaction of service requirements. The plan provides for an employee salary reduction feature pursuant to section 401(k) of the Internal Revenue Code. Employee contributions are voluntary, and the employee can elect to defer up to 15% of compensation, subject to certain limitations. Columbia First will provide a 50% matching contribution upon the first 6% of the employee's contribution, for a total maximum matching contribution of 3%. The cost of this
                                      A-20

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(13) BENEFIT PLANS -- Continued
contributory savings plan for the fiscal years ended September 30, 1994 and 1993 amounted to $231 thousand and $247 thousand, respectively.
(14) COMMITMENTS
CREDIT FACILITY COMMITMENTS
     Columbia First is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by other parties to the financial instrument for commitments to extend credits and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.
     At September 30, 1994, the Bank had outstanding commitments to originate and purchase loans at variable interest rates aggregating approximately $83.0 million and at fixed interest rates aggregating approximately $4.4 million. Fixed interest rate commitments are at market rates as of the commitment date and generally expire within 60 days. The Bank had no outstanding commitments to purchase or sell mortgage-backed securities.
     At September 30, 1994, the Bank had outstanding commitments to sell fixed-rate mortgage loans in the amount of $3.0 million, at net prices which exceeded the carrying value of the loans.
     At September 30, 1994, the Bank was contingently liable under standby letters of credit aggregating $13.8 million, generally expiring in three years or less.
LITIGATION
     Columbia First is a defendant in or party to a number of pending and threatened legal actions and proceedings. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the accompanying Consolidated Balance Sheets and the Consolidated Statements of Income.
LEASE COMMITMENTS
     Columbia First leases certain properties for branch offices and various other operations under non-cancelable operating leases. These leases expire at various dates through 2003 with options for renewal and contain escalation clauses comparable to increases in the consumer price index. The future minimum rental payments under the terms of the leases at September 30, 1994 are as follows:

                                                                                    SUBLEASE
                                                                         RENTAL      RENTAL     NET RENTAL
                      YEAR ENDED SEPTEMBER 30,                          PAYMENTS     INCOME      PAYMENTS
                                                                              (DOLLARS IN THOUSANDS)
1995.................................................................    $5,008       $292        $4,716
1996.................................................................     4,694        297         4,397
1997.................................................................     4,187        276         3,911
1998.................................................................     1,439         --         1,439
1999.................................................................     1,306         --         1,306
2000 and thereafter..................................................     4,320         --         4,320

     Rental expense, net of sublease income, under all operating leases was approximately $4.8 million, $4.5 million and $4.2 million for the years ended September 30, 1994, 1993 and 1992, respectively.
                                      A-21

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(15) FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a portion of Columbia First's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of Columbia First taken as a whole.
     The following methods and assumptions were used by Columbia First in estimating the fair value for its financial instruments and other required items as defined by SFAS No. 107:
CASH AND INTEREST-BEARING DEPOSITS WITH OTHER BANKS
     For cash and due from banks and interest-bearing deposits with other banks, the carrying amount approximates fair value.
LOANS HELD FOR SALE
     For loans held for sale, fair values are based on outstanding commitments from investors or current investor yield requirements as calculated on an aggregate basis.
INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES
     For these instruments, fair values are based on published market prices or dealer quotes.
LOANS, NET
     The fair value of loans is estimated by discounting the future cash flows, including estimated prepayments of principal, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonaccrual loans, in the amount of $3.4 million, in the portfolio reflects the credit adjustment that would be applied in the marketplace for such loans.
ACCRUED INTEREST RECEIVABLE
     The carrying amount approximates fair value.
NONINTEREST-BEARING DEPOSITS
     The fair value of these deposits is the amount payable on demand at the reporting date.
INTEREST-BEARING DEPOSITS
     The fair value of demand deposits, savings accounts and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be accepted.
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     For these short-term instruments, the carrying amount approximates fair value.
ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA AND OTHER BORROWINGS
     The carrying amounts for variable rate borrowings approximate the fair values at the reporting date. The fair values of the fixed-rate borrowings are estimated by discounting the future cash flows using interest rates currently available for borrowings with similar terms and remaining maturities.
                                      A-22

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(15) FAIR VALUES OF FINANCIAL INSTRUMENTS -- Continued
ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE
     The carrying amount approximates fair value.
ACCRUED INTEREST PAYABLE
     The carrying amount approximates fair value.
OFF-BALANCE SHEET ITEMS
     Columbia First has reviewed the unfunded portion of commitments to extend credit, as well as, standby and other letters of credit, and has determined that the fair value of such instruments is not material.
INTANGIBLES
     The provisions of SFAS No. 107 do not require the disclosure of intangible assets. While the value of such intangibles is significant, Columbia First does not routinely compute their estimated fair values. Such intangibles include core deposit and mortgage servicing rights.
     The estimated fair values of Columbia First financial instruments required to be disclosed under SFAS No. 107 follows:

                                                                                           SEPTEMBER 30,
                                                                                  1994                        1993
                                                                         CARRYING        FAIR        CARRYING        FAIR
                                                                          VALUE         VALUE         VALUE         VALUE
                                                                                       (DOLLARS IN THOUSANDS)
Assets:
Cash and interest-bearing deposits with other banks..................   $   35,082    $   35,082    $   15,233    $   15,233
Loans held for sale..................................................        3,164         3,207        40,374        41,177
Investment securities................................................      144,588       140,675       120,909       121,487
Mortgage-backed securities...........................................      471,452       459,843       736,777       751,536
Loans, net...........................................................    2,155,381     2,172,390     1,439,854     1,492,764
Accrued interest receivable..........................................       16,486        16,486        15,345        15,345
Liabilities:
Noninterest-bearing deposits.........................................       28,905        28,905        14,241        14,241
Interest-bearing deposits............................................    1,435,192     1,435,873     1,341,490     1,353,693
Securities sold under repurchase agreements..........................      271,091       271,091        49,595        49,595
Advances from FHLB of Atlanta........................................      917,480       916,447       791,737       803,858
Other borrowings.....................................................       25,282        26,391        37,030        41,663
Advance payments by borrowers for taxes and insurance................        8,924         8,924         5,043         5,043
Accrued interest payable.............................................        7,806         7,806         4,531         4,531

(16) STOCKHOLDERS' EQUITY
     As mandated by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Director of the Office of Thrift Supervision ("OTS") requires all thrift institutions to maintain capital in accordance with capital standards which include maintenance of: (1) tangible capital equal to at least 1.5% of adjusted total assets, (2) core capital equal to at least 3% of adjusted total assets, (3) core capital equal to at least 4% of risk-weighted assets (tier 1 capital ratio), and (4) total capital and loan loss allowances equal to at least 8% of risk-weighted assets. There are limitations to the amount of the loan loss allowance which may be includable in regulatory capital, and there is an "interest rate risk" component to the risk-based capital standard. There is also a phase-in period, through December 31, 1994, for the exclusion of supervisory goodwill from core capital.
                                      A-23

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(16) STOCKHOLDERS' EQUITY -- Continued
     At September 30, 1994, the Bank exceeded all current and fully phased-in capital requirements promulgated by the OTS. The Federal Deposit Insurance Improvement Act of 1991 (FDICIA) required each federal regulatory agency to mandate minimum capital levels at which an institution is considered well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Certain prompt corrective action is required to be taken with respect to those institutions which fall below minimum regulatory capital standards. Under the prompt corrective action regulations adopted by the OTS, which became effective in December 1992, the following capital standards were required in order to be considered well capitalized: (1) core capital of at least 5%, (2) tier 1 risk-based capital of at least 6%, and (3) risk-based capital of at least 10%. The Bank is considered to be adequately capitalized at September 30, 1994 under the prompt corrective action regulations.
     The required and actual amounts and ratios of capital pertaining to the Bank as of September 30, 1994 are set forth as follows:

                                                                                                 (UNAUDITED) COLUMBIA FIRST
                                                                    CURRENT REGULATORY                                CAPITAL IN
                             TYPE OF                                   REQUIREMENTS        COMPUTED     COMPUTED       EXCESS OF
                             CAPITAL                                PERCENT     AMOUNT     PERCENT       AMOUNT       REQUIREMENT
                                                                                       (DOLLARS IN THOUSANDS)
Tangible.........................................................     1.5%     $ 42,613      4.39%      $ 124,639       $82,026
Core.............................................................     3.0        85,228      4.63         131,602        46,374
Tier 1 risk-based................................................     4.0        62,542      8.42         131,602        69,060
Risk-based.......................................................     8.0       125,085      9.34         146,028        20,943

     The Bank is authorized to issue up to 7.5 million shares of preferred stock with a par value of $.01 per share. No preferred stock has been issued by the Bank.
     Retained earnings at September 30, 1994 included approximately $31.4 million, which constitutes actual and anticipated additions to bad debt reserves for Federal income tax purposes and, therefore, may be subject to income taxes at the then current Federal income tax rate if used for any purpose other than to absorb bad debt losses. Management does not anticipate that this portion of retained earnings will be used in a manner that will create any additional income tax liability. In accordance with the provisions of FIRREA and FDICIA, the Bank may be restricted from the payment of dividends.
                                      A-24

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(17) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
     Condensed quarterly financial data for the years ended September 30, 1994 and 1993 is shown as follows:

                                                                                                THREE MONTHS ENDED
                                                                                      DEC.       MAR.       JUNE       SEPT.
                                                                                       31,        31,        30,        30,
                                       1994                                           1993       1994       1994       1994
                                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                      DATA)
Total interest income.............................................................   $36,543    $37,086    $40,111    $43,838
Total interest expense............................................................    23,844     24,104     27,081     30,096
  Net interest income.............................................................    12,699     12,982     13,030     13,742
Provision for loan losses.........................................................     1,600        210        200         --
  Net interest income after provision for loan losses.............................    11,099     12,772     12,830     13,742
Noninterest income................................................................     3,226      2,148      2,678      2,962
Noninterest expense...............................................................    15,719     10,373     11,142     12,040
Income (loss) before income tax expense and extraordinary item....................    (1,394)     4,547      4,366      4,664
Income tax expense................................................................       920      1,938      1,500      1,736
Income (loss) before extraordinary item...........................................    (2,314)     2,609      2,866      2,928
Extraordinary item: effect of change in method of accounting
  for income taxes................................................................     5,483         --         --         --
  Net income......................................................................   $ 3,169    $ 2,609    $ 2,866    $ 2,928
Earnings per share
Primary:
  Net income (loss) before extraordinary item.....................................   $  (.62)   $   .70    $   .76    $   .78
  Extraordinary item: effect of change in method of accounting
     for income taxes.............................................................      1.46         --         --         --
  Net income......................................................................   $   .84    $   .70    $   .76    $   .78
Fully diluted:
  Net income (loss) before extraordinary item.....................................   $  (.62)   $   .70    $   .76    $   .78
  Extraordinary item: effect of change in method of accounting for income taxes...      1.46         --         --         --
  Net income......................................................................   $   .84    $   .70    $   .76    $   .78

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
(17) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) -- Continued

                                                                                                THREE MONTHS ENDED
                                                                                      DEC.       MAR.       JUNE       SEPT.
                                                                                       31,        31,        30,        30,
                                       1993                                           1992       1993       1993       1993
                                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                      DATA)
Total interest income.............................................................   $40,563    $39,203    $38,424    $38,016
Total interest expense............................................................    25,700     24,745     24,526     23,754
  Net interest income.............................................................    14,863     14,458     13,898     14,262
Provision for loan losses.........................................................     1,700      1,710        990        655
  Net interest income after provision for loan losses.............................    13,163     12,748     12,908     13,607
Noninterest income................................................................     2,806      2,234      4,327      2,705
Noninterest expense...............................................................    11,029     10,920     12,216     11,200
Income before income tax expense and extraordinary item...........................     4,940      4,062      5,019      5,112
Income tax expense................................................................     2,714      1,659      2,388      2,273
Income before extraordinary item..................................................     2,226      2,403      2,631      2,839
Extraordinary item: gain (loss) on extinguishment of debt.........................         2         (5)       (15)        --
  Net income......................................................................   $ 2,228    $ 2,398    $ 2,616    $ 2,839
Earnings per share
Primary:
  Net income before extraordinary item............................................   $   .68    $   .72    $   .78    $   .76
  Extraordinary item, net of taxes................................................        --         --         --         --
  Net income......................................................................   $   .68    $   .72    $   .78    $   .76
Fully diluted:
  Net income before extraordinary item                                               $   .63    $   .67    $   .72    $   .76
  Extraordinary item, net of taxes                                                        --         --         --         --
  Net income......................................................................   $   .63    $   .67    $   .72    $   .76

                          INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK
     We have audited the accompanying consolidated balance sheets of Columbia First Bank, a Federal Savings Bank and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Columbia First Bank, a Federal Savings Bank and subsidiaries at September 30, 1994 and 1993, the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1994 in conformity with generally accepted accounting principles.
     As discussed in note 1(j) to the consolidated financial statements, the Bank prospectively adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" in fiscal 1994.
                                         KPMG PEAT MARWICK LLP
Washington, D.C.
October 20, 1994
                                      A-27

                        1994 ANNUAL REPORT ON FORM 10-K
                              SELECTED INFORMATION
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
     Columbia First Bank, a Federal Savings Bank ("Columbia First" or "the Bank") is a federally-chartered stock savings bank conducting business from 33 banking offices and 3 mortgage lending offices located in the District of Columbia, Maryland and Virginia. At September 30, 1994, Columbia First had total assets of $2.8 billion, deposits of $1.5 billion and total equity of $132.2 million. The Bank offers insurance products through one of its wholly-owned subsidiaries, and has one other active wholly-owned subsidiary principally used for financing activities.
     The Bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB"), which is one of the twelve regional banks comprising the Federal Home Loan Bank System. The Bank's primary regulators are the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). Columbia First is also regulated by the Federal Reserve Bank System ("FRB") with respect to deposit reserve balances and certain other matters.
     The Bank provides an array of services to its consumer and commercial customer base through its retail branch network and is a member and part owner of a shared regional network of over 40,200 automated teller machines and point-of-sale devices under the registered trademark MOST.
     The following financial review presents management's analysis of the consolidated financial condition and results of operations of Columbia First, and should be read together with the consolidated financial statements and accompanying notes.
EARNING ASSETS
     Management monitors the mix of earning assets on a continuous basis in order to react to interest rate movements and to maximize return on the earning assets. Risk-based capital guidelines, and the corresponding asset risk weighting, have resulted in a certain form of incentive to invest in U.S. Treasury securities and mortgage-backed securities, particularly those issued by government sponsored enterprises such as FNMA, GNMA and FHLMC. In addition, the favorable risk weighting assigned to residential loans provides the incentive to invest in these assets. This asset mix has always been the base upon which the Bank has focused, and it is this base which continues to perform well and generate significant profitability. Average earning assets of the Bank were $2.5 billion for the year ended September 30, 1994. This compares to balances of $2.3 billion and $2.1 billion for the years ended September 30, 1993 and 1992, respectively. The Consolidated Average Balance Sheets, along with income and expense and related interest yields and rates for each of the preceding three fiscal years are as shown on the following page.
                                      A-28

                      CONSOLIDATED AVERAGE BALANCE SHEETS,
                    INTEREST INCOME/EXPENSE AND YIELDS/RATES

                                                              YEARS ENDED SEPTEMBER 30,
                                             1994                                      1993                        1992
                                                     YIELDS/RATES                              YIELDS/RATES
                                                    DURING   AT END                           DURING   AT END
                             AVERAGE     INCOME/     THE       OF      AVERAGE     INCOME/     THE       OF      AVERAGE
                             BALANCES    EXPENSE    PERIOD   PERIOD    BALANCES    EXPENSE    PERIOD   PERIOD    BALANCES
                                                                (DOLLARS IN THOUSANDS)
ASSETS
EARNING ASSETS:
  Loans...................  $1,724,329   $117,940    6.84 %   6.94 %  $1,401,677   $108,618    7.75 %   7.51 %  $1,337,127
  Mortgage-backed
    securities............     653,229     32,287    4.94     5.26       749,469     41,046    5.48     4.88       655,860
  Investments.............     131,911      6,901    5.23     5.06       111,014      6,220    5.60     5.17        94,331
  Federal funds sold......          --         --    --       --              --         --    --       --           1,544
  Deposits with other
    banks.................      11,969        450    3.76     5.45        10,937        322    2.94     3.45        16,852
      Total earning
        assets............   2,521,438    157,578    6.25     6.56     2,273,097    156,206    6.87     6.56     2,105,714
Other assets..............      80,172                                    84,623                                    97,731
Allowance for loan
  losses..................     (17,271)                                  (18,435)                                  (14,163)
                            $2,584,339                                $2,339,285                                $2,189,282
LIABILITIES AND
  STOCKHOLDERS' EQUITY
INTEREST-BEARING
  LIABILITIES:
  Deposits:
  Savings accounts........  $  115,968   $  3,520    3.04 %   3.00 %  $  119,276   $  3,754    3.15 %   3.00 %  $  113,444
  Checking accounts.......      98,201      2,706    2.76     2.15        83,905      2,400    2.86     2.38        69,275
  Money market deposit
    accounts..............     398,557     13,014    3.27     3.20       409,472     13,722    3.35     3.23       326,290
  Time deposits...........     753,469     36,139    4.80     4.94       731,846     38,587    5.27     4.83       807,977
      Total deposits......   1,366,195     55,379    4.05     4.12     1,344,499     58,463    4.35     4.01     1,316,986
  Borrowings:
  Reverse repurchase
    agreements............     132,682      5,525    4.16     5.02        75,475      2,484    3.29     3.20        69,540
  FHLB advances...........     871,211     41,306    4.74     5.51       708,988     32,830    4.63     4.39       583,167
  Other...................      31,625      2,915    9.22     9.03        50,123      4,948    9.87     9.03        73,508
      Total borrowings....   1,035,518     49,746    4.80     5.47       834,586     40,262    4.82     4.52       726,215
      Total
        interest-bearing
        liabilities.......   2,401,713    105,125    4.38     4.74     2,179,085     98,725    4.53     4.21     2,043,201
Noninterest-bearing
  deposits................      18,944                                    11,651                                     6,632
Other liabilities.........      35,952                                    39,421                                    43,247
Stockholders' equity......     127,730                                   109,128                                    96,202
                            $2,584,339                                $2,339,285                                $2,189,282
Net interest
  income/spread...........               $ 52,453    1.87 %   1.82 %               $ 57,481    2.34 %   2.35 %
Net interest yield on
  earning assets..........                           2.08 %                                    2.53 %
                                        YIELDS/RATES
                                       DURING   AT END
                            INCOME/     THE       OF
                            EXPENSE    PERIOD   PERIOD
ASSETS
EARNING ASSETS:
  Loans...................  $119,042    8.90 %   8.35 %
  Mortgage-backed
    securities............    47,112    7.18     6.70
  Investments.............     6,151    6.52     5.90
  Federal funds sold......        79    5.12     --
  Deposits with other
    banks.................       675    4.01     3.50
      Total earning
        assets............   173,059    8.21     7.67
Other assets..............
Allowance for loan
  losses..................
LIABILITIES AND
  STOCKHOLDERS' EQUITY
INTEREST-BEARING
  LIABILITIES:
  Deposits:
  Savings accounts........  $  5,007    4.41 %   3.34 %
  Checking accounts.......     2,761    3.99     3.07
  Money market deposit
    accounts..............    14,560    4.46     3.47
  Time deposits...........    52,847    6.54     5.66
      Total deposits......    75,175    5.71     4.63
  Borrowings:
  Reverse repurchase
    agreements............     2,840    4.08     3.33
  FHLB advances...........    37,115    6.36     4.93
  Other...................     6,519    8.87     8.79
      Total borrowings....    46,474    6.40     4.98
      Total
        interest-bearing
        liabilities.......   121,649    5.95     4.76
Noninterest-bearing
  deposits................
Other liabilities.........
Stockholders' equity......
Net interest
  income/spread...........  $ 51,410    2.26 %   2.91
Net interest yield on
  earning assets..........              2.44 %

     Average earning assets increased $248.3 million, or 10.9%, during the period ended September 30, 1994. Loan growth of $322.7 million, principally in the single-family residential category, was particularly noteworthy. The interest rate environment during the second half of the Bank's fiscal year created a strong demand for adjustable-rate loans, and the Bank currently retains all adjustable-rate loan production. Rapidly rising interest rates during this period stimulated borrowers to prefer the adjustable-rate loans.
     Partially offsetting this increase was a $96.2 million, or 12.8%, decline in the average balances of mortgage-backed securities. The Bank sold $179.9 million of these securities during fiscal 1994, approximately $138.9 million of which were adjustable-rate securities. These securities exhibited a prepayment speed which exceeded the maximum acceptable limitation as outlined in the Bank's investment policy. The remaining $41 million of mortgage-backed securities sold were fixed-rate, and represent the entire remaining fixed-rate securities which were not specifically pledged by the Bank's finance subsidiary. Those securities, pledged by CFF Financial in a collateralized mortgage obligation originated in 1985, cannot be sold as the repayments are used to repay the notes issued by CFF Financial.
                                      A-29

     The historically low interest rate environment during the first half of fiscal 1994 created the opportunity for borrowers to refinance their mortgage loans and obtain new loans at attractive lower interest rates. In the case of these securities, the Bank does not have the ability to offer a refinancing opportunity to the borrower and, as such, has no control over the early prepayment of the asset. The prepayment of the adjustable-rate loan creates an earlier than expected receipt by the investor of the loan principal, which must then be reinvested at an interest rate generally lower than the loan which was prepaid.
     The Bank attempts to minimize this risk through the almost exclusive investment in mortgage-backed securities which are collateralized by loans which are not convertible from an adjustable-rate to a fixed-rate. Nonetheless, borrowers had been able to easily refinance their adjustable-rate loans during the first half of fiscal 1994, and the lack of a conversion option on their loan did not prove to be a hindrance in the prepayment of the adjustable-rate loan.
     Management periodically reviews the prepayment experience within the mortgage-backed securities portfolio, and the portfolio is primarily performing as expected. Those securities which have experienced unacceptable prepayments have been sold. Many of the securities have been purchased at a premium, and management monitors the prepayment experience to ensure that premiums are properly amortized against income.
     The Bank's investment portfolio registered an increase in average balances of $20.9 million, or 18.8%, during fiscal 1994. This was primarily a result of increased liquidity requirements as a result of the higher level of short-term borrowings.
     Average earning assets increased $167.4 million, or 7.9%, during the period ended September 30, 1993. The Bank's new loan origination volume was sufficient to more than offset loan repayment activity, as average loan balances increased $64.6 million, or 4.8%, compared to fiscal 1992. Mortgage-backed securities registered an increase of $93.6 million, or 14.3%, during fiscal 1993. The Bank purchases these securities from time to time to augment net interest income; however, management prefers to invest in loans in order to maximize earnings. The low interest rate environment during much of fiscal 1993, however, provided obstacles to increasing loan balances because of the Bank's policy of originating for portfolio only adjustable-rate loans.
     Fixed-rate loans originated are sold in order to minimize interest rate risk, and fixed-rate loans are typically more popular to borrowers during periods of low interest rates such as that experienced during fiscal 1993. Therefore, adjustable-rate loan production did not meet budgeted growth targets; and average loan balances, although increased during fiscal 1993, were not as high as had been expected.
     Investment securities average balances increased $16.7 million, or 17.7%, in order to maximize earnings on the Bank's liquidity portfolio. Deposits with other banks continued to decline, as the average balances were reduced by $5.9 million, or 35.1%, during fiscal 1993. These deposits are typically the lowest yielding earning assets, and the Bank closely manages the balances.
     During fiscal 1993, the Bank sold $75.6 million of mortgage-backed securities. The securities sold were predominantly adjustable-rate assets, and were sold because the prepayment speed exceeded the maximum acceptable limitation as set forth in the Bank's investment policy. The adjustable-rate securities sold totalled $61.7 million, including $1.5 million of unamortized premiums, and the sale transactions resulted in a net gain of $1 million. The Bank also sold $13.9 million in fixed-rate mortgage-backed securities during fiscal 1993. These securities had been in the Bank's portfolio for a long period of time, and the remaining balance on each of the securities was minimal. A net gain of $1 million was recognized on these sales transactions.
LIQUIDITY MANAGEMENT AND FUNDING
     Liquidity is a company's ability to maintain sufficient cash flows to fund operations and meet existing and future obligations, including loan commitments, maturing liabilities and depositors' withdrawals. The asset portion of the balance sheet provides liquidity through short-term investments and maturities and repayments of loans and investment securities. Other sources of asset liquidity include sales of loans and asset securitization.
     Liability liquidity is provided through the Bank's ability to attract and maintain sufficient deposits and to access available funding markets. Federal regulations require that the Bank maintain an average 5.00% liquidity ratio in relation to certain borrowings and the deposit base. The Bank exceeded the requirement throughout fiscal 1994 and 1993.
     The Bank continues to enhance the core deposit base through a program intended to increase the retail deposit base and to minimize the reliance upon jumbo deposits, and intends to continue the solicitation of retail deposits through the branch network and money center operation. Particular emphasis has been given to transaction accounts, which are considered to be the most stable funding source and a product which generates fee income.
                                      A-30

     The development of new deposit products responsive to our customers needs, as well as the continued cross-marketing of deposit services, should provide a stable funding source in future periods. The Bank does not seek third-party funds from deposit brokers; however, funds are received from such brokers in the normal course of business. The Bank has never solicited or paid fees for such deposits.
     The following table shows the changes in deposits for each of the prior three fiscal periods:

                                                                                             YEARS ENDED SEPTEMBER 30,
                                                                                          1994          1993          1992
                                                                                               (DOLLARS IN THOUSANDS)
Deposits............................................................................   $4,423,958    $3,727,787    $3,288,198
Withdrawals.........................................................................    4,368,362     3,773,631     3,233,584
Net deposits (withdrawals)..........................................................       55,596       (45,844)       54,614
Interest credited...................................................................       52,770        49,736        57,814
Net increase in deposits............................................................   $  108,366    $    3,892    $  112,428

     The historically low interest rate environment during much of fiscal 1994 and 1993 presented particular challenges to all financial institutions in their ability to generate sufficient deposit activity to fund desired investments. Throughout the industry, financial institutions experienced an acute level of disintermediation, as depositors withdrew their funds in order to invest in an array of other investment alternatives.
     Management believes that the liquidity of bank deposits, as well as the safety which is afforded to depositors through FDIC insurance, will encourage those depositors to maintain significant portions of their funds in insured depository accounts. Management also believes that a high level of service and the convenience provided by a prominent branch office system with full service capabilities will allow the Bank to effectively compete in obtaining funds from non-financial, as well as, other financial institutions. During the latter half of fiscal 1994, the Bank experienced an increase in deposit account balances, particularly retail certificates of deposit, as the financial markets experienced considerable turmoil due to rapidly rising interest rates because of the fear of inflation.
     Total deposits increased $108.4 million, or 8%, during the fiscal year ended September 30, 1994. Transaction and savings accounts declined $28.3 million, or 4.5%, during the period. This decline is somewhat misleading, however, as the Bank was successful in increasing by 7,500 the number of transaction and savings accounts. A decline of approximately $58.3 million in the transaction account category was experienced in the highest interest rate money market account product, and management believes that these funds had been temporarily invested in this liquid account and subsequently moved to higher yielding certificates of deposit as interest rates increased during fiscal 1994. Excluding this decline in the highest tier interest rate money market account category, transaction and savings account balances increased $30 million, or 4.8%, during fiscal 1994.
     The Bank is particularly pleased with the success of the "Totally Free Checking" product, as well as a new small business checking account offering, which contributed to the increase of non-interest-bearing deposit accounts during fiscal 1994. These non-interest-bearing account balances increased by $14.7 million, or 103%, at September 30, 1994 as compared to fiscal 1993 year-end balances. Management is aggressively pursuing continued growth in this area, and expects continued success as a result of the attractive product features.
     Retail time deposit accounts, or those certificate accounts which have balances less than $100,000, also represent a relatively stable source of funds. Retail time deposits increased $190 million, or 33.1%, during fiscal 1994. This increase was due to the change in the interest rate environment during the second half of fiscal 1994 which stimulated the demand for stable, FDIC insured deposits among our customer base. The Bank also introduced some new certificate of deposit account products during fiscal 1994 which have proven to be popular within our marketplace. These retail certificate of deposit accounts represent 52.1% of the total deposit base at September 30, 1994.
     The remaining deposit accounts are "jumbo" deposits, or those certificate accounts in which the balance exceeds $100,000.
     Jumbo deposit accounts were $130.6 million, and represented 8.9% of the total deposit base at September 30, 1994.
     The Bank's deposit base increased $3.9 million, or 0.3%, during fiscal 1993. Transaction and savings accounts increased $29.3 million, or 4.9%, at September 30, 1993 as compared to the prior year. These accounts totalled $622.8 million, and represented 45.9% of the Bank's total deposit base at September 30, 1993. Retail time deposits declined $25.8 million, or
                                      A-31

4.0%, during fiscal 1993. These accounts totalled $621.9 million, also 45.9% of the total deposit base. Jumbo deposit accounts were $111 million, and represented only 8.2% of the total deposit base.
     The following is a summary of borrowings:

                                                                                        SEPTEMBER 30,
                                                                     1994         1993        1992        1991        1990
                                                                                    (DOLLARS IN THOUSANDS)
FHLB advances..................................................   $  917,480    $791,737    $651,499    $553,685    $454,253
Securities sold under agreements to repurchase.................      271,091      49,595     112,337       2,573      47,169
CFF Financial Corporation notes payable, (Collateralized
  mortgage obligations)........................................       24,216      36,288      47,865      58,457      67,202
Convertible subordinated debentures............................           --          --       8,845       9,247      11,260
Collateralized floating rate notes.............................           --          --          --      60,000      92,000
Other borrowings...............................................        1,066         742         813       2,001          --
Total..........................................................   $1,213,853    $878,362    $821,359    $685,963    $671,844

     The Bank also relies upon borrowed funds to provide a source of liquidity at attractive interest rates. Total borrowings increased $335.5 million, or 38.2%, during fiscal 1994, and provided the majority of the funding required for the Bank's asset growth during the period. Advances from the FHLB increased $125.7 million, or 15.9%, during the period. The Bank increased the single-family residential mortgage loan collateral to the FHLB by approximately $1.2 billion during the period, and the proceeds of the borrowings were used for the origination of new residential loan production. In general, the Bank prefers FHLB funding because of the attractive interest rates which are available, and because of the comprehensive product line which is offered to FHLB member institutions.
     Repurchase agreements increased $221.5 million during fiscal 1994, an increase of almost four and one-half times the fiscal 1993 balances. Mortgage-backed securities are pledged as collateral for the repurchase agreements. Management does not expect significant increases in borrowings in future periods, because of the successes achieved in the generation of deposit accounts and the moderate asset growth expected in future periods.
     The notes payable issued by CFF Financial, a subsidiary of the Bank, were reduced by $12.1 million during fiscal 1994 as a result of the prepayments received on the underlying collateral on this collateralized mortgage obligation. CFF Financial had negative net interest income of $0.4 million during fiscal 1994, and future pre-tax losses of approximately $1 million are expected from this subsidiary before the notes payable are paid in full.
     Total borrowings increased $57 million, or 6.9%, during fiscal 1993. Advances from the FHLB increased $140.2 million, or 21.5%, to $791.7 million. Partially offsetting this increase was a reduction of $62.7 million, or 55.9%, in repurchase agreements. The notes payable issued by CFF Financial were reduced by $11.6 million in fiscal 1993, and the subsidiary had negative net interest income of $0.9 million during the period.
     During fiscal 1993, the Bank issued a call for the redemption of the convertible subordinated debentures. The debentures carried a relatively high interest rate of 7.50%, particularly in the interest rate environment at the time of redemption. In addition, management believed that most of the debentures would be converted into common stock, thus providing additional capital for growth opportunities. Although the debentures were included in risk-based capital, they were not included in tangible or core capital.
     The debentures had been issued in fiscal 1986, and the Bank had embarked upon a program in fiscal 1990 to repurchase the debentures in privately negotiated transactions. Prior to fiscal 1993, a total of $18.7 million of the debentures had been repurchased, resulting in pre-tax and after-tax net gains, respectively, of $63 thousand and $39 thousand in fiscal 1992; of $866 thousand and $534 thousand in fiscal 1991; and of $5.4 million and $3.3 million in fiscal 1990. In addition, $200 thousand of the debentures had been converted to common stock of the Bank.
     During fiscal 1993, and prior to the issuance of the call for redemption on May 14, 1993, $280 thousand of the debentures were repurchased. Also during fiscal 1993, and prior to the issuance of the call for redemption, $68 thousand of the debentures were converted into 3,162 shares of common stock of the Bank. Upon issuing the call for redemption, $8.3 million in debentures were converted at a ratio of $21.50 per share into common stock of the Bank. This resulted in the issuance of an additional 388,218 shares of common stock. There were $149 thousand of the debentures which were not converted into common stock upon the call for redemption, and these debentures were retired with a cash payment of par plus
                                      A-32
a three percent premium and accrued interest through June 14, 1993. These fiscal 1993 transactions resulted in a net loss of $18 thousand, net of tax benefits of $11 thousand.
INTEREST RATE SENSITIVITY MANAGEMENT
     Interest rate sensitivity is the measure in which the Bank's assets and liabilities are subject to repricing in future time periods. Effective interest rate sensitivity management seeks to ensure that net interest income is maximized while the impact of changes in the level of market interest rates is minimized.
     A long-term objective of the Bank has been to reduce the sensitivity of its earnings to interest rate fluctuations by diversifying the sources of funds, improving its interest rate spread, improving the ratio of earning assets to interest-bearing liabilities, utilizing hedging activities for the immediate sale of newly-originated fixed-rate loans, and achieving a better matching of the maturities and interest rate sensitivities of its assets and liabilities. The differences between the volume of assets and liabilities in the Bank's current portfolio that are subject to repricing in future time periods are known as interest rate sensitivity gaps. Certain estimates and assumptions are included in the data in the table on the following page which sets forth the interest rate sensitivity gap analysis as of September 30, 1994.
                         INTEREST-SENSITIVITY ANALYSIS
                             AT SEPTEMBER 30, 1994

                                                                           MATURITY-RATE SENSITIVITY (A)
                                                         TOTAL       % OF       1 YEAR        1-3         3-5        OVER 5
                                                        BALANCE      TOTAL     OR LESS       YEARS       YEARS       YEARS
                                                                              (DOLLARS IN THOUSANDS)
Earning Assets
Loans receivable:
  Real Estate.......................................   $2,031,235     73  %   $1,512,841    $361,802    $135,178    $ 21,414
  Commercial........................................      111,165      4         101,271       1,575       1,479       6,840
  Consumer..........................................       14,594      1           2,805       4,692       4,261       2,836
Mortgage-backed securities..........................      471,452     17         443,688       9,158       8,423      10,183
Investments.........................................      144,588      5          14,144      52,399      22,040      56,005
Loans held for sale.................................        3,164    --            3,164          --          --          --
Interest-bearing deposits with other banks..........       10,754    --           10,754          --          --          --
                                                        2,786,952    100       2,088,667     429,626     171,381      97,278
Less deferred fees..................................       (1,613)   --           (2,338)        (19)        744          --
       Total........................................   $2,785,339    100  %   $2,086,329    $429,607    $172,125    $ 97,278
Interest-Bearing Liabilities (b)
  Deposits..........................................   $1,435,192     54  %   $1,072,722    $196,702    $123,300    $ 42,468
  FHLB advances.....................................      917,480     35         796,000      80,000      24,700      16,780
  Other borrowings..................................      296,373     11         277,028       9,669       7,227       2,449
       Total........................................   $2,649,045    100  %   $2,145,750    $286,371    $155,227    $ 61,697
Maturity gap........................................                          $  (59,421)   $143,236    $ 16,898    $ 35,581
Cumulative gap......................................                                        $ 83,815    $100,713    $136,294
Cumulative gap as a percent of total assets.........                                (2.1)%       2.9%        3.5%        4.8%

(a) Based on scheduled repayments, maturity or repricing of principal. Management has estimated principal repayments based on recent experience.
(b) Liabilities with no maturity date, such as money market deposit accounts and checking accounts, are included in the "1 year or less" category.
     In prior years, Columbia First embarked upon an aggressive balance sheet restructuring program in an attempt to reduce the fixed-rate asset portfolio. This strategy, coupled with fixed-rate asset repayments during the most recent three fiscal years and the policy of retaining only adjustable-rate new loan production, has enabled the Bank to increase the adjustable-rate earning asset portfolio to 88%, 87% and 80% of the total earning asset base at September 30, 1994, 1993 and 1992, respectively. In addition, management continues to diversify the underlying indices upon which the adjustable-rate mortgage-
                                      A-33
backed securities are based so as to reduce the risk of all of these assets repricing to the same indices. All of the adjustable-rate mortgage loans are tied to one-year, three-year or five-year Treasury indices; however, these loans have repricing intervals which are spread throughout the year.
     The balance sheet restructuring has not, however, eliminated all interest rate risk. The Bank has, during the most recent three fiscal years, primarily funded operations with borrowings having maturities or repricing intervals of three months or less. In a period of rapidly rising interest rates, the Bank may experience reduced net interest income as a result of funding costs which are increasing more rapidly than the adjustable-rate assets are repricing. Management attempts to minimize this risk through the use of longer-term certificates of deposit as a funding source, and intends to lengthen selected borrowing maturities during fiscal 1995.
     Financial institutions may enter into agreements which provide interest rate risk protection. Columbia First management believes that at the current time effective interest rate sensitivity management can best be achieved through careful monitoring and redeployment of the underlying assets and liabilities. The Bank has never engaged in interest rate futures or options transactions. The Bank has no outstanding interest rate swap agreements and no current plans to enter into interest rate swap agreements.
     The table below is a summary of the Bank's one year interest rate sensitivity, or the difference between the volume of assets and liabilities which reprice over a period of one year or less, as of September 30, 1994, 1993 and 1992. This table illustrates the Bank's success, over these fiscal periods, in minimizing interest rate sensitivity in the one year horizon from the levels which existed in prior periods. The Bank has a slightly "negative gap" in its interest rate sensitivity at September 30, 1994, meaning that more liabilities than assets will reprice within twelve months, though not necessarily to the same degree.

                                                                                                          SEPTEMBER 30,
                                                                                                     1994      1993      1992
                                                                                                      (DOLLARS IN MILLIONS)
Earning assets...................................................................................   $2,086    $1,905    $1,652
Interest-bearing liabilities.....................................................................    2,146     1,701     1,589
Maturity gap.....................................................................................   $  (60)   $  204    $   63
Gap as a percent of total assets.................................................................     (2.1)%     8.5%      2.7%

CAPITAL ADEQUACY
     The Bank's stockholders' equity at September 30, 1994 was $132.2 million. This represents an increase of $11.9 million, or 9.9%, during fiscal 1994. The $11.6 million in net income earned in fiscal 1994 was supplemented by the additional $.3 million in capital derived from the exercise of employee stock options.
     Stockholders' equity was $120.3 million at September 30, 1993. This represented an increase of $18.7 million, or 18.4%, during the fiscal year. The $10.1 million in net income earned in fiscal 1993 was augmented by the conversion to common stock of $8.4 million in subordinated debentures. The exercise of employee stock options resulted in $.2 million of additional capital.
     Columbia First meets all current regulatory capital requirements as of September 30, 1994, as outlined in the table below. The Bank also meets all fully phased-in capital requirements, as adjusted for the changes which are effective to the computation of risk-based capital and core capital at December 31, 1994.
     The OTS has promulgated certain regulations regarding the measurement of interest rate risk. The Bank's strategy of originating primarily one-year adjustable-rate single-family mortgage loans has reduced, but not eliminated, the potential adverse impact of interest rate risk in the calculation of risk-based capital. Beginning in fiscal 1995, an interest rate risk component to the Bank's risk-based capital calculation will be required. The Bank expects to remain in compliance with all capital requirements upon the inclusion of this interest rate risk component in the calculation of the risk-based capital ratio. As noted earlier, management intends to continue to closely monitor the Bank's interest rate risk, and develop strategies to minimize this risk.
     Tangible stockholders' equity has become an important measure of a financial institution's ability to compete in the current regulatory and competitive environment. In calculating tangible equity, intangible assets such as goodwill are deducted from total capital. Goodwill, or the excess cost over net tangible assets acquired, was created at Columbia First
                                      A-34
during acquisitions in prior years which were consummated in an attempt to obtain competitive market share. This goodwill is then amortized against future earnings, as the competitive advantages from the acquisitions are realized.
     At Columbia First, most of this goodwill is being deducted from earnings over a relatively short period of time, and during the three years ended September 30, 1994, a total of $11.3 million has been amortized against income. Substantially all of this goodwill amortization expense is not tax deductible. Future earnings, as well as the amortization of goodwill, will continue to enhance tangible equity.

                                                                                         SEPTEMBER 30, 1994
                                                                                                      COLUMBIA FIRST
                                                                     CURRENT REGULATORY                             CAPITAL IN
                                                                        REQUIREMENTS        COMPUTED    COMPUTED     EXCESS OF
TYPE OF CAPITAL                                                      PERCENT     AMOUNT     PERCENT      AMOUNT     REQUIREMENT
                                                                                       (DOLLARS IN THOUSANDS)
Tangible..........................................................      1.5%    $ 42,613       4.39%    $124,639      $82,026
Core..............................................................      3.0       85,228       4.63      131,602       46,374
Tier 1 Risk-based.................................................      4.0       62,542       8.42      131,602       69,060
Risk-based........................................................      8.0      125,085       9.34      146,028       20,943

EARNINGS PERFORMANCE
     The Bank had a second consecutive year of record profitability with net income of $11.6 million for the year ended September 30, 1994, compared to the $10.1 million in net income recognized in fiscal 1993. Primary and fully-diluted earnings per share of $3.08 in fiscal 1994 compares to the fiscal 1993 primary earnings per share of $2.94, and the fully-diluted earnings per share of $2.78.
     The additional net income of $1.5 million in fiscal 1994 represents a 14.8% increase over fiscal 1993, and was achieved despite a decline of $5 million, or 8.7%, in the Bank's net interest income and an increase of $3.9 million, or 8.6%, in noninterest expense. In addition, the Bank's noninterest income in fiscal 1994 was $1 million, or 8.8%, lower than the previous fiscal period.
     These items were partially offset by a reduction in loan loss provisions of $3 million, or 60.2%, during fiscal 1994, as well as lower income tax expense of $2.9 million, or 32.5%. In addition, the Bank recognized extraordinary income of $5.5 million during fiscal 1994 as a result of the effect of the change in the accounting for income taxes.
     The Bank recorded net income of $10.1 million for the year ended September 30, 1993 compared to net income of $5.8 million in fiscal 1992. Primary earnings per share of $2.94 in fiscal 1993 compares to the $1.84 per share in fiscal 1992. Fully-diluted earnings per share was $2.78 per share in fiscal 1993 and $1.73 per share in fiscal 1992.
     Improved net income of $4.3 million in fiscal 1993 was primarily due to a $6.1 million, or 11.8%, increase in net interest income, and a reduction in the provision for loan losses of $8.2 million, or 61.9%, as compared to the prior year. These improvements were partially offset by a $4.5 million, or 11.1%, increase in noninterest expenses and a $6.2 million, or 222%, increase in income tax expense during fiscal 1993.
     The balance of this discussion and analysis is intended to provide details on the operating results on a comparative basis for each of the periods ended September 30, 1994, 1993 and 1992.
NET INTEREST INCOME
     Net interest income is the principal source of a financial institution's income stream and represents the margin or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and composition changes in earning assets and interest-bearing liabilities materially affect net interest income.
     The Bank's net interest income for the year ended September 30, 1994 was $52.5 million, a decline of $5 million, or 8.7%, from the fiscal 1993 level of $57.5 million. Net interest income for the year ended September 30,1993 was an increase of $6.1 million, or 11.8%, from the previous year's level of $51.4 million. Expressed as a percentage of average earning assets, the Bank's net interest yield was 2.08% for 1994 compared to 2.53% in 1993 and 2.44% in 1992.
     The decline experienced in fiscal 1994 net interest income was the result of increasing interest rates during the period. The Bank experienced reduced interest income due to changes in interest rates on earning assets of $16.8 million which was only partially offset by reduced interest expense of $3.2 million on interest-bearing liabilities. This resulted in a net decline of
                                      A-35

$13.5 million in net interest income as a result of interest rates. Increased volume during fiscal 1994 contributed $8.5 million in net interest income, partially offsetting the above noted interest rate factors. Volume related interest income improved by $18.1 million during fiscal 1994, which was only partially offset by increased interest expense of $9.6 million which was related to volume. As previously noted, fiscal 1994 was a year in which borrowers favored adjustable-rate loans, and the Bank originated a significant volume of these loans for portfolio.
     The improvement noted in fiscal 1993 net interest income was entirely due to volume, as a $7.9 million increase due to volume was partially offset by a $1.8 million decline due to interest rates. The conversion of the convertible subordinated debentures, which had been an interest-bearing liability, to common stock during the period also assisted the Bank in reducing interest expense. The historically low interest rate environment during much of fiscal 1993 generally had a negative impact upon the Bank, as the interest income on earning assets was reduced by $29.2 million from fiscal 1992 due to interest rate adjustments, while interest expense on interest-bearing liabilities was reduced by $27.4 million. These two factors created a net reduction of $1.8 million in net interest income due to interest rate fluctuations. The table below illustrates the effects of volume and interest rate upon net interest income.

                                                                 1994 COMPARED TO 1993              1993 COMPARED TO 1992
                                                                     CHANGE DUE TO                      CHANGE DUE TO
                                                             VOLUME       RATE       TOTAL     VOLUME       RATE       TOTAL
                                                                                  (DOLLARS IN THOUSANDS)
Earning assets
  Loans...................................................   $22,038    $(12,716)   $ 9,322    $ 5,499    $(15,922)   $(10,423)
  Mortgage-backed securities..............................    (4,979)     (3,780)    (8,759)     6,125     (12,191)     (6,066)
  Investments.............................................     1,044        (363)       681        995        (926)         69
  Federal funds sold......................................        --          --         --        (79)         --         (79)
  Deposits with other banks...............................        33          95        128       (201)       (152)       (353)
  Total earning assets....................................    18,136     (16,764)     1,372     12,339     (29,191)    (16,852)
Interest-bearing liabilities
  Interest-bearing deposits...............................     1,154      (4,238)    (3,084)      (673)    (16,038)    (16,711)
  Reverse repurchase agreements...........................     2,246         795      3,041        188        (544)       (356)
  FHLB advances...........................................     7,674         802      8,476      7,044     (11,329)     (4,285)
  Other borrowings........................................    (1,441)       (592)    (2,033)    (2,084)        513      (1,571)
  Total interest-bearing liabilities......................     9,633      (3,233)     6,400      4,475     (27,398)    (22,923)
  Net interest income.....................................   $ 8,503    $(13,531)   $(5,028)   $ 7,864    $ (1,793)   $  6,071

The changes in net interest income in the above schedule due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of changes in each.
PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS AND ALLOWANCE FOR LOAN LOSSES
     The provision for loan losses is the annual cost of providing an allowance or reserve for anticipated future losses on loans. The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb such losses based upon a review of factors, including delinquent loan trends, historical loss experience, economic conditions, loan portfolio mix and the Bank's internal credit review process.
     Loan review procedures are constantly utilized by the Bank in order to ensure that potential problem loans are identified early, thereby lessening any potentially negative impact such problem loans may have on the Bank's earnings. Economic conditions experienced during fiscal 1993 and 1992, specifically the deterioration of the local and regional commercial real estate markets, had an adverse effect upon the Bank's commercial loan portfolio.
     During the fiscal period ended September 30, 1994, $2 million in loan loss provisions were recognized. This represented a significant decline from the provisions required in previous years, as the local real estate markets stabilized after a few years of decline. Fiscal 1993 loan loss provisions were $5.1 million, reflecting the fact that the economy had begun to stabilize and real estate values were no longer in significant decline. During the year ended September 30, 1992, total provisions of $13.3 million were required in order to reflect the deteriorating economic conditions at the time.
     The allowance for loan losses was $15.9 million at September 30, 1994, compared to $17.9 million at September 30, 1993. Management has determined that the Bank's stable and conservative single-family residential loan portfolio emphasis
                                      A-36
will continue in the foreseeable future, although selected commercial lending opportunities will be actively pursued. The Bank, therefore, continues to solicit the business of quality residential developers and commercial enterprises.
     Loan charge-offs, net of recoveries, reflect what is believed by management to be a permanent impairment in our borrowers' ability to repay loan assets. Net charge-offs for the year ended September 30, 1994 were $4 million, compared to $6.1 million for fiscal 1993 and $5.5 million in fiscal 1992. In addition to these charge-offs, $.3 million, $3.6 million and $2.9 million in real estate owned net charge-offs, which are recorded as a noninterest expense, were recognized during fiscal 1994, 1993 and 1992, respectively. The Bank recognized a $2.1 million real estate owned charge-off during fiscal 1992, which is included in the above amount, in order to comply with Statement of Position 92-3, "Accounting for Foreclosed Assets", which required real estate owned to be carried at the lower of cost or fair value. This revised methodology was not required to be implemented by the Bank until fiscal 1993.
     Loan charge-offs during fiscal 1994 were primarily related to two credit relationships. Charge-offs of $1.6 million were related to a credit relationship with a residential builder involving two projects. One of the projects has been sold, and the other project is currently classified as an in-substance foreclosure. The project which is in-substance foreclosure has paid down significantly, and is expected to be fully disposed of early in fiscal 1995. No additional losses are expected on the disposal of this asset. Charge-offs of $1.6 million were recognized in fiscal 1994 relating to the disposal of a commercial mortgage loan at a discount. The borrower declared bankruptcy in fiscal 1994, and the loan collateral value became questionable upon the bankruptcy filing. Other charge-offs during fiscal 1994 were not individually significant.
     Charge-offs from the loan loss allowance during fiscal 1993 included $5.2 million, which had been previously allocated to the borrower, related to a single-family residential development which had been classified as a restructured loan and which was reclassified as an in-substance foreclosure during fiscal 1993.
     Charge-offs during fiscal 1992 included $2.1 million for a loan which was secured by limited partnership interests and a number of other loan relationships which were individually less than $1 million.
                                      A-37

     The following table summarizes certain information with respect to the Bank's loan loss experience over the recent five year period:
SUMMARY OF LOAN LOSS EXPERIENCE

                                                                              YEARS ENDED SEPTEMBER 30,
                                                             1994          1993          1992          1991          1990
                                                                                (DOLLARS IN THOUSANDS)
Loans, net of unearned income:
  Year-end.............................................   $2,155,381    $1,439,854    $1,358,137    $1,282,802    $1,451,124
  Average outstanding during period....................    1,714,329     1,401,677     1,337,127     1,391,442     1,413,657
Allowance for loan losses:
  Balance, beginning of period.........................   $   17,889    $   18,946    $   11,174    $   10,300    $    1,090
Charge-offs:
  Commercial...........................................        3,111           849         2,153         6,546         5,000
  Real estate -- construction..........................        1,142         4,797         2,370         4,387         4,000
  Real estate -- permanent.............................          507           570         2,265         2,109           200
  Consumer.............................................           16             6            26            29            11
       Total...........................................        4,776         6,222         6,814        13,071         9,211
Recoveries:
  Commercial...........................................          807            40            --            65            --
  Real estate -- construction..........................           --             2         1,159           151            --
  Real estate -- permanent.............................            4            56           127           259            --
  Consumer.............................................           15            12            18             4            --
       Total...........................................          826           110         1,304           479            --
  Net charge-offs......................................        3,950         6,112         5,510        12,592         9,211
Provision..............................................        2,010         5,055        13,282        13,466        14,921
Additions due to acquisition of Maximum................           --            --            --            --         3,500
  Balance, end of period...............................   $   15,949    $   17,889    $   18,946    $   11,174    $   10,300
Allowance for loan losses to year-end loans, net of
  unearned income......................................          .74%         1.24%         1.40%          .87%          .71%
Net charge-offs to year-end loans......................          .18           .42           .41           .98           .63
Allowance for loan losses to average outstanding
  loans................................................          .92          1.28          1.42           .80           .73
Net charge-offs to average outstanding loans...........          .23           .44           .41           .90           .65
Ratio of the allowance for loan losses to net
  charge-offs..........................................         4.04x         2.93x         3.44x          .89x         1.12x

     As can be seen in the table, management has achieved a dramatic improvement during fiscal 1994 and 1993 in each of the measurements comparing the allowance, and net charge-offs, to loan balances. Management believes that the ratio of the allowance to net charge-offs is perhaps the most important measure of the Bank's ability within the allowance to absorb future losses. NONPERFORMING/UNDERPERFORMING ASSETS
     Nonperforming and underperforming assets consist of loans on which interest is no longer accrued, loans which have been restructured in order to allow the borrower the ability to maintain control of the collateral, real estate acquired by foreclosure, real estate upon which deeds in lieu of foreclosure have been accepted and real estate owned which has been classifed as in-substance foreclosure. Restructured loans and real estate owned have been written down to estimated fair value, based upon estimates of cash flow expected from the underlying collateral and appropriately discounted.
     The Bank experienced significant improvement, as reductions were noted in each nonperforming/underperforming category during fiscal 1994 and 1993. Management's primary objective during each of these fiscal periods was the reduction of these less than fully performing assets. Nonperforming/underperforming assets were reduced by $11.1 million, or 31.9%, during fiscal 1994, and $46 million, or 56.8%, during fiscal 1993. As a result of this improvement, each measurement of asset
                                      A-38
quality is significantly improved in fiscal 1994 and 1993 as compared to prior periods. Nonaccrual loans declined by $2.6 million, or 43.7%, during fiscal 1994.

                                                                                SEPTEMBER 30,
                                                1994              1993              1992              1991              1990
                                                     % OF              % OF              % OF              % OF              % OF
                                                     TOTAL             TOTAL             TOTAL             TOTAL             TOTAL
                                           BALANCE   LOANS   BALANCE   LOANS   BALANCE   LOANS   BALANCE   LOANS   BALANCE   LOANS
                                                                           (DOLLARS IN THOUSANDS)
Nonaccrual loans.........................  $ 2,492   .11  %  $ 4,830   .33  %  $ 6,463   .48  %  $ 2,781   .22  %  $ 1,841   .13  %
Nonaccrual loans upon which interest is
  being received.........................      885   .04       1,173   .08      11,095   .82      17,836   1.39     10,250   .70
Restructured loans.......................    7,701   .36      11,045   .77      31,810   2.34     21,705   1.69      --      --
     Total nonperforming/
       underperforming loans.............   11,078   .51  %   17,048   1.18 %   49,368   3.64 %   42,322   3.30 %   12,091   .83  %
Real estate owned........................   12,758            17,936            31,623            34,381            11,622
     Total nonperforming/
       underperforming assets............  $23,836           $34,984           $80,991           $76,703           $23,713
Loans past due 90 days still accruing
  interest...............................  $ 3,639   .17  %  $ 4,783   .33  %  $ 8,217   .61  %  $ 4,968   .39  %  $ 4,925   .34  %
Allowance for loan losses to loans, net
  of unearned income.....................      .74%             1.24%             1.40%              .87%              .71%
Allowance for loan losses to nonaccrual
  loans..................................   472.31            297.97            107.90             54.20             85.19
Nonperforming assets to loans, net of
  unearned income........................     1.11              2.43              5.96              5.98              1.63
Nonperforming loans to loans, net of
  unearned income........................      .51              1.18              3.64              3.30               .83
Nonperforming assets to total assets.....      .84              1.46              3.49              3.73              1.11
Nonperforming loans to total assets......      .39               .71              2.13              2.06               .57
Allowance to nonperforming/
  underperforming loans..................   143.97            104.93             42.25             26.40             85.19

     Continued improvement in this area is evidence of management's monitoring of the loan portfolio, and also reflects the improved economic climate in the Bank's market area. Total nonaccrual loans at September 30, 1994 were only $3.4 million. Restructured loans were $7.7 million at September 30, 1994, a reduction of $3.3 million, or 30.3%, during fiscal 1994. This improvement was primarily the result of two lending relationships returning to an accrual status during the fiscal year. Nonaccrual and restructured loans resulted in the Bank recognizing $0.4 million less in fiscal 1994 in interest income than would have been recognized had the loans been paying in accordance with contractual terms.
     Nonaccrual loans were reduced $11.6 million, or 65.8%, during fiscal 1993. This improvement was primarily related to one lending relationship which had never missed a payment, and which had been classified as nonaccrual due to cash flow difficulties. The interest rate environment during fiscal 1993 resulted in a lower interest rate on the adjustable-rate loan, and allowed the borrower to reduce interest payments on the loan. The cash flow from the underlying property thus became sufficient to service the debt, and the loan was no longer required to be carried as nonaccrual. Restructured loans were reduced $20.8 million, or 65.3%, primarily through the change in status of one credit relationship with a local residential developer and the resulting in-substance foreclosure, net of charge-offs, during the period. This action also resulted in the elimination of unfunded commitments to the developer totalling $4.5 million. In addition, a $3.2 million credit experienced continued improvement in cash flow, and resumed payments at the original contractual interest rate. Nonaccrual loans and restructured loans resulted in the Bank recognizing $1 million less in fiscal 1993 in interest income than would have been recognized had the loans been paying in accordance with contractual terms.
     The fiscal 1994 $5.2 million decline in real estate owned follows the fiscal 1993 decline of $13.7 million. Management is proud of the progress in this area, and continued improvement is expected as a result of the improvement in the real estate markets in the Washington metropolitan area. Housing starts in the Bank's primary market area continue to be strong, and management believes that further improvement will be recognized in the levels of real estate owned.
                                      A-39

     The September 30, 1994 real estate owned portfolio primarily consisted of four separate single-family housing construction projects which are in various stages of development, as well as one land acquisition and development project which has been rezoned for residential development subsequent to September 30, 1994, and which is currently being marketed for sale. The September 30, 1993 real estate owned balance was comprised primarily of two residential development parcels, totalling $8 million, which were "in-substance foreclosures", and which have subsequently been successfully developed and partially sold.
     The Bank has been successful in reducing the level of delinquent loans. The Bank, at September 30, 1994, reported a 30 day residential delinquency well below regional and national averages. The Bank's 30 day residential delinquency ratio of 0.55% to total residential loans compares to the most recently available September 30, 1994 regional and national delinquency ratios of 4.38% and 3.90%, respectively.
NONINTEREST INCOME
     The table below summarizes noninterest income for each of the most recent three years:

                                                                                                  YEARS ENDED SEPTEMBER 30,
                                                                                                 1994       1993       1992
                                                                                                   (DOLLARS IN THOUSANDS)
Service charges on deposit accounts..........................................................   $ 2,408    $ 2,068    $ 1,597
Fees and charges on loan accounts............................................................     1,169      1,190      1,541
Gain (loss) on sale of assets, net:
  Investments................................................................................       (48)        --         --
  Mortgage-backed securities.................................................................       582      1,960      1,979
  Loans......................................................................................     2,995      4,899      3,683
  Office properties and equipment............................................................       (36)        (7)       (58)
  Real estate owned..........................................................................     1,752        (27)        75
                                                                                                  5,245      6,825      5,679
Miscellaneous:
  Rents received.............................................................................       326        422        489
  ATM related fees...........................................................................       307        235        179
  Insurance commission and fees..............................................................     1,009      1,079      1,206
  Other......................................................................................       550        253        727
                                                                                                  2,192      1,989      2,601
Noninterest income...........................................................................   $11,014    $12,072    $11,418

FISCAL 1994 COMPARED TO FISCAL 1993
     Service charges earned on deposit accounts increased $340 thousand, or 16.4%, during fiscal 1994 as a result of continued growth in the Bank's core deposit transaction account base. Management was successful in generating a net increase of approximately 7,500 in transaction and savings accounts during fiscal 1994. Continued expansion of the retail branch network and various sales initiatives which have been implemented should stimulate further growth in this area. Fees and charges on loan accounts were relatively unchanged during fiscal 1994.
     The Bank recognized $582 thousand in net gains on the sale of mortgage-backed securities during the year ended September 30, 1994. This was the result of the sale of approximately $139 million of adjustable-rate securities and $41 million of fixed-rate securities. The adjustable-rate securities were those which had an unacceptably high prepayment rate and, in accordance with Columbia First's investment policy, were eligible for sale. The fixed-rate securities sold represented the entire remaining portfolio of thirty-year fixed-rate securities, except for those which cannot be sold because they are specifically pledged against notes payable issued by a subsidiary of Columbia First.
     Gain on sale of loans declined $1.9 million, or 38.9%, during fiscal 1994 as a result of lower fixed-rate loan originations. Interest rates in the Bank's primary market area increased dramatically during fiscal 1994, thus making adjustable-rate loans more preferable to borrowers. The Bank has a policy of immediately selling all fixed-rate residential loans, including adjustable-rate loans which have been converted to fixed-rate at the option of the borrower. Because the Bank sells most production on an optional delivery basis so as to minimize interest rate risk, the gain on sale is considered relatively predictable as a ratio of fixed-rate production. This production is therefore used to produce gains which "offset" fixed overhead costs of the loan origination operation. Continued increases in interest rates would likely result in continued declines in the
                                      A-40

Bank's gain on sale of loans in future periods. Gain on sale of real estate owned increased $1.8 million during the year ended September 30, 1994, primarily as a result of the disposal of one single-family residential project which resulted in a $1.4 million gain. Various other single-family residential properties were sold for a net gain of $.4 million.
     ATM related fees increased $72 thousand, or 30.6%, during fiscal 1994 as a result of the increased number of transaction accounts. Insurance commission and fees declined $70 thousand, or 6.5%, as a result of the declining attractiveness in the annuity products sold by the Bank's insurance subsidiary. At the same time, however, an increase in commissions earned was noted during fiscal 1994, and continued improvement in this area is expected. Other income increased $297 thousand, or 117.4%, during fiscal 1994. This increase was primarily the result of the collection of $153 thousand related to a parcel of real estate owned which had been disposed of in a previous period.
FISCAL 1993 COMPARED TO FISCAL 1992
     Service charges earned on deposit accounts increased $471 thousand, or 29.5%, as a result of the Bank's success in increasing the core deposit transaction account base upon which fees are earned. Partially offsetting this improvement, however, was a decline in loan fee income of $351 thousand, or 22.8%, as compared to fiscal 1992. This decline is primarily a result of a $256 thousand decrease in mortgage servicing fee income due to lower balances of loans serviced for others. This decline is also a result of the improving delinquency ratios reported by the Bank during fiscal 1993. The Bank does not earn late payment fee income when borrowers make their loan payments on a timely basis; however, management clearly prefers that payments be made in a timely manner.
     The Bank recognized $2 million in gains on the sale of mortgage-backed securities during fiscal 1993. Management decided to sell $61.7 million in adjustable-rate securities, at a net gain of $1 million, because of unacceptable prepayment experience. The securities had been purchased at a premium and the effective yield earned on the investments was not within the parameters mandated within the Bank's investment policy. In addition, the Bank sold sixty-three fixed-rate securities totalling $13.9 million at a net gain of $1 million in fiscal 1993. These securities had been in the Bank's portfolio for many years, and the principal had significantly been reduced such that the individual balances of each of the securities was minimal.
     Gains on sale of loans increased $1.2 million during fiscal 1993 because of increased fixed-rate loan originations. Fiscal 1993 was a period in which borrowers preferred fixed-rate loans, and the Bank originates such loans and immediately sells the loans in the secondary markets in order to minimize interest rate risk.
     Miscellaneous income declined $612 thousand, or 23.5%, in fiscal 1993 primarily as a result of the Bank's decision in fiscal 1992 to close the appraisal subsidiary. There was also a $127 thousand, or 10.5%, decline in the fees earned from the sale of insurance products through the Bank's insurance subsidiary. Generally, annuity products being offered by Columbia First Insurance Services, Inc. were not as popular during fiscal 1993 as were mutual fund investments, which are not sold by the Bank or any of its subsidiaries. ATM fee income improved $56 thousand, or 31.3%, during fiscal 1993 as a result of the increased number of transaction deposit accounts and the increased number of ATMs in the Bank's branch system. The Bank's sublease rental income declined $67 thousand, or 13.7%, during fiscal 1993 as a result of the Bank's growth, and the need to utilize space which had previously been subleased.
                                      A-41

NONINTEREST EXPENSE
     The table below summarizes noninterest expense for each of the past three years:

                                                                                                  YEARS ENDED SEPTEMBER 30,
                                                                                                 1994       1993       1992
                                                                                                   (DOLLARS IN THOUSANDS)
Compensation.................................................................................   $12,810    $11,374    $10,654
Commissions..................................................................................     2,716      3,084      2,032
Employee benefits and other personnel expense................................................     4,206      3,863      3,440
                                                                                                 19,732     18,321     16,126
Occupancy and equipment......................................................................     8,928      8,481      7,982
Deposit insurance premium....................................................................     3,578      2,870      2,735
Amortization of excess cost over net tangible assets acquired................................     5,851      2,582      2,878
Real estate owned............................................................................     2,863      5,340      4,813
Data processing..............................................................................     2,005      1,686      1,532
Marketing....................................................................................     1,797      1,647        989
Other:
  Professional fees..........................................................................       598        462        472
  Insurance..................................................................................       385        447        476
  Printing and supplies......................................................................       638        541        516
  Postage....................................................................................       415        387        377
  ATM and related expenses...................................................................       336        281        228
  Communication..............................................................................       614        621        557
  OTS assessment.............................................................................       388        376        330
  Miscellaneous..............................................................................     1,146      1,323        831
                                                                                                  4,520      4,438      3,787
  Noninterest expense........................................................................   $49,274    $45,365    $40,842

FISCAL 1994 COMPARED TO FISCAL 1993
     Noninterest expense increased $3.9 million, or 8.6%, during the year ended September 30, 1994, primarily as a result of increases in personnel expenses, amortization of excess cost over net tangible assets acquired (goodwill), and deposit insurance premiums. These increases were partially offset by a reduction in real estate owned expense. The following discussion provides insight into these components, as well as other components, within the noninterest expense category.
     Personnel expense increased $1.4 million, or 7.7%, during fiscal 1994. Personnel expense includes compensation, commissions, and benefits and other employee expense. Compensation expense increased $1.4 million, or 12.6%, in fiscal 1994 due primarily to the increased staff required for the additional retail branches opened in fiscal 1994 and for the full period effects of those branches that opened in the latter part of fiscal 1993. Additional loan processing personnel were also required during much of fiscal 1994 due to high loan volume. Although the number of full-time equivalent employees was reduced during fiscal 1994 (primarily as a result of declining residential loan volume late in the fiscal period), the Bank required more staff on an average basis during fiscal 1994 than was required in the previous year.
     Commission expense declined by $368 thousand because retail residential loan origination volume declined $145.1 million during fiscal 1994. The Bank pays loan offcers a commission on single-family residential loans originated through the retail network, and a significant portion of the fiscal 1994 loan volume was originated through the wholesale broker and correspondent network. Significantly lower commissions are paid on wholesale loan originations. Employee benefits and other personnel expenses increased $343 thousand during the period, primarily as a result of the Bank's employee pension obligations.
     Occupancy and equipment expense increased $447 thousand, or 5.3%, in fiscal 1994 as a result of the opening of three new retail banking offices during the period, as well as various technology initiatives which were implemented during the period.
     Deposit insurance premiums increased $708 thousand, or 24.7%, during the year ended September 30, 1994. This increase was primarily due to higher deposit account balances; however, the premium assessment rate was higher during much of the current period than was experienced during the previous fiscal year.
                                      A-42

     Goodwill amortization expense increased $3.3 million, or 126.6%, during fiscal 1994. This increase was primarily the result of management's evaluation of the underlying assumptions of the amortization of goodwill and the assets acquired and liabilities assumed in previous periods. As a result of this evaluation, $4.3 million in goodwill was written off in fiscal 1994 and one component of goodwill amortization was accelerated. Future goodwill amortization will be significantly reduced as a result of this evaluation.
     Real estate owned expense declined $2.5 million during the year ended September 30, 1994. Real estate owned provisions for loss were $3.3 million, or 92%, lower than fiscal 1993 as a result of the improved residential real estate market in the Bank's primary market area. Partially offsetting this improvement was the increase of $826 thousand, or 47.2%, in real estate owned expenses. This was primarily due to the requirement that the Bank recognize certain expenses as incurred, although a significant portion of certain of these expenses are expected to be recouped upon the ultimate sale of the underlying asset.
     Data processing expenses increased $319 thousand, or 18.9%, during fiscal 1994 primarily as a result of the increased number of deposit and loan accounts which were being serviced during the period. Marketing expense increased $150 thousand, or 9.1%, as a result of promotional materials related to the new branch locations and a program to enhance the Bank's recognition in it's primary market area. Other noninterest expense categories experienced insignificant fluctuations during the year ended September 30, 1994.
FISCAL 1993 COMPARED TO FISCAL 1992
     Noninterest expense increased $4.5 million, or 11.1%, during the twelve months ended September 30, 1993. The largest components of this increase were personnel expenses, marketing, real estate owned, and occupancy and equipment expenses. The following discussion will provide details of each of these components, as well as others, within noninterest expense.
     The largest single component of noninterest expense is personnel costs which increased $2.2 million during fiscal 1993. This includes compensation, commissions and employee benefits. The increase of $1.1 million, or 51.8%, in commission expense was attributable to the increased volume of residential loan production, which increased by $92 million, or 17.5%, during the fiscal year. Additionally, an increased ratio of the loan volume was originated from the Bank's production offices, as opposed to originations from the Bank's wholesale office, upon which significantly lower commissions are paid. As noted earlier, because fixed-rate residential loan production is sold as soon as practical for a relatively predictable profit, management considers this profit as an offset to the costs of the loan origination function. Improved gains on sale of fixed-rate loans more than offset the increased commissions related to the underlying loan production. Compensation expense increased $720 thousand, or 6.8%, during fiscal 1993 primarily as a result of staffing needs for the enhanced branch retail delivery system. Benefits and other employee expenses increased $423 thousand, or 12.3%, primarily as a result of the higher compensation and commission base. Higher costs of health insurance benefits and a comprehensive training program implemented by the Bank also resulted in increased costs in this category.
     Occupancy and equipment expense increased by $499 thousand, or 6.3%, as a result of the additional banking and loan production branch offices which were opened during fiscal 1993. Five new full service banking offices were opened during the fiscal year, or were in the process of being opened at fiscal year end. In addition, another loan production office was opened during fiscal 1993. The Bank also upgraded the branch system through various renovation projects.
     Real estate owned expenses increased $527 thousand, or 10.9%, as a result of aggressive pricing in order to rapidly dispose of the properties. Management's primary goal during fiscal 1993 was the disposition of real estate owned, and balances were successfully reduced $13.7 million, or 43.3%, from the fiscal 1992 level.
     Within the other noninterest expense category, marketing expenses increased $658 thousand, or 66.5%, as a result of the marketing efforts required by the new branch office locations, and as a result of a campaign specifically focused on enhancing the recognition of the Bank within its market area. Miscellaneous noninterest expenses increased $492 thousand, or 59.2%, primarily as a result of additional consulting fees, courier expenses and litigation expenses.
     The amortization of goodwill declined by $296 thousand, or 10.3%, during fiscal 1993 as balances continued to be amortized. Deposit insurance premiums increased $135 thousand, or 4.9%, during fiscal 1993. Deposit balances were substantially the same during fiscal 1993 and 1992, and net premium payments did not significantly increase during the fiscal year. Data processing expenses increased $154 thousand, or 10.1%, during fiscal 1993 primarily as a result of the increased number of deposit transaction accounts. There were no other material fluctuations within noninterest expenses during fiscal 1993.
                                      A-43

TAXES
     Income tax expense is computed upon, and generally varies proportionally with, earnings before income tax expense adjusted for non-taxable income and non-deductible expense. The Bank generally experiences a relatively high tax rate because of the goodwill amortization which is not deductible.
     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) was issued by the Financial Accounting Standards Board in February 1992. SFAS No. 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.
     SFAS No. 109 was adopted prospectively by the Bank in the first quarter of fiscal 1994, without restating prior years' financial statements. The adoption of SFAS No. 109 resulted in the reduction of the net deferred tax liability by approximately $5.5 million, or $1.46 per share, and this amount was reported separately as the cumulative effect of the change in the method of accounting for income taxes.
     Income tax expense of $6.1 million was recognized during fiscal 1994. This expense was somewhat higher than expected primarily because of approximately $5.9 million in goodwill amortization which was recognized, approximately $4.6 million of which was non-deductible for income tax purposes. Income tax expense of $9 million was recognized during the year ended September 30, 1993. This expense was somewhat higher than expected because of the reversal of certain tax benefits related to specific loan loss reserves which had been recognized in prior periods. The Bank recorded a tax provision of $2.8 million for the year ended September 30, 1992. The expense recognized in fiscal 1992 was less than expected due to an adjustment made to correct differences between estimates made on prior year tax provisions for financial statement reporting, versus more precise amounts used in preparation of the tax return. The effective tax rates for each of the fiscal years ended September 30, 1994, 1993 and 1992 were 50%, 47%, and 32%, respectively.
IMPACT OF INFLATION AND CHANGING PRICES
     A financial institution's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes that the impact of inflation on financial results depends upon the Bank's ability to manage interest rate sensitivity and, by such management, reduce the inflationary impact upon performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.
FAIR VALUES
     Disclosure of estimated fair values of financial investments as of September 30, 1994 is provided in the notes to the consolidated financial statements. While the fair values provided represent estimates of the amount at which individual financial assets and liabilities could be realized, the Bank has no current interest to liquidate a significant portion of these investments. If, in fact, liquidation should occur, the net realizable values could be materially different from the estimated fair values.
     The Bank prospectively adopted Statement of Financial Standards No. 115 ("SFAS No. 115") as of October 1, 1994. SFAS No. 115 specifies the accounting and reporting for all investments in debt and equity securities that have readily determinable fair value, as more fully discussed in the notes to the consolidated financial statements. The adoption of SFAS No. 115 resulted in the transfer of approximately $151.8 million of mortgage-backed securities from the "held to maturity" portfolio to the "available for sale" portfolio. No investment securities were classified as "trading". In accordance with SFAS No. 115, securities which are "available for sale" are marked-to-market based upon their fair values, with the resulting unrealized gain or loss reflected, net of tax effect, in the equity accounts of the Bank. The adoption of SFAS No. 115 at October 1, 1994 resulted in a reduction of equity of $.9 million, and this equity valuation will fluctuate with the fair values of the investments which have been, or newly-purchased investments which will be, identified as "available for sale".
                                      A-44

IMPACT OF INTEREST RATES ON COLUMBIA FIRST
     The earnings of Columbia First depend primarily on its net interest income, which is determined by the difference, or spread, between the return on interest-earning assets and the cost of interest-bearing liabilities. Effective interest rate sensitivity management is vital to ensuring that net interest income is maximized while the impact of changes in the level of market interest rates is minimized.
     Savings institutions have typically been liability-sensitive, in that liabilities will mature or reprice more rapidly than will assets. This has been the case because of the asset mix, which includes long-term mortgages, typically found in savings institutions. During periods of increasing interest rates, an institution with a liability-sensitive position will experience a cost of funds that will typically increase faster than the return on interest-earning assets, resulting in a reduction of net interest income. Conversely, during periods of declining interest rates, a liability-sensitive position will result in a return on interest-earning assets that may decline more slowly than its cost of funds, resulting in an increase in net interest income. Columbia First management believes that many institutions have been reporting higher than expected earnings during the recent low interest rate environment, because of the mismatch of asset and liability repricing noted above. Management believes that these institutions are now experiencing severe earnings pressure because of the higher interest rates during much of fiscal 1994, as their cost of funds has increased more rapidly than interest earned on assets.
     At Columbia First, management has successfully restructured the balance sheet in order to significantly reduce the institution's interest rate risk. Adjustable-rate loans and mortgage-backed securities have been originated and purchased, while fixed-rate loans and mortgage-backed securities have been sold. The primary intent of this strategy has been to minimize the institution's sensitivity to changes in interest rates. A more detailed discussion of net interest income and interest rate sensitivity management is contained in Management's Discussion and Analysis in the 1994 Annual Report to Stockholders. SELECTED RATIOS
     The table below presents the average return earned by Columbia First on assets and on stockholders' equity and the average ratio of equity to assets.

                                                                                                     YEARS ENDED SEPTEMBER
                                                                                                              30,
                                                                                                    1994      1993      1992
Return on average assets(1)....................................................................      .45%      .43%      .27%
Return on average stockholders' equity(2)......................................................     9.06      9.24      6.03
Equity to assets(3)............................................................................     4.94      4.67      4.39

(1) Net income divided by average total assets.
(2) Net income divided by average stockholders' equity.
(3) Average stockholders' equity divided by average total assets. MORTGAGE-BACKED SECURITIES
     Columbia First purchases mortgage-backed securities from time to time as part of its overall investment strategy. Such securities offer greater liquidity in the secondary market than single-family residential mortgage loans and are more efficiently utilized as collateral for borrowings. During fiscal 1994 and fiscal 1993, Columbia First utilized such securities as collateral for borrowings in lieu of accepting higher-costing deposits. A summary of investments in mortgage-backed securities is provided in Note 4 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders.
     The following table sets forth mortgage-backed securities by issuer and by interest rate characteristics. The table shows Columbia First's changing mix of securities by issuer, primarily effected by management due to changing prepayment characteristics of the underlying loan collateral. The table also shows the attempts to minimize interest rate risk through the sale and repayment of fixed-rate securities. Adjustable-rate securities are primarily used to augment residential lending volume, and Columbia First experienced significant growth in residential loan balances during fiscal 1994. There has therefore been a reduced reliance on adjustable-rate securities during fiscal 1994, as noted in the table.
                                      A-45

                                                                             SEPTEMBER 30,
                                              1994                1993                1992                1991            1990
                                         AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT
                                                                         (DOLLARS IN THOUSANDS)
MORTGAGE-BACKED SECURITIES BY ISSUER:
  FNMA mortgage-backed certificates...  $ 87,321    18.5 %  $132,552    18.0 %  $199,450    27.3 %  $ 99,940    18.6 %  $ 28,644
  GNMA mortgage-backed certificates...   128,282    27.2     146,367    19.9      46,754     6.4      12,622     2.3      15,110
  FHLMC participation certificates....   194,467    41.2     406,929    55.2     463,065    63.4     325,322    60.4     363,761
  Private mortgage-backed
  securities..........................        --      --          --      --          --      --      85,366    15.9     100,626
  CMOs................................    52,569    11.2      36,067     4.9       2,382      .3       7,823     1.5       9,460
                                         462,639    98.1     721,915    98.0     711,651    97.4     531,073    98.7     517,601
Premium/(discount)....................     8,813     1.9      14,862     2.0      19,040     2.6       7,021     1.3         (10)
                                        $471,452   100.0 %  $736,777   100.0 %  $730,691   100.0 %  $538,094   100.0 %  $517,591
MORTGAGE-BACKED SECURITIES BY INTEREST
  RATE CHARACTERISTICS:
  Fixed rate..........................  $ 33,588     7.1 %  $109,218    14.8 %  $172,840    23.7 %  $319,814    59.4 %  $486,716
  Adjustable Rate.....................   429,051    91.0     612,697    83.2     538,811    73.7     211,259    39.3      30,885
                                         462,639    98.1     721,915    98.0     711,651    97.4     531,073    98.7     517,601
Premium/(discount)....................     8,813     1.9      14,862     2.0      19,040     2.6       7,021     1.3         (10)
                                        $471,452   100.0 %  $736,777   100.0 %  $730,691   100.0 %  $538,094   100.0 %  $517,591
                                          %
MORTGAGE-BACKED SECURITIES BY ISSUER:
  FNMA mortgage-backed certificates...    5.5 %
  GNMA mortgage-backed certificates...    2.9
  FHLMC participation certificates....   70.3
  Private mortgage-backed
  securities..........................   19.5
  CMOs................................    1.8
                                        100.0
Premium/(discount)....................     --
                                        100.0 %
MORTGAGE-BACKED SECURITIES BY INTEREST
  RATE CHARACTERISTICS:
  Fixed rate..........................   94.0 %
  Adjustable Rate.....................    6.0
                                        100.0
Premium/(discount)....................     --
                                        100.0 %

LENDING ACTIVITIES
     Columbia First's principal investment activity has been and continues to be the origination of loans secured by residential real estate. Traditional single-family residential real estate loans were historically made on a long-term, fixed-rate basis, thus exposing the lender to an unacceptable level of interest rate risk to the extent that its assets did not reprice as frequently or to the same extent as its liabilities. In recent years, Columbia First's asset/liability management strategy has been designed to reduce interest rate risk, primarily through the acquisition of adjustable rate mortgage loans ("ARMs") on single-family residences. All fixed-rate loans and mortgage-backed securities originated after April 1, 1989 are held for sale and sold as soon as practical so that interest rate risk is minimized.
     ARM loans provide for periodic adjustment of the interest rate to coincide with changes in an index of market rates. While ARMs have the advantage of reducing an institution's sensitivity to interest rate fluctuations, they do present certain risks not associated with traditional fixed-rate mortgages. These include the risk that the borrower, having qualified for the loan based upon interest rates prevailing at the time of origination, may be unable to make the higher payments required under the ARM if and when changes in the applicable index rates result in upward adjustments in the rate payable on the loan. Columbia First mitigates these risks by the use of conservative underwriting standards and loan-to-value ratios of generally 80% or less, and by limits on the size of the periodic adjustment in the interest rate and on the maximum interest rate that may be charged on practically all ARMs. In addition, borrowers are currently qualified on loan terms which include the highest possible interest rate that could be in effect on the date of the initial repricing of the loan.
     Columbia First currently limits the types of loans originated for its own portfolio to the following: (i) ARMs, typically on single-family residential properties, (ii) loans, typically real estate construction and primarily secured commercial loans, which provide for adjustable interest rates related to a "prime" lending rate, and (iii) balloon loans and other short-term fixed-rate loans. Such loans conform to the categories of loans which applicable federal regulations permit federally chartered savings institutions to originate and purchase.
     The following table discloses the maturities of Columbia First's loans receivable as of September 30, 1994. In this table, scheduled repayments are reported in the maturity category in which the payment is due. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less.
                                      A-46

                                                                    MATURITY SCHEDULE OF LOANS
                                                                THROUGH SEPTEMBER 30,
                                  1995        1996       1997      1998 THRU 1999    2000 THRU 2004    2005 THRU 2009    THEREAFTER
                                                                   (IN THOUSANDS)
Commercial loans.............   $ 42,445    $ 26,381    $14,125       $ 13,846          $  8,225          $  1,833       $   4,310
Real estate loans
  -Permanent.................     81,491      66,807     78,831        172,790           235,660           241,488       1,115,803
  -Construction..............     15,864      16,940      3,357          2,204                --                --              --
Consumer.....................     11,709       1,064        743            663               299               116              --
    Total....................   $151,509    $111,192    $97,056       $189,503          $244,184          $243,437       $1,120,113
    Less unearned income.....
Loans with floating or
  adjustable rate............   $127,790    $ 94,583    $77,462       $150,294          $185,796          $231,297       $1,098,325
Loans with fixed rates.......     23,719      16,609     19,594         39,209            58,388            12,140          21,788
    Total....................   $151,509    $111,192    $97,056       $189,503          $244,184          $243,437       $1,120,113
    Less unearned income.....
                                 TOTAL
Commercial loans.............  $  111,165
Real estate loans
  -Permanent.................   1,992,870
  -Construction..............      38,365
Consumer.....................      14,594
    Total....................   2,156,994
    Less unearned income.....       1,613
                               $2,155,381
Loans with floating or
  adjustable rate............  $1,965,547
Loans with fixed rates.......     191,447
    Total....................   2,156,994
    Less unearned income.....       1,613
                               $2,155,381

     The following tables set forth the composition of Columbia First's loan portfolio by type of collateral and by type of loan at the dates indicated.

                                                                           SEPTEMBER 30,
                                        1994                  1993                  1992                  1991              1990
                                   AMOUNT       %        AMOUNT       %        AMOUNT       %        AMOUNT       %        AMOUNT
                                                                       (DOLLARS IN THOUSANDS)
LOANS BY TYPE OF COLLATERAL:
Mortgage loans:
  One-to-four family...........  $1,716,276    80.2 %  $1,079,416    75.9 %  $1,013,545    75.7 %  $  953,885    75.0 %  $1,089,578
  Multi-family.................      68,533     3.2        62,465     4.4        56,261     4.2        54,592     4.3        63,030
  Non-residential..............     246,426    11.5       196,110    13.8       175,672    13.1       167,232    13.1       212,704
  Total mortgage loans.........   2,031,235    94.9     1,337,991    94.1     1,245,478    93.0     1,175,709    92.4     1,365,312
Deposit loans..................       2,592      .1         2,749      .2         3,113      .2         3,968      .3         4,518
Consumer loans.................      12,002      .6         8,861      .6         8,807      .7        11,902      .9        13,833
Commercial loans...............     111,165     5.2        95,333     6.7       107,970     8.0        97,369     7.7        75,832
                                  2,156,994   100.8     1,444,934   101.6     1,365,368   101.9     1,288,948   101.3     1,459,495
Less:
  Unearned income..............       1,613      .1         5,080      .3         7,231      .5         6,146      .5         8,371
                                  2,155,381   100.7     1,439,854   101.3     1,358,137   101.4     1,282,802   100.8     1,451,124
Less:
  Allowance for loan losses....      15,949      .7        17,889     1.3        18,946     1.4        11,174      .8        10,300
  Net loans....................  $2,139,432   100.0 %  $1,421,965   100.0 %  $1,339,191   100.0 %  $1,271,628   100.0 %  $1,440,824
LOANS BY TYPE OF LOAN:
Loans on existing property:
  Fixed rate...................  $  166,660     7.8 %  $  176,802    12.4 %  $  182,865    13.6 %  $  230,983    18.2 %  $  303,617
  Adjustable rate..............   1,812,556    84.7     1,111,475    78.2       994,824    74.3       884,616    69.5       976,026
Construction, land and land
  development loans............      52,019     2.4        49,714     3.5        67,789     5.1        60,110     4.7        85,669
Deposit and consumer loans.....      14,594      .7        11,610      .8        11,920      .9        15,870     1.2        18,351
Commercial loans...............     111,165     5.2        95,333     6.7       107,970     8.0        97,369     7.7        75,832
                                  2,156,994   100.8     1,444,934   101.6     1,365,368   101.9     1,288,948   101.3     1,459,495
Less:
  Unearned income..............       1,613      .1         5,080      .3         7,231      .5         6,146      .5         8,371
                                  2,155,381   100.7     1,439,854   101.3     1,358,137   101.4     1,282,802   100.8     1,451,124
Less:
  Allowance for loan losses....      15,949      .7        17,889     1.3        18,946     1.4        11,174      .8        10,300
Net loans......................  $2,139,432   100.0 %  $1,421,965   100.0 %  $1,339,191   100.0 %  $1,271,628   100.0 %  $1,440,824
                                   %
LOANS BY TYPE OF COLLATERAL:
Mortgage loans:
  One-to-four family...........   75.6 %
  Multi-family.................    4.4
  Non-residential..............   14.8
  Total mortgage loans.........   94.8
Deposit loans..................     .3
Consumer loans.................    1.0
Commercial loans...............    5.2
                                 101.3
Less:
  Unearned income..............     .6
                                 100.7
Less:
  Allowance for loan losses....     .7
  Net loans....................  100.0 %
LOANS BY TYPE OF LOAN:
Loans on existing property:
  Fixed rate...................   21.1 %
  Adjustable rate..............   67.7
Construction, land and land
  development loans............    5.9
Deposit and consumer loans.....    1.3
Commercial loans...............    5.3
                                 101.3
Less:
  Unearned income..............     .6
                                 100.7
Less:
  Allowance for loan losses....     .7
Net loans......................  100.0 %

ORIGINATIONS, PURCHASES, REPAYMENTS AND SALES OF LOANS.
     The following table shows the loan origination, purchase, repayment and sale activity (including mortgage-backed securities), for Columbia First for the periods indicated.

                                                                                 YEAR ENDED SEPTEMBER 30,
                                                                 1994         1993         1992         1991         1990
                                                                                      (IN THOUSANDS)
Loans originated:
  Conventional
     Construction...........................................   $  53,568    $  33,383    $  41,768    $  35,520    $  65,172
     Loans on existing property.............................     456,636      233,318      198,998       56,478      100,312
     Refinanced.............................................     142,812      256,253      139,679       82,112       33,338
       Total conventional...................................     653,016      522,954      380,445      174,110      198,822
  FHA/VA....................................................      33,031       64,067       51,976       29,530       39,509
  Consumer Loans............................................       4,496        2,625        1,878       10,003        7,281
  Commercial Loans..........................................      35,908       12,448       37,589        8,992       53,880
Total loans originated......................................     726,451      602,094      471,888      222,635      299,492
Purchased -- Loans..........................................     508,630      109,721      164,880       29,163       39,916
           -- Mortgage-backed securities....................      61,452      246,909      430,589      201,814           --
Acquired in Maximum
  acquisition -- Loans......................................          --           --           --           --       91,136
              -- Mortgage-backed securities.................          --           --           --           --        2,209
Real estate acquired through foreclosure and loan
  chargeoffs, net...........................................      (3,373)      (6,280)     (18,005)     (36,450)     (20,612)
Repayments -- Loans.........................................    (375,408)    (330,295)    (311,178)    (201,465)    (207,255)
             -- Mortgage-backed securities..................    (146,891)    (165,201)    (156,288)     (69,355)     (66,454)
Sales -- Loans..............................................    (176,043)    (287,270)    (218,613)    (177,928)    (118,324)
      -- Mortgage-backed securities.........................    (179,886)     (75,622)     (81,704)    (111,955)     (35,025)
Net loan and mortgage-backed securities activity............   $ 414,932    $  94,056    $ 281,569    $(143,541)   $ (14,917)

     Loans and mortgage-backed securities repayments include appropriate accretion and amortization of premiums and discounts, respectively, in the tables above.
     For a detailed discussion of Columbia First's loan origination and purchase activity, see Management's Discussion and Analysis in Columbia First's 1994 Annual Report to Stockholders.
     REAL ESTATE LENDING. The primary lending activity of Columbia First is the extension of credit for the purpose of enabling borrowers to purchase or to refinance residential real property, secured by first liens on such property. The largest portion of Columbia First's loans are made to homeowners on the security of single-family residences. In addition, Columbia First's real estate loan portfolio includes loans secured by multi-family properties, commercial and industrial properties (which include construction loans) and loans made for the acquisition and development of unimproved property. Columbia First's real estate loans are predominantly "conventional" loans, which means that they are not insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans Administration ("VA"). At September 30, 1994, 80.2% of Columbia First's total loan portfolio consisted of first lien loans secured by one-to-four-family residences, 3.2% consisted of loans secured by multi-family residential properties, and 11.5% consisted of non-residential properties.
     Regulations of the OTS and FDIC limit the principal amount of real estate loans made by federally chartered savings institutions to specified percentages of the value of the property securing the loan (referred to as the "loan-to-value ratio"). Generally, the regulations provide that at the time of origination, a real estate loan may not exceed a ratio of the appraised value of the security property. The maximum allowable ratio as required by the regulations is dependent upon the type of collateral property on the real estate loan. Columbia First's Board of Directors has established a policy regarding maximum loan-to-value ratios for specific types of real estate loans which is in compliance with the regulations, and which is generally more restrictive than either the OTS or FDIC regulations.
                                      A-48

     Columbia First requires title insurance insuring the priority of its lien, and fire and extended coverage casualty insurance in order to protect the properties securing its single-family residential loans, as well as its construction, multi-family residential and commercial real estate loans.
     Substantially all of Columbia First's fixed-rate mortgage loans include a "due on sale" clause, which provides the contractual right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. It is the policy of Columbia First, with limited exceptions, to enforce due-on-sale provisions. This provides Columbia First with the opportunity to adjust the rate of interest on existing fixed-rate loans by negotiating a new rate at the time of sale.
     Subject to market rates, the availability of acceptable mortgage loans from secondary market sources, and applicable regulations, Columbia First engages in the purchase of loans and the purchase and sale of loan participations. Such purchases are conducted in the secondary mortgage market and all loans purchased must meet the same underwriting standards as loans originated by Columbia First.
     At September 30, 1994, approximately $43.3 million or 2% of Columbia First's net loans receivable were serviced by others.
     Columbia First is an approved seller/servicer for the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and the Residential Funding Corporation. Columbia First has participated in various programs of FHLMC and, at September 30, 1994, serviced $117.9 million of mortgages for FHLMC.
     CONSUMER LENDING. Columbia First originates a variety of consumer loans, including home equity lines of credit, unsecured lines of credit, loans to depositors on the security of their deposits, home improvement loans and automobile loans. As of September 30, 1994, deposit and consumer loans amounted to $14.6 million, or .7%, of Columbia First's loan portfolio.
     CONSTRUCTION, COMMERCIAL AND NON-RESIDENTIAL REAL ESTATE LENDING. In order to provide loan portfolio diversification, Columbia First provides construction loans on commercial properties and multi-family dwellings. In addition, Columbia First provides acquisition and construction financing for unimproved and improved properties to be used for residential and commercial purposes. These loans have interest rates which adjust to changing market rates and are primarily limited to Columbia First's local market area. The terms of construction loans range from twelve to thirty-six months and often include a reserve to pay interest on loan advances used to cover construction costs.
     Columbia First subjects construction loans to underwriting criteria which include reviews of previous projects and past performance of the borrower, the amount of the borrower's equity in the project, independent review and valuation of the cost estimates, pre-construction sale and leasing data, and cash flow projections expected from the project. Also, Columbia First generally will require personal guarantees by the principals of the borrower. As of September 30, 1994, the construction loan portfolio, including loans secured by undeveloped land, totaled $52 million, or 2.4% of the loan portfolio.
     Commercial loans primarily secured by non-residential real estate are originated, or participating interests in such loans are purchased, by Columbia First. Originations of such loans are presently limited to the local market area. These loans generally provide for adjustment of interest rates to a market index and do not exceed maturities of thirty years. Columbia First also provides other commercial loans which are secured by collateral other than real estate. These loans typically provide for a floating interest rate based on a "prime" lending rate and have short repayment terms. As of September 30, 1994, the commercial loan portfolio originated under the commercial lending authority totaled $111.2 million, or 5.2%, of the loan portfolio.
     In addition, non-residential permanent mortgages, which include loans originated under federal real estate lending regulations, totaled $246.4 million or 11.5% of the loan portfolio. Non-residential loans include loans for shopping centers, office buildings, retail stores, hotels, and other non-residential purposes.
     All construction, commercial, multi-family, land acquisition and development or other real estate loans exceeding $5 million, individually or in the aggregate, to one borrower are subject to the specific review and approval of the Board of Directors. Loans in excess of $3 million, individually or in the aggregate, to one borrower are subject to the specific review and approval of the Chairman of the Board or the Chief Executive Officer. Properties securing such loans are appraised by an independent appraiser, and Columbia First will lend up to 80% of appraised value of the property securing such loans. If a security property does not meet debt coverage requirements, additional collateral or guarantees are required to ensure adequate cash flows to meet debt service. Ongoing reviews of the loan portfolio are performed to limit the concentration of risk in any category of loans.
                                      A-49

     MORTGAGE BANKING ACTIVITIES. At September 30, 1994 Columbia First operated three mortgage loan origination offices which are located in Maryland and Virginia. Loan applications are also taken at all of the full-service branch offices. Since fiscal 1991, a wholesale loan origination program has been utilized wherein adjustable-rate residential loans are purchased by Columbia First, or are originated by loan brokers and the loan settlement is in the name of Columbia First. Strict underwriting standards are maintained within this program to ensure that the loans originated are suitable investments for Columbia First. Loan production under this wholesale program is currently limited to loans secured by single-family residential property located in the Washington metropolitan area and within a seven state area adjacent to this primary market area.
     The amount of loans serviced by Columbia First for others amounted to $135.7 million, $183 million and $250 million at September 30, 1994, 1993 and 1992, respectively. This decline is primarily due to loan repayments, as these loans are predominantly seasoned fixed-rate loans which experienced relatively high prepayments because of the low interest rate environment during much of fiscal 1994 and 1993. Currently, there is little new volume in loans serviced for others as adjustable-rate loans originated or purchased by Columbia First are held for portfolio, and newly-originated fixed-rate loans are generally sold on a servicing-released basis. Management is currently exploring the opportunities to sell newly-originated loan production, both of fixed-rate and adjustable-rate product, on a servicing-retained basis.
     LOAN FEE INCOME. In addition to interest earned on loans, Columbia First receives income from fees in connection with loan originations, loan modifications, late payments, prepayments, changes of property ownership and for miscellaneous services related to its loans. Income from these activities varies from period to period consistent with the volume and type of loans made and purchased.
     Columbia First charges loan origination fees which are calculated as a percentage of the amount borrowed. Loan origination fees generally amount to one or two percent of the amount borrowed in the case of a mortgage loan. Loan origination fees are not obtained in connection with consumer loans. Loan origination and commitment fees net of certain direct loan origination costs are deferred and accreted to income over the contractual life of the related loans or upon their prepayment or disposition.
DELINQUENCIES, FORECLOSURES AND LOAN PORTFOLIO RISK ELEMENTS
     If a borrower fails to make required payments on a loan within 30 days of the date due, the loan is classified by Columbia First as delinquent. If the delinquency is not cured within 90 days, Columbia First usually initiates foreclosure proceedings under applicable state law. If the loan remains delinquent, the mortgaged property is generally acquired by Columbia First in a foreclosure sale or by accepting a deed from the borrower in lieu of foreclosure. The property may then be sold and financed by a loan conforming to normal loan requirements. Alternatively, the property may be sold and financed with a "loan-to-facilitate", which is a loan involving terms more favorable to the borrower than those normally permitted by applicable federal regulations. It is currently Columbia First's policy to not offer loans to facilitate to a borrower in financing the sale of foreclosed property.
     In general, loans are placed on non-accrual status after being delinquent 90 days. Exceptions are made to this policy depending upon the specific characteristics of the loan (i.e., government insured loans and qualifying single family residences). Accordingly, a single family loan may remain on an accrual basis even if it is 90 or more days past due. When a loan is placed on a non-accrual status, interest accrued but not received is reversed against interest income. A non-accrual loan may be restored to an accrual basis when principal and interest payments are current and full payment of principal and interest is expected.
     Columbia First's asset classification methodology, in accordance with the Competitive Equality in Banking Act ("CEBA"), provides for the classification as Satisfactory, Special Mention, Substandard, Doubtful or Loss, of all loans, real estate owned ("REO"), real estate investments, lease obligations, and investment and debt securities held by Columbia First and its subsidiaries. The amount of general reserves to be applied to assets classified as Substandard and Doubtful has been set forth in Columbia First's policies and procedures and is predicated on Columbia First's and industry historical trends and portfolio risk analysis. Specific reserves are provided as needed for classified assets and those in which management believes that there is a permanent impairment in the borrowers' ability to repay the loan, including severely delinquent loans, based on a current property valuation. The loan is charged off when it is no longer deemed collectible.
                                      A-50

     The following table sets forth the allocation of Columbia First's Allowance for Loan Losses at the dates indicated.

                                                                              SEPTEMBER 30,
                                           1994                1993                1992              1991                1990
                                      AMOUNT      %     AMOUNT        %       AMOUNT      %     AMOUNT      %     AMOUNT        %
                                                                          (DOLLARS IN THOUSANDS)
Commercial.........................   $ 5,707     36%   $ 5,001         28%   $ 2,852     15%   $ 3,734     33%   $ 5,918     58%
Real Estate -- Construction........       378      2        822          5      5,204     28      2,858     26      1,161     11
Real Estate -- Permanent...........     7,033     44      7,477         42      8,231     43      4,096     37        944      9
Consumer...........................       145      1         56      --           119      1        159      1         17      --
Unallocated........................     2,686     17      4,533         25      2,540     13        327      3      2,260     22
                                      $15,949    100%   $17,889        100%   $18,946    100%   $11,174    100%   $10,300    100%

     CEBA also requires institutions to adopt an Internal Asset Review Committee. Within Columbia First, the Classification of Assets Committee provides an asset quality monitoring system independent of the lending and asset classification functions of Columbia First. The asset classification analysis is performed monthly and the reserve balances are adjusted accordingly. Quarterly reports of asset quality are required to be made to the Board of Directors as part of the regular operational review of Columbia First.
     A variety of factors, including its loan underwriting policies and the changes in real estate values, have affected Columbia First's loss and delinquency experience on its real estate loan portfolio. Fiscal 1992 and 1991 loss experience was significantly higher than historically, due in large part to the deterioration of the local and regional real estate market. Management took aggressive steps to reduce the level of nonperforming and underperforming loans during fiscal 1994 and 1993, and balances at September 30, 1994 were significantly improved as compared to prior year balances. Nonetheless, the value of real estate fluctuates and could decline in future periods. As a result of economic conditions and other factors beyond Columbia First's control, Columbia First's future loss and delinquency experience cannot be predicted.
     The one-to-four family residential loan portfolio, which comprised 80.2% of the loan portfolio, continues to perform well and Columbia First is experiencing comparatively low delinquency ratios. Columbia First's September 30, 1994 delinquency ratio for the one-to-four family portfolio was .55%, compared to the most recently available June 30, 1994 Mortgage Bankers Association of America regional and national ratios of 4.32% and 4.21%, respectively.
     Real estate acquired by Columbia First as a result of foreclosure or by deed in lieu of foreclosure is recorded at the lower of cost, or fair value less estimated costs of disposal, at the date of such acquisition, and charge-offs, if necessary, are recorded at that time. Generally all costs except capital expenditures incurred from the date of acquisition are charged to expense. Columbia First elected to implement, as of September 30, 1992, the American Institute of Certified Public Accountants' Statement of Position 92-3 for the valuation of foreclosed property. This pronouncement generally results in a lowered discount value, and therefore a greater charge-off, of foreclosed property held for sale. Implementing this pronouncement resulted in a charge-off of $2.1 million at September 30, 1992.
     For further information regarding the loan portfolio, see notes 5 and 6 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders and the sections in Management's Discussion and Analysis in Columbia First's 1994 Annual Report to Stockholders entitled "Provision for Loan Losses, Net Charge-Offs and Allowance for Loan Losses" and "Nonperforming/Underperforming Assets".
INVESTMENT ACTIVITIES
     Income from investments in securities provides the third largest source of income after interest on loans and mortgage-backed securities. Columbia First is required by federal regulations to maintain specified minimum balances in liquid assets, which may be invested in specified securities, and is also permitted to make certain other securities investments. The balance of investment securities maintained by Columbia First in excess of regulatory requirements reflects management's desire to maintain liquidity at a level to assure adequate funds, taking into account anticipated cash flows and available sources of credit, to meet deposit withdrawals and loan commitments or to make other investments.
     As a member of the FHLB System, Columbia First must maintain minimum levels of liquidity, which may vary from time to time. As of September 30, 1994, the minimum level of liquidity so required was 5.0% of net withdrawable savings deposits plus short-term borrowings. Columbia First's average monthly liquidity for each of the years in the five-year period
                                      A-51
ended September 30, 1994, measured as a percent of net withdrawable savings deposits plus short-term borrowings, was 6.45%, 5.76%, 5.69%, 5.39% and 5.14% for the years 1990 through 1994, respectively.
     Such liquid funds are managed in an effort to produce the highest yield consistent with maintaining safety of principal and adherence to applicable regulations. Management believes that other sources of liquidity, such as asset repayments, deposit gathering and borrowing activities, are more important in managing the funding needs of the Bank. Because of the minimal interest rate spread available on quality liquid investments, such investments are typically kept at minimal levels. For a summary of investments, see Note 3 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders.
SOURCES OF FUNDS
  GENERAL
     Historically, deposits have been the principal source of Columbia First's funds for use in lending and for other general business purposes. In addition to deposits, other sources of funds have been loan repayments and prepayments, advances from the FHLB and other borrowings, including reverse repurchase agreements.
     Loan principal and interest payments are a relatively stable source of funds, while savings inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions and may fluctuate widely. Borrowings may be used on a short-term basis to match short-term lending such as commercial and construction loans, to compensate for reductions in normal sources of funds such as savings inflows and to make liquidity investments. On a long-term basis, borrowings may support expanded lending activities.
  DEPOSITS
     Columbia First offers a variety of rates and deposit programs, short-term and long-term, designed to attract customers in its natural market area. Rates on deposits are generally evaluated weekly and are competitively priced based on investment opportunities and the cost of alternative sources of funds. Columbia First relies upon its branch network, primary market area advertising, and a "money center" department to generate its deposit flows. Columbia First's objective is to obtain stable deposits from local sources, although some deposits are gathered from non-local sources. The total deposit base at September 30, 1994 was invested by residents of Maryland (41%), the District of Columbia (24%), Virginia (24%) and other areas (11%).
     Columbia First has not sought deposits in institutional brokerage programs and does not pay any fees to deposit brokers. As mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991, the FDIC enacted strict definitional guidelines and regulatory approval over what is considered a brokered deposit. A local market test, as well as a national market test, is required to be performed in order to ensure that deposit rates paid do not exceed the maximum allowable rates, such that the deposit will not be considered as brokered. Columbia First performs this test each time rates are evaluated, and management will take whatever action necessary to ensure that rates paid on deposits will not exceed the allowable rates as calculated.
     Columbia First accepts deposits from third parties, who act as intermediaries and who are defined by the FDIC to be deposit brokers. These deposits are currently being accepted by Columbia First, subject to an approved waiver from the FDIC. At September 30, 1994, deposits totaling $29.6 million had been accepted from third parties. Columbia First does not pay any fees to deposit brokers.
     In response to the changing conditions in the industry, Columbia First has developed short-term certificate accounts, jumbo certificates and mini-jumbo certificates to offer to its customer base. These products reduce the risk of savings outflows historically faced by savings institutions in periods of high interest rates, or during periods when alternative investments may appear more attractive to Columbia First's customer base. Generally, jumbo certificates are in amounts of $100,000 or more; mini-jumbo certificates are in amounts from $50,000 to $99,999. It is the Bank's policy to treat any certificate of deposit in excess of $90,000 as a jumbo certificate for purposes of establishing the applicable interest rate. These certificates are obtained from a diverse customer base which includes state and local governments, private individuals, corporations and non-profit organizations. Generally, these deposits are more costly than traditional deposit sources, such as savings accounts and retail customer-based certificate accounts. For this reason, management continues to emphasize retail deposit account relationships. During recent fiscal periods, jumbo and mini-jumbo certificate accounts have deliberately been allowed to mature and lower cost, more stable, retail deposit accounts have been sought. At September 30, 1994, individual certificate deposits in excess of $100,000 totaled $130.6 million or 8.9% of total deposits.
                                      A-52

     Columbia First offers a variety of deposit accounts, including savings accounts, checking accounts, money market deposit accounts ("MMDAs") and a variety of fixed-term certificate accounts with different rates and maturities. Columbia First also actively solicits Individual Retirement Accounts (IRAs) and Simplified Employee Pension Plans (SEPPs).
     Savings accounts, checking accounts and MMDAs are subject to various fees depending upon the type of account, transaction activity and minimum balance maintained. Except for the "No Penalty Twelve Month" product, all fixed-term certificates are subject to a forfeiture of interest in the event of a withdrawal of principal prior to the maturity date. These interest penalties amount to the loss of interest for periods of one to six months depending upon the term of the certificates.
     The principal characteristics of the types of deposit accounts at Columbia First at September 30, 1994, are summarized as follows:

                                                                                                REQUIRED          REQUIRED
                                                                                                 MINIMUM           MINIMUM
TYPE OF ACCOUNT                                                              INTEREST RATE     BALANCE (1)          TERM
Demand Deposits.........................................................         -- %            $  None            None
Regular Savings.........................................................         3.00                 50            None
Regular NOW Account.....................................................         2.60                 50            None
Super NOW Account.......................................................         2.80              2,500            None
Premiere NOW Account....................................................         2.80              1,000            None
Commercial NOW Account..................................................         2.60                100            None
Retirement Savings......................................................         2.95                 10            None
Retirement Savings......................................................         3.05             20,000            None
MMDA....................................................................         2.95              2,500            None
MMDA....................................................................         3.05             20,000            None
Premiere MMDA...........................................................         3.05             10,000            None
Premiere MMDA...........................................................         3.30             20,000            None
Commercial MMDA.........................................................         2.38                 50            None
Commercial MMDA.........................................................         2.83             10,000            None
Commercial MMDA.........................................................         3.08             20,000            None
Time deposits:
Tax Deferred............................................................         4.75                500          12 Months
Fixed-rate Certificates.................................................         4.00                500          3 Months
Fixed-rate Certificates.................................................         4.25                500          6 Months
Fixed-rate Certificates.................................................         4.75                500          12 Months
Fixed-rate Certificates.................................................         5.15                500          24 Months
Fixed-rate Certificates.................................................         5.50                500          36 Months
Fixed-rate Certificates.................................................         5.75                500          48 Months
Fixed-rate Certificates.................................................         6.40                500          60 Months
No Penalty..............................................................         4.65                500          12 Months
VariRate Plus...........................................................         5.72                500          24 Months
Triple Bump-Up..........................................................         5.00                500          24 Months
Mini-Jumbo Certificates.................................................   Varies with term       50,000      7 days-60 Months
Jumbo Certificates (2)..................................................   Varies with term       90,000      7 days-60 Months

(1) A $50 minimum balance is required to earn interest on all deposits other than retirement and time deposits.
(2) In the market generally, jumbo certificates are in amounts of $100,000 or more; however, it is the Bank's policy to treat any certificate of deposit in excess of $90,000 as a jumbo for purposes of establishing the applicable interest rates.
     At September 30, 1994, 59% of Columbia First's total deposits were in time deposits. Demand deposits, including savings, NOW and money market deposit accounts, represented 41% of the deposit base. The weighted average nominal interest rate for all accounts at September 30, 1994, was 4.12%.
                                      A-53

     The following table sets forth at September 30, 1994 data regarding deposit account balances (excluding accrued interest payable) by account type, scheduled maturity and weighted average interest rate.

                                                                                                 JUMBO
                                                                                                  AND                     WEIGHTED
                                                                                VARIABLE AND     MINI-      PERCENT OF    AVERAGE
                                                                                 FIXED-RATE      JUMBO        TOTAL       INTEREST
TYPE OF ACCOUNT                                                     TOTAL       CERTIFICATES    CERTIFICATES  DEPOSITS      RATE
                                                                                       (DOLLARS IN THOUSANDS)
Demand deposits:
     Savings Accounts..........................................   $  115,299      $     --      $     --          8%        3.00%
     Checking Accounts.........................................      131,264            --            --          9         2.15
     MMDAs.....................................................      347,946            --            --         24         3.20
     Total demand deposits.....................................      594,509            --            --         41         2.93
Time deposits:
  Certificates maturing in:
     Year ending September 30, 1995............................      461,305       392,263        69,042         31         4.44
     Year ending September 30, 1996............................      235,946       221,755        14,191         16         5.38
     Year ending September 30, 1997............................       66,671        59,706         6,965          5         5.70
     Thereafter................................................      105,666        89,934        15,732          7         5.67
       Total time deposits.....................................      869,588      $763,658      $105,930         59         4.94
       Total deposits..........................................   $1,464,097                                    100%        4.12%

     The following tables set forth the amount of scheduled maturities of time deposits by interest rate ranges at September 30, 1994 and 1993, respectively.
            TIME DEPOSIT MATURITY SCHEDULE AS OF SEPTEMBER 30, 1994

                                                                           MATURING DURING THE
                                                                          TWELVE MONTHS ENDING
                                                                              SEPTEMBER 30,
INTEREST RATE                                                          1995        1996       1997      THEREAFTER     TOTAL
                                                                                          (IN THOUSANDS)
 2.51 --  3.50%...................................................   $ 66,663    $    480    $    --     $      21    $ 67,164
 3.51 --  5.50....................................................    355,613     107,468     24,455        50,614     538,150
 5.51 --  7.50....................................................     18,891     120,711     41,830        54,584     236,016
 7.51 --  9.50....................................................     19,887       7,287        386           118      27,678
 9.51 -- 11.50....................................................        248          --         --            --         248
11.51 -- 13.50....................................................          3          --         --           329         332
  Total maturities................................................   $461,305    $235,946    $66,671     $ 105,666    $869,588

            TIME DEPOSIT MATURITY SCHEDULE AS OF SEPTEMBER 30, 1993

                                                                           MATURING DURING THE
                                                                          TWELVE MONTHS ENDING
                                                                              SEPTEMBER 30,
INTEREST RATE                                                                      1995       1996      THEREAFTER   TOTAL
                                                                       1994
                                                                                         (IN THOUSANDS)
 2.51 --  3.50%...................................................   $175,292    $    795    $    --    $     --    $176,087
 3.51 --  5.50....................................................    146,528     153,417     15,278      39,785     355,008
 5.51 --  7.50....................................................     31,853      15,704     27,979      62,832     138,368
 7.51 --  9.50....................................................     33,859      20,015      7,182         677      61,733
 9.51 -- 11.50....................................................      1,428         223         --          --       1,651
11.51 -- 13.50....................................................         43           3         --          --          46
  Total maturities................................................   $389,003    $190,157    $50,439    $103,294    $732,893

  BORROWINGS
     The FHLB System functions in a reserve credit capacity for qualifying financial institutions. As a member, Columbia First is required to own capital stock in the FHLB of Atlanta, and is authorized to apply for advances from the FHLB on the security of certain of its home mortgages and other assets. Such borrowings may be made pursuant to several different credit programs offered from time to time by the FHLB. Each credit program has its own interest rate and range of maturities, and the FHLB prescribes the acceptable uses to which the advances pursuant to each program may be put as well as limitations on the size of the advances. Depending upon the credit program used, FHLB advances bear interest at fixed rates or at rates that vary with market conditions. A prepayment penalty is generally imposed for early repayment of advances. The FHLB offers a full range of maturities at generally competitive rates. See Note 10 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders and the section entitled "Liquidity Management and Funding" in Management's Discussion and Analysis in the 1994 Annual Report to Stockholders for a summary of FHLB advances.
     Securities sold under agreements to repurchase ("reverse repurchase agreements") involve the transfer of securities to a lender in exchange for cash under an agreement to repay the cash plus interest in exchange for the return of the same or substantially the same securities on the maturity date. Columbia First deals only with financially strong securities dealers and commercial banks when entering into these transactions. Generally, the securities used in these transactions have been FHLMC, Government National Mortgage Association ("GNMA"), or FNMA mortgage-backed securities. Reverse repurchase transactions are treated as borrowings with the repurchase obligations reflected as a liability on the Consolidated Balance Sheets, and the related interest expense included in interest on borrowings.
     In an effort to attract new sources of funds, Columbia First offers a Repo Sweep Account to its customer base. These accounts are treated as borrowings of Columbia First and are represented as liabilities on the Consolidated Balance Sheets. The agreement states that the amount of the borrowings may not fall below $100,000 at any time, and that these borrowings are to be collateralized with mortgage-backed securities. In addition, the market values of these securities may not fall below 105% of the total amount of the borrowings. The securities pledged pursuant to these agreements are held in safekeeping at the FHLB of Atlanta and with various securities dealers, and are segregated as such on the books and records of Columbia First. See Note 9 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders for a summary of reverse repurchase agreements.
     The following sets forth certain information with respect to the securities sold under agreements to repurchase of Columbia First at the dates or for the periods indicated.

                                                                                          SEPTEMBER 30,
                                                                       1994        1993        1992       1991        1990
                                                                                     (DOLLARS IN THOUSANDS)
Balance...........................................................   $271,091    $ 49,595    $112,337    $ 2,573    $ 47,169
Weighted average rate.............................................       5.02%       3.20%       3.33%      5.47%       8.39%
Maximum indebtedness at any month end.............................   $292,709    $120,420    $115,639    $55,391    $130,030
Daily average indebtedness outstanding............................   $132,682    $ 75,475    $ 69,540    $25,685    $105,408
Weighted average rate paid (1)....................................       4.16%       3.29%       4.08%      7.37%       8.60%

(1) Computed by dividing total interest expense during the year by the average daily indebtedness during the same period.
     As of September 30, 1994, $14.6 million of these borrowings were Repo Sweep Account Agreements with customers of Columbia First. These borrowings can be terminated by either party three days after receipt of written notice.
     On March 20, 1986, Columbia First formed a finance subsidiary, CFF Financial Corporation, to participate in a collateralized mortgage obligation offering through Capital Access, an investment program which was established by the U.S. League of Savings Institutions and Salomon Brothers. Notes payable by CFF Financial Corporation to Capital Access of $24.2 million at September 30, 1994, net of unamortized discounts of $1 million, with an effective interest rate of 9.16% were collateralized by $29.1 million of FHLMC participation certificates. The maturity of the notes corresponds to the principal repayment of the collateral. For additional information related to the CFF obligation, see
Note 11 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders.
     On July 27, 1986, Columbia First issued $27.8 million of 7.5% convertible subordinated debentures due in 2011 (the "Debentures"). The Debentures were convertible into common stock of Columbia First at a conversion price of $21.50 per share, at any time prior to maturity, unless previously redeemed. The Debentures were unsecured general obligations, and were subordinated in right of payment to all existing and future senior indebtedness of Columbia First. In December, 1986,
                                      A-55
the FSLIC approved inclusion of the proceeds of the sale of the Debentures as regulatory capital. During fiscal 1990, management embarked upon a program to repurchase the Debentures when favorable market conditions existed, and a total of $19.0 million had been repurchased through May 14, 1993. In addition, $268 thousand of Debentures were converted to common stock in accordance with applicable provisions of the Debentures prior to May 14, 1993.
     On May 14, 1993, Columbia First announced the June 15, 1993 redemption of the remaining convertible subordinated debentures. The debentures were redeemable at par plus a three percent premium, along with accrued but unpaid interest through June 14, 1993. At that point, the debentures no longer accrue interest at the previously stated rate of 7.50% per annum, which had been payable semi-annually. The debentures were also convertible to common stock at a ratio of $21.50 per share at the option of the debenture holder, through the close of business on June 15, 1993. The fiscal 1993 results include an extraordinary loss of $6 thousand, net of tax effect, related to the unamortized issuance costs and the cash premium paid upon the redemption of $149 thousand of the debentures. A total of more than $8.3 million of the debentures were converted into 388,218 shares of common stock as a result of the call for redemption. The conversion of the debentures resulted in an extraordinary loss of $9 thousand, net of the tax effect, related to the write-off of $297 thousand in unamortized costs. The write-off of these costs were substantially offset by the recapture of accrued interest from January 1, 1993 through June 15, 1993 on the debentures. See Note 11 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders and the section entitled "Liquidity Management and Funding" in Management's Discussion and Analysis in the 1994 Annual Report to Stockholders for additional information.
     On November 20, 1986, Columbia First issued to European investors $150 million of Collateralized Floating Rate Notes due in November, 1996. The Notes were general obligations and required semi-annual interest payments of 1/16th of 1% per annum plus the arithmetic mean of London Interbank offered quotations (LIBOR) for six-month Eurodollar deposits. The Notes were collateralized primarily by mortgage-backed securities. During fiscal 1990, management embarked upon a program to retire the notes when favorable market conditions existed, and the notes were fully retired in early fiscal 1992. See Note 11 in the Notes to Consolidated Financial Statements in Columbia First's 1994 Annual Report to Stockholders and the section entitled "Liquidity Management and Funding" in Management's Discussion and Analysis in the 1994 Annual Report to Stockholders for additional information.
                                      A-56

CERTAIN FINANCIAL AND OTHER INFORMATION FOR THE THREE AND NINE MONTHS ENDED JUNE
                                    30, 1995
          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                               (UNAUDITED)
                                                                                              JUNE 30, 1995    SEPTEMBER 30, 1994
                                                                                                    (DOLLARS IN THOUSANDS,
                                                                                                    EXCEPT PER SHARE DATA)
ASSETS
Cash and due from banks....................................................................    $    24,410         $   24,328
Interest-bearing deposits with other banks.................................................         30,104             10,754
Loans held for sale........................................................................          3,695              3,164
Investment securities......................................................................        136,995            144,588
Mortgage-backed securities held to maturity................................................        287,301            471,452
Mortgage-backed securities available for sale..............................................        104,492           --
Loans receivable, net of unearned income...................................................      2,209,926          2,155,381
  Allowance for loan losses................................................................        (16,673)           (15,949)
  Net loans................................................................................      2,193,253          2,139,432
Accrued interest receivable................................................................         19,053             16,486
Real estate owned..........................................................................          8,751             12,758
Office properties and equipment, net.......................................................         10,729             11,397
Excess cost over net tangible assets acquired..............................................          6,508              7,275
Prepaid expenses and other assets..........................................................          5,252              6,814
  Total assets.............................................................................    $ 2,830,543         $2,848,448
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing......................................................................    $    37,597         $   28,905
  Interest-bearing.........................................................................      1,564,098          1,435,192
  Total deposits...........................................................................      1,601,695          1,464,097
Securities sold under agreements to repurchase.............................................        226,795            271,091
Advances from Federal Home Loan Bank of Atlanta............................................        798,687            917,480
Other borrowings...........................................................................         21,513             25,282
Advance payments by borrowers for taxes and insurance......................................         17,978              8,924
Accrued interest payable...................................................................          7,479              7,806
Accrued expenses and other liabilities.....................................................         14,434             21,545
  Total liabilities........................................................................      2,688,581          2,716,225
STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share, authorized 12,500,000 shares, issued and outstanding 3,769,907 shares and 3,701,407 shares at June 30, 1995 and September 30,
  1994.....................................................................................             38                 37
Additional paid-in capital.................................................................         60,204             58,626
Retained earnings, substantially restricted................................................         81,645             73,560
Unrealized gain on securities available for sale...........................................             75           --
  Total stockholders' equity...............................................................        141,962            132,223
  Total liabilities and stockholders' equity...............................................    $ 2,830,543         $2,848,448

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                                    FOR THE THREE
                                                                                       MONTHS           FOR THE NINE MONTHS
                                                                                   ENDED JUNE 30,          ENDED JUNE 30,
                                                                                  1995        1994        1995        1994
                                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                    DATA)
INTEREST INCOME
  Loans including fees........................................................   $42,316     $29,708    $121,886    $ 82,311
  Mortgage-backed securities held to maturity.................................     4,551       8,510      13,118      26,116
  Mortgage-backed securities available for sale...............................     2,140       --          6,749       --
  Investment securities.......................................................     2,114       1,764       6,333       5,018
  Interest-bearing deposits with other banks..................................       251         129         593         295
     Total interest income....................................................    51,372      40,111     148,679     113,740
INTEREST EXPENSE
  Deposit accounts............................................................    19,586      13,705      53,661      40,698
  Borrowings..................................................................    17,907      13,376      55,361      34,331
     Total interest expense...................................................    37,493      27,081     109,022      75,029
     NET INTEREST INCOME......................................................    13,879      13,030      39,657      38,711
PROVISION FOR LOAN LOSSES.....................................................       200         200         400       2,010
     NET INTEREST INCOME AFTER PROVISIONS FOR LOAN LOSSES.....................    13,679      12,830      39,257      36,701
NONINTEREST INCOME
  Service charges on deposit accounts.........................................       775         615       2,269       1,686
  Fees and charges on loan accounts...........................................       317         267         904         855
  Gain on sale of assets, net.................................................       707       1,096       1,649       3,769
  Miscellaneous...............................................................       553         700       1,521       1,742
     Total noninterest income.................................................     2,352       2,678       6,343       8,052
NONINTEREST EXPENSE
  Personnel...................................................................     4,179       4,744      13,482      14,322
  Occupancy and equipment.....................................................     2,166       2,375       6,825       6,674
  Deposit insurance premium...................................................       958         887       2,739       2,767
  Amortization of excess cost over net tangible assets acquired...............       232         338         767       5,513
  Real estate owned -- net costs of operations................................       480         553       1,425       1,498
                     -- provision for losses..................................       882         104         882         267
  Data processing.............................................................       739         464       1,757       1,338
  Marketing...................................................................       347         572         996       1,411
  Other.......................................................................     1,174       1,105       3,467       3,444
     Total noninterest expense................................................    11,157      11,142      32,340      37,234
     Income before income taxes and extraordinary item........................     4,874       4,366      13,260       7,519
INCOME TAX EXPENSE............................................................     1,956       1,500       5,175       4,358
NET INCOME BEFORE EXTRAORDINARY ITEM..........................................     2,918       2,866       8,085       3,161
  Extraordinary item: effect of change in method of accounting for
     income taxes.............................................................     --          --          --          5,483
NET INCOME....................................................................   $ 2,918     $ 2,866    $  8,085    $  8,644
EARNINGS PER SHARE
PRIMARY AND FULLY-DILUTED:
  Net income before extraordinary item........................................   $   .74     $   .76    $   2.11    $    .84
  Extraordinary item: effect of change in method of accounting for
     income taxes.............................................................     --          --          --           1.46
  Net income..................................................................   $   .74     $   .76    $   2.11    $   2.30

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                       FOR THE NINE MONTHS
                                                                                                              ENDED
                                                                                                             JUNE 30,
                                                                                                        1995          1994
                                                                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income........................................................................................   $     8,085    $   8,644
Adjustments to reconcile net income to net cash provided (used) by operating activities:
  Provision for loan losses.......................................................................           400        2,010
  Depreciation and amortization...................................................................         1,805        1,675
  Accretion of loan fees..........................................................................        (3,194)      (3,483)
  Net amortization of premium on mortgage-backed securities held to maturity......................           422        3,074
  Net amortization of premium on mortgage-backed securities available for sale....................           691           --
  Amortization of excess cost over net tangible assets acquired...................................           767        5,513
  FHLB of Atlanta stock dividend..................................................................            --       (1,016)
  Decrease (increase) in loans held for sale......................................................          (531)      31,543
  Increase in accrued interest receivable.........................................................        (2,567)        (175)
  Decrease in prepaid expenses and other assets...................................................         1,562          342
  Decrease in accrued expenses and other liabilities..............................................        (7,111)     (13,863)
  Increase (decrease) in accrued interest payable.................................................          (327)         932
  Gain on sale of assets, net.....................................................................        (1,649)      (3,769)
  Provision for losses on real estate owned.......................................................           882          267
  Unrealized gain on securities available for sale................................................            75           --
     Net cash provided (used) by operating activities.............................................          (690)      31,694
INVESTING ACTIVITIES
  Proceeds from sale of branch deposit liabilities................................................           633           --
  Purchase of insurance accounts..................................................................            --         (306)
  Purchase of FHLB stock..........................................................................          (348)      (6,357)
  Redemption of FHLB stock........................................................................         5,805        2,821
  Increase in interest-bearing deposits with other banks..........................................       (19,350)      (8,683)
  Proceeds from the repayment and maturity of investment securities...............................         9,111       34,595
  Purchases of investment securities..............................................................        (6,975)     (40,537)
  Principal collected on loans....................................................................       225,910      244,953
  Principal collected on mortgage-backed securities held to maturity..............................        22,894      122,344
  Principal collected on mortgage-backed securities available for sale............................        12,598           --
  Purchases of mortgage-backed securities.........................................................            --      (61,452)
  Proceeds from sale of mortgage-backed securities................................................            --      180,468
  Proceeds from sale of mortgage-backed securities available for sale.............................        43,071           --
  Proceeds from sale of loans.....................................................................        47,223      170,766
  Loans originated or acquired....................................................................      (324,856)    (922,382)
  Capitalized costs of real estate owned..........................................................        (3,618)      (1,926)
  Proceeds from sale of real estate owned.........................................................         8,474        9,550
  Purchase of office properties and equipment.....................................................        (1,173)      (1,759)
  Proceeds from sales of office properties and equipment..........................................            --           89
     Net cash provided (used) by investing activities.............................................        19,399     (277,816)
FINANCING ACTIVITIES
  Increase in advance payments by borrowers for taxes and insurance...............................         9,054       10,553
  Net increase in deposits........................................................................       137,598       61,580
  Net increase (decrease) in securities sold under agreements to repurchase.......................       (44,296)     125,194
  Proceeds from advances from FHLB of Atlanta.....................................................     2,341,400      972,153
  Repayment of advances from FHLB of Atlanta......................................................    (2,460,193)    (908,602)
  Repayment of other borrowings...................................................................        (3,769)     (10,195)
  Exercise of stock options.......................................................................         1,579          251
     Net cash provided (used) by financing activities.............................................       (18,627)     250,934
  Increase in cash................................................................................            82        4,812
  Cash at beginning of period.....................................................................        24,328       13,641
     Cash at end of period........................................................................   $    24,410    $  18,453

Supplemental disclosure of information
1. Columbia First Bank, a Federal Savings Bank, made income tax payments of $3 million and $1.9 million during the nine months ended June 30, 1995 and 1994, respectively.
2. Interest paid on deposits and borrowings totaled $109.3 million and $74.1 million during the nine months ended June 30, 1995 and 1994, respectively.
3. Additions to real estate acquired in settlement of loans through foreclosure were $2.2 million and $8.2 million during the nine months ended June 30, 1995 and 1994, respectively.
4. On October 1, 1994, $162.7 million of mortgage-backed securities held to maturity were transferred to mortgage-backed securities available for sale.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
     Columbia First Bank, a Federal Savings Bank, and its subsidiaries reported net income before extraordinary items of $2,918,000 or $0.74 per share, for the three months ended June 30, 1995, approximately the same as the prior year quarterly net income of $2,866,000, or $0.76 per share. For the nine months ended June 30, 1995, the Bank reported net income of $8,085,000, or $2.11 per share compared to the prior year period net income of $8,644,000, or $2.30 per share. An extraordinary item related to the Bank's implementation of Financial Accounting Standards No. 109, "Accounting for Income Taxes", in the amount of $5.5 million, or $1.46 per share, was recognized in the prior year period. The prior year results also reflected a re-evaluation of the underlying assumptions within the amortization of goodwill, which resulted in the write-off of approximately $4.3 million in goodwill. The after-tax effect of this write-off in the prior year period was approximately $3.8 million. All per share amounts are presented on a fully-diluted basis.
FINANCIAL CONDITION
     Total assets as of June 30, 1995 declined $17.9 million, or .6%, compared to September 30, 1994 balances. This decline was primarily attributable to an overall decline of $79.7 million in investments in mortgage-backed securities. Effective October 1, 1994, Columbia First prospectively adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The adoption of SFAS 115 resulted in the reclassification of approximately $162.7 million in mortgage-backed securities from the "held to maturity" portfolio to the "available for sale" portfolio. Management sold approximately $43.1 million of the available for sale securities during the quarter ended June 30, 1995, with a net gain of $17 thousand. Repayments, premium amortization and changes in the unrealized gain/loss on the securities accounted for the further net reduction of these investments during the nine month period to the June 30, 1995 balance. Thus, the available for sale mortgage-backed securities declined from $162.7 million to $104.5 million during the period, a decline of $58.2 million, or 35.8%.
     The held to maturity mortgage-backed securities, subsequent to the reclassification of the approximately $162.7 million noted above, declined by approximately $21.5 million, or 7%, during the period ended June 30, 1995. This decline was entirely due to principal repayments and premium amortization. The Consolidated Balance Sheets as of June 30, 1995 reflect the current balances of mortgage-backed securities held to maturity and available for sale, as well as, the unrealized gain related to the securities available for sale which is reflected in stockholders' equity. Additional information regarding the adoption of SFAS 115 is in the section MORTGAGE-BACKED SECURITIES.
     Significant declines during the nine month period ended June 30, 1995 were also noted in investment securities and real estate owned. Investment securities were reduced by $7.6 million, or 5.3%, as a result of management's intent to increase Columbia First's short-term liquidity. Real estate owned declined $4 million, or 31.4%, as a result of the disposal of certain parcels and the payment in full of other in-substance foreclosed properties during the period.
     Partially offsetting these declines were increases in net loans, which registered increases of $53.8 million, or 2.5%, during the nine month period. Loan balances increased in large part as a result of adjustable-rate loan volume, which resulted in a $33.5 million increase in the loan portfolio during the period ended June 30, 1995. Fixed-rate loan balances declined $17 million, or 10.2%, during this period as refinance activity on seasoned, higher rate loans was stimulated by the lower interest rate environment in recent months. Construction, land and land development loans increased $34.3 million, or 65.9%, during the period. Additional discussion on loan balances is in the section LOANS RECEIVABLE. An increase of $19.4 million, or 180%,
                                      A-60
during the period in interest-bearing deposits with other banks was due to management's intent to increase the short-term liquidity position, as noted above. Other asset balances remained relatively unchanged during the nine months ended June 30, 1995.
     As more fully described in the LIQUIDITY MANAGEMENT AND FUNDING section, management has stimulated the deposit funding during the current fiscal period, such that deposits have increased by $137.6 million, or 9.4%, during the nine months ended June 30, 1995. The generally higher interest rate environment during most of fiscal 1995 has created increased consumer demand for certificate of deposit account products, and Columbia First continues to succeed in the efforts to increase the noninterest-bearing deposit account base through sales efforts and new small business deposit account offerings. The increase in deposit balances has enabled Columbia First to reduce borrowings by $166.9 million, or 13.7%, during this fiscal period.
     Advance payments by borrowers for taxes and insurance increased by $9.1 million, or 101.5%, as a result of the additional loan volume being serviced and because of the timing of the remittances of these funds to the various tax authorities and insurance underwriters. The accrued expenses and other liabilities balance, which typically declines during interim periods compared to the fiscal year-end balance, was reduced by $7.1 million, or 33%, during the nine months ended June 30, 1995.
     During the fiscal year-to-date, Columbia First reported a net interest margin of 1.86%, compared to the 2.09% and 2.08% margins recognized during the nine months ended June 30, 1994 and fiscal year ended September 30, 1994, respectively. The net interest margin for the quarter ended June 30, 1995 was 1.96%. The increase in short-term interest rates during the first four months of fiscal 1995 and most of fiscal 1994 has had a significant impact upon the net interest margin. Funding costs have increased more rapidly than the earnings from adjustable-rate assets, which reprice upwards on a more delayed basis. More recently, funding costs have declined and Columbia First is experiencing an improving net interest margin.
     For the three months ended June 30, 1995, net interest income was $.8 million, or 6.5%, higher than in the comparable prior year period, as increased volume provided an additional $1.9 million in net interest income which was partially offset with a $1.1 million decline in net interest income as a result of changes in interest rates. For the nine months ended June 30, 1995, net interest income improved $.9 million, or 2.4%, compared to the prior year period's results. This improvement was entirely due to the $12 million increase experienced as a result of additional volume, which was only partially offset by the $11.1 million decline in net interest income resulting from higher interest rates. Management expects the net interest margin to continue to stabilize and improve during the final period of fiscal 1995, as funding costs are expected to remain stable and as residential mortgage assets reprice upwards.
     Management continues to closely monitor interest rate sensitivity to ensure that appropriate action can be undertaken as interest rates change. Columbia First's one-year interest rate sensitivity has been maintained in a relatively "matched" position, such that assets which reprice within one year exceed liabilities which reprice within one year by only $17.6 million. This represents a one-year interest sensitivity "gap" of .62% at June 30, 1995.
  MORTGAGE-BACKED SECURITIES
     The following tables set forth mortgage-backed securities by issuer and by interest rate characteristics. The first table shows Columbia First's held to maturity securities portfolio by issuer and by interest rate characteristics. The second table indicates components of the available for sale portfolio by issuer. All of the securities identified as available for sale are adjustable-rate securities.
                                      A-61

                 MORTGAGE-BACKED SECURITIES -- HELD TO MATURITY

                                                                            JUNE 30, 1995            SEPTEMBER 30, 1994
                                                                           AMOUNT       %       AMOUNT       %       CHANGE
                                                                                        (DOLLARS IN THOUSANDS)
BY ISSUER:
  FNMA mortgage-backed securities......................................   $  28,895    10.1%   $  87,321    18.5%   $ (58,426)
  GNMA mortgage-backed securities......................................     121,300    42.2      128,282    27.2       (6,982)
  FHLMC participation certificates.....................................      81,740    28.5      194,467    41.2     (112,727)
  CMOs.................................................................      52,085    18.1       52,569    11.2         (484)
                                                                            284,020    98.9      462,639    98.1     (178,619)
  Premium, net.........................................................       3,281     1.1        8,813     1.9       (5,532)
                                                                          $ 287,301   100.0%   $ 471,452   100.0%   $(184,151)
BY INTEREST RATE CHARACTERISTICS:
  Fixed-rate...........................................................   $  29,351    10.2%   $  33,588     7.1%   $  (4,237)
  Adjustable-rate......................................................     254,669    88.7      429,051    91.0     (174,382)
                                                                            284,020    98.9      462,639    98.1     (178,619)
  Premium, net.........................................................       3,281     1.1        8,813     1.9       (5,532)
                                                                          $ 287,301   100.0%   $ 471,452   100.0%   $(184,151)

                MORTGAGE-BACKED SECURITIES -- AVAILABLE FOR SALE

                                                                            JUNE 30, 1995            SEPTEMBER 30, 1994
                                                                           AMOUNT       %       AMOUNT       %       CHANGE
                                                                                        (DOLLARS IN THOUSANDS)
BY ISSUER:
  FHLMC participation certificates.....................................   $  71,954    68.9%   $  --        --  %   $  71,954
  FNMA mortgage-backed securities......................................      29,335    28.1       --        --         29,335
                                                                            101,289    97.0       --        --        101,289
  Premium, net.........................................................       3,081     2.9       --        --          3,081
                                                                            104,370    99.9       --        --        104,370
  Unrealized gain on securities........................................         122     0.1       --        --            122
                                                                          $ 104,492   100.0%   $  --        --  %   $ 104,492

     Adjustable-rate mortgage-backed securities are purchased from time to time in order to augment the interest income provided from loans. Columbia First has not purchased any of these securities during the most recent eighteen-month period because of the strong demand for adjustable-rate residential mortgage loans within the Washington, D.C. metropolitan area. Management currently expects single-family residential loan volume to be sufficient to provide the desired asset size, and purchases of mortgage-backed securities are not currently expected during the remainder of fiscal 1995.
     Columbia First prospectively adopted SFAS 115 as of October 1, 1994. SFAS 115 specifies the accounting and reporting for all investments in debt and equity securities that have readily determinable fair value. Fair value is based on published market prices or dealer quotes. The adoption of SFAS 115 resulted in the transfer of approximately $162.7 million of mortgage-backed securities from the held to maturity portfolio to the available for sale portfolio. No securities were classified as "trading" under the definition of SFAS 115. In accordance with SFAS 115, securities which are available for sale are marked-to-market based upon their fair values, with the resulting unrealized gain or loss reflected, net of tax effect, in the equity accounts of Columbia First.
     The adoption of SFAS 115 at October 1, 1994 resulted in an unrealized mark-to-market loss of approximately $1.5 million, and equity was reduced by $.9 million, the tax-effected amount of this unrealized loss. Management specifically chose for transfer to the available for sale portfolio those securities whose fair values were expected to be less affected by changes in interest rates. At June 30, 1995, the current outstanding balance of $104.5 million in "available for sale"securities included a mark-to-market unrealized gain of $122 thousand. Columbia First's equity accounts reflect the tax-effected $75 thousand unrealized gain on these securities at June 30, 1995.
                                      A-62

     Columbia First sold $43.1 million of available for sale mortgage-backed securities during the quarter ended June 30, 1995. A net pre-tax gain of $17 thousand was realized from the sale. Management expects that additional sales from the available for sale portfolio will be executed during the remainder of fiscal 1995, in order to provide additional liquidity.
  LOANS RECEIVABLE
     The following tables set forth the composition of Columbia First's loan portfolio by type of loan and by type of collateral:

                                                                           JUNE 30, 1995             SEPTEMBER 30, 1994
                                                                          AMOUNT        %        AMOUNT        %       CHANGE
                                                                                        (DOLLARS IN THOUSANDS)
LOANS BY TYPE OF LOAN:
  Loans on existing property:
     Fixed-rate......................................................   $   149,656     6.8%   $   166,660     7.8%   $(17,004)
     Adjustable-rate.................................................     1,846,014    84.2      1,812,556    84.7      33,458
  Construction, land and land development loans......................        86,287     3.9         52,019     2.4      34,268
  Deposit and consumer loans.........................................        15,218      .7         14,594      .7         624
  Commercial loans...................................................       114,425     5.2        111,165     5.2       3,260
                                                                          2,211,600   100.8      2,156,994   100.8      54,606
  Less: Unearned income..............................................         1,674      .1          1,613      .1          61
                                                                          2,209,926   100.7      2,155,381   100.7      54,545
  Less: Allowance for loan losses....................................        16,673      .7         15,949      .7         724
     Total loans.....................................................   $ 2,193,253   100.0%   $ 2,139,432   100.0%   $ 53,821
                                                                           JUNE 30, 1995             SEPTEMBER 30, 1994
                                                                          AMOUNT        %        AMOUNT        %       CHANGE
                                                                                        (DOLLARS IN THOUSANDS)
LOANS BY TYPE OF COLLATERAL:
  Mortgage loans:
     One-to-four family..............................................   $ 1,727,042    78.8%   $ 1,716,276    80.2%   $ 10,766
     Multi-family....................................................        73,305     3.3         68,533     3.2       4,772
     Non-residential.................................................       281,610    12.8        246,426    11.5      35,184
     Total mortgage loans............................................     2,081,957    94.9      2,031,235    94.9      50,722
  Deposit loans......................................................         2,431      .1          2,592      .1        (161)
  Consumer loans.....................................................        12,787      .6         12,002      .6         785
  Commercial loans...................................................       114,425     5.2        111,165     5.2       3,260
                                                                          2,211,600   100.8      2,156,994   100.8      54,606
  Less: Unearned income..............................................         1,674      .1          1,613      .1          61
                                                                          2,209,926   100.7      2,155,381   100.7      54,545
  Less: Allowance for loan losses....................................        16,673      .7         15,949      .7         724
     Total loans.....................................................   $ 2,193,253   100.0%   $ 2,139,432   100.0%   $ 53,821

     The $53.8 million increase in net loan balances at June 30, 1995 was primarily attributable to increases in mortgage loans during fiscal 1995. During the nine months ended June 30, 1995, there was a $10.8 million increase in single-family mortgage loans, a $4.8 million increase in mortgage loans on multi-family residential properties and a $35.2 million increase in non-residential mortgage loans. In addition, consumer loans and commercial loans increased $.8 million and $3.3 million, respectively, during the nine months ended June 30, 1995.
     As previously announced, management effected a restructuring of the first trust residential mortgage lending function, and closed two mortgage lending offices during the quarter ended March 31, 1995. Columbia First intends to maintain a significant residential mortgage lending presence in the Washington, D.C. metropolitan area; however, current market forces have indicated that the overhead expenses associated with the two offices which were closed can be more efficiently utilized
                                      A-63
in the origination of mortgage loans through the retail bank branch system. The restructuring of the mortgage lending function has begun to significantly reduce Columbia First's noninterest expenses, and further economies are expected in future periods.
  ASSET QUALITY
     Columbia First maintains an allowance for possible loan losses which is available to absorb estimated future losses on the current portfolio. Various factors are considered when management determines the amount of the provision and the adequacy of the allowance for loan losses. A portion of the allowance is allocated to cover specifically identified potential losses and a portion is allocated for changes in general economic conditions, changes in real estate market trends and resulting loan losses, and changes in the levels of past due loans and nonperforming assets. The following table highlights the activity in the allowance for loan losses:

                                                                         FISCAL     FISCAL
                                                                          1995       1994      CHANGE
                                                                           (IN THOUSANDS)
Balance, September 30, 1994 and 1993..................................   $15,949    $17,889    $(1,940)
Provision.............................................................       400      2,010     (1,610)
Charge-offs...........................................................      (385)    (4,640)     4,255
Recoveries............................................................       709        819       (110)
Net recoveries (charge-offs)..........................................       324     (3,821)     4,145
Balance, June 30, 1995 and 1994.......................................   $16,673    $16,078    $  (595)

     Charge-offs were minimal during the period ended June 30, 1995, and recoveries on loans previously charged off exceeded charge-offs for the period. Prior year charge-offs of $4.6 million related primarily to three credit relationships. Charge-offs of $1.6 million related to a credit relationship with a residential builder involving two projects, one of which was transferred to in-substance foreclosure during the period and the other of which was sold during the period. In addition, management disposed of an $8.6 million mortgage loan in which the borrower had declared bankruptcy during the period. The discount price received from the sale of the mortgage resulted in a charge-off of $1.6 million. A commercial credit resulted in the charge-off of $.7 million. Substantially all of the charge-offs recognized on these credits had already been allocated by management in prior periods.
     The following table summarizes asset balances which are not performing in accordance with original contractual terms:

                                                                                         JUNE 30,     SEPTEMBER 30,
                                                                                           1995           1994          CHANGE
                                                                                                     (IN THOUSANDS)
Nonaccrual loans......................................................................   $  7,521        $ 2,492        $ 5,029
Nonaccrual loans upon which interest is being received................................     11,411            885         10,526
Restructured loans....................................................................      7,500          7,701           (201)
  Total nonperforming/underperforming loans...........................................     26,432         11,078         15,354
Real estate owned.....................................................................      8,751         12,758         (4,007)
  Total nonperforming/underperforming assets..........................................   $ 35,183        $23,836        $11,347
Loans past due 90 days................................................................   $  5,944        $ 3,639        $ 2,305
Nonperforming loans/loans, net of unearned income.....................................       1.20%           .51%
Nonperforming loans/total assets......................................................        .93%           .39%
Nonperforming assets/loans, net of unearned income....................................       1.59%          1.11%
Nonperforming assets/total assets.....................................................       1.24%           .84%
Loan loss allowance/nonperforming loans...............................................      63.08%        143.97%
Loan loss allowance/loans, net of unearned income.....................................        .75%           .74%

     Nonperforming/underperforming loans consist of loans on which interest is no longer accrued and fully secured loans which have been restructured in an attempt to enable the borrower to continue to maintain control of the underlying collateral. Restructured loans have been written down to fair value. Nonperforming/underperforming loans increased $15.4 million during the period ended June 30, 1995. Columbia First is receiving interest payments on $18.9 million, or 72%, of the total nonperforming/underperforming loan category. These payments are being recorded as income on a cash basis as payments are received because management has determined that the loan principal is fully collectible.
                                      A-64

     At June 30, 1995, there was $7.5 million in nonaccrual loans upon which no interest was being received. This represents an increase of $5 million from the balance at September 30, 1994, and was entirely due to one $7.1 million credit relationship secured by real estate, which is in the process of rezoning, and certain limited partnership interests. Management believes that the collateral value is adequate to support the loan balance. Partially offsetting this relationship being classified as nonaccrual was the improvement or repayment of $2.1 million in other credits previously classified as nonaccrual. A previously disclosed nonaccrual loan on a hotel property in Washington, D.C. has been satisfactorily renegotiated, and management does not currently expect any loss on this credit relationship. At June 30, 1995, there was a $10.5 million increase in nonaccrual loans upon which interest is being received, which was primarily due to an $8.9 million credit relationship which management believes is adequately secured by a Washington, D.C. hotel property. The credit is in the process of being restructured, and no loss is anticipated.
     Real estate owned consists of real estate acquired by foreclosure, in-substance foreclosure and real estate on which deeds in lieu of foreclosure have been accepted. Real estate owned is recorded on the date acquired at the lower of cost or fair value. Real estate owned has declined $4 million during the nine months ended June 30, 1995 due to aggressive efforts to dispose of certain properties, as well as, repayments received from the sale of collateral on loans which had been classified as in-substance foreclosures. Management expects continued improvement in this area during the remainder of the fiscal year, as these assets continue to be liquidated through sales activity.
     Loans which are delinquent in excess of 90 days are fully secured loans which have not been restructured, and for which management believes ultimate collectibility is not in doubt because of the underlying collateral values. These loans continue to accrue interest according to the terms of the loan agreement, and are comprised primarily of loans secured by single-family residences. These balances have increased by $2.3 million during the current fiscal year-to-date period.
  LIQUIDITY MANAGEMENT AND FUNDING
     Liquidity measures a company's ability to maintain sufficient cash flows to fund operations and meet existing and future obligations, including loan commitments, maturing liabilities and depositors' withdrawals. The asset portion of the balance sheet provides liquidity through short-term investments, as well as maturities and repayments of loans and investment securities. Other sources of asset liquidity include sales of loans and asset securitizations. Liability liquidity is provided through the Bank's ability to attract and maintain sufficient deposits and to access available funding markets. Federal regulations require that the Bank maintain an average 5.00% liquidity ratio in relation to certain borrowings and the deposit base. The Bank exceeded the requirement throughout the periods ended June 30, 1995 and 1994.
     Total deposits increased $137.6 million, or 9.4%, during the nine months ended June 30, 1995. Management has deployed these funds to reduce borrowings, which have declined $166.9 million, or 13.7%, during this same period. Asset shrinkage and equity capital generated during the period have also allowed management to reduce borrowed funds during the period. Management expects continued asset shrinkage during the remainder of the fiscal year; however, borrowings are expected to increase, primarily in order to fund the previously announced sale of approximately $120 million in deposit liabilities in two branch offices located in Hagerstown, Maryland. This transaction is expected to be consummated just prior to September 30, 1995.
     Transaction and savings accounts declined $95.3 million, or 16%, during the nine-month period along with a net increase of $248.7 million, or 32.5%, in certificate of deposit accounts. The transaction and savings account balances declined despite a net growth of 3,805 accounts, an increase of 5.9% in the number of transaction and savings accounts. Management has found that customers with large balance money market accounts have transferred funds to certificate of deposit accounts, in order to lock in higher rates as interest rates have risen. Industry reports indicate that this is a phenomenon which has been observed throughout the financial services industry. The interest rate environment during the most recent few months has indicated that this trend may be slowing, and management does not expect continued growth in the certificate of deposit account base during the remainder of the fiscal year. Certificates of deposit in excess of $100,000 increased by 25.7%, to $164.1 million at June 30, 1995, compared to $130.6 million at September 30, 1994.
     Columbia First considers borrowings from the Federal Home Loan Bank of Atlanta to be a stable and cost effective source of liquidity. During the nine-month period ended June 30, 1995, FHLB advances declined by $118.8 million, or 12.9%, to $798.7 million. During the same period, reverse repurchase agreements declined $44.3 million, or 16.3%. Other borrowings declined $3.8 million during the same period. Although borrowings will continue to be a significant funding source, management realizes the importance of funding asset investment activity with retail deposits, and a primary goal in fiscal 1995 has been to reduce the reliance upon borrowed funds.
                                      A-65

     As of June 30, 1995, approximately $887.7 million, or 84.8%, of the total borrowing base reprices or matures within the upcoming six months. The majority of these rate sensitive liabilities reprice each month, or on a quarterly or semi-annual basis. Columbia First's asset base is primarily comprised of one-year adjustable-rate assets, and funding these assets with borrowings of relatively short-term duration maximizes net interest income. Nonetheless, management continues to selectively lengthen the maturities of other funding sources, such as certificates of deposit, in order to provide protection against possible future interest rate increases.
  CAPITAL
     As of June 30, 1995, total stockholders' equity was $142 million, an increase of $9.7 million from September 30, 1994. Capital was augmented by current fiscal year earnings of $8.1 million. The relatively immaterial tax-effected unrealized gain of $75 thousand related to the mark-to-market effect of the implementation of SFAS 115 is also included in capital at June 30, 1995. Additional discussion regarding the implementation of SFAS 115 is in the section MORTGAGE-BACKED SECURITIES. Additional capital of $1.1 million and $.5 million, respectively, was realized during the fiscal period as a result of the exercise of employee stock options, and the tax deductibility on employees' exercise and sale of stock options in prior periods.
     As shown in the table below, June 30, 1995 capital ratios are in excess of all regulatory requirements. Columbia First's capital ratios currently place the institution in the regulatory category known as "adequately capitalized". The most recent examination results by the Office of Thrift Supervision ("OTS") are reflected in the current regulatory minimum capital ratios as outlined below.

                                                                                          COLUMBIA FIRST
                                                         CURRENT REGULATORY                             CAPITAL IN
                                                            REQUIREMENTS        COMPUTED    COMPUTED     EXCESS OF
TYPE OF CAPITAL                                          PERCENT     AMOUNT     PERCENT      AMOUNT     REQUIREMENT
                                                                           (DOLLARS IN THOUSANDS)
Tangible..............................................     1.50%    $ 42,352       4.78%    $134,977      $92,625
Core..................................................     3.00       84,705       4.78      134,977       50,272
Tier 1 risk-based.....................................     4.00       64,779       8.33      134,977       70,198
Total risk-based......................................     8.00      129,558       9.27      150,143       20,585

     The capital calculations included in the above table utilized stockholders' equity excluding the effect of the unrealized gain on mortgage-backed securities available for sale, as required by regulatory definition. The OTS has promulgated an interest-rate risk component to the risk-based capital calculation, the effects of which will be required in the future. The original implementation date of this mandate was March 31, 1995; however, the OTS most recently has announced that the promulgation will not be effective earlier than June 30, 1995. Management expects to remain in compliance with all capital requirements upon the inclusion of this interest rate risk component in the calculation of the risk-based capital ratios.
RESULTS OF OPERATIONS
     Net interest income was $13.9 million and $39.7 million for the quarter and nine months ended June 30, 1995, respectively. These results represent increases of $.8 million and $.9 million, respectively, for the three-and nine-month periods compared to the prior year's results. Net interest income is a function of interest income earned on the asset base compared to the interest costs on the various funding sources. The interest rate margin is net interest income divided by average earning assets, and represents the net yield on average earning assets. The net interest margin of 1.96% for the quarter ended June 30, 1995 compares to the 2.01% margin reported for the quarter ended June 30, 1994. The margin for the nine months ended June 30, 1995 was 1.86%, or 23 basis points lower than the 2.09% margin recognized in the prior-year period. The decline in the net interest margin during the current periods was due to an increase in the cost of funds which has exceeded the increase in interest income on earning assets.
     For the quarter ended June 30, 1995, higher volume accounted for an increase of $1.9 million in net interest income compared to the prior year. This increase was, however, partially offset by the effect of rising interest rates, which accounted for a decline of $1.1 million in the level of net interest income. During the nine months ended June 30, 1995, increased volume accounted for an increase of $12 million in net interest income which was partially offset by the $11.1 million decline in net interest income due to increases in interest rates during the current period.
                                      A-66

     The following table highlights the changes in interest rates on earning assets and interest bearing liabilities:

                                                                                             FOR THE THREE      FOR THE NINE
                                                                                    AT           MONTHS            MONTHS
                                                                                 JUNE 30,    ENDED JUNE 30,    ENDED JUNE 30,
                                                                                   1995      1995     1994     1995     1994
(ANNUALIZED RATES)
Earning assets:
Loans and mortgage-backed securities..........................................      7.70%    7.37 %   6.27 %   7.08 %   6.24 %
Investments...................................................................      5.74     5.92     5.19     5.83     5.02
Total earning assets..........................................................      7.58     7.29     6.21     7.00     6.17
Interest-bearing liabilities:
Deposits......................................................................      4.99     5.11     4.00     4.80     4.03
Borrowings....................................................................      6.35     6.46     4.95     6.26     4.62
Total interest-bearing liabilities............................................      5.53     5.67     4.42     5.44     4.28
Interest rate spread..........................................................      2.05%    1.62 %   1.79 %   1.56 %   1.89 %
Interest rate margin..........................................................               1.96 %   2.01 %   1.86 %   2.09 %

     As noted in the above table, the 7.58% interest rate on total earning assets at period-end June 30, 1995 shows the effects of Columbia First's adjustable-rate assets repricing upwards, as compared to the 7.29% and 7.00% rates earned for the three months and nine months ended June 30, 1995, respectively. The 5.53% rate on interest-bearing liabilities at June 30, 1995 indicates that, although funding costs have risen during fiscal 1995, the stabilization of interest rates has begun to positively impact the repricing of Columbia First's funding base.
     During fiscal 1995, management expects that approximately $1.6 billion in adjustable-rate single-family mortgage loans and mortgage-backed securities will reprice to more current interest rates and, in almost all cases, the amount of the adjustment will be the entire 100 and 200 basis point (or, 1% and 2%) annual "cap" or limitation. These increases in the interest rates earned will take place even if market rates are relatively unchanged. In fact, most of these assets will reprice an additional 100 or 200 basis points in fiscal 1996 even if market rates are relatively unchanged. Significantly increased earnings could be realized by Columbia First if the costs of interest-bearing liabilities can be maintained at current market levels. Management believes that a continued stable interest rate environment, such as that which has been experienced in recent months, would allow Columbia First to maintain funding costs at current levels while assets continue to reprice upwards. This would result in an improved net interest margin in future periods.
  PROVISION FOR LOAN LOSSES
     The provision for loan losses is determined as a result of the evaluation of current economic conditions, the local and regional real estate markets and other factors. During the three months ended June 30, 1995, Columbia First provided $200 thousand for possible losses on loans, equal to the amount provided in the comparable period last year. For the nine months ended June 30, 1995, provisions of $400 thousand were recognized, compared to $2 million for the same period of the prior year. During fiscal 1995, Columbia First has experienced net recoveries of $.3 million. This net recovery has enabled management to reduce the level of loan loss provisions necessary in fiscal 1995. Management expects that increased provisions for possible loan losses may be required during the remainder of fiscal 1995; however, these provisions are expected to reflect the conservative nature of the loan portfolio. Additional discussion regarding asset quality is included in the ASSET QUALITY section.
  NONINTEREST INCOME
     Noninterest income declined $326 thousand, or 12.2%, for the three months ended June 30, 1995 compared to the same period last year. Gain on sale of assets declined $389 thousand, or 35.5%, during the period. Prior year results primarily reflect the gains recognized on the sale of newly originated fixed-rate mortgage loans. Fiscal 1995 gains on the sale of fixed-rate loans is significantly less than in prior years as a result of the interest rate environment which has made adjustable-rate loans more attractive to borrowers. Most of the fiscal 1995 period gain on the sale of assets was related to the disposal of real estate owned. Miscellaneous income declined $147 thousand, or 21%, as a result of a $153 thousand item included in this category in the prior year which was related to a recovery on a real estate owned property which had been previously disposed.
                                      A-67

     Partially offsetting these items was an increase of $160 thousand, or 26%, in service charges on deposit accounts. This increase is the result of an increased number of core deposit transaction accounts. These accounts provide more opportunity for fee based income, and management is pursuing an aggressive marketing strategy to stimulate continued growth in this area through the retail branch network. Other noninterest income categories did not experience significant changes during the current period.
     Noninterest income declined $1.7 million, or 21.2%, for the nine months ended June 30, 1995 compared to the same period last year. Gain on sale of assets declined $2.1 million, or 56.2%, as a result of the reduced volume of fixed-rate mortgage loan originations, as explained above. Current period results include a $683 thousand gain on the sale of deposits from the branch office in Columbia, Maryland, which was closed during the period. Partially offsetting this decline was an increase of $583 thousand, or 34.6%, in service charges on deposit accounts. Miscellaneous income declined $221 thousand, or 12.7%, primarily for the item noted in the above discussion regarding the fiscal 1994 period. Other noninterest income categories did not change significantly during the current fiscal period.
  NONINTEREST EXPENSE
     Noninterest expense was relatively unchanged for the three months ended June 30, 1995 compared to the same period last year. Personnel expense declined $565 thousand, or 11.9%, in the current fiscal period. This decline reflects the impact of the mortgage lending function reorganization undertaken earlier in fiscal 1995. Occupancy expenses declined $209 thousand, or 8.8%, during the fiscal 1995 period primarily as a result of the closing of the two loan origination offices done in conjunction with the above noted reorganization. Amortization of excess cost over net tangible assets acquired declined $106 thousand, or 31.4%, as a result of certain components of the goodwill asset which have been fully amortized. Costs associated with real estate owned declined $73 thousand, or 13.2%, during the period as a result of continued progress in the disposal of this property, thereby reducing the need for these operating expenses. Marketing expenses declined $225 thousand, or 39.3%, for the three months ended June 30, 1995 as compared to the prior year period as a result of a redefined marketing strategy embarked upon in fiscal 1995.
     Deposit insurance premiums were $71 thousand, or 8%, higher as a result of the increased deposit base upon which the insurance is assessed. Significant provisions for losses on real estate owned were required in the fiscal 1995 period, primarily related to the re-evaluation of two properties, and this category increased $778 thousand, almost eightfold, during the period. Data processing expenses increased $275 thousand, or 59.3%, as a result of the increase in the number of transaction accounts, which result in higher data processing costs than certificate of deposit accounts, and also because of certain conversion related items. Other noninterest expenses increased $69 thousand, or 6.2%, as a result of legal and consulting fees incurred in connection with the pending acquisition of Columbia First by First Union Corporation.
     On a fiscal year-to-date basis, noninterest expenses declined $4.9 million, or 13.1%, primarily as a result of the reduction in amortization of excess cost over net tangible assets. Expenses related to the amortization of goodwill were reduced by $4.7 million during the nine months ended June 30, 1995. The prior period results reflect a thorough review of the components of goodwill which was accomplished by management in the early part of fiscal 1994. The resulting charge-off of approximately $4.3 million, and the acceleration of approximately $.4 million, in goodwill amortization is reflected in the prior period results. During the nine months ended June 30, 1995, personnel expenses were $840 thousand, or 5.9%, lower than the prior year due primarily to the restructuring of the mortgage loan operation noted above.
     Occupancy expenses increased $151 thousand, or 2.2%, as a result of the additional full-service branch office locations opened during fiscal 1994 which are now fully operational. These additional expenses were not fully offset on a fiscal year-to-date basis by the recently reduced expenses from the closing of the two loan origination offices noted above. Real estate owned costs of operation were flat with the prior year period; however, provisions for losses on real estate owned increased $615 thousand as a result of the factors noted above. The increase in data processing expense of $419 thousand, or 31.3%, and the decline in marketing expense of $415 thousand, or 29.46%, during the nine months ended June 30, 1995 are related to the same factors noted above. Other noninterest expense categories did not experience a significant fluctuation in the nine-month period ended June 30, 1995 compared to the prior year results.
  INCOME TAX EXPENSE
     Income tax expense is a function of earnings and is adjusted for nondeductible expenses such as goodwill amortization. Because of these factors, Columbia First's effective tax rate can fluctuate from period to period. Income tax expense of $2 million and $1.5 million was recognized for the quarters ended June 30, 1995 and 1994, respectively. This represents effective tax rates of 40.1% and 34.4%, respectively, for the fiscal 1995 and fiscal 1994 periods. Income tax expense of $5.2
                                      A-68
million and $4.4 million was recognized for the nine months ended June 30, 1995 and 1994, respectively. This represents effective tax rates of 39% and 58%, respectively, for the fiscal 1995 and 1994 periods. The relatively high tax rate for the nine month period ended June 30, 1994 was the result of accelerated goodwill amortization which was primarily non-deductible for income tax purposes.
     See the EXTRAORDINARY ITEM section for additional information regarding Columbia First's adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Columbia First's federal income tax returns have been examined by the Internal Revenue Service through the year ended September 30, 1991.
  EXTRAORDINARY ITEM
     The fiscal 1994 implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), resulted in a reduction of the net deferred tax liability by approximately $5.5 million, or $1.46 per share, during the quarter ended December 31, 1993. This amount is reported separately as the cumulative effect of the change in the method of accounting for income taxes. SFAS 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.
  OTHER EVENTS
     Columbia First has previously announced, on April 6, 1995, that it has signed a definitive agreement to merge with First Union Corporation in an exchange of First Union stock valued at $60 per share. The merger transaction is subject to shareholder and regulatory approval, and is expected to be completed during the second half of 1995.
                                      A-69

          COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                           THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                                JUNE 30,                    JUNE 30,
                                                                           1995          1994          1995          1994
                                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
PRIMARY AND FULLY-DILUTED
Earnings:
  Net income before extraordinary item...............................   $     2,918   $     2,866   $     8,085   $     3,161
  Extraordinary item: effect of change in method of accounting for
     income taxes....................................................            --            --            --         5,483
  Net income.........................................................   $     2,918   $     2,866   $     8,085   $     8,644
Shares:
  Weighted average number of common shares outstanding and common
     share equivalents...............................................     3,865,034     3,771,474     3,827,565     3,766,908
Earnings per common and equivalent share:
  Net income before extraordinary item...............................   $       .74   $       .76   $      2.11   $       .84
  Extraordinary item: effect of change in method of accounting for
     income taxes....................................................            --            --            --          1.46
  Net income.........................................................   $       .74   $       .76   $      2.11   $      2.30

Note -- The common share equivalents used to determine primary and fully-diluted earnings per share consider all options outstanding as of June 30, 1995 and 1994, respectively, whose exercise would not be anti-dilutive. The number of common share equivalents is calculated using the treasury stock method. Primary common share equivalents totaled 101,912 and 76,012 for the quarter ended June 30, 1995 and 1994, respectively, and 46,615 and 69,500 for the nine months ended June 30, 1995 and 1994, respectively. Fully-diluted common share equivalents totaled 105,258 for the three and nine months ended June 30, 1995, and 80,626 for three and nine months ended June 30, 1994. There were 14,500 and 600 options exercised in the quarters ended June 30, 1995 and 1994, respectively. Options for 68,500 and 23,500 shares were exercised during the nine months ended June 30, 1995 and 1994, respectively.
                                      A-70

                                                                         ANNEX B
                       AGREEMENT AND PLAN OF ACQUISITION
     AGREEMENT AND PLAN OF ACQUISITION, dated as of the 5th day of April, 1995 (this "Plan"), by and among COLUMBIA FIRST BANK, a Federal Savings Bank (the "Bank"), FIRST UNION CORPORATION, a North Carolina corporation ("First Union"), and FIRST UNION CORPORATION OF VIRGINIA, a Virginia corporation ("FUNC-VA").
                                   RECITALS:
     (A) THE BANK. The Bank is a stock federal savings bank duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Arlington, Virginia. As of the date hereof, the Bank has 12,500,000 authorized shares of common stock, each of $0.01 par value ("Bank Common Stock"), and 7,500,000 authorized shares of preferred stock, each of $0.01 par value ("Bank Preferred Stock")(no other class of capital stock being authorized), of which 3,755,407 shares of Bank Common Stock are issued and outstanding and no shares of Bank Preferred Stock are issued and outstanding.
     (B) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the First Union Rights (as defined in EXHIBIT B hereto) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 173,251,577 shares of First Union Common Stock were issued and outstanding as of February 28, 1995, and no shares of First Union Class A Preferred Stock and no shares of First Union Preferred Stock are issued and outstanding as of the date hereof.
     (C) FUNC-VA. FUNC-VA is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Roanoke, Virginia. As of the date hereof, FUNC-VA has 10,000 authorized shares of Class A common stock, each of $1.00 par value ("FUNC-VA Common Stock"), and 5,000 authorized shares of Class B common stock, each of $1.00 par value ("FUNC-VA Class B Stock")(no other class of capital stock being authorized), of which 1,001 shares of FUNC-VA Common Stock are issued and outstanding and owned by First Union and 134 shares of FUNC-VA Class B Stock are issued and outstanding and owned by Washington Bankshares, Inc., a wholly-owned subsidiary of First Union.
     (D) VOTING AGREEMENT. As a condition and inducement to First Union's willingness to enter into this Plan, CF Financial Associates L.P., the owner of approximately 37.6% of the issued and outstanding shares of Bank Common Stock as of the date hereof, and CF Holdings, Inc., its sole general partner (together with CF Financial Associates L.P., the "Principal Stockholders"), have entered into an agreement with First Union in the form attached hereto as EXHIBIT A (the "Voting Agreement"), pursuant to which the Principal Stockholders have agreed to vote all such shares in favor of approval of the transactions contemplated by this Plan at the Meeting (as hereinafter defined).
     (E) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
SCHEDULE 4.01(C), there are no shares of capital stock of the Bank authorized and reserved for issuance, the Bank has no Rights (as hereinafter defined) issued or outstanding and the Bank has no commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Plan. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights). There are no preemptive rights in respect of Bank Common Stock.
     (F) APPROVALS. The Board of Directors of each of the Bank, First Union and FUNC-VA has duly approved, at meetings duly called and held of each of such Boards of Directors, this Plan and has duly authorized the execution and delivery hereof in counterparts.
     (G) OTHER. It is the intention of the parties to this Plan that the transactions contemplated hereby shall include the right of FUNC-VA to acquire the assets and assume the liabilities of the Bank and to assign such right to any corporation which FUNC-VA controls.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                      B-1

                              I. THE ACQUISITION.
     1.01. THE ACQUISITION. Subject to and upon the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), the Bank shall sell, transfer, convey, assign and deliver to FUNC-VA all of the assets of the Bank, including cash balances on the Effective Date (the "Bank Assets") and FUNC-VA shall purchase, acquire and accept the Bank Assets from the Bank, and FUNC-VA shall assume all liabilities (the "Bank Liabilities") of the Bank. Collectively, the purchase and assumption contemplated in the previous sentence is referred to as the "Acquisition".
     1.02. RIGHT TO DIRECT BANK ASSETS AND BANK LIABILITIES. As contemplated in paragraph (G) of the Recitals, FUNC-VA may direct that the Bank Assets be transferred to and that the Bank Liabilities be assumed by a corporation or corporations controlled by FUNC-VA. Pursuant to the foregoing and the authority of Revenue Rulings 64-73 and 70-224, FUNC-VA hereby assigns its right to acquire the Bank Assets and assume the Bank Liabilities as follows: (A) it assigns to First Union National Bank of Maryland ("FUNB-MD"), the right to acquire the Bank Assets and assume the Bank Liabilities associated with the Bank's Maryland branches; (B) it assigns to First Union National Bank of Washington, D.C. ("FUNB-DC") the right to acquire the Bank Assets and assume the Bank Liabilities associated with the Bank's Washington, D.C. branches; and (C) it assigns to First Union National Bank of Virginia ("FUNB-VA") the right to acquire the remaining Bank Assets and assume the remaining Bank Liabilities. To effectuate the foregoing, FUNC-VA hereby directs (i) FUNB-VA to merge with the Bank (with FUNB-VA being the resulting bank), (ii) FUNB-VA, as successor by merger to the Bank, to transfer to FUNB-MD the Bank Assets and Bank Liabilities associated with the Maryland branches of the Bank, and (iii) FUNB-VA, as successor by merger to the Bank, to transfer to FUNB-DC the Bank Assets and Bank Liabilities associated with the Washington, D.C. branches of the Bank. The transactions contemplated by clauses (i), (ii) and (iii) of the preceding sentence shall be consummated simultaneously with one another at the Effective Time. The transfers contemplated by clauses (ii) and (iii) shall each be accomplished pursuant to a purchase and assumption agreement, in form and substance reasonably acceptable to the Bank, entered into (as promptly as reasonably practicable after the date hereof) between First Union, FUNC-VA and FUNB-VA, on the one hand, and FUNB-MD or FUNB-DC, on the other hand (each, a "P&A Agreement"). The merger contemplated by clause (i) shall be accomplished pursuant to a plan of merger in substantially the form of EXHIBIT B (the "Plan of Merger"), to be entered into on the date hereof. At and after the date of entry into the P&A Agreements and the Plan of Merger, all references herein to this "Plan" shall include a reference to such P&A Agreements and Plan of Merger. To the extent the transactions contemplated in this Plan require action by FUNB-VA, FUNB-MD and FUNB-DC, First Union and FUNC-VA agree to cause such action to be taken.
     1.03. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Acquisition as set forth in ARTICLE VI, the effective date of the Acquisition (the "Effective Date") shall be such date as First Union shall notify the Bank in writing not less than five days prior thereto, which date shall be the first day of the month immediately following the earliest date (the "Satisfaction Date") of satisfaction or waiver in writing of such conditions; provided that if a record date for a dividend on First Union Common Stock would otherwise fall after the Satisfaction Date but before such Effective Time, the parties shall use their reasonable best efforts (without any requirement that any party waive any condition set forth in ARTICLE VI) to cause the Effective Date to occur on or before such record date. The time on the Effective Date at which the Acquisition shall become effective is referred to as the "Effective Time."
                               II. CONSIDERATION.
     2.01. ACQUISITION CONSIDERATION. Subject to the terms and conditions of this Plan, at the Effective Time, as consideration for the Bank Assets, in addition to the assumption of the Bank Liabilities by its subsidiaries in accordance with ARTICLE I, First Union shall issue, in the manner specified in the Plan of Merger, to the holders of record immediately prior to the Effective Time of shares of Bank Common Stock, the Consideration specified in such Plan of Merger.
     2.02. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of the Bank (including without limitation the provisions of this ARTICLE II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall
(i) alter the type of consideration to be issued to any holders of Bank Common Stock as provided for in this Plan, (ii) reduce the value of such consideration,
(iii) adversely affect the intended tax-free treatment to the Bank's stockholders as a result of receiving such consideration or prevent the parties from obtaining the opinion of Sullivan & Cromwell referred to in SECTION 6.11, or (iv) materially delay completion of the Acquisition.
                                      B-2

                       III. ACTIONS PENDING CONSUMMATION.
     The Bank shall conduct its and each of the Bank Subsidiaries' (as hereinafter defined) business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of the Bank Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of the Bank Subsidiaries' officers and key employees, and, without the prior written consent of First Union and FUNC-VA, the Bank will not, and the Bank will cause each of the Bank Subsidiaries not to:
     3.01. CAPITAL STOCK. Except as Previously Disclosed in SCHEDULE 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of Bank Common Stock, Bank Preferred Stock or any other capital stock of the Bank, any stock appreciation rights, or any Rights with respect thereto, or permit any additional shares of Bank Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends from Bank Subsidiaries to the Bank), or declare or make any distribution on or in respect of, or directly or indirectly combine, split, redeem, reclassify, purchase or otherwise acquire, any shares of the capital stock of the Bank or the Bank Subsidiaries or, other than as expressly permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of such capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other Business Entity (as hereinafter defined).
     3.04. OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its or any of the Bank Subsidiaries' lending, investment, liability management or other material banking or other policies in any material respect, except such changes as are in accordance and in an effort to comply with SECTION 5.11, (B) incur or commit to incur any capital expenditures beyond those Previously Disclosed in SCHEDULE 3.04, other than in the ordinary course of business and not exceeding $100,000 individually or $250,000 in the aggregate, or (C) implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
     3.05. LIENS. Impose, or permit or suffer the imposition, on any shares of capital stock of any of the Bank Subsidiaries, or on any of its or the Bank Subsidiaries' other assets, any Liens (as hereinafter defined), other than Liens on such other assets that, individually or in the aggregate, are not material to the business, properties or operations of the Bank and the Bank Subsidiaries, taken as a whole.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in SCHEDULE 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers, employees or consultants, or grant any salary or wage increase, amend the terms of any Bank Stock Option (as defined in EXHIBIT B hereto) or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. Except as Previously Disclosed in SCHEDULE 3.08, (A) dispose of any portion of its assets, deposits, business or properties, which is material to the Bank and the Bank Subsidiaries taken as a whole, or discontinue or terminate any existing line of business, or (B) merge or consolidate with, or acquire all or any portion of the business or property of, any other entity which is material to the Bank and the Bank Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice) or (C) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual or Business Entity other than wholly-owned Bank Subsidiaries and other than the purchase or sale of loans or marketable securities in the ordinary course of business consistent with past practices.
     3.09. AMENDMENTS. Amend its Articles of Incorporation, Charter or Bylaws.
                                      B-3

     3.10. CLAIMS. Settle any claim, action or proceeding involving liability for any material money damages or any restrictions upon the operations of the Bank or any Bank Subsidiaries, or forgive or compromise any material amount of debt of any person or Business Entity other than wholly-owned Bank Subsidiaries (provided that First Union agrees not to withhold unreasonably its consent with respect to any such forgiveness or compromise).
     3.11. CONTRACTS. Except as Previously Disclosed on SCHEDULE 3.11, enter into, terminate or make any change in any material contract, agreement or lease relating to goods, services, real property or occupancy, except in the ordinary course of business consistent with past practice with respect to such contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.
     3.12. OTHER ACTIONS. Except to the extent consistent with the conduct of its business in the usual and ordinary course, or as otherwise contemplated by this Plan, take any action that would (A) materially impede or delay the receipt of any approval referred to in SECTION 6.02 without the imposition of a condition or restriction of the type referred to in the proviso to such SECTION or (B) adversely affect the ability of any party to perform its obligations under this Plan.
     3.13. AGREEMENTS. Authorize, commit or enter into any agreement to take any of the actions referred to in SECTIONS 3.01 through 3.12.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. BANK REPRESENTATIONS AND WARRANTIES. The Bank hereby represents and warrants to First Union and FUNC-VA, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Bank. Each of the Bank and Bank Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Bank.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.01(C), there are no shares of capital stock or other equity securities of the Bank outstanding and no outstanding Rights with respect thereto.
     (D) BANK SUBSIDIARIES.
          (1) The Bank has Previously Disclosed in SCHEDULE 4.01(D) a list of all of the subsidiaries of the Bank (each a "Bank Subsidiary" and, collectively, the "Bank Subsidiaries"). No equity securities of any of the Bank Subsidiaries are or may become required to be issued (other than to the Bank or a wholly-owned Bank Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Bank Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Bank to vote or to dispose of such shares. All of the shares of capital stock of each Bank Subsidiary held by the Bank or a Bank Subsidiary are fully paid and nonassessable and subject to no pre-emptive rights and are owned by the Bank or a Bank Subsidiary free and clear of any Liens. Each Bank Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank. Except as Previously Disclosed in
     SCHEDULE 4.01(D), the Bank does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization (a "Business Entity") other than stock in the Federal Home Loan Bank of Atlanta (the "FHL Bank") and readily marketable securities purchased in open-market transactions in the ordinary and usual course of its business consistent with past practices. The term "Bank Subsidiary" means any Business Entity, more than twenty-five percent of any class of equity voting interests which are owned directly or indirectly by the Bank.
                                      B-4

          (2) The deposits of the Bank are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member in good standing with the FHL Bank.
          (3) Columbia First Insurance Services, Inc. acts as agent for the sale of property, casualty, liability and life insurance policies and products to customers and non-customers of the Bank.
     (E) CORPORATE POWER. It and each of the Bank Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval of the holders of at least 66 2/3 percent of the then outstanding shares of Bank Common Stock, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to the conservatorship and receivership provisions of the Federal Deposit Insurance Act, bankruptcy, insolvency, fraudulent conveyance and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by the holders of at least 66 2/3 percent of the then outstanding shares of Bank Common Stock, the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed on
SCHEDULE 4.01(G), the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it, does not and will not (i) constitute a breach or violation of, or a default under, or the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of the Bank Subsidiaries or to which it or any of the Bank Subsidiaries or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank,
(ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank.
     (H) FINANCIAL REPORTS. (i) Its Annual Report on Form 10-K for the fiscal year ended September 30, 1994, and all other documents filed or to be filed subsequent to September 30, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Office of Thrift Supervision (the "OTS") (in each such case, the "Bank Shareholder Financial Reports"), and (ii) its Thrift Financial Report for the fiscal year ended September 30, 1994, and all other Thrift Financial Reports filed or to be filed subsequent to September 30, 1994, in the form filed with the OTS (in each case, the "Bank OTS Financial Reports" and together with the Bank Shareholder Financial Reports, the "Bank Financial Reports") did not, as of their respective dates (or in the case of Bank Financial Reports filed after the date of this Plan, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Bank Financial Reports (including the related notes and schedules thereto) fairly presents (or in the case of Bank Financial Reports filed after the date of this Plan, will fairly present) the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents (or in the case of Bank Financial Reports filed after the date of this Plan, will fairly present) the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments and the absence of footnotes in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of the Bank or the Bank Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Bank, except as reflected in the Bank Financial Reports prior to the date of this Plan.
     (J) NO EVENTS. No events have occurred or circumstances arisen since September 30, 1994, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Bank.
     (K) PROPERTIES. Except as Previously Disclosed in SCHEDULE 4.01(K) or except as specifically reserved against or otherwise disclosed in the Bank Financial Reports (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business since September 30, 1994, the
                                      B-5

Bank and the Bank Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults, or equities of any character or claims or third party rights of whatever nature (collectively, "Liens"), to all of the properties and assets, tangible and intangible, reflected in the Bank Financial Reports as being owned by Bank or the Bank Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Bank. All buildings and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of the Bank or the Bank Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Bank.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
SCHEDULE 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Bank and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.01(L) neither it nor any of the Bank Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to or in receipt of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or supervisory letter or similar submission to or from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the OTS, the FHL Bank, the FDIC, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities (including the Securities and Exchange Commission (the "SEC"), the "Regulatory Authorities")) and neither it nor any of the Bank Subsidiaries has been advised by any of the Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment or supervisory letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.01(M), each of the Bank and the Bank Subsidiaries:
          (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to carry on its business as presently conducted and that are material to the business of the Bank and the Bank Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of the Bank or the Bank Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Bank, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Bank, or (iii) requiring any of the Bank or the Bank Subsidiaries (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any material resolution or policy);
          (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;
          (4) is "adequately capitalized" as defined in 12 CFR
     (section mark)565.4 and is not in "troubled condition" as defined in 12 CFR (section mark)574.9;
          (5) does not accept, rollover or renew brokered deposits;
          (6) is, to the best of its knowledge, in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations; and
                                      B-6

          (7) as of the date hereof, pays the FDIC assessment premium rate Previously Disclosed in SCHEDULE 4.01(M).
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.01(N), none of the Bank or the Bank Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case
(i) would be required to be filed as an exhibit to a Form 10-K filed by the Bank that has not been filed as an exhibit to the Bank's Form 10-K filed for the fiscal year ended September 30, 1994 or (ii) requires the payment by the Bank or a Bank Subsidiary of at least $50,000 annually. True and correct copies of such contracts or agreements or amendments thereto have been supplied to First Union. None of the Bank or the Bank Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Bank, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.01(N), neither the Bank nor any Bank Subsidiary is subject to or bound by any contract containing covenants which limit the ability of the Bank or any Bank Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Bank or any Bank Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1992, each of the Bank and the Bank Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the OTS, the FHL Bank and the Federal Home Loan Bank System, and
(iii) any other applicable Regulatory Authorities (except, in the case of state securities authorities, filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding fees Previously Disclosed in SCHEDULE 4.01(P) to be paid to Friedman, Billings, Ramsey & Co., Inc. and Wertheim Schroder & Co. Inc.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) SCHEDULE 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Bank Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Bank Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.01(Q) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Bank Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Bank Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
                                      B-7

          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Bank Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Bank Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Bank Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan (i.e., a defined benefit plan), as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) Neither it nor any of the Bank Subsidiaries has any obligations for retiree health and life benefits under any plan, except as Previously Disclosed in SCHEDULE 4.01(Q). There are no restrictions on the rights of it or any of the Bank Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.
          (7) Except as Previously Disclosed in SCHEDULE 4.01(Q), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Bank Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Bank Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition or restriction described in the proviso to that SECTION 6.02.
     (S) LABOR RELATIONS. Neither it nor any of the Bank Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Bank Subsidiaries the subject of a proceeding asserting that it or any such Bank Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act), which if adversely determined, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank, or seeking to compel it or such Bank Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other similar labor dispute involving it or any of the Bank Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Bank Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in SCHEDULE 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Bank and the Bank Subsidiaries that have been classified by it as of February 28, 1995 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of February 28, 1995 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Bank or a Bank Subsidiary prior to February 28, 1995.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of the Bank included in the September 30, 1994 Bank Financial Reports, was, and the allowance for possible loan losses to be shown on subsequent Bank Financial Reports, will be, adequate, as determined in the manner contemplated by generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
                                      B-8

     (V) INSURANCE. Each of the Bank and the Bank Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to it, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Bank. Set forth on SCHEDULE 4.01(V) is a list of all insurance policies maintained by or for the benefit of the Bank or the Bank Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.01(W), there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Bank (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
     (X) STATE TAKEOVER LAWS. It is not subject to any applicable takeover laws of the Commonwealth of Virginia, the State of Maryland or the District of Columbia and it has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, the applicable takeover provisions of the Bank's Charter and Bylaws.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan, and the consummation of the transactions contemplated hereby or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (i) require a vote of stockholders (other than a vote of the holders of at least 66 2/3 percent of the outstanding shares of Bank Common Stock), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of the Bank or any Bank Subsidiary or under any agreement to which the Bank or any of the Bank Subsidiaries is a party, or (iii) except as contemplated by this Plan, restrict or impair in any way the ability of First Union or FUNC-VA to exercise the rights granted hereunder.
     (Z) ENVIRONMENTAL MATTERS.
          (1) To its knowledge, it and each of the Bank Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank.
          (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Bank Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
     (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Bank Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Bank Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subsections (2) or (3) above, except as has been Previously Disclosed in SCHEDULE 4.01(Z).
          (5) To its knowledge, during the period of (i) its or any of the Bank Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Bank Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Bank Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank or have been Previously Disclosed in SCHEDULE 4.01(Z).
                                      B-9

          (6) To its knowledge, prior to the period of (i) its or any of the Bank Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Bank Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Bank Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Bank or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (7) The following definitions apply for purposes of this SECTION 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Bank Subsidiaries or in which it or any of the Bank Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where it or any of the Bank Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Bank Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Environmental Law" means
     (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, approval, order, judgment, decree, injunction, or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     (AA) TAXES. Except as Previously Disclosed in SCHEDULE 4.01(AA), (i) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to it or the Bank Subsidiaries, including without limitation consolidated federal income tax returns of it and the Bank Subsidiaries (collectively, the "Bank Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Bank, and such Bank Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, together with any interest in respect of such additions or penalties, collectively "Taxes") shown to be due on the Bank Tax Returns or otherwise imposed on the income, properties or operations of it or the Bank Subsidiaries have been paid in full, (iii) the Bank Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Bank Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Bank Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Bank, except as reserved against in the Bank Financial Reports filed prior to the date of this Plan, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Bank Subsidiaries.
     (BB) ACCURACY OF INFORMATION. The statements with respect to the Bank and the Bank Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this
                                      B-10

Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (CC) NO DISSENTERS' RIGHTS. The holders of Bank Common Stock have no dissenters', appraisal or similar rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.
     (DD) DERIVATIVES CONTRACTS; STRUCTURED NOTES; ETC. None of the Bank or the Bank Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives," or (2) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and Previously Disclosed in SCHEDULE 4.01(DD), including a list, as applicable, of any Bank or Bank Subsidiary assets pledged as security for each such instrument.
     (EE) ACCOUNTING CONTROLS. Each of the Bank and the Bank Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Bank, that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to thrifts or any other criteria applicable to such statements;
(iii) access to the material properties and assets of the Bank and the Bank Subsidiaries is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (v) there are no violations of the Bank Secrecy Act.
     (FF) COMMITMENTS AND CONTRACTS. Neither the Bank nor any Bank Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):
          (1) except as Previously Disclosed in SCHEDULE 4.01(FF), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Bank or such Bank Subsidiary without any obligation on the part of the Bank or such Bank Subsidiary to make any payment in connection with such termination);
          (2) except as Previously Disclosed in SCHEDULE 4.01(FF), any real property lease with annual rental payments aggregating $50,000 or more; or
          (3) except as Previously Disclosed in SCHEDULE 4.01(FF), any material contract with any Affiliate.
     4.02. FIRST UNION AND FUNC-VA REPRESENTATIONS AND WARRANTIES. Each of First Union and FUNC-VA hereby represents and warrants to the Bank, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in SECTION 6.02, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in SECTION 6.02 and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it, do not and will not
(i) constitute a breach or violation of, or a default under or the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation, default or Lien is reasonably likely to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license, or the consent
                                      B-11
or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.
     (D) FINANCIAL REPORTS. In the case of First Union, its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and all other documents filed or to be filed subsequent to December 31, 1994 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not as of their respective dates (or in the case of First Union Financial Reports filed after the date of this Plan, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents (or in the case of First Union Financial Reports filed after the date of this Plan, will fairly present) the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents (or in the case of First Union Financial Reports filed after the date of this Plan, will fairly present) the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments and the absence of footnotes in the case of unaudited statements.
     (E) NO EVENTS. No events have occurred, or circumstances have arisen, since December 31, 1994, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition or requirement of the type referred to in the proviso to that SECTION 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First Union Common Stock to be issued in exchange for shares of Bank Common Stock upon consummation of the Acquisition in accordance with ARTICLE II of the Plan of Merger have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in each jurisdiction where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
     (J) CORPORATE POWER. It has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (K) ACCURACY OF INFORMATION. The statements with respect to it contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (L) LITIGATION; REGULATORY ACTION. Neither it nor any of its subsidiaries is a party to any litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and neither it nor any of its subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
                                      B-12

     (M) COMPLIANCE WITH LAWS. To its knowledge, it and its subsidiaries have conducted their business in compliance with all federal, state, and local laws, ordinances and regulations, including applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, fair lending, the Community Reinvestment Act, consumer protection, occupational safety, fair employment practices and fair labor standards, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its subsidiaries has received any written notification or communication from any Regulatory Authority, (i) asserting that either it or any of its subsidiaries are not currently in compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, which noncompliance is reasonably likely to have a Material Adverse Effect on it, (ii) threatening to revoke any license, franchise, permit or governmental authorization the revocation of which would have a Material Adverse Effect on it, or (iii) requiring it or any of its subsidiaries (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any material resolution or policy).
     (N) ABSENCE OF UNDISCLOSED LIABILITIES. None of First Union or its subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except as reflected in the First Union Financial Reports prior to the date of this Plan.
                                 V. COVENANTS.
     The Bank hereby covenants to each of First Union and FUNC-VA and each of First Union and FUNC-VA hereby covenants to the Bank, that:
     5.01. EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Plan, it shall use all reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws (including prompt filing of all necessary applications or notices with Regulatory Authorities), so as to permit consummation of the Acquisition as soon as practicable after the date of this Plan and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant). Except as otherwise contemplated in this Plan, in the case of the Bank, each party hereto agrees to use its best efforts to forebear from taking any action or engaging in any transaction that is reasonably likely to result in an unreasonable delay of consummation of the Acquisition.
     5.02. PROXY STATEMENT. The Bank and First Union shall prepare a proxy statement/prospectus (the "Proxy Statement") to be mailed to the holders of Bank Common Stock in connection with the transactions contemplated hereby and to be filed by the Bank with the OTS and by First Union in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements. The Bank agrees to call a special meeting (the "Meeting") of the holders of Bank Common Stock for purposes of voting upon the approval of this Plan. Subject to the next succeeding sentence, the Board of Directors of the Bank will recommend such approval, and the Bank will take all reasonable lawful action to solicit such approval by its shareholders. The Board of Directors of the Bank may determine not to make such a recommendation, or withdraw, modify or change any such recommendation if and only if such Board of Directors, after having consulted with and considered the written advice of outside counsel and the advice of its financial advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, is substantially more likely than not to constitute a breach of the fiduciary duties of such directors under applicable law.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Bank relating to the Bank or the Bank Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
                                      B-13

     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise the Bank, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Neither the Bank nor First Union will, without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.
     5.06. ACCESS; INFORMATION.
          (A) (1) Upon reasonable notice, the Bank shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its and the Bank Subsidiaries' properties, books, contracts, data processing system files, commitments and records and, during such period, the Bank shall furnish promptly to First Union (a) a copy of each material report, schedule and other document filed by the Bank or any Bank Subsidiary with any Regulatory Authority, and (b) all other information concerning the business, properties and personnel of the Bank or any Bank Subsidiary as First Union may reasonably request, provided that no investigation pursuant to this SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by the Bank or the conditions to the obligations of the Bank to consummate the transactions contemplated by this Plan; and (2) upon reasonable notice, First Union shall afford the Bank's counsel and investment advisors, access, during normal business hours for (x) the period beginning ten days prior to the mailing of the Proxy Statement and ending on the date of such mailing and (y) the period ten days prior to the Effective Date and ending on the Effective Date, to certain First Union information for the purposes of conducting due diligence on First Union, provided that no investigation pursuant to this SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by First Union or the conditions to the obligations of First Union to consummate the transactions contemplated by this Plan.
          (B) First Union and the Bank (including their respective representatives) will not use any information obtained pursuant to this
     SECTION 5.06(A) for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by the Bank, deliver to the Bank all documents so obtained by First Union or destroy such documents and, in the case of destruction, will certify such fact to the Bank.
     5.07. ACQUISITION PROPOSALS. In the case of the Bank, without the prior written consent of First Union, it shall not, and it shall cause the Bank Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, the Bank or any of the Bank Subsidiaries or any merger or other business combination with the Bank or any of the Bank Subsidiaries other than as contemplated by this Plan; PROVIDED, HOWEVER, that if the Bank is not otherwise in violation of this Section, the Board of Directors of the Bank may furnish or cause to be furnished information and may participate in such discussions and negotiations if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions is substantially more likely than not to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. The Bank shall instruct its and the Bank Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Bank or any of the Bank Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC, and First Union shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain all necessary state securities laws or "blue sky"permits and approvals, provided that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
                                      B-14

     5.10. AFFILIATE AGREEMENTS. In the case of the Bank, it will use its best efforts to obtain from each person who may be deemed to be an Affiliate to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT C restricting the disposition of such Affiliate's shares of Bank Common Stock and the shares of First Union Common Stock to be received by such person in exchange for such person's shares of Bank Common Stock. A list of such persons, as of the date hereof, is Previously Disclosed in SCHEDULE 5.10.
     5.11. CERTAIN POLICIES OF THE BANK. In the case of the Bank, it shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and the Bank Subsidiaries' loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of First Union; PROVIDED, HOWEVER, the Bank shall not be obligated to record any such accounting adjustments pursuant to this SECTION 5.11 (i) unless and until the Bank shall be reasonably satisfied that the conditions to the obligation of the parties to consummate the Acquisition will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Effective Date.
     5.12. ANTI-TAKEOVER LAW. In the case of the Bank, it shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable "anti-takeover" statute and it shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from any applicable "anti-takeover" law, as now or hereafter in effect.
     5.13. NO RIGHTS TRIGGERED. In the case of the Bank and except as otherwise contemplated by this Plan, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Acquisition) and any other action or combination of actions, or any other transactions contemplated hereby do not and will not (i) result in the grant of any rights to any person (including directors, officers and employees of the Bank) under the Charter or By-laws of the Bank or except as Previously Disclosed in SCHEDULE 4.01(Q) under any agreement to which the Bank or any of the Bank Subsidiaries is a party, or (ii) restrict or impair in any way the ability of First Union or FUNC-VA to exercise the rights granted hereunder.
     5.14. SHARES LISTED. In the case of First Union, it shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Bank Common Stock pursuant to this Plan.
     5.15. REGULATORY APPLICATIONS. In the case of each of First Union and its subsidiaries, (i) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Acquisition, and (ii) as promptly as reasonably practicable make all other appropriate filings (including responding to comments and similar actions) to secure all other approvals, consents and rulings which are necessary for the consummation of the Acquisition by First Union. First Union will provide copies of such applications and responses to the Bank and its counsel prior to submitting such applications and responses to the applicable Regulatory Authorities. In the case of the Bank, it agrees, upon request, to furnish First Union with information concerning itself, the Bank Subsidiaries, its and their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any filing, notice or application made by or on behalf of First Union or any of its subsidiaries in connection with the Acquisition and the other transactions contemplated in this Plan.
     5.16. REGULATORY DIVESTITURES. In the case of the Bank and upon the written request of FUNC-VA, effective at or within fifteen days prior to the Effective Time (to the extent required by any Regulatory Authority) and provided that First Union and FUNC-VA shall have waived or satisfied all conditions to closing and waived their rights to terminate this Plan, the Bank and the Bank Subsidiaries shall cease, to the extent legally practicable, engaging in such activities as First Union shall advise the Bank in writing are not permitted to be engaged in by First Union under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Plan, the Bank shall divest any Bank Subsidiary engaged in activities or holding assets that are impermissible for a bank holding company or a national banking association, on terms and conditions agreed to by First Union.
     5.17. INDEMNIFICATION.
          (A) For six years after the Effective Date, First Union and FUNC-VA shall indemnify, defend and hold harmless the present and past directors, officers and employees of the Bank and the Bank Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the same extent such persons are indemnified under OTS regulations as in effect on the date hereof and the Bank's Charter and By-laws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Wherever First Union or FUNC-VA has discretion in the exercise of indemnification under such OTS
                                      B-15
     regulations and the Bank's Charter and By-laws, it will, subject to the circumstances relating thereto, advice of counsel and the terms and conditions with respect to such discretion, exercise such discretion in favor of the Indemnified Party.
          (B) First Union shall use its reasonable best efforts to maintain the Bank's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; provided, that First Union shall not be obligated to make a premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Bank's directors and officers, 150% of the annual premium payment on the Bank's current policy in effect as of the date of this Plan; provided, further, that if such coverage can only be obtained upon the payment of a premium in excess of 150% of the annual premium payment of the Bank's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Bank's current policy in effect as of the date of this Plan.
          (C) Any Indemnified Party wishing to claim indemnification under subsection (A) of this SECTION 5.17, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; provided, that the failure so to notify shall not affect the obligations of First Union and FUNC-VA under subsection (A) of this SECTION
     5.17 (unless such failure materially increases First Union's or FUNC-VA's liability under such subsection (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) First Union or FUNC-VA shall have the right to assume the defense thereof, if it so elects, and First Union or FUNC-VA shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union or FUNC-VA shall be obligated pursuant to this subsection
     (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, PROVIDED, FURTHER, that First Union or FUNC-VA will, pursuant to this subsection (C), pay for an additional firm of counsel for an Indemnified Party who has a conflict of interest with other Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) First Union or FUNC-VA shall not be liable for any settlement effected without its prior written consent.
          (D) If First Union or FUNC-VA or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union or FUNC-VA shall assume the obligations set forth in this SECTION 5.17.
          (E) First Union shall pay, or cause FUNC-VA to pay, all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 5.17. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Charter or By-laws of the Bank, under the applicable OTS rules and regulations or otherwise.
     5.18. CURRENT INFORMATION.
          (A) During the period from the date of this Plan to the Effective Date, each of the Bank and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
          (B) The Bank shall promptly notify First Union of (1) any material change in the business or operations of the Bank or any Bank Subsidiary,
     (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Bank or any Bank Subsidiary, (3) the institution or the threat of material litigation involving or relating to the Bank or any Bank Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Bank's representations or warranties set forth herein not to be true and correct as of the Effective Date (except to the extent contemplated by SECTION 6.08) or prevent the Bank from fulfilling its obligations hereunder; and in each case shall keep First Union informed with respect thereto.
          (C) Each of First Union and FUNC-VA shall (1) promptly notify the Bank of any event or condition that might reasonably be expected to cause any of its representations or warranties set forth herein not to be true and correct as of the Effective Date (except to the extent contemplated by SECTION 6.07), and (2) notify the Bank immediately of any denial of any application filed by it or its subsidiaries with any Regulatory Authority with respect to this Plan, and in each case shall keep the Bank informed with respect thereto.
                                      B-16

     5.19. TAX OPINION. The Bank, First Union and FUNC-VA agree not to knowingly or intentionally, and agree to cause their subsidiaries and affiliates to not knowingly or intentionally, take any action that would prevent the tax opinion contemplated in SECTION 6.11 from being delivered.
                        VI. CONDITIONS TO CONSUMMATION.
     Consummation of the Acquisition is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of this Plan by the requisite vote of the stockholders of the Bank.
     6.02. REGULATORY APPROVALS. Procurement by First Union or its subsidiaries of regulatory consents and approvals by the appropriate Regulatory Authorities, and the expiration of any statutory waiting periods, relating to the transactions contemplated hereby, including those described in SECTIONS 1.01 AND 1.02; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the reasonable judgment of First Union, would so materially and adversely impact the economic or business benefits to First Union from the transactions contemplated by this Plan so as to render inadvisable the consummation of the Acquisition.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
     6.04. KPMG PEAT MARWICK LLP LETTERS. The Bank shall cause KPMG Peat Marwick LLP to deliver to First Union letters, dated the date of or shortly prior to (A) the mailing of the Proxy Statement, and (B) the Effective Date, in form and substance reasonably satisfactory to First Union, with respect to the Bank's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statement on Auditing Standards No. 72.
     6.05. LEGAL OPINION. The Bank shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union, in form reasonably satisfactory to the Bank, which shall cover the matters customarily covered by opinions delivered in similar transactions involving First Union.
     6.06. LEGAL OPINION. First Union and FUNC-VA shall have received an opinion, dated the Effective Date, of Silver, Freedman & Taff, L.L.P., and/or other counsel for the Bank acceptable to First Union, in form reasonably satisfactory to First Union, which shall cover the matters customarily covered by opinions delivered in similar transactions involving First Union.
     6.07. FIRST UNION OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of First Union and FUNC-VA shall be true and correct (in the case of each representation and warranty that contains a materiality qualification) or true and correct in all material respects (in the case of each representation and warranty that contains no materiality qualification) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date and (B) each and all of the agreements and covenants of First Union and FUNC-VA to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Bank shall have received a certificate signed by an executive officer of First Union and FUNC-VA, dated the Effective Date, to such effect.
     6.08. BANK OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of the Bank shall be true and correct (in the case of each representation and warranty that contains a materiality qualification) or true and correct in all material respects (in the case of each representation and warranty that contains no materiality qualification) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date, and (B) each and all of the agreements and covenants of the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUNC-VA shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Bank, dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Acquisition.
                                      B-17

     6.11. TAX OPINION. First Union, FUNC-VA and the Bank shall have received an opinion from Sullivan & Cromwell, counsel for First Union, to the effect that
(i) the Acquisition constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of the Bank who receive shares of First Union Common Stock solely in exchange for their shares of Bank Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering their opinion, Sullivan & Cromwell may require and rely upon representations and agreements contained in certificates and other documents executed by officers of First Union, FUNC-VA, the Bank and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     Notwithstanding anything to the contrary contained in this ARTICLE VI, a failure to satisfy any of the conditions set forth in the proviso following
SECTION 6.02 or in SECTIONS 6.04, 6.06 OR 6.08 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in SECTIONS 6.05 OR 6.07 shall only constitute conditions if asserted by the Bank.
                               VII. TERMINATION.
     7.01. TERMINATION. This Plan may be terminated prior to the Effective Time, either before or after receipt of required stockholder approvals:
          (A) MUTUAL CONSENT. By the mutual consent of First Union (acting for itself and on behalf of FUNC-VA) and the Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (B) BREACH. By First Union (acting for itself and on behalf of FUNC-VA) or the Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
          (C) DELAY. By First Union (acting for itself and on behalf of FUNC-VA) or the Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by January 1, 1996, provided that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Plan.
          (D) NO STOCKHOLDER APPROVAL. By the Bank or First Union (acting for itself and on behalf of FUNC-VA), if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by SECTION 6.01 herein is not obtained at the Meeting, including any adjournment or adjournments thereof.
          (E) BY THE BANK. By the Bank if (1) any Business Entity, other person or group, as defined in the Exchange Act (other than First Union or any affiliate of First Union) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the Exchange Act), a bona fide tender offer for all outstanding shares of Bank Common Stock or any Person shall have made a bona fide written offer involving a merger or consolidation of the Bank or the acquisition of all or substantially all of its stock or assets (a "Competing Offer"), (2) the Bank's Board of Directors shall determine, after consultation with the Bank's financial advisors, that such Competing Offer provides a material economic improvement to the holders of Bank Common Stock when compared to the Acquisition, (3) the Bank's Board of Directors determines, after having reviewed the definitive agreement then to be entered into in connection with such Competing Offer and after having consulted with and considered the written advice of outside counsel and the advice of its financial advisors, that if they fail to recommend or accept such Competing Offer then such failure would result in a breach of the directors' fiduciary duties under applicable law, and (4) the Bank's Board of Directors has authorized the execution and delivery of a definitive agreement relating to such Competing Offer; provided, however, that the Bank may not terminate this Plan pursuant to this SECTION 7.01(E) until the expiration of five business days after written notice of any such Competing Offer referenced in this SECTION 7.01(E) has been delivered to First Union and FUNC-VA, together with a summary of the terms of any such Competing Offer.
          (F) BY FIRST UNION. By First Union (acting for itself and on behalf of FUNC-VA), if the Board of Directors of the Bank shall have (1) authorized or approved the entry into a definitive agreement relating to a Competing Offer or
                                      B-18

     (2) failed to recommend the approval of this Plan and the Acquisition to the holders of Bank Common Stock, or withdraws, modifies or changes its recommendation in a manner adverse to First Union and FUNC-VA.
     7.02. TERMINATION FEE.
          (A) The Bank hereby agrees to pay FUNC-VA, and FUNC-VA shall be entitled to payment of, a termination fee (the "Bank Fee") of $11.5 million (First Union and its subsidiaries other than FUNC-VA not being entitled to payment of any additional fees under this SECTION 7.02) following the occurrence of a Fee Trigger Event (as defined below), provided that FUNC-VA shall have sent written notice of such entitlement within 90 days after FUNC-VA actually becomes aware of such occurrence. Such payment shall be made in immediately available funds within five business days after delivery of a notice from FUNC-VA requesting such payment. The right to receive the Bank Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Fee Trigger Event: (i) the Effective Date, (ii) termination of this Plan in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Event (as defined below), except a termination by First Union pursuant to
     SECTION 7.01(B), (iii) termination of this Plan following the occurrence of a Preliminary Event and the passage of 18 months after such termination, or
     (iv) termination of this Plan by First Union pursuant to SECTION 7.01(B) and the passage of 12 months after such termination.
          (B) The term "Preliminary Event" shall mean any of the following events or transactions occurring after the date hereof:
             (i) the Bank without having received FUNC-VA's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Exchange Act) other than First Union or any of its subsidiaries or affiliates, or the Board of Directors of the Bank shall have recommended that the shareholders of the Bank approve or accept any Acquisition Transaction with any person other than First Union or any of its subsidiaries or affiliates. For purposes of this Plan, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the Bank, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Bank; provided that the term "Acquisition Transaction" does not include (x) any internal merger or consolidation involving only the Bank or a holding company formation or (y) any acquisition of additional shares of Bank Common Stock by the Principal Stockholders (which, for purposes of this SECTION 7.02 shall include each of Melvin Lenkin, Edward J. Lenkin, Manuel V. Fernandez, David H. Hillman, Thomas J. Schaefer, Judy Lerner, Mark Lerner or trusts established by the aforesaid individuals for their spouses and/or descendants with respect to shares of Bank Common Stock beneficially owned, or subject to an option held, by any of them as of the date hereof as a result of such person's being a director, officer or employee of the Bank or such person's or such trust's being a director, officer, partner or shareholder of CF Financial Associates, L.P. or CF Holdings, Inc. or being included in a "group" (as defined in Section 13(d)(3) of the Exchange Act) including only other Principal Stockholders so long as none of them is in breach of any material representation, warranty or agreement contained in the Voting Agreement, (to the extent such shares are subject to the voting obligation set forth in Section 1 thereof);
             (ii) (a) any person (other than First Union or any of its subsidiaries or affiliates or the Principal Stockholders (so long as none of them is in breach of any material representation, warranty or agreement in the Voting Agreement)) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Bank Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, or (b) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which First Union or any of its subsidiaries or affiliates, or a group including only Principal Stockholders (so long as none of them is in breach of any material representation, warranty or agreement in the Voting Agreement), is a member, shall have been formed that beneficially owns 20% or more of the Bank Common Stock then outstanding;
             (iii) any person other than First Union or any of its subsidiaries or affiliates shall have made a bona fide proposal to the Bank or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than First Union or any of its subsidiaries or affiliates shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities
                                      B-19

        Act, with respect to, a tender offer or exchange offer to purchase any shares of Bank Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Bank Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));
             (iv) after a proposal is made by a third party to the Bank or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Bank to make such a proposal if this Plan terminates, the Bank shall have knowingly or willfully breached any representation or breached any covenant or obligation contained in this Plan and such breach would entitle First Union to terminate this Plan under SECTION 7.01(B) (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Acquisition);
             (v) the holders of shares of Bank Common Stock shall not have approved this Plan at the Meeting or the Meeting shall not have been held or shall have been canceled prior to termination of this Plan, in each case after any person (other than First Union or any of its subsidiaries or affiliates) shall have (a) made in writing, or publicly disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer; or
             (vi) the Board of Directors of the Bank shall have failed to recommend the approval of this Plan and the Acquisition to the holders of Bank Common Stock, or withdraws, modifies or changes its recommendation in a manner adverse to First Union and FUNC-VA.
          (C) The term "Fee Trigger Event" shall mean either of the following events or transactions occurring after the date hereof:
             (i) the acquisition by any person, other than First Union or any of its subsidiaries or affiliates or the Principal Stockholders (so long as neither of them is in breach of any material representation, warranty or agreement in the Voting Agreement), alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange Act), other than a group of which First Union or any of its subsidiaries or affiliates is a member, or a group including only Principal Stockholders (so long as none of them is in breach of any material representation, warranty or agreement in the Voting Agreement), of beneficial ownership of 35% or more of the outstanding shares of Bank Common Stock;
             (ii) the occurrence of a Preliminary Event described in clause
        (B)(i) above, except that the percentage referred to in clause (c) thereof shall be 35%; or
             (iii) the termination of this Plan pursuant to SECTIONS 7.01(E) OR 7.01(F)(1).
          (D) The Bank shall notify First Union promptly in writing of its knowledge of the occurrence of any Preliminary Event or Fee Trigger Event; PROVIDED, HOWEVER, that the giving of such notice by the Bank shall not be a condition to the right of First Union to the Bank Fee.
                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Time occurs, all representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time, PROVIDED, HOWEVER, the agreements contained in SECTION 5.17 shall survive the Effective Time. If this Plan is terminated prior to the Effective Time, the agreements and representations of the parties in SECTIONS 4.01(P) AND 4.02(F), SECTIONS 5.03, 5.06(B), 5.12 AND 5.13, and SECTIONS 7.02,
8.01, 8.03, 8.04, 8.05, 8.06, 8.07, 8.09 AND 8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Plan may be (A) waived in writing by the party benefitted by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated hereby), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except as federal law may be applicable.
                                      B-20

     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Bank and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.06(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
     8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Union
or FUNC-VA to:                     First Union Corporation
                                   One First Union Center
                                   Charlotte, NC 28288-0013
                                   Attn: Chief Executive Officer
Copy to:                           Marion A. Cowell, Jr., Esq.
                                   First Union Corporation
                                   One First Union Center
                                   Charlotte, NC 28288-0013
If to the Bank, to:                Columbia First Bank
                                   1560 Wilson Boulevard
                                   Arlington, VA 22209-2409
                                   Attn: Chief Executive Officer
Copy to:                           Silver, Freedman & Taff, L.L.P.
                                   1100 New York Avenue, N.W.
                                   Seventh Floor-East
                                   Washington, DC 20005
                                   Attn: Barry P. Taff, Esq.

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
     (A) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, or (2) would materially impair such party's, or any affiliated party's (which includes, as to the Bank, the Bank Subsidiaries, and as to First Union, FUNC-VA and its subsidiaries) ability to timely perform its obligations under this Plan or the consummation of any of the transactions contemplated hereby; PROVIDED, that a Material Adverse Effect shall not include (i) effects resulting from general economic conditions (including changes in interest rates), (ii) changes in financial condition as a result of changes in accounting practices or changes to statutes, regulations or regulatory policies that have not resulted in materially more severe adverse changes than that experienced by similarly situated financial institutions and (iii) the fees and expenses of all counsel, accountants and financial advisors relating to the transactions contemplated by this Plan and the costs and expenses incurred in connection with the Meeting;
     (B) the term "individually or in the aggregate" as used in ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to any specific paragraph;
     (C) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by such party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan; and
     (D) the term "subsidiary", with respect to a party, means any Business Entity that is controlled by such party and is required to be consolidated with such party under generally accepted accounting principles.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements
                                      B-21
heretofore made. Nothing in this Plan, expressed or implied, shall confer upon any person, other than First Union, FUNC-VA, and the Bank or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. BENEFIT PLANS. As soon as administratively practicable after the Effective Time, except as Previously Disclosed in SCHEDULE 8.10, employees of the Bank and the Bank Subsidiaries shall be generally entitled to participate in the pension, severance, benefit and similar plans on substantially the same terms and conditions as employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans, the vesting of benefits under such plans, and the accrual of benefits under such plans, First Union shall give effect to years of service with the Bank or the Bank Subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By:  /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         FIRST UNION CORPORATION OF VIRGINIA
                                         By:  /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         COLUMBIA FIRST BANK,
                                         A FEDERAL SAVINGS BANK
                                         By:  /s/ MELVIN LENKIN
                                           Name: Melvin Lenkin
                                           Title: Chairman of the Board
                                      B-22

                                                                       EXHIBIT A
     AGREEMENT, dated as of April 5, 1995 (this "Agreement"), among FIRST UNION CORPORATION, a North Carolina corporation ("First Union"), CF FINANCIAL ASSOCIATES, L.P., a Delaware limited partnership ("Shareholder"), a shareholder of COLUMBIA FIRST BANK, A FEDERAL SAVINGS BANK, a federally chartered stock savings bank, (the "Bank"), and, as to Section 18 hereof, CF HOLDINGS INC., a Delaware corporation (the "General Partner").
                                   RECITALS:
     (A) THE ACQUISITION. First Union and Bank are contemporaneously herewith entering into that certain Agreement and Plan of Acquisition of even date herewith (the "Acquisition Agreement") pursuant to which First Union, through its subsidiaries, will acquire all the business, assets and liabilities of the Bank, subject to the terms and conditions of the Acquisition Agreement (the "Acquisition");
     (B) THE SHARES. Shareholder (i) is the beneficial and registered owner of 1,411,000 shares (the "Shares") of Common Stock, par value $.01 per share ("Bank Common Stock"), of Bank, constituting approximately 37.6% of the currently outstanding shares of Bank Common Stock, and (ii) desires to enter into this Agreement in order to induce First Union to enter into the Acquisition Agreement; and
     (C) CONDITION TO ACQUISITION AGREEMENT. As a condition to its willingness to enter into the Acquisition Agreement, First Union has requested Shareholder to vote in favor of approval and adoption of the Acquisition Agreement, the Acquisition and the transactions contemplated thereby and Shareholder hereby agrees so to vote, subject to the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
     1. AGREEMENT TO VOTE. At such time as Bank conducts a meeting of, solicits written consents from or otherwise seeks a vote of, its shareholders for the purpose of adopting and approving the Acquisition Agreement, the Acquisition and the transactions contemplated thereby, Shareholder agrees duly and validly to vote all of the Shares, as well as any and all other shares of Bank Common Stock as to which Shareholder possesses the power to vote or direct voting (collectively, the "Voting Shares"), in favor of adopting and approving the Acquisition Agreement, the Acquisition and the transactions contemplated thereby.
     2. LIMITATION. Notwithstanding Section 1 hereof, Shareholder will have at all times the right to vote the Shares, in its sole discretion, with respect to all matters unrelated to the Acquisition submitted to a vote of the shareholders of the Bank.
     3. TERMINATION OF VOTING AGREEMENT. This Agreement shall terminate upon (i) termination of the Acquisition Agreement in accordance with its terms or (ii) consummation of the Acquisition. In the event of termination of this Agreement as provided in clause (i) of the preceding sentence, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of First Union, Shareholder or their respective officers or directors, except that nothing in this Section 3 shall relieve any party hereto from any liability for breach of this Agreement prior to such termination.
     4. EXCEPTIONS TO OBLIGATIONS. Except for the agreement of Shareholder to vote the Shares in accordance with Section 1 hereof, nothing in this Agreement shall: (a) require Shareholder to acquire additional shares of Bank Common Stock; (b) require a director of Bank who is an officer, director, partner, shareholder, nominee or representative of Shareholder or the General Partner, in his or her capacity as a director of Bank, to take or refrain from taking any action consistent with the provisions of Section 5.02 or Section 5.07 of the Acquisition Agreement or that would otherwise cause such director to violate his or her fiduciary duties to Bank's shareholders under applicable law; or (c) require Shareholder to take any action that would prevent or impede Bank's ability to exercise its rights or fulfill its obligations under Section 5.07 of the Acquisition Agreement.
     5. COVENANTS OF SHAREHOLDER. Except in accordance with the provisions of this Agreement, Shareholder agrees, until this Agreement has been terminated in accordance with Section 3 hereof, not to:
                                      B-23

          (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Shares, except where the transferee, pledgee or assignee executes a separate writing in form and substance satisfactory to First Union agreeing to the provisions of Section 1 hereof;
          (b) except as may be required to vote the Voting Shares in accordance with Section 1 hereof or as provided in Section 5(a) hereof, grant any consents or proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares;
          (c) take any action or omit to take any action which would prohibit, prevent or preclude Shareholder from performing its obligations under this Agreement; or
          (d) without the prior written approval of First Union, directly or indirectly through its officers, directors, partners, agents or representatives, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, the Bank, or any merger or other business combination with the Bank (any of the foregoing, a "Competing Transaction"), other than the Acquisition.
     Notwithstanding Section 5(d) and except for the agreement of Shareholder to vote the Voting Shares in accordance with Section 1 hereof, nothing contained in this Agreement shall prohibit the Board of Directors of Shareholder from furnishing information to any person or entity that, after the date hereof, makes a bona fide proposal to enter into a Competing Transaction, that after the date hereof had not been initiated, solicited or encouraged in any manner by Bank, Shareholder or any affiliate thereof, if: (A) the Board of Directors of Bank shall have determined to take certain actions permitted by the proviso to
Section 5.07 of the Acquisition Agreement; (B) the Shareholder and the General Partner shall have unanimously determined in good faith (after considering the written advice of outside counsel, a copy of which will be provided to First Union) that such action is required for Shareholder to comply with its fiduciary duties to the Bank's other shareholders under applicable law; (C) the Shareholder and the General Partner shall have reasonably concluded that the proposal was made in good faith; (D) prior to furnishing such information to such person or entity, Shareholder shall have received from such person or entity an executed confidentiality agreement, with terms reasonably satisfactory to Shareholder; and (E) Shareholder shall have so notified First Union.
     6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder and the General Partner hereby represent and warrant to First Union as follows:
          (a) As of the date hereof, the Shares are the only shares of Bank Common Stock that Shareholder or the General Partner has the right, power or authority to vote, and Shareholder does not own or have any right to acquire any other shares of Bank Common Stock.
          (b) Shareholder and the General Partner each has all requisite power and authority to execute and deliver this Agreement and to vote the Voting Shares in accordance with Section 1 hereof and otherwise perform its obligations hereunder; such execution, delivery, vote and performance have been duly authorized by all necessary action on the part of Shareholder and the General Partner each; and this Agreement has been duly executed and delivered by each of Shareholder and the General Partner and constitutes the valid and binding agreement of each of Shareholder and the General Partner, enforceable against Shareholder in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
          (c) The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby, including, without limitation, the agreement of Shareholder to vote the Voting Shares in accordance with Section 1 hereof, will not, constitute a breach or violation of, or a default under, Shareholder's Agreement of Limited Partnership or the Certificate of Incorporation or Bylaws of the General Partner, or under any material agreement, indenture or instrument to which the General Partner, Shareholder or any subsidiary of Shareholder is a party or by which Shareholder or any subsidiary of Shareholder or any of their respective properties is subject or bound, which breach, violation or default could reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement or any adverse effect on the General Partner's or Shareholder's ability to perform its obligations hereunder, including without limitation, the agreement of Shareholder to vote the Shares in accordance with Section 1 hereof.
                                      B-24

          (d) The consummation of the transactions contemplated by this Agreement, including, without limitation, the agreement of Shareholder to vote the Voting Shares in accordance with Section 1 hereof, will not require any consent, waiver or approval under any such judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument referred to in Section 6(c) hereof, other than any consents, waivers or approvals contemplated by the Acquisition Agreement and the schedules thereto or such consents, waivers or approvals the absence of which would not have a material adverse effect on the transactions contemplated by this Agreement or any adverse effect on the General Partner's or Shareholder's ability to perform its obligations hereunder or thereunder, including, without limitation, the agreement of Shareholder to vote the Voting Shares in accordance with Section 1 hereof.
          (e) The Shares are now and, except as permitted by Section 5(a) hereof, will at all times during the term of this Agreement be beneficially owned and held of record by Shareholder, free and clear of all liens, claims, security interests or any other encumbrances whatsoever, other than restrictions upon resale which may be imposed by Federal or state securities laws.
          (f) The General Partner is the sole general partner of Shareholder and no limited partner or other person has the right to direct the voting of securities by Shareholder.
     7. REPRESENTATIONS AND WARRANTIES OF FIRST UNION. First Union hereby represents and warrants to Shareholder that First Union has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action on the part of First Union; and this Agreement has been duly executed and delivered by First Union and constitutes the valid and binding agreement of First Union, enforceable against First Union in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     8. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including, without limitation, the agreement of Shareholder to vote the Voting Shares in accordance with Section 1 hereof, were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.
     9. FURTHER ASSURANCES. Shareholder and First Union agree to execute and deliver all such further documents and instruments and take all such further reasonable action as may be necessary or appropriate, including cooperation in obtaining any and all required regulatory approvals, in order to consummate the transactions contemplated hereby, including, without limitation, the agreement of Shareholder to vote the Voting Shares in accordance with Section 1 hereof.
     10. EXPENSES. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other parties' expenses incurred in connection with this Agreement.
     11. THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.
     12. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
                                      B-25

     13. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid, addressed as follows:
(a) if to First Union:
    First Union Corporation
    One First Union Center
    Charlotte, North Carolina 28288-0013
    Attention: Chief Executive Officer
    with a copy to:
    First Union Corporation
    One First Union Center
    Charlotte, North Carolina 28288-0013
    Attention: General Counsel
(b) if to Shareholder:
    CF Financial Associates, L.P.
    4922-A St. Elmo Avenue
    Bethesda, MD 20814
    Attn: CF Holdings, Inc.
     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to principles of conflict of laws), except to the extent that the Federal laws of the United States govern the matters set forth herein.
     15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.
     16. EFFECT OF HEADING. The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     17. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     18. GENERAL PARTNER. By executing this Agreement on behalf of Shareholder and on its own behalf, the General Partner, as sole general partner of Shareholder, confirms that it will take any and all action necessary or appropriate to ensure compliance by Shareholder with this Agreement.
                                      B-26

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         C.F. FINANCIAL ASSOCIATES, L.P.
                                         By: C.F. HOLDINGS INC., as
                                           General Partner
                                         By: /s/ MELVIN LENKIN
                                           NAME: MELVIN LENKIN
                                           TITLE: PRESIDENT
                                         C.F. HOLDINGS INC., as to
                                         Section 18
                                         By: /s/ MELVIN LENKIN
                                           NAME: MELVIN LENKIN
                                           TITLE: PRESIDENT
                                      B-27

                                                                       EXHIBIT B
                                 PLAN OF MERGER
     PLAN OF MERGER, dated as of the 5th day of April, 1995 (this "Plan"), by and between COLUMBIA FIRST BANK, a federal savings bank (the "Bank") and FIRST UNION CORPORATION, a North Carolina corporation ("First Union"), FIRST UNION CORPORATION OF VIRGINIA, a Virginia corporation ("FUNC-VA") and FIRST UNION NATIONAL BANK OF VIRGINIA, a national banking association ("FUNB-VA").
                                   RECITALS:
     (A) AGREEMENT AND PLAN OF ACQUISITION. The parties hereto have entered into an Agreement and Plan of Acquisition, dated as of the date hereof (the "Acquisition Agreement"), providing for the acquisition by FUNC-VA and certain of its controlled subsidiaries of the assets of the Bank and the assumption by certain controlled subsidiaries of FUNC-VA of the liabilities of the Bank (the "Acquisition").
     (B) DIRECTION. FUNC-VA has directed that the Acquisition be accomplished, in part, by way of the merger of the Bank with and into FUNB-VA (the "Merger") pursuant to the terms and conditions of this Plan.
     (C) THE BANK. As of December 31, 1994, the Bank had capital of $132,998,000, divided into common stock of $37,000, surplus of $59,064,000 and undivided profits, including capital reserves, of $76,077,000, and net unrealized gains (loss) on investment securities of ($2,180,000).
     (D) FUNB-VA. As of December 31, 1994, FUNB-VA had capital of $589,374,000, divided into common stock of $65,164,000, surplus of $415,286,000 and undivided profits, including capital reserves, of $179,919,000, and net unrealized gain
(loss) on investment securities of ($70,995,000).
     (E) DEFINED TERMS. Capitalized terms used without definition in this Plan have been defined in the Acquisition Agreement.
     In consideration of their mutual promises and obligations (including those in the Acquisition Agreement), the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                 I. THE MERGER.
     1.01. THE MERGER. Subject to the terms and conditions of this Plan and subject to First Union's right to revise the structure of the Acquisition pursuant to SECTION 2.02 of the Acquisition Agreement, at the Effective Time:
     (A) THE CONTINUING BANK. The Bank shall be merged with and into FUNB-VA, the separate existence of the Bank shall cease and FUNB-VA (the "Continuing Bank") shall be the surviving constituent of the Merger; and the Continuing Bank shall continue to conduct the business of a national banking association at its main office in Roanoke, Virginia and at the legally established branches of the Bank located in the Commonwealth of Virginia and of FUNB-VA.
     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Merger.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments and any liquidation account established by either of such banks).
     (D) CHARTER; BY-LAWS; DIRECTORS; OFFICERS. The Charter and By-Laws of the Continuing Bank shall be those of FUNB-VA, as in effect immediately prior to the Effective Time. The directors and officers of FUNB-VA in office immediately prior
                                      B-28
to the Effective Time shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     (E) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $65,164,000 and shall consist of not less than 6,516,400 issued and outstanding shares of common stock, each of $10.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB-VA, each of $10.00 par value, and the holders thereof shall retain their rights therein.
                               II. CONSIDERATION.
     2.01. CONSIDERATION. Subject to the terms and conditions of this Plan, at the Effective Time:
     (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock (including the rights ("First Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "First Union Rights Agreement")), issued and outstanding immediately prior to the Effective Time shall remain as issued and outstanding shares of First Union Common Stock.
     (B) OUTSTANDING BANK COMMON STOCK. Each share (excluding shares held by the Bank or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted ("Excluded Shares")) of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Consideration (as defined below) in accordance with SECTION 2.04.
     (C) OUTSTANDING FUNB-VA COMMON STOCK. The shares of FUNB-VA Common Stock issued and outstanding immediately prior to the Effective Date, shall, on and after the Effective Date, remain as issued and outstanding shares of FUNB-VA Common Stock.
     (D) FOR PURPOSES OF THIS PLAN:
          (1) "Average Market Price" shall mean the average of the daily closing sales prices of First Union Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange, Inc. ("NYSE") reporting system for the ten consecutive full trading days in which such shares are traded on the NYSE ending on the first trading day following the receipt of the last required regulatory approval referred to in SECTION 6.02 of the Acquisition Agreement and the expiration of all waiting periods required by such regulatory approvals for the Acquisition.
          (2) "Consideration" shall mean the number of shares of First Union Common Stock equal to the quotient of $60.00 and the Average Market Price.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Bank Common Stock shall cease to be, and shall have no rights as, holders thereof, other than to receive the Consideration provided under this ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of the Bank or the Continuing Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Effective Time.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof or in the Acquisition Agreement, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Union shall pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the Composite Transactions reporting system of the NYSE (as reported in The Wall Street Journal).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former holder of Bank Common Stock of record immediately prior to the Effective Date transmittal materials for use in exchanging such holder's certificates for Bank Common Stock for the Consideration set forth in this ARTICLE II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Bank Common Stock are converted at the Effective Time, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such holder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates formerly representing all of such Bank Common Stock owned by such holder (or indemnity satisfactory to First Union and the Exchange Agent, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share check or dividends to which such holder shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an Affiliate of the
                                      B-29

Bank for purposes of Rule 145 of the Securities Act, shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in SECTION 5.10 of the Acquisition Agreement.
     2.05. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Consideration shall be proportionately adjusted.
     2.06. EXCLUDED SHARES. Each of the Excluded Shares shall be cancelled and retired as of the Effective Date and no consideration shall be issued in exchange therefor.
     2.07. OPTIONS. From and after the Effective Time, all employee and director stock options to purchase shares of Bank Common Stock (each, a "Bank Stock Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of First Union Common Stock, and FUNC-VA shall assume each such Bank Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; PROVIDED, HOWEVER, that from and after the Effective Time, (i) each such Bank Stock Option assumed by FUNC-VA may be exercised solely to purchase shares of First Union Common Stock, (ii) the number of shares of First Union Common Stock purchaseable upon exercise of such Bank Stock Option shall be equal to the number of shares of Bank Common Stock that were purchaseable under such Bank Stock Option immediately prior to the Effective Time multiplied by the number of shares comprising the Consideration and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchaseable, and (iii) the per share exercise price under each such Bank Stock Option shall be adjusted by dividing the per share exercise price of each such Bank Stock Option by the number of shares comprising the Consideration, and rounding up to the nearest cent. The Bank represents and warrants that the number of shares of Bank Common Stock which are issuable upon exercise of Bank Stock Options as of the date hereof is Previously Disclosed in SCHEDULE 4.01(Q) of the Acquisition Agreement. The terms of each Bank Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to First Union Common Stock on or subsequent to the Effective Time. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Code, as to any Bank Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).
                         III. CONDITIONS; TERMINATION.
     3.01. CONDITIONS. Consummation of the Merger is conditioned upon occurrence of the Effective Time in accordance with the Acquisition Agreement and is subject to the conditions set forth in Article VI thereof.
     3.02. TERMINATION.
     (A) This Plan shall terminate upon, and be of no further force or effect following, any termination of the Acquisition Agreement in accordance with its terms.
     (B) This Plan may be terminated by an agreement in writing executed by all parties hereto.
                               IV. OTHER MATTERS.
     4.01. SURVIVAL. If the Effective Time occurs, all representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time, PROVIDED, HOWEVER, the agreements contained in SECTION 2.04 shall survive the Effective Date. If this Plan is terminated prior to the Effective Time, the agreements and representations of the parties in SECTIONS 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.09 AND 4.11 shall survive such termination.
     4.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Plan may be (A) waived in writing by the party benefitted by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated hereby), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan.
     4.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
                                      B-30

     4.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except as federal law may be applicable.
     4.05. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Union,
FUNC-VA or FUNB-VA, to: First Union Corporation
                     One First Union Center
                     Charlotte, NC 28288-0013
                     Attn: Chief Executive Officer
Copy to:                      Marion A. Cowell, Jr., Esq.
                     First Union Corporation
                     One First Union Center
                     Charlotte, NC 28288-0013
If to the Bank, to:            Columbia First Bank
                     1560 Wilson Boulevard
                     Arlington, VA 22209-2409
                     Attn: Chief Executive Officer
Copy to:                      Silver, Freedman & Taff, L.L.P.
                     1100 New York Avenue, N.W.
                     Seventh Floor-East
                     Washington, DC 20005
                     Attn: Barry P. Taff, Esq.
     4.06. DEFINITIONS. Any term defined anywhere in this Plan (including pursuant to paragraph (E) of the Recitals) shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition, the term "subsidiary", with respect to a party, means any Business Entity that is controlled by such party and is required to be consolidated with such party under generally accepted accounting principles.
     4.07. NO THIRD PARTY BENEFICIARIES. Nothing in this Plan, expressed or implied, shall confer upon any person, other than First Union, FUNC-VA, FUNB-VA, and the Bank or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     4.08. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
                                      B-31

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION CORPORATION OF VIRGINIA
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION NATIONAL BANK OF VIRGINIA
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         COLUMBIA FIRST BANK, A FEDERAL SAVINGS
                                         BANK
                                         By: /s/ MELVIN LENKIN
                                           NAME: MELVIN LENKIN
                                           TITLE: CHAIRMAN OF THE BOARD
                                      B-32

                    OPINIONS OF SCHRODER WERTHEIM & CO. INC.
                   AND FRIEDMAN, BILLINGS, RAMSEY & CO. INC.


                                                                         ANNEX C

                                     (Schroder Wertheim & Co. logo appears here)


                                                                 October 5, 1995

Board of Directors
Columbia First Bank, A Federal Savings Bank
1560 Wilson Boulevard
Arlington, VA 22209
Gentlemen:

     We understand that Columbia First Bank, A Federal Savings Bank ("Columbia First" or the "Company") has entered into an Agreement and Plan of Acquisition, dated as of April 5, 1995 (the "Merger Agreement"), with First Union Corporation ("First Union"), pursuant to which Columbia First will be merged with and into a wholly-owned subsidiary of First Union (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Columbia First, par value $.01 per share, other than such shares held directly or indirectly by First Union in a nonfiduciary capacity and any such shares held as treasury stock by the Company, shall be converted and become the right to receive shares of First Union common stock, par value $3.33 1/3 per share (the "Consideration"). Pursuant to the Merger Agreement, the number of shares of First Union common stock which will be exchanged for each share of Columbia First common stock in the Merger will equal $60 divided by the average daily closing price per share of common stock of First Union over the ten trading days ending on the first trading day following the receipt of the last required regulatory approval and the expiration of all regulatory waiting periods. We understand that, in accordance with the foregoing, each share of Columbia First common stock will be exchanged for 1.1852 shares of First Union common stock. The Merger will be considered at a special meeting of the shareholders of Columbia First. The terms of the Merger are more fully set forth in the Merger Agreement.

     We also understand that as a condition and inducement to First Union's willingness to enter into the Merger Agreement, CF Financial Associates, L.P., which owns approximately 38% of the outstanding common stock of Columbia First, and CF Holdings, Inc., the sole general partner of CF Financial Associates, L.P., have entered into a voting agreement pursuant to which they have agreed to vote all their shares in favor of the Merger (the "Voting Agreement").
     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to the shareholders of Columbia First.
     In connection with our opinion set forth herein, we have, among other things:

       (i) reviewed the Annual Reports to shareholders and Annual Reports on Form 10-K filed with the Office of Thrift Supervision ("OTS") for the fiscal years ended September 30, 1992, 1993 and 1994 by Columbia First;


      (ii) reviewed the Annual Reports to shareholders and Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "Commission") for the fiscal years ended December 31, 1992, 1993 and 1994 by First Union;


      (iii) reviewed the Annual Report to shareholders and Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1994 by First Fidelity Bancorporation ("First Fidelity"), with whom First Union has entered into a definitive merger agreement;


      (iv) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1994, March 31, 1995 and June 30, 1995 filed with the OTS by Columbia First;


       (v) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 (as amended by Form 10-Q/A Amendment No. 1, dated May 16, 1995) and June 30, 1995 filed with the Commission by First Union;

                                     (Schroder Wertheim & Co. logo appears here)



      (vi) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995 filed with the Commission by First Fidelity;


      (vii) reviewed the Form 8-K filed with the OTS on April 20, 1995 by Columbia First;


     (viii) reviewed the Forms 8-K filed with the Commission on June 19, 1995, June 20, 1995, June 21, 1995, June 30, 1995 and August 30, 1995 by
            First Union;


      (ix) reviewed the Form 8-K filed with the Commission on June 23, 1995 by First Fidelity;


       (x) discussed the past and current operations, financial condition and prospects of Columbia First, First Fidelity and First Union with the managements of Columbia First and First Union, respectively;


      (xi) reviewed the reported prices and trading activity for Columbia First's common stock and First Union's common stock and compared them with those of certain companies which we deemed to be reasonably similar to Columbia First and First Union, respectively;


      (xii) compared the results of operations and financial condition of Columbia First and First Union with those of certain companies which we deemed to be reasonably similar to Columbia First and First Union, respectively;


     (xiii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be reasonably comparable;


      (xiv) participated in discussions and negotiations among representatives of Columbia First, representatives of First Union, Columbia First's legal advisors and the legal advisors to First Union;


      (xv) reviewed execution copies of each of the Merger Agreement, Voting Agreement; and


      (xvi) performed such other analyses and reviewed and analyzed such other information as we deemed appropriate.

     In rendering our opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of any information supplied or otherwise made available to us by Columbia First or First Union, and we have not undertaken an independent appraisal of the assets or liabilities of Columbia First or First Union or been furnished with any such appraisals. We are not experts in the evaluation of allowances for loan losses and have not reviewed any individual credit files of Columbia First or First Union. Our opinion is necessarily based upon economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof.

     Schroder Wertheim & Co. Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Columbia First in connection with the transaction described in this letter and will receive a fee for our services which is contingent upon the consummation of the Merger. Schroder Wertheim & Co. Incorporated is a full service securities firm and in the course of our normal trading activities we may from time to time effect transactions and hold positions in securities of Columbia First and First Union.

     This letter is solely for the information of the Board of Directors of Columbia First in its consideration of the Merger Agreement and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted or referred to without our prior written consent. This letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Merger and should not be relied upon by any shareholder as such.
     Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that the Consideration is fair, from a financial point of view, to the shareholders of Columbia First.

                                         Very truly yours,
                                         (Signature of Schroder Wertheim & Co.)
                                         SCHRODER WERTHEIM & CO.

                                           Incorporated
                                      C-2

                                                                 October 5, 1995

Board of Directors
Columbia First Bank, A Federal Savings Bank
1560 Wilson Boulevard
Arlington, VA 22209
Board of Directors:

     You have requested that Friedman, Billings, Ramsey & Co., Inc., ("FBR") provide you with its opinion as to the fairness from a financial point of view to holders of shares of beneficial interest ("Shareholders") of Columbia First Bank, A Federal Savings Bank ("Columbia First" or the "Company") of the proposed Agreement and Plan of Merger between Columbia First and First Union Corporation ("First Union"), dated April 5, 1995 (the "Merger Agreement"), pursuant to which Columbia First will be merged with a wholly-owned subsidiary of First Union (the "Merger"). The Agreement provides, among other things, that each issued and outstanding share of common stock of Columbia First, par value $0.01 per share, other than such shares held directly or indirectly by First Union in a nonfiduciary capacity and any such shares held as treasury stock by the Company, shall be converted into the right to receive $60.00 per share of First Union common stock, par value $3.33 1/3 per share (the "Consideration"). The number of shares of First Union common stock which will be exchanged for each share of Columbia First common stock in the Merger will equal $60 divided by the average daily closing price per share of common stock of First Union over the ten trading days ending on the first trading day following the receipt of the last required regulatory approval and the expiration of all regulatory waiting periods. We understand that, in accordance with the foregoing, each share of Columbia First common stock will be exchanged for 1.1852 shares of First Union common stock. The Merger will be considered at a special meeting of the shareholders of Columbia First. The terms of the Merger are more fully set forth in the Merger Agreement.

     FBR understands that as a condition and inducement to First Union's willingness to enter into the Merger Agreement, CF Financial Associates, L.P., which owns approximately 38% of the outstanding common stock of Columbia First, and CF Holdings, Inc., the sole general partner of CF Financial Associates, L.P., have entered into a voting agreement pursuant to which they have agreed to vote all their shares in favor of the Merger (the "Voting Agreement").
     In delivering this opinion, FBR has completed the following tasks:

      1. reviewed the Columbia First Annual Reports to Shareholders and Columbia First Annual Reports on Form 10-K filed with the Office of Thrift Supervision (the "OTS") for the fiscal years ended September 30, 1992, 1993 and 1994;


      2. reviewed the First Union Annual Reports to shareholders and First Union Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1992, 1993 and 1994;


      3. reviewed the First Fidelity Bancorporation ("First Fidelity") Annual Reports to shareholders and First Fidelity Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1992, 1993 and 1994;


      4. reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1994, March 31, 1995 and June 30, 1995 filed with the OTS by Columbia First;


      5. reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995 filed with the SEC by First Union;


      6. reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995 filed with the SEC by First Fidelity;


      7. reviewed the Form 8-K for August 20, 1995 filed with the OTS by Columbia First;

      8. reviewed the Form 8-K for June 19, 1995, June 20, 1995, June 30, 1995 and August 30, 1995 filed with the SEC by First Union;


      9. reviewed the Form 8-K for June 23, 1995 filed with the SEC by First Fidelity;


     10. discussed the past and current operations, financial condition and prospects of Columbia First and First Union with the managements of Columbia First and First Union;


     11. reviewed the reported prices and trading activity for Columbia First's common stock and First Union's common stock and compared them with those of certain companies which FBR deemed to be reasonably comparable to Columbia First and First Union;


     12. compared results of operations and financial condition of Columbia First and First Union with those of certain companies which FBR deemed to be reasonably comparable to Columbia First and First Union;


     13. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which FBR deemed to be reasonably comparable;


     14. participated in discussions and negotiations among representatives of Columbia First, representatives of First Union, legal counsel for Columbia First and legal counsel for First Union;


     15. reviewed execution copies of each of the Merger Agreement and the Voting Agreement; and


     16. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

     In rendering this opinion, FBR did not assume any responsibility for independently verifying the accuracy and completeness of the information concerning the Company and First Union as furnished by the Company and First Union, respectively, or the publicly-available information regarding other financial institutions and economic data. FBR has further relied on the assurances of management of Columbia First and First Union that they are not aware of any facts that would make such information provided inaccurate or misleading. FBR has not undertaken an independent appraisal of the assets or liabilities of Columbia First or First Union nor has FBR been furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files of Columbia First or First Union. FBR's opinion is necessarily based upon economic, market and other conditions as they exist on the information made available to FBR as of the date hereof. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger and related transactions as set forth in the Merger Agreement and the Voting Agreement.
     FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with initial and secondary offerings, mutual-to-stock conversions of savings institutions, mergers and acquisitions of commercial banks, savings institutions and savings and loan holding companies, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. As specialists in the valuation of securities of financial institutions, FBR has experience in, and knowledge of, Virginia and the surrounding regional markets for thrift and bank securities and institutions operating in Virginia and the surrounding regional areas.
     FBR has acted as financial advisor to Columbia First in connection with the transaction described herein and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Columbia First or First Union for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.
     This letter is solely for the information of the Board of Directors of Columbia First in its consideration of the Merger Agreement. This letter may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent. It is understood that this letter is directed solely to the Board of Directors of Columbia First and is not intended to be and does not constitute a recommendation to any Shareholders as to how such Shareholder should vote with respect to the proposed transaction.
                                      C-4

     Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion that the Consideration is fair, from a financial point of view, to the Shareholders of Columbia First.
                                         Very truly yours,
                                         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                         By:
                                           EMANUEL J. FRIEDMAN
                                           CHAIRMAN
                                      C-5

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statue that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's Bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     FUNC's Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2)(a)        The Merger Agreement, including the Voting Agreement. (Incorporated by reference to ANNEX B to the
                Prospectus/Proxy Statement included in this Registration Statement.)*
  (2)(b)        The FFB Merger Agreement, including the exhibits thereto. (Incorporated by reference to Exhibit (99) to FUNC's
                Current Report on Form 8-K dated June 21, 1995.)
  (3)(a)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q.)
  (3)(b)        By-laws of FUNC, as amended. (Incorporated by reference to Exhibit (4)(b) to FUNC's Current Report on Form 8-K
                dated September 20, 1991.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibit (4)(b) to FUNC's
                Current Reports on Form 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Current
                Reports on Form 8-K dated June 20, 1995 and June 21, 1995.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.**
  (8)           Tax opinion of Sullivan & Cromwell.
  (10)          Employment Agreement between FUNC and John R. Georgius. (Incorporated by reference to Exhibit (10) to Amendment
                No. 1 to FUNC's Registration Statement No. 33-60835.)
  (12)(a)       Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to
                FUNC's 1995 Second Quarter Report on Form 10-Q.)
  (12)(b)       Pro Forma Computations of Consolidated Ratios of Earnings to Fixed Charges and Pro Forma Computations of
                Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to
                Exhibit (99)(b) to FUNC's Second Quarter Report on Form 10-Q.)
  (23)(a)       Consent of KPMG Peat Marwick LLP.**
  (23)(b)       Consent of KPMG Peat Marwick LLP.**
  (23)(c)       Consent of KPMG Peat Marwick LLP.**
  (23)(d)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(e)       Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
  (23)(f)       Consent of Friedman, Billings, Ramsey & Co., Incorporated**
  (23)(g)       Consent of Schroder Wertheim & Co. Inc.
  (24)          Power of Attorney.**

  EXHIBIT NO.                                                     DESCRIPTION
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1995 Second Quarter Report
                on Form 10-Q.)
  (99)          Form of proxy for the Special Meeting of Stockholders of Columbia.

 * Omitted exhibits to be furnished upon request of the Commission.

** Previously filed.

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
                                      II-2

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
        PROVIDED HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.
             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement No. 33-62399 on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on October 4, 1995.

                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 33-62399 on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      *EDWARD E. CRUTCHFIELD            Chairman, and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          *ROBERT T. ATWOOD             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            *JAMES H. HATCH             Senior Vice President and Corporate Controller (Principal
                                                          Accounting Officer)
                    JAMES H. HATCH
                         *G. ALEX BERNHARDT             Director
                  G. ALEX BERNHARDT
                          *W. WALDO BRADLEY             Director
                   W. WALDO BRADLEY
                           *ROBERT J. BROWN             Director
                   ROBERT J. BROWN
                           *ROBERT D. DAVIS             Director
                   ROBERT D. DAVIS
                          *R. STUART DICKSON            Director
                  R. STUART DICKSON
                               *B.F. DOLAN              Director
                      B.F. DOLAN
                          *RODDEY DOWD, SR.             Director
                   RODDEY DOWD, SR.

                                      II-4

                      SIGNATURE                                                      CAPACITY
                          *JOHN R. GEORGIUS             Director
                   JOHN R. GEORGIUS
                     *WILLIAM N. GOODWIN, JR.           Director
               WILLIAM N. GOODWIN, JR.
                         *BRENTON S. HALSEY             Director
                  BRENTON S. HALSEY
                         *HOWARD H. HAWORTH             Director
                  HOWARD H. HAWORTH
                      *TORRENCE E. HEMBY, JR.           Director
                TORRENCE E. HEMBY, JR.
                         *LEONARD G. HERRING            Director
                  LEONARD G. HERRING
                          *JACK A. LAUGHERY             Director
                   JACK A. LAUGHERY
                               *MAX LENNON              Director
                      MAX LENNON
                         *RADFORD D. LOVETT             Director
                  RADFORD D. LOVETT
                        *HENRY D. PERRY, JR.            Director
                 HENRY D. PERRY, JR.
                       *RANDOLPH N. REYNOLDS            Director
                 RANDOLPH N. REYNOLDS
                             *RUTH G. SHAW              Director
                     RUTH G. SHAW
                            *LANTY L. SMITH             Director
                    LANTY L. SMITH
                          *DEWEY L. TROGDON             Director
                   DEWEY L. TROGDON
                             *JOHN D. UIBLE             Director
                    JOHN D. UIBLE

                                      II-5

                      SIGNATURE                                                      CAPACITY
                              *B. J. WALKER             Director
                     B. J. WALKER
                        *KENNETH G. YOUNGER             Director
                  KENNETH G. YOUNGER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.


Date: October 4, 1995

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)(a)      The Merger Agreement, including the Voting Agreement.   Incorporated by reference to ANNEX B to the
                                                                      Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (2)(b)      The FFB Merger Agreement, including the exhibits        Incorporated by reference to Exhibit (99) to FUNC's
              thereto.                                                Current Report on Form 8-K dated June 21, 1995.
  (3)(a)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q and to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q.
  (3)(b)      By-laws of FUNC, as amended.                            Incorporated by reference to Exhibit (4)(b) to FUNC's
                                                                      Current Report on Form 8-K dated September 20, 1991.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                      Current Reports on Form 8-K dated December 18, 1990
                                                                      and October 20, 1992, and to Exhibit (99) to FUNC's
                                                                      Current Reports on Form 8-K dated June 20, 1995 and
                                                                      June 21, 1995.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Previously filed.
  (8)         Tax opinion of Sullivan & Cromwell.                     Filed herewith.
  (10)        Employment Agreement between FUNC and John R.           Incorporated by reference to Exhibit (10) to Amendment
              Georgius.                                               No. 1 to FUNC's Registration Statement No. 33-60835.
  (12)(a)     Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12) to FUNC's
              Fixed Charges.                                          1995 Second Quarter Report on Form 10-Q.
  (12)(b)     Pro Forma Computations of Consolidated Ratios of        Incorporated by reference to Exhibit (99)(b) to FUNC's
              Earnings to Fixed Charges and Pro Forma Computations    Second Quarter Report on Form 10-Q.
              of Consolidated Ratios of Earnings to Fixed Charges
              and Preferred Stock Dividends.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                       Previously filed.
  (23)(b)     Consent of KPMG Peat Marwick LLP.                       Previously filed.
  (23)(c)     Consent of KPMG Peat Marwick LLP.                       Previously filed.
  (23)(d)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(e)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8).
  (23)(f)     Consent of Friedman, Billings, Ramsey & Co.,            Previously filed.
              Incorporated
  (23)(g)     Consent of Schroder Wertheim & Co. Inc.                 Filed herewith.
  (24)        Power of Attorney.                                      Previously filed.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1995 Second Quarter Report on Form 10-Q.
  (99)        Form of proxy for the Special Meeting of Stockholders   Filed herewith.
              of Columbia.


  * Omitted exhibits to be furnished upon request of the Commission.